                                               Filed pursuant to Rule 424(b)(5)
PROSPECTUS                                     Registration No. 333-95547

[IUSACELL DIGITAL LOGO]

                       NUEVO GRUPO IUSACELL, S.A. DE C.V.

Offer to Exchange American Depositary Shares of New Iusacell for American Depositary Shares of Old Iusacell
                               ------------------

We offer to exchange our series V ADSs for series D ADSs and series L ADSs of Grupo Iusacell, S.A. de C.V., which we refer to as Old Iusacell. If you tender your Old Iusacell series D or L ADSs in this exchange offer, you will receive one of our series V ADS for each Old Iusacell series D or L ADS that you tender.

Each series V ADS represents 10 series V shares. Our series V ADSs are listed on the New York Stock Exchange under the symbol CEL and our series A and V shares are listed on the Mexican Stock Exchange.

Old Iusacell intends to delist its series L ADSs from the New York Stock Exchange upon the expiration of this exchange offer. Old Iusacell also plans to delist its series A and B shares from the Mexican Stock Exchange as promptly as practicable before the expiration of this exchange offer and its series D and L shares from the Mexican Stock Exchange shortly after the expiration of this exchange offer. In addition, the deposit agreements governing the series D and L ADSs will be terminated at the expiration of this exchange offer.

If you do not tender your Old Iusacell series D or L ADSs in this exchange offer, the series D or L shares underlying your ADSs will be converted into series V shares and will be sold in Mexico. You will receive the proceeds of that sale, less fees, taxes and expenses. Your Old Iusacell ADSs will have no value.
                               ------------------

INVESTING IN THESE SECURITIES INVOLVES SOME RISKS.   SEE "RISK FACTORS"
BEGINNING ON PAGE 6.
                               ------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

The exchange offer will expire at 6:00 p.m., New York City time (5:00 p.m., Mexico City time), on February 29, 2000, unless extended.

January 31, 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              NO.
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    6
Forward-Looking Statements..................................   12
The Exchange Offer..........................................   13
Use of Proceeds.............................................   19
Market Information..........................................   20
Dividends...................................................   25
Capitalization..............................................   26
Exchange Rates..............................................   27
Selected Consolidated Financial and Operating Information...   28
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   36
Business....................................................   71
Where You Can Find More Information.........................  106
Enforceability of Civil Liabilities.........................  106
Management..................................................  107
Principal Shareholders......................................  115
Certain Transactions........................................  118
Description of New Iusacell Capital Stock...................  121
Description of New Iusacell ADSs............................  127
Comparison of Shareholder Rights............................  133
Taxation....................................................  134
Legal Matters...............................................  139
Independent Accountants.....................................  139
Expert......................................................  139
Index to Financial Statements...............................  F-1
Glossary of Telecommunications Terms........................  A-1

     WE ARE NOT MAKING THE EXCHANGE OFFER TO, AND WILL NOT ACCEPT SURRENDERS OF OLD IUSACELL ADSS FROM, HOLDERS IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER, OR THE ACCEPTANCE OF THAT OFFER, WOULD NOT COMPLY WITH LOCAL SECURITIES LAWS.

     We have not authorized any person to give you any information or to make any representation that is not contained in this prospectus in connection with the exchange offer. If such information or representation is given or made to you, you must not rely upon it as having been authorized by New Iusacell.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus carefully.

     In this prospectus, where we refer to New Iusacell, we mean Nuevo Grupo Iusacell, S.A. de C.V.; where we refer to Old Iusacell, we mean Grupo Iusacell, S.A. de C.V., a subsidiary of New Iusacell; and, where we refer to Iusacell, we mean New Iusacell, Old Iusacell and their subsidiaries. We also sometimes use general or Mexican telecommunications industry terms, which are explained in Annex A -- Glossary of Telecommunications Terms.

                                    IUSACELL

     We are the second largest wireless telecommunications provider in Mexico with more than one million cellular customers. We own and operate concessions for a range of frequencies in the 800 MHz band used to provide cellular wireless services in four contiguous regions in central Mexico, including Mexico City, one of the world's most populous cities.

     - Our cellular concessions cover regions representing approximately 67 million inhabitants, or 69% of Mexico's total population.

     - Our cellular network makes services available in areas where approximately 53 million people live, representing 79% of the inhabitants of the regions where we provide cellular wireless services and 55% of Mexico's total population.

Since August 1999, we have been offering digital coverage and services in all areas where we provide cellular wireless services.

     For the nine months ended September 30, 1999, our revenues and EBITDA, which we define as operating profit or loss plus depreciation and amortization, were Ps.$2,908.5 million (U.S.$311.0 million) and Ps.1,003.3 million (U.S.$107.3 million), respectively. For the twelve month period ended September 30, 1999, our revenues and EBITDA were Ps.3,731.8 million (U.S.$399.0 million) and Ps.1,234.1 million (U.S.$132.0 million), respectively.

     Since February 1997, we have been under the management control of subsidiaries of Bell Atlantic Corporation. Bell Atlantic has invested approximately U.S.$1.2 billion since 1993 for its 40.4% economic and voting interest in our equity. Today, Bell Atlantic personnel seconded to Iusacell and Bell Atlantic consultants are integrally involved in defining and implementing our long-term strategy and in managing day-to-day operations. Since Bell Atlantic took control of our management in February 1997, our cellular subscriber base has grown from approximately 245,000 to 1,132,205 subscribers at September 30, 1999.

     In addition to our core mobile wireless services, we also provide a wide range of other telecommunications services, including long distance, paging, wireless local telephony and data transmission.
                               ------------------

     Our principal executive offices are located at Prolongacion Paseo de la Reforma 1236, Colonia Santa Fe, Delegacion Cuajimalpa, 05348, Mexico, D.F. Our telephone number is (525) 109-4400. Our internet website address is http://www.iusacell.com.mx. Information contained in this website is not part of this offering memorandum.

                           REORGANIZATION OF IUSACELL

     In August 1999 we completed a reorganization of Iusacell. The reorganization included U.S.$132.5 million in borrowings from our principal shareholders between August 1998 and March 1999 that were immediately converted into equity, an offer to exchange the series D and L shares of Old Iusacell for series V shares of New Iusacell, primary equity offerings that raised U.S.$33.7 million in net proceeds for New Iusacell and a U.S.$106.5 million secondary offering by our principal shareholders. This reorganization:

     - more than doubled the number of Iusacell's publicly held shares,

     - improved Iusacell's financial condition,

     - provided funds for our capital expenditure program,

     - provided funds to acquire two PCS concessions in northern Mexico, and

     - created additional structural flexibility to obtain debt financing for Iusacell's capital expenditure program.

     At the conclusion of the August 1999 reorganization, approximately 42,703 series D shares and 6,830,705 series L shares of Old Iusacell had not been exchanged for series V shares of New Iusacell. In this prospectus, we are offering to exchange series V ADSs for the remaining publicly-held Old Iusacell series D and L ADSs. See "-- The Exchange Offer" and "The Exchange Offer."

                               THE EXCHANGE OFFER

Reason........................   Mexican regulations requires us to offer to
                                 purchase any Old Iusacell series D and L shares that were not tendered in the exchange offer we completed on August 4, 1999.

Terms and Conditions..........   We offer to exchange New Iusacell series V ADSs
                                 for Old Iusacell series D and series L ADSs on a one-for-one basis. We may modify the terms of the exchange offer. See "The Exchange Offer --
                                 Conditions" and "Principal Shareholders."

Expiration Date...............   6:00 p.m., New York City time (5:00 p.m.,
                                 Mexico City time), on February 29, 2000, unless extended. See "The Exchange Offer -- Terms of the Offer."

How to Tender.................   You may tender your Old Iusacell ADSs in the
                                 exchange offer only by instructing your broker, dealer, trust company, bank, custodian or other nominee holding such securities to tender them in the manner described below. We will not accept tenders of less than all of your Old
                                 Iusacell ADSs. See "The Exchange Offer -- How to Tender."

Withdrawal Rights.............   You may withdraw the tender of your Old
                                 Iusacell ADSs at any time prior to the
                                 expiration date. See "The Exchange Offer --
                                 Withdrawal Rights."

Adverse Consequences of
Failure to Tender.............   If you do not tender your Old Iusacell ADSs in
                                 the exchange offer, you will be deemed to have instructed the Depositary to exchange the Old
                                 Iusacell shares underlying your ADSs for New
                                 Iusacell series V shares. The Depositary will then sell the series V shares and you will be entitled to receive the proceeds from the sale, less fees, taxes and expenses. See "The
                                 Exchange Offer -- Adverse Consequences of
                                 Failure to Tender."

Tax Considerations............   In general, for U.S. federal income tax
                                 purposes, U.S. holders of Old Iusacell ADSs that exchange their Old Iusacell ADSs for New
                                 Iusacell ADSs in this exchange offer will not recognize gain or loss. However, a U.S. holder that owns more than 5% of the voting power and capital stock of Old Iusacell and that exchanges Old Iusacell ADSs for New Iusacell
                                 ADSs will recognize gain or loss upon the receipt of New Iusacell ADSs in exchange for Old Iusacell ADSs, unless it enters into a five-year gain recognition agreement with the U.S. Internal Revenue Service. In general, U.S.
                                 holders of Old Iusacell ADSs that do not tender their Old Iusacell ADS in this exchange offer will recognize gain or loss on the disposition of the Old Iusacell shares underlying those ADSs. See "Taxation -- The Exchange
                                 Offer -- U.S. Federal Income Tax
                                 Considerations."

                                 In general, for Mexican income tax purposes, the exchange of series D and L shares of Old Iusacell (and Old Iusacell ADSs representing such shares) for series V shares of New Iusacell (or New Iusacell ADSs representing such shares) pursuant to the exchange offer will be exempt from Mexican taxes if such transaction is carried out by holders who are non-residents of

                                 Mexico. See "Taxation -- The Exchange
                                 Offer -- Mexican Tax Considerations."

New Iusacell ADSs and
Shares........................   Each New Iusacell series V ADS represents ten
                                 series V shares of common stock, without stated par value, of New Iusacell.

Exchange Agent................   The Bank of New York.

New Iusacell ADS Depositary...   The Bank of New York.

Questions.....................   If you have any questions about the exchange
                                 offer, including the procedure for tendering
                                 Old Iusacell ADSs and shares, you should contact the General Counsel of Iusacell at +525-109-4400.

                 EFFECT OF THE EXCHANGE OFFER ON YOUR HOLDINGS

     The following examples illustrate the material terms of the offer that we are making. The table shows what you will get if you participate in the exchange offer.

                                  YOUR PERCENTAGE                                   YOUR PERCENTAGE
                                  OF OLD IUSACELL                                   OF NEW IUSACELL
                                  VOTING POWER AND                                 VOTING AND EQUITY
                                EQUITY OWNERSHIP IS              IN THE            OWNERSHIP WILL BE
                               ----------------------         EXCHANGE YOU       ----------------------
         IF YOU OWN             VOTING        EQUITY          WILL RECEIVE        VOTING        EQUITY
         ----------            --------      --------      -------------------   --------      --------
10,000 Old Iusacell                                        10,000 New Iusacell
  series D ADSs..............  0.008861%     0.007813%           series V ADSs   0.007565%     0.007565%
10,000 Old Iusacell                                        10,000 New Iusacell
  series L ADSs..............         0%     0.007813%           series V ADSs   0.007565%     0.007565%

                          SHAREHOLDERS OF OLD IUSACELL

                      BEFORE AND AFTER THE EXCHANGE OFFER

     New Iusacell owns approximately 99.5% of Old Iusacell. Assuming full participation in the exchange offer, New Iusacell will own 100% of Old Iusacell.

                          SHAREHOLDERS OF NEW IUSACELL

                           BEFORE THE EXCHANGE OFFER

     This is a summary of our shareholders before the exchange offer.

                                                          NUMBER OF SHARES
                                  -----------------------------------------------------------------
          SHAREHOLDERS             A SHARES       %      V SHARES       %         TOTAL         %
          ------------            -----------   -----   -----------   -----   -------------   -----
Bell Atlantic...................  504,331,308    68.4    27,178,520     4.7     531,509,828    40.4
Peralta Group...................  232,499,437    31.6   298,984,939    51.7     531,484,376    40.4
Public investors................           --      --   252,037,408    43.6     252,037,408    19.2
          Total.................  736,830,745   100.0   578,200,867   100.0   1,315,031,612   100.0

                          SHAREHOLDERS OF NEW IUSACELL

                            AFTER THE EXCHANGE OFFER

     This is a summary of our shareholders after the exchange offer, assuming full participation in the exchange offer.

                                                          NUMBER OF SHARES
                                  -----------------------------------------------------------------
          SHAREHOLDERS             A SHARES       %      V SHARES       %         TOTAL         %
          ------------            -----------   -----   -----------   -----   -------------   -----
Bell Atlantic...................  504,331,308    68.4    27,178,520     4.6     531,509,828    40.2
Peralta Group...................  232,499,437    31.6   298,993,182    51.1     531,492,619    40.2
Public investors................           --      --   258,902,573    44.3     258,902,573    19.6
          Total.................  736,830,745   100.0   585,074,275   100.0   1,321,905,020   100.0

                                  RISK FACTORS

     You should carefully consider the following risk factors, as well as other information presented in this prospectus regarding the exchange offer. To the extent information relates to the Mexican government or Mexican macroeconomic data, we have extracted that information from official publications of the Mexican government and have not independently verified it.

RISK FACTORS RELATING TO OLD IUSACELL AND NEW IUSACELL ADSS

IF YOU DO NOT EXCHANGE YOUR OLD IUSACELL ADSS, YOU WILL NO LONGER HAVE ANY INTEREST IN IUSACELL

     When the exchange offer is consummated, The Bank of New York, as depositary, will exchange all of the series D and L shares underlying the Old Iusacell ADSs. If you have not exchanged your Old Iusacell ADSs for New Iusacell ADSs, The Bank of New York will sell the New Iusacell series V shares that it received for the Old Iusacell series D or L shares underlying your Old Iusacell ADSs. You will be entitled to receive the proceeds of the sale of these series V shares, less fees, taxes and expenses.

     In addition, on the expiration date of the exchange offer, the existing ADR programs for the Old Iusacell series D and L shares will be terminated and its series L ADSs will be de-listed from the New York Stock Exchange and its series D and L shares will be de-listed from the Mexican Stock Exchange and the Mexican Registry of Securities and Intermediaries. These actions will effectively eliminate the trading market for the remaining Old Iusacell ADSs and shares. See "The Exchange Offer -- Certain Effects of the Exchange Offer."

IF YOU HOLD SERIES V ADSS, YOUR PROPORTIONAL INTEREST IN NEW IUSACELL COULD BE REDUCED IN THE FUTURE

     Mexican law requires us to offer holders of capital stock of a particular series of shares the preemptive right to subscribe for a sufficient number of shares to avoid a proportional reduction of their holding whenever we issue new shares.

     United States holders of series V ADSs will not be able to exercise this preemptive right for the shares underlying their series V ADSs unless a registration statement under the Securities Act is effective with respect to those rights or an exemption from those registration requirements is available. Some exemptions under the Securities Act may not be available to us due to the large number of shareholders that we have in the United States.

     Whenever we are required to make a preemptive rights offering, we will evaluate the costs and potential liabilities associated with any such registration statement and any other factors we consider appropriate. However, consistent with the past practices of Old Iusacell and similarly situated companies, we may choose not to file any such registration statement. If we do not file a registration statement and no exemption from registration under the Securities Act is available, then holders of series V ADS, such as yourself, may be unable to exercise their preemptive rights. Those holders' equity interest in New Iusacell will be reduced proportionately. See "Description of ADSs."

RISK FACTORS RELATING TO IUSACELL

WE MAY BE UNABLE TO SERVICE OUR DEBT, ACCESS CREDIT OR PURSUE BUSINESS OPPORTUNITIES BECAUSE OUR SUBSIDIARIES ARE HIGHLY LEVERAGED AND HAVE INSUFFICIENT CASH FLOW

     Historically, our cash generated from operating activities has not been sufficient to meet our debt service, working capital and capital expenditure requirements. We have relied on the capital markets for new equity and debt financing, vendor financing and borrowings and equity contributions from Bell Atlantic and the Peralta Group to meet such funding needs.

     As of September 30, 1999, our total consolidated indebtedness, including trade notes payable, was Ps.4,413.4 million (U.S.$471.9 million), or approximately 45.0% of our total capitalization. After giving effect to the offer described in this offering memorandum, our December 1999 offering of 14 1/4% senior notes and other pro forma adjustments, our total consolidated indebtedness, including trade notes payable, at September 30, 1999 would have been Ps.7,795.2 million (U.S.$833.5 million). See "Capitalization." Although we had net income of Ps.619.3 million (U.S.$66.2 million) for the nine months ended September 30, 1999, we experienced net losses for each of the five years up to and including the period ended December 31, 1998. Our positive net income in the first nine months of 1999 was driven primarily by the benefits of foreign exchange gains attributable to the appreciation of the Peso against the U.S. dollar during the first nine months of 1999, and monetary gains resulting from the effects of inflation on our net monetary liability position during each of the first three quarters of 1999.

     For the year ended December 31, 1998, our earnings were insufficient to cover our fixed charges by Ps.2,224.0 million (U.S.$237.8 million). We had no fixed charge coverage deficiency for the nine month period ended September 30, 1999. For this purpose, earnings are calculated as income or loss before taxes plus (i) integral financing cost, including amortization of capitalized interest, (ii) the interest portion of annual rent expense, and (iii) losses from the less than 50%-owned affiliates. Fixed charges include the expensed and capitalized portions of integral financing cost.

     The degree to which we are leveraged and the covenants with which we have to comply due to various financings may adversely affect our ability to finance future operations, to finance necessary capital expenditures, to service our indebtedness, to compete effectively against better capitalized competitors and to withstand downturns in our business or the Mexican economy generally. Our high level of indebtedness could limit our ability to pursue business opportunities that may be in our interest and that of our securityholders. See "-- If we do not obtain significant capital from outside sources we will not be able to continue to build out our wireless infrastructure and pursue long distance opportunities and may lose the opportunity to generate revenues" and "Capitalization."

WE MAY LOSE MONEY BECAUSE OF CURRENCY DEVALUATIONS

     While our sales are almost entirely denominated in Pesos, the vast majority of our obligations, and all of our long-term debt, are denominated in U.S. dollars. As a result, we are exposed to Peso devaluation risk. The Peso has devalued substantially against the U.S. dollar in the past and may devalue significantly in the future. For example, the noon buying rate rose from Ps.3.4662 per U.S.$1.00 on December 19, 1994 to Ps.5.0000 per U.S.$1.00 on
December 31, 1994 and Ps.7.7400 per U.S.$1.00 on December 31, 1995, representing a 123.3% devaluation of the Peso relative to the U.S. dollar. In 1998, the Peso devalued 22.7% relative to the U.S. dollar to Ps.9.9010 per U.S.$1.00 on December 31, 1998.

     We do not currently have in place hedging arrangements with respect to this risk, although we expect to use forward-rate contracts to hedge up to 50% of the principal and interest payments of our U.S. dollar denominated debt coming due over the next 18 months, or approximately U.S.$83.0 million. Further declines in the value of the Peso relative to the U.S. dollar could adversely affect our ability to meet U.S. dollar-denominated obligations, including the notes. In addition, any further devaluation of the Peso may negatively affect the value of a Mexican company's securities, such as ours. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Devaluation and Inflation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

WE FACE INCREASING COMPETITION WHICH MAY REDUCE OUR OPERATING MARGINS

     We face significant competition in our core cellular services business from Telcel in each region in which we operate. As a wholly owned subsidiary of Telmex, Telcel has significantly greater internal financial and other resources than those available to us, nationwide cellular and PCS concessions, a nationwide cellular network, and an ability to use Telmex's installed telecommunications systems. Competition is substantial and we, like Telcel, bear significant promotional expenses, including the provision of cellular telephones to contract subscribers free of charge or at a substantial discount. In addition, competition from Telcel has not always enabled us to implement price increases to keep pace with inflation and sometimes has forced price rollbacks and reductions.

     We face increasing competition from other companies providing comparable mobile wireless services utilizing emerging technologies, including PCS services in the 1.9 GHz frequency band, enhanced specialized mobile radio services and satellite telephony. We also face increasing competition in providing long distance, paging, wireless local telephony and data transmission services. The Mexican government may grant additional concessions to other companies to provide services similar to or the same as those that we provide.

     Besides Telmex, some other competitors may also have greater financial and other resources than those available to us, which may limit our ability to compete effectively. See "-- If we are not able to obtain concessions for spectrum and government approvals, develop new technologies and hire and retain qualified personnel, we will be unable to implement new services and may lose business to our competitors" and "Business -- Competition."

IF WE DO NOT OBTAIN SIGNIFICANT CAPITAL FROM OUTSIDE SOURCES, WE WILL NOT BE ABLE TO CONTINUE TO BUILD OUT OUR WIRELESS INFRASTRUCTURE AND PURSUE LONG DISTANCE OPPORTUNITIES AND MAY LOSE THE OPPORTUNITY TO GENERATE REVENUES

     In order to implement our operating strategy through 2001, we will have to incur significant capital expenditures. We expect capital expenditures for 1999, 2000 and 2001, not including capital expenditures to build out our PCS network in northern Mexico, to total approximately U.S.$475.0 million, of which approximately U.S.$132.8 million has already been invested during the first nine months of 1999 and an approximately U.S.$44.2 million is expected to be invested during the fourth quarter of 1999. For an explanation of the items included in capital expenditures, see "Notes to the Selected Consolidated Financial and Operating Information -- Footnote (6)." We expect capital expenditures to build out our PCS network in northern Mexico will not exceed U.S.$55.0 million through 2001.

     As we make additional investments in our cellular network and pursue long distance opportunities, we will need additional external funding in mid-2000 and beyond. We will also need additional external funding in 1999 and/or 2000 in order to acquire, build out and operate PCS networks in northern Mexico. The terms of our concessions may, in the future, also require us to make other significant network investments for which additional funds would be required. We cannot assure you that we will be able to obtain additional funds, including funds from Bell Atlantic and/or the Peralta Group and also including vendor financing, on acceptable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

IF WE ARE NOT ABLE TO OBTAIN CONCESSIONS FOR SPECTRUM AND GOVERNMENT APPROVALS, DEVELOP NEW TECHNOLOGIES AND HIRE AND RETAIN QUALIFIED PERSONNEL, WE WILL BE UNABLE TO IMPLEMENT NEW SERVICES AND MAY LOSE BUSINESS TO OUR COMPETITORS

     Our ability to expand long distance and paging services and to implement PCS and wireless local telephony services in accordance with our plans will depend on a number of factors over which we have limited or no control. These factors include, among others, our ability to acquire concessions for spectrum at commercially acceptable prices, raise sufficient capital, obtain required governmental approvals, negotiate reasonable interconnection agreements, obtain rights of way for fiber optic cables, successfully deploy technologies, secure leases for base stations, hire and retain additional qualified personnel and develop an adequate customer base. Any of these factors could delay, impede or reduce the scope of the implementation of new services and result in a material adverse effect on our existing business, financial condition and results of operations.

THE TECHNOLOGY WE USE MAY BE MADE OBSOLETE BY THE TECHNOLOGY USED BY OUR COMPETITORS

     All companies in the global telecommunications industry must adapt to rapid and significant changes in technology. The technology that we have selected in our wireless business may be challenged by competition from new or improved digital technologies supporting wireless service or other services in the near future. Technological changes may adversely affect our competitive position, require substantial new capital expenditures and/or require write-downs of obsolete technology. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Non-recurring Charges -- Project 450 Non-Cash Writedown" and "Business -- Network and Equipment -- Cellular Services."

WE MAY NOT HAVE ENOUGH MANAGEMENT RESOURCES TO BE ABLE TO EXPAND AS WE WISH

     We plan to continue to access additional opportunities in the wireless business in Mexico. In May 1998, we won auctions for concessions for a range of frequencies in the 1.9 GHz band to provide PCS services in two regions in northern Mexico. We will have to devote substantial management resources to take advantage of new opportunities and business ventures. In so doing, we will have to attract and retain qualified management personnel in pace with our rate of growth. If we are unable to attract and retain qualified management personnel, we could experience a material adverse effect on our existing business, financial condition and results of operations. See "Business -- Business Strategy."

CELLULAR FRAUD INCREASES OUR EXPENSES

     The fraudulent use of cellular telecommunications networks imposes a significant cost upon cellular service providers who must bear the cost of services provided to fraudulent users. We suffer losses of revenue as a result of fraudulent use, and also suffer cash costs due to our obligation to reimburse carriers for the cost of services provided to some fraudulent users. These cash costs approximated Ps.69.1 million (U.S.$7.4 million) and Ps.19.6 million (U.S.$2.1 million) in 1998 and in the nine months ended September 30, 1999, respectively.

     Although technology has been developed to combat the fraudulent use of telecommunications networks, this technology does not eliminate fraudulent use entirely. We must make significant expenditures periodically to acquire and use anti-fraud technology. For 1998, our costs for detecting and preventing fraud were approximately Ps.34.3 million (U.S.$3.7 million). For the nine months ended September 30, 1999, we incurred approximately Ps.1.1 million (U.S.$0.1 million) in fraud detection and prevention. Because we implemented extensive fraud detection and prevention technology in 1998, we expect to spend only approximately Ps.3.6 million (U.S.$0.4 million) and Ps.7.5 million (U.S.$0.8 million) in 1999 and 2000, respectively for fraud detection and prevention. However, we cannot assure you that the anti-fraud technology that we have purchased will continue to be effective in detecting and preventing fraud. If our anti-fraud technology becomes obsolete, we will once again have to make significant expenditures to acquire and use anti-fraud technology.

YEAR 2000 ISSUES MAY CONTINUE TO DISRUPT OUR BUSINESS

     In October 1999, we completed an enterprise-wide program to identify and address the impact of the Year 2000 problem on our operations. We, together with our independent consultants, have completed the inventory, assessment and initial planning phases of our Year 2000 compliance program. Remediation, replacement and retirement activities were initiated in July 1998. All required modifications or replacements of mission critical systems and internal network elements were implemented by the end of the third quarter of 1999. All other required modifications or replacements were completed by the end of October 1999. Our transition to the Year 2000 was accomplished with no interruption in service and with no billing problems. We did not experience any failures in our mission critical systems. Four minor systems failures were corrected within the first few days of 2000. No contingency plans were deployed.

     Year 2000 failures may still arise later this year. The failure to correct a material Year 2000 problem could cause an interruption or failure of normal business billing and service functions or operations, which could have a material adverse effect on our reputation, results of operations, liquidity or financial condition. We could also be subject to third party claims and sanctions by Mexican governmental authorities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."

OUR STRATEGY TO EXPAND OUR WIRELESS FOOTPRINT IN MEXICO LEADS US TO CONSIDER SIGNIFICANT ACQUISITIONS WITHIN MEXICO FROM TIME TO TIME THAT MAY ADVERSELY AFFECT OUR BUSINESS, RESULTS AND FINANCIAL CONDITION.

     One of our business strategies is to provide our customers with access to reliable and high-quality wireless service throughout Mexico. Providing access in regions where we do not own concessions through roaming agreements does not afford us optimal control over coverage, quality and pricing. As a result, from time to time we explore possibilities to expand our wireless footprint in Mexico.

     For example, Bell Atlantic was recently engaged in discussions regarding a transaction in which we would have acquired the four Northern Region Properties and currently there are discussions regarding a separate transaction in which we would acquire Portatel. Although the most recent discussions with respect to the Northern Region Properties have been terminated, we could discuss a combination with respect to these properties with the same or different parties in the future. The discussions with Portatel are ongoing. We cannot predict at this time when or whether any acquisition will occur.

     Although we believe that these transactions would significantly strengthen our competitive position, at the same time they pose a number of significant risks and uncertainties for us and for the holders of the notes, including, without limitation, that they could involve the incurrence of significant amounts of additional debt or other liabilities; the acquisition of substantial amounts of pre-existing debt that would be structurally senior to the debt under the notes; the acquisition of significant operational, financial, legal, labor or other liabilities or risks, or significant financial needs, of which we may not be aware and that we may not discover until after the acquisition has been consummated; and the increase in our capital expenditure requirements. Any of these risks could result in a material adverse change in our financial condition and/or ability to service debt, including debt under the notes.

     Because we cannot foresee all of the risks that one or more of these acquisitions might involve, should they occur, it is not possible for us to describe all these risks. As a result, holders of our securities must be prepared to accept any deterioration in our prospects, business, financial condition, results of operations or cash flow stemming from one or more of these acquisitions.

     In addition, an acquisition of the Northern Region Properties could result in a change of control, so that Bell Atlantic would no longer control or manage us. If a change of control were to occur from an acquisition of the Northern Region Properties or any other transaction, Bell Atlantic would no longer be in a position to determine our policies and strategy, manage our operations or provide the technical and financial support that we have historically relied on. It is not possible for us to describe the strategy that would be followed by Iusacell following a change of control.

RISK FACTORS RELATING TO OUR SHAREHOLDERS

     We have two principal groups of shareholders. The first, Bell Atlantic, comprises various subsidiaries of Bell Atlantic Corporation. The second, the Peralta Group, encompasses Mr. Carlos Peralta and a group of individuals and companies related to or controlled by him.

WE DEPEND ON BELL ATLANTIC PERSONNEL; IF BELL ATLANTIC RECALLED THEM, WE WOULD HAVE INSUFFICIENT QUALIFIED EMPLOYEES

     Our Chief Executive Officer, Executive Vice President-Finance, Chief Technology Officer and General Counsel are employees of Bell Atlantic whose services are provided on a consulting or secondment basis. We also use the services of a number of Bell Atlantic employees on a consulting basis, primarily in the areas of network operations, information systems, marketing and customer care operations. So long as Bell Atlantic controls Iusacell, these or other seconded employees and consultants are expected to continue to provide services to us. If these employees were not made available to us by Bell Atlantic, our results of operations and financial condition could be materially adversely affected. See "Management" and "Certain Transactions."

ALLEGATIONS RELATING TO CARLOS PERALTA MAY PREVENT US FROM OBTAINING OR RETAINING GOVERNMENT CONCESSIONS AND MAY CAUSE OUR CUSTOMERS TO PERCEIVE US NEGATIVELY

     Mr. Carlos Peralta, a member of the Peralta Group of shareholders, is currently a director of New Iusacell. In 1996, Mr. Peralta stated that he had transferred funds to bank accounts controlled by the brother of the then President of Mexico. Press accounts have speculated that those payments were payments for governmental favors and the Swiss Government has seized the money, alleging that it was connected to money laundering. Apparently prompted by Mr. Peralta's disclosure, the Mexican tax authorities initiated tax audits of Old Iusacell, some of its subsidiaries and Mr. Peralta. In 1997, Mr. Peralta was indicted on charges of tax evasion. Mr. Peralta was subsequently acquitted of all related charges. The tax audits of Old Iusacell were completed in early 1999. In May 1999, Mexican tax authorities assessed Old Iusacell a Ps.22.0 million (U.S.$2.4 million) penalty for purported incorrect deductions of certain interest expense for income tax purposes, which we have already paid.

     Our business activities have required and will continue to require licenses and approvals from the Mexican government. It is possible that Mr. Peralta's public statements and indictment and the Mexican government's inquiries could impact our ability to obtain concessions, licenses and approvals for business opportunities in the future or to obtain the renewal of existing concessions, licenses and approvals. Various press reports speculated that Mr. Peralta's public statements contributed to the delay in Old Iusacell and the Mexican Telecommunications and Transportation Ministry (Secretaria de Comunicaciones y Transportes), commonly referred to as the SCT, reaching agreement regarding local wireless service in the 450 MHz frequency band. See "Business -- Other Services -- Local Telephony." Additionally, the publicity surrounding Mr. Peralta's statements or indictment may have a negative impact on consumer perceptions of Iusacell and may adversely affect our business, financial condition and results of operations.

RISK FACTORS RELATING TO DOING BUSINESS IN MEXICO

THE MEXICAN GOVERNMENT MAY IMPOSE ADDITIONAL CONDITIONS ON OUR CONCESSIONS OR MAY TAKE THEM AWAY

     We provide our services pursuant to concessions granted by the Mexican government. Our activities are subject to significant government regulation and supervision. The concessions may be subject to additional conditions or may not be renewed when they expire. The Mexican government also reserves the right to revoke, temporarily seize or expropriate concessions or assets related to a concession for reasons of public interest or order such as war, national disaster or significant public disturbances. Moreover, the Mexican government may grant additional concessions to potential competitors to provide services similar to those that we provide. Any of these developments or other government action could have a material adverse effect on the value of Iusacell's concessions and on our financial condition and results of operations. See "Business -- Government Regulation."

OUR FINANCIAL STATEMENTS MAY NOT GIVE YOU THE SAME INFORMATION AS FINANCIAL STATEMENTS PREPARED UNDER U.S. ACCOUNTING RULES

     Mexican companies listed on the Mexican Stock Exchange, including New Iusacell, must prepare their financial statements in accordance with Mexican generally accepted accounting principles, referred to as Mexican GAAP. Mexican GAAP differs in significant respects from United States generally accepted accounting principles, referred to as U.S. GAAP, including the treatment of minority interest, deferred income taxes, employee profit sharing, capitalization of pre-operating costs, the revaluation of fixed assets, interest rate collars, gains from the exchange of non-monetary assets and the provisioning for the consolidation of facilities. In particular, all such Mexican companies must incorporate the effects of inflation directly in their accounting records and in published financial statements. The effects of inflation accounting under Mexican GAAP are not eliminated in the reconciliation to U.S. GAAP. For this and other reasons, the presentation of Mexican financial statements and reported earnings may differ from that of companies in other countries. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 20 to the Audited Consolidated Financial Statements.

IF MEXICO EXPERIENCES ANY MORE POLITICAL AND ECONOMIC CRISES, WE MAY LOSE MONEY

     We are a Mexican company and all of our operations are in Mexico. Accordingly, the political and economic environment within Mexico has a significant impact on our financial condition and results of operations.

     The Mexican government has exercised, and continues to exercise, significant influence over the Mexican economy. Mexican governmental actions concerning the economy and state-owned enterprises could have a significant impact on Mexican private sector entities in general and on us in particular, and on market conditions, prices and returns on Mexican securities, including our securities. In July 2000, Mexico will hold national elections. We cannot predict the results of these elections nor the impact they might have on the Mexican economy, particularly on the current governmental commitment to the growth and deregulation of the telecommunications industry.

     In the past, Mexico has experienced economic crises, caused by internal and external factors, characterized by exchange rate instability, high inflation, high domestic interest rates, economic contraction, a reduction of international capital flows, a reduction of liquidity in the banking sector and high unemployment. These economic conditions substantially reduced the purchasing power of the Mexican population and, as a result, the demand for telephony services.

     Crises such as these could have a material adverse effect on our financial condition and results of operations and on the market value of our securities.

WE MAY NOT BE ABLE TO MAKE PAYMENTS IN U.S. DOLLARS WHICH COULD EXPOSE YOU TO CURRENCY RISK AND INCONVENIENCE

     In the past, the Mexican economy has experienced balance of payment deficits and shortages in foreign exchange reserves. While the Mexican government does not currently restrict the ability of Mexican or foreign persons or entities to convert Pesos to foreign currencies generally, and U.S. dollars in particular, it has done so in the past and could do so again in the future. We cannot assure you that the Mexican government will not institute a restrictive exchange control policy in the future. Any such restrictive exchange control policy could prevent or restrict access to U.S. dollars or other foreign currencies to purchase imported goods and to meet our U.S. dollar obligations, including dividend payments, and could also have a material adverse effect on our business, financial condition and results of operations. We cannot predict the impact of any such measures on the Mexican economy. See "Exchange Rates."

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains projections of some financial data and discloses plans and objectives for the future. This forward-looking information, as defined in the United States Private Securities Litigation Reform Act of 1995, reflects our views regarding future events and financial performance. Actual events and results could differ materially from those projected in the forward-looking statements as a result of the risk factors described above, as well as factors discussed below.

     The words "believe," "expect," "anticipate," "intend" and "plan" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which in any event speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The risk factors described above, and many other factors, could cause actual events and results to differ materially from historical results or those anticipated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

     If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected. We do not undertake to update our forward-looking statements or risk factors to reflect future events or circumstances.

                               THE EXCHANGE OFFER

BACKGROUND

     In August 1999, Iusacell completed a corporate reorganization which included an exchange offer by New Iusacell of its series V ADSs and shares for Old Iusacell series D and L ADSs and shares on a one-for-one basis. Following that exchange offer, approximately 42,703 series D shares and 6,830,705 series L shares, in the form of shares or ADSs, had not been exchanged for series V shares or ADSs. See "Prospectus Summary -- Reorganization of Iusacell." The exchange offer described in this prospectus is being made in anticipation of a Mexican regulatory requirement which obligates New Iusacell to offer to purchase the remaining publicly-held series D and L shares.

TERMS OF THE OFFER

     New Iusacell offers, upon the terms and conditions described in this prospectus, to exchange ADSs representing its series V shares, which we refer to as New Iusacell ADSs, for any and all outstanding ADSs representing Old Iusacell's series D or L shares, which we refer to as Old Iusacell ADSs, on a one-for-one basis.

     ADS Holders that participate in the exchange offer must exchange all, but not less than all, of their Old Iusacell ADSs and shares.

     THE EXCHANGE OFFER WILL EXPIRE AT 6:00 P.M., NEW YORK CITY TIME (5:00 P.M., MEXICO CITY TIME), ON FEBRUARY 29, 2000, UNLESS EXTENDED. The term "expiration date" means 6:00 p.m., New York City time (5:00 p.m., Mexico City time), on February 29, 2000, unless New Iusacell, in its sole discretion, notifies the exchange agent that the period of the exchange offer has been extended, in which case the term "expiration date" means the latest time and date on which the exchange offer as so extended will expire. See "-- Expiration and Extension."

     In accordance with the terms and conditions of the exchange offer, New Iusacell will accept validly tendered Old Iusacell ADSs until the expiration date.

     In addition, New Iusacell reserves the right, in its discretion, to amend the exchange offer. If any amendment constitutes a material change in the information previously disclosed to the holders of Old Iusacell ADSs, New Iusacell will, in accordance with the applicable rules of the Commission, disclose such change in a manner reasonably calculated to inform such holders. If it is necessary to permit adequate dissemination of information regarding such material change, New Iusacell will extend the expiration date.

IMPORTANT EFFECTS OF THE EXCHANGE OFFER

     Upon completion of the exchange offer, Old Iusacell expects to de-list its series L ADSs from the New York Stock Exchange and its series A, B, D and L shares from the Mexican Stock Exchange and the Mexican Stock Registry of Securities and Intermediaries. Old Iusacell's series D ADSs were de-listed from the New York Stock Exchange in December 1999. This will effectively eliminate the trading market for the remaining Old Iusacell ADSs and shares.

EXPIRATION AND EXTENSION

     The exchange offer will expire at 6:00 p.m., New York City time (5:00 p.m., Mexico City time), on February 29, 2000, unless extended by New Iusacell. During any extension of the exchange offer, all Old

Iusacell ADSs and shares previously tendered will remain subject to the exchange offer and to the withdrawal rights specified in this section. The exchange offer may be extended by notice from New Iusacell to The Bank of New York, in its capacity as exchange agent, at any time or from time to time, on or prior to 9:00 a.m. (New York City time) on the business day following the date then fixed for the expiration of the exchange offer. Public announcement of any extension of the exchange offer will be timely made by New Iusacell by making a release to the Dow Jones News Service, and, if required by law or regulation, by other means.

HOW TO TENDER

     A holder of Old Iusacell ADSs that chooses to participate in the exchange offer must exchange all, but not less than all, of its Old Iusacell ADSs. To tender Old Iusacell ADSs in the exchange offer, a holder must instruct a broker, dealer, bank, trust company, custodian or other nominee holding such Old Iusacell ADSs on behalf of such holder, whom we refer to as the Holder's Agent, to tender such Old Iusacell ADSs prior to the expiration date in the manner described below and upon the terms and conditions described in this prospectus. The Letter to Clients provided with this prospectus includes a form for a holder of Old Iusacell ADSs to use to instruct the Holder's Agent to tender.

     If a holder holds Old Iusacell ADSs in certificated form, then such holder will be able to tender Old Iusacell ADSs only if it arranges for a Holder's Agent to hold such Old Iusacell ADSs on its behalf in book-entry form. Old Iusacell ADSs may be held in book-entry form through a DTC participant subject to certain restrictions described in the Old Iusacell ADS deposit agreements. You should contact the exchange agent or New Iusacell's General Counsel at the telephone or facsimile numbers which appear on the back cover of this prospectus if you have questions in this regard.

EXCHANGE OFFER PROCEDURES

THE ROLE OF THE HOLDER'S AGENT

     A Holder's Agent who has been instructed by a holder to tender its Old Iusacell series D or L ADSs in the exchange offer must determine whether they are held in book-entry form (generally referenced by CUSIP No. 40049W207 and 40049W306, respectively) or in certificated form, registered in the name of the holder.

     In the case of Old Iusacell D or L ADSs held in book-entry form, the Holder's Agent should arrange for instructions to be transmitted to the DTC participant holding such Old Iusacell ADSs through its DTC account to tender such Old Iusacell ADSs in the exchange offer to the exchange agent prior to the expiration date. In the event one or more brokers, dealers, banks, trust companies, custodians or other nominees acts as an intermediary between such Holder's Agent and such DTC participant, instructions to arrange for such Old Iusacell ADSs to be tendered should be delivered to such intermediary to be forwarded to such DTC participant. New Iusacell ADSs will be delivered to the account of the Holder's Agent in book-entry form through the same DTC participant that delivered the tendered Old Iusacell ADSs.

     In the case of Old Iusacell D or L ADSs held in certificated form, the Holder's Agent must arrange with the Old Iusacell ADS depositary to hold such New Iusacell ADSs on its behalf in book-entry form. The exchange will be made in book-entry form. Upon completion of the exchange, the Holder's Agent may request to the New Iusacell ADS depositary that ADRs representing such New Iusacell ADSs be issued in certificated form or send the completed letter of transmittal, together with the certificate, to the exchange agent.

     Each Holder's Agent that intends to tender Old Iusacell ADSs should contact the DTC participant whom it will instruct to deliver the series D or L ADSs and the accompanying tender documentation to the exchange agent to assure that all necessary arrangements are made with such participant in a timely manner that permits such participant to make delivery on or before the expiration date. Each holder and Holder's Agent will be responsible for the risks in connection with the procedures of such participant, and New Iusacell will have no liabilities or obligations in connection with such risks.

     Holder's Agents should contact New Iusacell's General Counsel or the exchange agent at the telephone or facsimile numbers which appear on the back cover of this prospectus with any questions in regards to the above.

THE ROLE OF DTC

     A DTC participant must tender Old Iusacell ADSs held by it in book-entry form by both:

     - delivering the Old Iusacell ADSs by means of book-entry transfer into the DTC account which is maintained for such purpose by or on behalf of the exchange agent and which will be established by the exchange agent promptly after the commencement of the exchange offer, and

     - transmitting a message to, and receiving confirmation from, the exchange agent's DTC account, stating that such participant has received and agrees to be bound by the terms and conditions described in this prospectus with respect to the exchange of the tendered Old Iusacell ADSs for New Iusacell ADSs, which we refer to as the Agent's Message.

     The Holder's Agent will be deemed to have caused the delivery by the DTC participant of the Agent's Message to the exchange agent, and to have agreed:

     - to be bound by, and to bind the holder on whose behalf the Holder's Agent has acted, to the terms and conditions of the exchange offer described in this prospectus, and

     - that New Iusacell and the exchange agent may enforce such agreement against the Holder's Agent and such holder.

     THE AGENT'S MESSAGE FROM THE DTC PARTICIPANTS CONSTITUTES THE ONLY TENDER DOCUMENTATION TO BE DELIVERED TO THE EXCHANGE AGENT AND ANY OTHER MATERIALS DELIVERED TO THE EXCHANGE AGENT WILL NOT BE ACCEPTED.

GENERAL PROVISIONS

     THE METHOD OF DELIVERY OF OLD IUSACELL ADSS AND ALL OTHER DOCUMENTS OR INSTRUCTIONS IS AT THE RISK OF THE HOLDERS OF OLD IUSACELL ADSS.

     A tender will be deemed to have been received only when the exchange agent receives both a duly completed Agent's Message through the facilities of DTC at the exchange agent's DTC account and confirmation of book-entry transfer of such Old Iusacell ADSs into the exchange agent's DTC account.

     New Iusacell reserves full discretion to determine all questions as to tenders, including whether the documentation is complete, the date and time of receipt of a tender, the propriety of execution and delivery of any document or instruction, and other questions as to validity, form, eligibility or acceptability of any tender. New Iusacell reserves the right to reject any tender not in proper form or otherwise not valid or the acceptance for exchange which may, in the opinion of New Iusacell's counsel, be unlawful, or to waive any irregularities or conditions. New Iusacell's interpretation of the terms and conditions of the exchange offer will be final and binding.

     New Iusacell will not be obligated to give any notice of any defects or irregularities in tenders and will not incur any liability for failure to give such notice. The exchange agent may, but will not be obligated to, give notice of any irregularities or defects in tenders, and will not incur any liability for any failure to give notice.

     Old Iusacell ADSs will not be deemed to have been duly or validly tendered unless and until all defects and irregularities have been cured or waived. All improperly tendered Old Iusacell ADSs will be returned without cost to the tendering holder by means of book-entry delivery through DTC to the accounts of the DTC participant promptly after the expiration date.

     Old Iusacell ADSs being tendered must be delivered to the exchange agent in accordance with the procedures described in this prospectus on or before the expiration date, as there will be no guaranteed delivery procedures permitting delivery after the expiration date.

TERMS AND CONDITIONS OF A TENDER OF OLD IUSACELL ADSS

     Old Iusacell ADSs being tendered in the exchange offer and the completed Agent's Message must be received by the exchange agent in accordance with the terms described in this prospectus by 6:00 p.m., New York City time (5:00 p.m., Mexico City time), on February 29, 2000, unless extended.

     Each holder, by instructing the Holder's Agent to tender its Old Iusacell ADSs, and each Holder's Agent by delivering, or causing to be delivered, the Old Iusacell ADSs and the completed Agent's Message to the exchange agent represents and warrants that the holder has represented, warranted and agreed, that:

     - the holder has received a copy of this prospectus and has read and agreed to be bound by all the terms and conditions of the exchange offer,

     - the holder has full power and authority to tender its Old Iusacell ADSs and to acquire New Iusacell ADSs,

     - the holder sells, assigns and transfers the Old Iusacell ADSs to the exchange agent, as agent for New Iusacell, and irrevocably constitutes and appoints the exchange agent as its true and lawful agent and attorney-in-fact to cause the Old Iusacell ADSs to be exchanged in the exchange offer, subject only to the right of withdrawal described in this prospectus,

     - the Old Iusacell ADSs are being tendered and, when accepted by the exchange agent, as agent for New Iusacell, will be, free and clear of all charges, liens, restrictions, claims, equitable interests and encumbrances, other than the claims of the holder under the express terms of the exchange offer, and

     - the holder will, upon the request of the exchange agent or New Iusacell, execute and deliver any additional documents necessary or desirable to complete the exchange of the Old Iusacell ADSs.

     All authority conferred or agreed to be conferred, and all representations, warranties and agreements made, by the holder and the Holder's Agent will survive the death or incapacity of the holder and the Holder's Agent and will in all respects be binding upon the successors, assigns, heirs, executors, administrators and personal representatives of the holder and the Holder's Agent.

WITHDRAWAL RIGHTS

     All tenders of Old Iusacell ADSs may be withdrawn at any time prior to the expiration date.

     Any holder who has instructed the Holder's Agent to tender its Old Iusacell ADSs and wishes to withdraw the tender will need to make arrangements with the Holder's Agent. The ability of a holder to cause the withdrawal of a tender of Old Iusacell ADSs will be dependent upon the terms of the arrangements between the holder and the Holder's Agent and, if the Holder's Agent is not the DTC participant tendering the Old Iusacell ADSs, the arrangements between the Holder's Agent and the DTC participant tendering the Old Iusacell ADSs, including any arrangements involving intermediaries between such Holder's Agent and such participant.

     All questions as to the validity and timeliness of notices of withdrawal in respect of Old Iusacell ADSs that have been delivered to the exchange agents will be determined by New Iusacell. New Iusacell's determination will be final and binding on the parties. Each holder and Holder's Agent bears the risks arising in connection with the procedures for withdrawal and New Iusacell will have no liabilities or obligations in connection with such risks.

ACCEPTANCE OF TENDERS

     Old Iusacell ADSs validly tendered and not withdrawn will be accepted promptly after the expiration date, provided there is compliance with the terms and conditions of the exchange offer, including the reservation of certain rights by New Iusacell. Acceptance of the tendered Old Iusacell ADSs will be effected by the delivery of a notice by New Iusacell to the exchange agent.

     If New Iusacell modifies the terms of the exchange offer, the modified terms will be made available to all holders, whether or not their Old Iusacell ADSs have been tendered prior to such modification. New Iusacell will disclose any material modifications in accordance with the applicable rules of the Commission and, if required, will extend the exchange offer to permit holders of Old Iusacell ADSs adequate time to consider the modification.

     The tender of Old Iusacell ADSs pursuant to the procedures described in "-- How to Tender" will constitute an acceptance by the tendering holder of the exchange offer. New Iusacell's acceptance for exchange of Old Iusacell ADSs tendered pursuant to the exchange offer will constitute a binding agreement between the tendering holder and New Iusacell upon the terms and subject to the conditions of the exchange offer.

     If any tendered Old Iusacell ADSs are not accepted because of an invalid tender or because New Iusacell does not accept any Old Iusacell ADSs for exchange, the tendered Old Iusacell ADSs will be returned by the exchange agent to the DTC participant who delivered the Old Iusacell ADSs to the exchange agent, without expense, but at the risk of, the tendering holder. The return of the Old Iusacell ADSs by the DTC participant to the account of the tendering holder depends on the arrangements between the holder and the Holder's Agent and the arrangements between the Holder's Agent and the DTC participant. New Iusacell will not have any liabilities or obligations in connection with such arrangements.

     Subject to the terms and conditions of the exchange offer, the exchange agent will, in exchange for validly tendered Old Iusacell ADSs, deliver the whole number of New Iusacell ADSs by book-entry transfer to the accounts of the participants in DTC who tendered such Old Iusacell ADSs pursuant to the exchange offer.

     The delivery terms described above apply also to holders of Old Iusacell ADSs in certificated form since, as described under the caption "-- Exchange Offer Procedures -- The Role of the Holder's Agent," such holders must first arrange for such securities to be held in book-entry form before tendering them to the appropriate exchange agent.

     New Iusacell will pay, or cause to be paid, all security transfer taxes, if any, with respect to the issuance of any New Iusacell ADSs pursuant to the exchange offer, unless the holder tendering Old Iusacell ADSs differs from the person receiving New Iusacell ADSs in exchange or if a transfer tax is imposed for any reason other than the issuance of New Iusacell ADSs pursuant to the exchange offer, in which case the amount of any transfer taxes must be paid by the tendering holder.

ADVERSE CONSEQUENCES OF FAILURE TO TENDER

     If you do not tender your Old Iusacell ADSs in the exchange offer, the terms of the deposit agreement governing the Old Iusacell ADSs provide that you will be deemed to have instructed the Old Iusacell ADS depositary to exchange the Old Iusacell shares underlying your Old Iusacell ADSs for New Iusacell series V shares. Upon expiration of the exchange offer, the Old Iusacell ADS deposit agreements will be deemed terminated. During the 30 day period after termination of the Old Iusacell ADS deposit agreements, you may contact the Old Iusacell depositary and request that your untendered Old Iusacell ADSs be converted into series V shares.

     If you do not exchange your Old Iusacell ADSs or convert them to series V shares, then, following the termination of the Old Iusacell ADS deposit agreements, the Old Iusacell ADS depositary will sell the series V shares underlying your untendered Old Iusacell ADSs and you will be entitled to receive the proceeds from the sale, less fees, taxes and expenses.

THE EXCHANGE AGENT

     The Bank of New York will act as exchange agent in connection with the exchange offer for Old Iusacell ADSs. The Bank of New York is also the New Iusacell ADS depositary and the Old Iusacell ADS depositary.

     The exchange agent has waived its fee for providing its services to New Iusacell and to you. New Iusacell will indemnify the exchange agent against certain liabilities in relation to its engagement.

     The amount estimated by New Iusacell to pay fees and expenses relating to the exchange is approximately U.S.$0.5 million. New Iusacell expects to fund such amount from available cash.

     Affiliates of the exchange agent and its customers may have significant positions in securities of Old Iusacell, and may be tendering Old Iusacell ADSs in the exchange offer. Affiliates of the exchange agent also from time to time provide general banking and financial services to New Iusacell and Old Iusacell and some of their subsidiaries.

QUESTIONS

     You should direct any questions regarding the exchange offer, including the procedure for tendering your ADSs or shares, to New Iusacell's General Counsel at the telephone or facsimile numbers which appear on the back cover of this prospectus.

SOLICITATION OF TENDERS; EXPENSES

     Except as described above under "-- The Exchange Agent and Information Agent," New Iusacell has not retained any agent in connection with the exchange offer and will not make any payments to brokers, dealers, salespersons or other persons for soliciting or recommending acceptances of the exchange offer. However, New Iusacell will pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses in forwarding copies of this prospectus and related documents to the beneficial owners of the Old Iusacell ADSs and in handling or forwarding tenders for their customers.

EXCHANGE OF OLD IUSACELL SHARES

     If you are exchanging Old Iusacell shares you should contact the exchange agent at (800) 507-9357 or the General Counsel of New Iusacell at +525-109-4400 for information as to the procedures to follow.

                                USE OF PROCEEDS

     New Iusacell will not receive any proceeds from the exchange offer discussed in this prospectus.

                               MARKET INFORMATION

SHARES AND ADSS

     The series A and V shares of New Iusacell are listed on the Mexican Stock Exchange. The New Iusacell series V ADSs are listed on the New York Stock Exchange under the symbol CEL. The series V ADSs are evidenced by ADRs issued under the New Iusacell ADS deposit agreement.

     The series D and L shares of Old Iusacell are listed on the Mexican Stock Exchange. The Old Iusacell series L ADSs are listed on the New York Stock Exchange under the symbols CEL.Y. The Old Iusacell series D ADSs were delisted from the New York Stock Exchange in December 1999. The Old Iusacell ADSs are evidenced by ADRs issued under the Old Iusacell ADS deposit agreements.

     Old Iusacell intends to de-list its series L ADSs from the New York Stock Exchange upon the completion of the exchange offer described in this prospectus, and the series A, B, D and L shares from the Mexican Stock Exchange and the Mexican Stock Registry of Securities and Intermediaries after complying with Mexican regulatory requirements. Old Iusacell's series D ADSs were de-listed from the New York Stock Exchange in December 1999. These actions will effectively eliminate the trading market for such securities.

     The following tables present for the periods indicated, the high, low and period end sales prices and the average daily trading volume of the New Iusacell series V shares and the Old Iusacell series D and L shares on the Mexican Stock Exchange as reported by the Mexican Stock Exchange, and the high, low and period end sales price and the average daily trading volume of the New Iusacell series V ADSs and the Old Iusacell series D and L ADSs on the New York Stock Exchange as reported by the New York Stock Exchange.

                                  NEW IUSACELL
--------------------------------------------------------------------------------
                             MEXICAN STOCK EXCHANGE
--------------------------------------------------------------------------------

                                                                                   AVERAGE DAILY
                                                                                   TRADING VOLUME
                          PERIOD                            HIGH    LOW    CLOSE      (SHARES)
                          ------                            -----   ----   -----   --------------
SERIES V
Third Quarter 1999........................................  10.90   9.00    9.00      140,222
Fourth Quarter 1999.......................................  17.00   8.80   14.10      502,900

                                  NEW IUSACELL
--------------------------------------------------------------------------------
                       NEW YORK STOCK EXCHANGE (IN U.S.$)
--------------------------------------------------------------------------------

                                                                                   AVERAGE DAILY
                                                                                   TRADING VOLUME
                          PERIOD                            HIGH    LOW    CLOSE       (ADSS)
                          ------                            -----   ----   -----   --------------
SERIES V
Third Quarter 1999(3).....................................  11.87   9.50    9.50      173,550
Fourth Quarter 1999(3)....................................  16.63   9.38   14.94      231,688

                                          OLD IUSACELL
-------------------------------------------------------------------------------------------------
                                 MEXICAN STOCK EXCHANGE (IN PS.)
-------------------------------------------------------------------------------------------------
                                                                                   AVERAGE DAILY
                                                                                   TRADING VOLUME
                         PERIOD                            HIGH     LOW    CLOSE      (SHARES)
                         ------                            -----   -----   -----   --------------
SERIES D
First Quarter 1997.......................................   7.15    4.94    7.15         2,081
Second Quarter 1997......................................  11.08    7.17   11.08           770
Third Quarter 1997.......................................   9.77    9.77    9.77         2,369
Fourth Quarter 1997......................................  12.75    9.07   12.75       157,365
First Quarter 1998.......................................  13.89   12.73   12.73         1,823
Second Quarter 1998......................................   8.76    8.76    8.76           410
Third Quarter 1998.......................................   8.52    4.00    4.00           631
Fourth Quarter 1998(1)...................................   4.00    4.00    4.00             0
First Quarter 1999.......................................   6.80    6.80    6.80           194
Second Quarter 1999......................................  11.10    7.50   11.00         1,806
Third Quarter 1999.......................................  13.90   11.00   13.90        20,250
Fourth Quarter 1999(1)...................................     --      --      --            --
SERIES L
First Quarter 1997.......................................   9.34    6.79    8.46        14,105
Second Quarter 1997......................................  13.97    8.98   13.97         6,595
Third Quarter 1997.......................................  14.77   13.47   13.97        32,505
Fourth Quarter 1997......................................  17.24   12.97   17.20        43,750
First Quarter 1998.......................................  18.86   16.27   18.86         5,818
Second Quarter 1998......................................  16.47   16.17   16.17           880
Third Quarter 1998.......................................  14.56    4.90    4.90        13,785
Fourth Quarter 1998......................................   8.50    4.50    8.10         1,935
First Quarter 1999.......................................   8.60    8.10    8.50           532
Second Quarter 1999......................................  13.50    8.30   11.50         1,903
Third Quarter 1999.......................................  13.80   12.38   13.38         4,680
Fourth Quarter 1999(1)...................................     --      --      --            --

                                          OLD IUSACELL
-------------------------------------------------------------------------------------------------
                               NEW YORK STOCK EXCHANGE (IN U.S.$)
-------------------------------------------------------------------------------------------------
                                                                                   AVERAGE DAILY
                                                                                   TRADING VOLUME
                        PERIOD                           HIGH     LOW     CLOSE        (ADSS)
                        ------                          ------   ------   ------   --------------
SERIES D
First Quarter 1997....................................   9.625    5.605    8.375        9,958
Second Quarter 1997...................................  15.125    8.375   14.750       10,238
Third Quarter 1997....................................  16.000   11.000   12.500        5,648
Fourth Quarter 1997...................................  15.875   12.000   15.250       13,277
First Quarter 1998....................................  16.500   13.625   14.000       10,853
Second Quarter 1998...................................  13.813    9.250    9.250       10,888
Third Quarter 1998....................................  12.188    3.875    4.656        6,211
Fourth Quarter 1998...................................   8.750    4.125    6.313        4,316
First Quarter 1999....................................   8.750    6.063    7.375        5,812
Second Quarter 1999...................................  13.750     7.00   12.750        7,747
Third Quarter 1999(3).................................   15.25    10.63    10.63       11,954
Fourth Quarter 1999(1)(2).............................      --       --       --           --

                                          OLD IUSACELL
-------------------------------------------------------------------------------------------------
                               NEW YORK STOCK EXCHANGE (IN U.S.$)
-------------------------------------------------------------------------------------------------
                                                                                   AVERAGE DAILY
                                                                                   TRADING VOLUME
                         PERIOD                            HIGH     LOW    CLOSE       (ADSS)
                         ------                            -----   -----   -----   --------------
SERIES L
First Quarter 1997.......................................  12.000  7.125   10.375       54,169
Second Quarter 1997......................................  18.875  10.750  18.375       44,148
Third Quarter 1997.......................................  20.000  15.375  19.938       45,653
Fourth Quarter 1997......................................  22.438  17.125  21.688       38,135
First Quarter 1998.......................................  22.813  19.063  20.625       31,575
Second Quarter 1998......................................  20.563  13.625  13.750       33,946
Third Quarter 1998.......................................  16.500  4.563   4.938        47,167
Fourth Quarter 1998......................................  9.813   4.375   7.125        33,575
First Quarter 1999.......................................  9.875   6.375   8.000        51,556
Second Quarter 1999......................................  14.500  7.500   13.000      132,798
Third Quarter 1999(3)....................................  15.56    9.50   13.31        34,328
Fourth Quarter 1999(3)...................................  16.13    7.25   14.69         5,440

---------------
(1) There was no trading during this period.
(2) The series D ADSs were delisted from the New York Stock Exchange in mid-December, 1999.
(3) Source:  Bloomberg L.P.

Brokerage firms are permitted to buy odd lots for their own account. The Mexican Stock Exchange publishes an official daily price list that includes price information for each listed security.

     The Mexican Stock Exchange operates a system of automatic suspension of trading in a number of shares as a means of controlling excessive price volatility. Each day, a price band, with upper and lower limits, for such shares is established. If, during the day, a bid or offer in respect of a listed share is accepted at a price outside this band, trading in all series of shares issued by New Iusacell is automatically suspended for one hour. The automatic suspension system will not apply to equity securities such as New Iusacell's series V shares, which will trade in the form of depositary shares on exchanges, including automated quotation systems, other than the Mexican Stock Exchange, unless otherwise authorized by the CNBV. In addition, the Mexican Stock Exchange may also suspend trading of a security, including securities not subject to the automatic suspension system, for up to five days if it determines that disorderly trading is occurring with respect to such security, which may be extended beyond five days if so approved by the CNBV.

     Settlement is effected two trading days after a share transaction is completed on the Mexican Stock Exchange. Deferred settlements, even if by mutual agreement, are not permitted without the approval of the CNBV. All securities traded on the Mexican Stock Exchange are on deposit with Indeval, which commenced operations in 1979. Pursuant to the Mexican Securities Market Law of 1975, the only persons authorized to be shareholders of Indeval are the Mexican Central Bank, brokerage firms, securities specialists, stock exchanges, credit institutions and insurance and bonding companies. Indeval acts as a clearing house, depositary, custodian, settlement, transfer and registration institution for Mexican Stock Exchange transactions, eliminating the need for physical delivery of securities.

     The Mexican Stock Exchange is Latin America's second largest exchange in terms of market capitalization, but it remains relatively small and illiquid compared to major world markets. As of December 31, 1999, 190 Mexican companies were listed on the Mexican Stock Exchange, excluding mutual funds, and the ten most actively traded equity issues represented approximately 67.1% of the total volume of the shares traded on the Mexican Stock Exchange, not including public offerings. Although there is substantial participation by the public in the trading of securities on the Mexican Stock Exchange, a major part of such activity reflects transactions of institutional investors. There is no formal over-the-counter market for securities in Mexico.

MARKET REGULATION AND REGISTRATION STANDARDS

     On April 28, 1995, the National Banking and Securities Commission Law (Ley de la Comision Nacional Bancaria y de Valores) was enacted, which merged the former Mexican National Securities Commission with the Mexican National Banking Commission to create the CNBV, which now has supervisory jurisdiction over both banking and securities activities. The CNBV regulates the public offering and trading of securities and imposes sanctions on illegal use of privileged information. The CNBV regulates the Mexican securities market, the Mexican Stock Exchange and brokerage houses through a Board of Governors composed of 13 members, five of which are appointed by the Mexican Ministry of Finance and Public Credit.

     In order to offer securities to the public in Mexico, an issuer must meet qualitative and quantitative requirements, and only securities for which a listing application has been approved by the Mexican National Securities Commission may be listed on the Mexican Stock Exchange. CNBV approval does not imply any kind of certification or assurance relating to the merits or the quality of the securities or the solvency of New Iusacell. In 1993, the CNBV published general rules to implement an intermediate securities market in addition to the current market operated by the Mexican Stock Exchange in order to permit less liquid issues and issuers with a lower capitalization to participate in a public securities market. The general rules of the CNBV divide the Securities Section of the National Registry of Securities and Intermediaries, which we refer to as the RNVI, into two subsections, Subsection A and Subsection B.

     In general, in order to become registered and maintain such registration in Subsection A of the RNVI, an issuer is required to meet more stringent qualitative and quantitative requirements than for Subsection B. To become registered in Subsection A, an issuer is generally required to have:

     - at least three years operating history unless the issuer is a holding company, in which case the issuer's principal subsidiaries must have an operating history of at least three years,

     - stockholders' equity of at least 125,000,000 unidades de inversion, which we refer to as UDIs, and which are inflation-indexed currency units (equivalent to Ps.333.9 million or U.S.$35.7 million as of December 31, 1999),

     - profits for the last three years of operation taken as a whole,

     - a public float of at least 15% of the capital stock on a fully diluted basis, and

     - as a result of its initial offering, at least 200 stockholders, with diversified individual participation with respect to the total amount of the offering.

     To maintain their registration in Subsection A, issuers are required to have:

     - stockholders' equity of at least 62,500,000 UDIs (equivalent to Ps.167.0 million or U.S.$17.6 million as of December 31, 1999),

     - a public float of at least 12% of the capital stock on a fully diluted basis, and

     - at least 100 stockholders, whose individual participation is diversified with respect to the total capitalization of the issuer, in accordance with the current market price for the securities.

     The CNBV has the authority to waive one or more of these requirements under certain circumstances. The requirements for registration in Subsection B of the RNVI are similar to those for registration in Subsection A, except that the quantitative requirements are lower. The Mexican Stock Exchange carries out an annual review of each Subsection A issuer to determine if it continues to meet the eligibility requirements for registration in Subsection A. The registration of an issuer's securities may be reclassified to Subsection B if the issuer's stockholders' equity is less than 62,500,000 UDIs but more than 10,000,000 UDIs or, if as a result of a spin-off, the issuer does not meet the requirement for

Subsection A but meets the requirements for Subsection B. In other instances, where an issuer fails to comply with any of the requirements for either Subsection, as appropriate, the Mexican Stock Exchange may request such issuer to submit a correction program. If the program is not submitted or complied with by the issuer, the registration and listing with the Mexican Stock Exchange may be canceled by the CNBV. Securities which are offered outside Mexico are required to be registered in the Special Section of the RNVI.

     Old Iusacell is registered in Subsection A of the RNVI, and the CNBV has confirmed that New Iusacell will also be registered in Subsection A of the RNVI.

     Pursuant to the Mexican Securities Market Law, the CNBV must be notified before stockholders of a company listed on the Mexican Stock Exchange effect one or more simultaneous or successive transactions affecting 10% or more of such company's capital stock, other than on the Mexican Stock Exchange. The holders of the shares being transferred in such transactions are obligated to inform the CNBV of the results of the transactions within three days of completion of the last transaction, or that the transactions have not been completed. The CNBV will notify the Mexican Stock Exchange of such transactions, without specifying the names of the parties involved.

     Issuers of listed securities are required to file unaudited quarterly financial statements and audited annual financial statements as well as various periodic reports with the CNBV and the Mexican Stock Exchange.

                                   DIVIDENDS

     Since becoming a public company in 1994, Iusacell has not paid any dividends and does not contemplate paying dividends in the foreseeable future.

     Each series A and V share will have the same dividend rights. The declaration and payment of such dividends will depend on New Iusacell's results of operations, financial condition, cash requirements, future prospects and other factors deemed relevant by the shareholders. In addition, Mexican law provides that Mexican companies may only pay dividends from retained earnings included in the financial statements that have been approved by their shareholders. Dividends may be paid only after all losses have been paid for, a legal reserve equal to 20% of paid-in capital has been achieved and shareholders have approved the dividend payment. Some of New Iusacell's subsidiaries, including Old Iusacell, have outstanding debt obligations which limit the amount of dividends that can be paid in any given year or prohibit dividends entirely. New Iusacell and its subsidiaries may agree to similar restrictions in the future as they incur additional debt. See "Description of New Iusacell Capital Stock -- Dividend Rights."

     In accordance with the Shareholders' Agreement dated as of June 21, 1999, which we refer to as the New Iusacell Shareholders Agreement, each of Bell Atlantic and the Peralta Group will have the right to cause New Iusacell to pay dividends in each fiscal year in an amount of up to 25% of the consolidated net income for the prior fiscal year, provided that such payment is not in violation of applicable law and would not adversely affect the foreseeable cash flow or capital requirements of New Iusacell. Consolidated net income for these purposes will be determined in accordance with Mexican GAAP. However, the New Iusacell Shareholders Agreement provides that, if consolidated net income so determined exceeds consolidated net income determined in accordance with U.S. GAAP by more than 10%, consolidated net income will be determined in accordance with U.S. GAAP.

     Any declaration and/or payment of dividends that would (i) in any fiscal year exceed 25% of New Iusacell's consolidated net income for the prior fiscal year or (ii) be subject to Mexican withholding tax (except for dividends required by the Peralta Group or Bell Atlantic, as discussed above) may be made only upon the approval of a majority of the shares, including holders of a majority of the series A shares. Under Mexican law, shareholders approve the declaration and payment of dividends generally, but not necessarily, upon the recommendation of the Board of Directors.

     Holders of ADRs on the applicable record date are entitled to receive dividends declared on the shares represented by series V ADSs evidenced by such ADRs. The depositary will fix a record date for the holders of ADRs in respect of each dividend distribution. See "Description of New Iusacell ADSs -- Share Dividends and Other Distributions."

                                 CAPITALIZATION

     The following table sets forth the capitalization of New Iusacell as of September 30, 1999, and as adjusted to give effect to this exchange offer (assuming full participation), the offering of 14 1/4% senior notes completed in December 1999 and the application of the proceeds therefrom, the final drawdown of the Eximbank Facilities in October 1999, an initial debt amortization payment in November 1999 and the payment of an accounts payable balance to Lucent Technologies. This table should be read in conjunction with "Use of Proceeds," "Selected Consolidated Financial and Operating Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto included elsewhere in this prospectus.

                                                                               AS OF SEPTEMBER 30, 1999
                                                            ---------------------------------------------------------------
In thousands of constant September 30,                         ACTUAL         ADJUSTED          ACTUAL          ADJUSTED
1999 Pesos and U.S. dollars(1)                              ------------   --------------   --------------   --------------
Cash and marketable securities(2).........................  Ps.  137,824   Ps.  2,829,365   U.S.$   14,737   U.S.$  302,541
                                                            ============   ==============   ==============   ==============
Short-term debt:(3)
  Senior credit facility(4)...............................  Ps.  210,420   Ps.    210,420   U.S.$   22,500   U.S.$   22,500
  Eximbank Facilities(5)..................................       106,969           67,719           11,438            7,241
  Handset facilities......................................       118,462          118,462           12,667           12,667
  Vendor facility.........................................        33,789           33,789            3,613            3,613
                                                            ------------   --------------   --------------   --------------
    Total short-term debt.................................       469,640          430,390           50,218           46,021
                                                            ------------   --------------   --------------   --------------
Long-term debt:(3)
  Senior credit facility(4)...............................     1,893,780        1,893,780          202,500          202,500
  10% series B notes due 2004.............................     1,402,800        1,402,800          150,000          150,000
  Eximbank Facilities(5)..................................       634,730          782,613           67,871           83,684
  Handset facilities......................................        12,466           12,466            1,333            1,333
  Notes offered hereby....................................            --        3,273,200               --          350,000
                                                            ------------   --------------   --------------   --------------
    Total long-term debt..................................     3,943,776        7,364,859          421,704          787,517
                                                            ------------   --------------   --------------   --------------
    Total debt............................................     4,413,416        7,795,249          471,922          833,538
                                                            ------------   --------------   --------------   --------------
Stockholders' equity:
  Contributed capital.....................................     4,755,485        4,755,485          508,500          508,500
  Earned capital..........................................       619,322          619,322           66,223           66,223
  Minority interest.......................................        28,472           28,472            3,044            3,044
                                                            ------------   --------------   --------------   --------------
    Total stockholders' equity............................     5,403,279        5,403,279          577,767          577,767
                                                            ------------   --------------   --------------   --------------
        Total capitalization..............................  Ps.9,816,695   Ps. 13,198,528   U.S.$1,049,689   U.S.$1,411,305
                                                            ============   ==============   ==============   ==============

---------------
(1) Peso amounts were converted to U.S. dollars at the noon buying rate of Ps.9.3520 per U.S.$1.00 on September 30, 1999. Such conversions should not be construed as representations that the Peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all. See "Risk Factors -- Risk Factors Relating to
    Iusacell -- We may lose money because of currency devaluations" and "-- Risk Factors Relating to Doing Business in Mexico -- We may not be able to make interest and principal payments in U.S. dollars, which will expose you to currency risk and inconvenience."

(2) Adjusted columns reflect incremental aggregate cash of Ps.2,691.5 million and U.S.$287.8 million, respectively, reflecting Ps.3,273.2 million (U.S.$350.0 million) of proceeds from this offering and application of the proceeds thereof, less Ps.100.9 million (U.S.$10.8 million) of debt issuance costs plus net cash of Ps.109.4 million (U.S.$11.7 million) resulting from a drawdown of the Eximbank Facilities of Ps.176.8 million (U.S.$18.9 million) less an initial amortization payment of Ps.67.3 million (U.S.$7.2 million) and the payment of an accounts payable to Lucent in the amount of Ps.589.2 million (U.S.$63.0 million). Adjusted columns also include approximately U.S.$133.5 million of net proceeds from this offering that will be held in escrow to meet the first six interest payments on the notes.

(3) All of Iusacell's short- and long-term debt is denominated in U.S. dollars.

(4) The senior credit facility consists of a five-year senior secured term facility in the principal amount of U.S.$125.0 million and a five-year senior secured revolving credit facility in the principal amount of U.S.$100.0 million which was fully drawn by July 24, 1998 and which was subsequently converted to a term loan. Quarterly amortizations commence April 2000.

(5) In March 1998, Old Iusacell obtained a bridge loan facility from UBS AG, formerly known as Swiss Bank Corporation. The U.S.$75.0 million outstanding under this bridge loan facility was refinanced on July 15, 1999 by term loan facilities, a portion of which are guaranteed by the United States Export-Import Bank. U.S.$79.3 million was drawn on such term loan facilities on such date. Old Iusacell subsequently drew down an additional U.S.$18.9 million under these facilities on October 15, 1999 and made an initial semi-annual amortization payment of $7.2 million under the guaranteed portion of the facility in early November 1999.

                                 EXCHANGE RATES

     The following table sets forth, for the periods indicated, the period-end, average, high and low noon buying rates, in each case for the purchase of U.S. dollars, all expressed in nominal Pesos per U.S. dollar. The noon buying rate at January 27, 2000 was Ps.9.520 per U.S.$1.00.

                                                                NOON BUYING RATE(1)
                                                  ------------------------------------------------
                                                  PERIOD END    AVERAGE(2)      HIGH        LOW
                                                  ----------    ----------    --------    --------
Year ended December 31, 1994....................   Ps.5.000      Ps.3.479     Ps.5.750    Ps.3.105
Year ended December 31, 1995....................      7.740         6.526        8.050       5.270
Year ended December 31, 1996....................      7.881         7.635        8.045       7.325
Year ended December 31, 1997....................      8.070         7.917        8.410       7.717
Year ended December 31, 1998....................      9.901         9.152       10.630       8.040
Nine months ended September 30, 1999............      9.352         9.382        9.515       9.288
Year ended December 31, 1999....................      9.480         9.563        9.533       9.308

---------------
(1) Source: Federal Reserve Bank of New York.

(2) Average of month-end rates.

     At September 30, 1999, our total debt outstanding, including trade notes payable, which amounted to Ps.4,413.4 million (U.S.$471.9 million), was dollar-denominated and unhedged against foreign exchange risk. Devaluation of the Peso in relation to the U.S. dollar will adversely affect our ability to meet our U.S. dollar-denominated obligations, including the notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Devaluation and Inflation" and "-- Liquidity and Capital Resources -- Liquidity."

     In the past, the Mexican economy has suffered balance of payment deficits and shortages in foreign exchange reserves. While the Mexican government does not currently restrict the ability of Mexican or foreign persons or entities to convert Pesos to U.S. dollars, it has done so in the past and may do so in the future. Any such restrictive exchange control policy could adversely affect our ability to make payments in U.S. dollars, and could also have a material adverse effect on our financial condition and results of operations. See "Risk
Factors -- Risk Factors Relating to Doing Business in Mexico -- We may not be able to make dividend payments in U.S. dollars, which will expose you to currency risk and inconvenience."

           SELECTED CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

     The following tables present selected consolidated financial information of Iusacell. This information has been derived from and should be read in conjunction with:

     - the audited consolidated financial statements of Iusacell as of December 31, 1998 and 1997 and for the years ended December 31, 1998, 1997 and 1996, and

     - the unaudited consolidated financial statements of Iusacell as of and for the nine months ended September 30, 1999 and 1998.

     Prior to August 10, 1999, when Iusacell completed a corporate restructuring, New Iusacell had minimal assets and liabilities and no operations and contingent liabilities. For accounting purposes, New Iusacell is the successor business to Old Iusacell. New Iusacell currently owns 99.5% of the capital stock of Old Iusacell and plans to acquire substantially all of the remaining 0.5% as a result of the offering described in this prospectus.

     The consolidated financial statements appear elsewhere in this prospectus. The audited consolidated financial statements have been audited by PricewaterhouseCoopers, independent public accountants. The unaudited consolidated financial statements have been the subject of a limited review by PricewaterhouseCoopers. A limited review is substantially less in scope than an audit in accordance with generally accepted auditing standards.

     The financial statements have been prepared in accordance with Mexican GAAP, which differs in significant respects from U.S. GAAP. Pursuant to Mexican GAAP, the financial statements and the selected financial data presented below have been prepared in accordance with Bulletin B-10 of the Mexican Institute of Public Accountants, which provides for the recognition of certain effects of inflation.

     Bulletin B-10 requires Iusacell to restate non-monetary assets using the NCPI, but without exceeding their net realizable value. Until December 31, 1996, Bulletin B-10 required Iusacell to restate non-monetary assets at current replacement cost. Bulletin B-10 also requires Iusacell to restate non-monetary liabilities and the components of shareholders' equity using the NCPI and to record gains or losses in purchasing power from holding monetary liabilities or assets.

     In addition, Bulletin B-10 requires restatement of all financial statements to constant Pesos as of the date of the most recent balance sheet presented. Accordingly, all data in the financial statements and in the selected financial data set forth below have been restated in constant Pesos as of September 30, 1999. The effect of these inflation accounting principles has not been reversed in the reconciliation to U.S. GAAP. Note 20 to the audited consolidated financial statements contains a reconciliation of Iusacell's net income and stockholders' equity to U.S. GAAP. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- U.S. GAAP Reconciliation."

     The U.S. dollar amounts provided below are translations from the Peso amounts, solely for the convenience of the reader, at the noon buying rate for September 30, 1999 of Ps.9.3520 to U.S.$1.00. These translations should not be construed as representations that the Peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated as of any of the dates mentioned in this prospectus, or at all.

                                                                 AS OF AND FOR THE YEAR ENDED DECEMBER 31,
In thousands of constant September 30,  -------------------------------------------------------------------------------------------
1999 Pesos and U.S. dollars except per      1994           1995            1996           1997            1998            1998
share amounts and subscriber data(1)    ------------   -------------   ------------   -------------   -------------   -------------
INCOME STATEMENT DATA:
MEXICAN GAAP:
Revenues:
Services.......................         Ps.2,835,758   Ps. 2,286,846   Ps.2,072,472   Ps. 2,009,313   Ps. 2,688,655   U.S.$ 287,495
Telephone equipment sales and other...       386,859         407,474        334,286         413,227         412,001          44,055
                                        ------------   -------------   ------------   -------------   -------------   -------------
    Total......................            3,222,617       2,694,320      2,406,758       2,422,540       3,100,656         331,550
Cost of sales:
Cost of services...............              824,122         838,416        759,818         669,559         841,354          89,965
Cost of telephone equipment and
  other........................              190,208         226,162        186,369         262,304         220,447          23,572
                                        ------------   -------------   ------------   -------------   -------------   -------------
    Total......................            1,014,330       1,064,578        946,187         931,863       1,061,801         113,537
Gross profit...................            2,208,287       1,629,742      1,460,571       1,490,677       2,038,855         218,013
Operating expenses.............            1,371,926       1,190,046      1,053,025         968,473       1,183,165         126,515
Depreciation and amortization...             825,616         948,059        855,889         757,726         872,658          93,312
Project 450 non-cash writedown...                 --              --             --              --       1,077,473         115,213
Operating profit (loss)........               10,745        (508,363)      (448,343)       (235,522)     (1,094,441)       (117,027)
Other income, net..............                   --              --             --              --         145,676          15,577
Integral financing cost (gain):
  Interest expense, net........              288,821         245,256        397,887         323,181         245,200          26,219
  Foreign exchange (gain) loss, net...       742,703         998,209        (87,932)         63,105         918,227          98,185
  Gain on net monetary position...           (70,738)       (709,985)      (493,053)       (381,156)       (745,336)        (79,698)
                                        ------------   -------------   ------------   -------------   -------------   -------------
    Total......................              960,786         533,480       (183,098)          5,130         418,091          44,706
Equity participation in net income of
  associated companies.........                4,387         (55,409)         1,866         205,326          27,290           2,918
Provision for equipment
  impairment(2)................                   --              --             --       1,208,352              --              --
Loss before asset tax, employee profit
  sharing, minority interest,
  extraordinary item and discontinued
  operations...................             (945,654)     (1,097,252)      (263,379)     (1,243,678)     (1,339,566)       (143,238)
Provision for asset tax........               45,954          41,185         49,827          59,031          70,496           7,538
Employee profit sharing........                  917           2,946             --              --              --              --
                                        ------------   -------------   ------------   -------------   -------------   -------------
    Total......................               46,871          44,131         49,827          59,031          70,496           7,538
Loss before minority interest,
  extraordinary item and discontinued
  operations...................             (992,525)     (1,141,383)      (313,206)     (1,302,709)     (1,410,062)       (150,776)
Minority interest..............                   64          52,420          4,500             270           6,198             663
                                        ------------   -------------   ------------   -------------   -------------   -------------
Loss before extraordinary item and
  discontinued operations......             (992,461)     (1,088,963)      (308,706)     (1,302,439)     (1,403,864)       (150,113)
Extraordinary item(3)..........                   --              --       (205,537)             --              --              --
Loss from discontinued
  operations(4)................                                                                             (20,248)         (2,165)
                                        ------------   -------------   ------------   -------------   -------------   -------------
Net loss.......................         Ps. (992,461)  Ps.(1,088,963)  Ps. (514,243)  Ps.(1,302,439)  Ps.(1,424,112)  U.S.$(152,278)
                                        ============   =============   ============   =============   =============   =============
Net loss per share.............         Ps.    (1.05)  Ps.     (1.12)  Ps.    (0.52)  Ps.     (1.22)  Ps.     (1.27)  U.S.$   (0.14)
U.S. GAAP:(5)
Total revenues.................         Ps.3,222,618   Ps. 2,694,320   Ps.2,518,460   Ps. 2,535,174   Ps. 3,120,443   U.S.$ 333,666
Operating profit (loss)........               10,745        (508,363)      (712,282)     (1,615,305)       (926,082)        (99,025)
Net loss.......................             (969,821)       (514,215)      (183,684)       (884,166)     (1,414,792)       (151,282)
Basic and diluted loss per share(6)...         (1.03)          (0.52)         (0.21)          (0.82)          (1.26)          (0.13)
Basic and diluted pro forma net loss
  per share(6).................                   --              --             --              --           (1.06)          (0.11)

---------------
Footnotes begin on page 33.

In thousands of constant            AS OF AND FOR THE YEAR ENDED DECEMBER 31,
September 30, 1999 Pesos and     -----------------------------------------------
U.S. dollars except per share        1994             1995             1996
amounts and subscriber data(1)   -------------    -------------    -------------
BALANCE SHEET DATA:
MEXICAN GAAP:
Working capital................  Ps.  (540,068)   Ps.(2,044,741)   Ps.(2,307,150)
Property and equipment, net....      6,336,256        6,067,482        4,682,065
Total assets...................     11,166,344       10,313,682        8,438,606
Total debt.....................      2,045,850        2,349,834        1,988,543
Stockholders' equity...........      7,946,300        6,211,723        4,719,559
U.S. GAAP:(5)
Working capital................  Ps.        --    Ps. 2,366,916    Ps.(2,474,949)
Property and equipment, net....      6,336,258        6,067,482        4,682,065
Total assets...................     11,131,435       11,231,501        9,375,937
Total debt.....................      2,045,850        2,349,834        1,988,543
Stockholders' equity...........      7,691,758        5,253,614        4,281,545
OTHER FINANCIAL DATA:
MEXICAN GAAP:
Ratio of earnings to fixed
 charges(7)....................             --               --               --
OPERATING DATA:
POPs...........................     61,464,945       63,447,714       64,730,493
Subscribers(8)
 Contract......................        194,723          208,802          159,144
 Prepay........................             --            1,399           73,762
                                 -------------    -------------    -------------
   Total.......................        194,723          210,201          232,906
Gross subscriber additions.....        117,539          103,733          172,519
Average subscribers(9).........        161,042          202,462          221,554
Penetration(10)................           0.32%            0.33%            0.36%
Average monthly contract
 churn(11).....................           2.67%            3.62%            4.28%
Average monthly MOUs per
 subscriber(12)................            179              140              118
Nominal average monthly revenue
 per subscriber(13)............  Ps.       595    Ps.       464    Ps.       492
Nominal cost to acquire a new
 subscriber(14)................  Ps.     5,717    Ps.     6,143    Ps.     6,076

In thousands of constant              AS OF AND FOR THE YEAR ENDED DECEMBER 31,
September 30, 1999 Pesos and     ---------------------------------------------------
U.S. dollars except per share        1997               1998               1998
amounts and subscriber data(1)   -------------      -------------      -------------
BALANCE SHEET DATA:
MEXICAN GAAP:
Working capital................  Ps.  (339,180)     Ps.(1,319,275)     U.S.$(141,069)
Property and equipment, net....      3,925,390          5,827,104            623,086
Total assets...................      8,691,774         10,899,176          1,165,438
Total debt.....................      2,892,616          4,889,004            522,776
Stockholders' equity...........      4,333,837          4,025,136            430,404
U.S. GAAP:(5)
Working capital................  Ps.  (546,724)     Ps.(1,482,751)     U.S.$(158,549)
Property and equipment, net....      3,925,390          5,644,039            603,511
Total assets...................      9,555,384         11,336,466          1,212,197
Total debt.....................      2,892,616          4,900,790            524,037
Stockholders' equity...........      4,287,183          4,027,474            430,654
OTHER FINANCIAL DATA:
MEXICAN GAAP:
Ratio of earnings to fixed
 charges(7)....................             --                 --                 --
OPERATING DATA:
POPs...........................     66,014,273         67,298,053
Subscribers(8)
 Contract......................        199,964            277,014
 Prepay........................        200,159            478,361
                                 -------------      -------------
   Total.......................        400,123            755,375
Gross subscriber additions.....        406,353            747,720
Average subscribers(9).........        387,765            742,601
Penetration(10)................           0.61%              1.12%
Average monthly contract
 churn(11).....................           2.94%              2.58%
Average monthly MOUs per
 subscriber(12)................            105                 87
Nominal average monthly revenue
 per subscriber(13)............  Ps.       464      Ps.       361      U.S.$      39
Nominal cost to acquire a new
 subscriber(14)................  Ps.     5,326      Ps.     3,477      U.S.$     372

---------------
Footnotes begin on page 33.

                                                                                 AS OF AND FOR THE NINE
                                                                               MONTHS ENDED SEPTEMBER 30,
                                                                     ----------------------------------------------
In thousands of constant September 30, 1999 Pesos and U.S. dollars,      1998             1999             1999
          except per share amounts and subscriber data(1)            -------------    -------------    ------------
INCOME STATEMENT DATA:
MEXICAN GAAP:
Revenues:
Services.......................................................      Ps. 1,954,419    Ps. 2,626,137    U.S.$280,810
Telephone equipment sales and other............................            322,965          282,369          30,193
                                                                     -------------    -------------    ------------
    Total......................................................          2,277,384        2,908,506         311,003
Cost of sales:
  Cost of services.............................................            591,172          778,668          83,262
  Cost of telephone equipment and other........................            174,991          163,129          17,443
                                                                     -------------    -------------    ------------
    Total......................................................            766,163          941,797         100,705
Gross profit...................................................          1,511,221        1,966,709         210,298
Operating expenses.............................................            886,412          963,442         103,020
Depreciation and amortization..................................            615,617          967,396         103,443
Project 450 non-cash writedown.................................            986,396               --              --
Operating profit (loss)........................................           (977,204)          35,871           3,835
Integral financing cost (gain):
  Interest expense, net........................................            198,070          162,751          17,403
  Foreign exchange (gain) loss, net............................          1,011,283         (325,293)        (34,783)
  Gain on net monetary position................................           (432,489)        (519,605)        (55,561)
                                                                     -------------    -------------    ------------
    Total......................................................            776,864         (682,147)        (72,941)
Equity participation in net income of associated companies.....             20,252            2,587             277
Income (loss) before asset tax and minority interest...........         (1,733,816)         720,605          77,053
Provision for asset tax........................................             38,271          111,609          11,934
    Employee profit sharing....................................                 --              373              40
    Income (loss) before minority interest.....................         (1,772,087)         608,623          65,079
Minority interest..............................................              3,339           10,699           1,144
                                                                     -------------    -------------    ------------
Net income (loss)..............................................      Ps.(1,768,748)   Ps.   619,322    U.S.$ 66,223
                                                                     =============    =============    ============
U.S. GAAP:(5)
Total revenues.................................................      Ps. 2,277,384    Ps. 2,908,506    U.S.$311,004
Operating (loss) profit........................................           (802,207)          35,871           3,836
Net (loss) profit..............................................         (1,615,534)         582,578          62,294
Basic and diluted (loss) profit per share(6)...................              (1.47)            0.46            0.05
Basic and diluted pro forma net loss per share(6)..............

---------------
Footnotes begin on page 33.

                                                                                  AS OF AND FOR THE NINE
                                                                                MONTHS ENDED SEPTEMBER 30,
                                                                     ------------------------------------------------
In thousands of constant September 30, 1999 Pesos and U.S. dollars,      1998             1999              1999
          except per share amounts and subscriber data(1)            -------------    -------------    --------------
BALANCE SHEET DATA:
MEXICAN GAAP:
Working capital................................................      Ps.(1,040,326)   Ps.  (999,004)   U.S.$ (106,822)
Property and equipment, net....................................          5,154,715        6,488,285           693,786
Total assets...................................................         10,028,689       11,941,781         1,276,923
Total debt.....................................................          5,023,500        4,377,893           468,124
Stockholders' equity...........................................          3,348,921        5,403,279           577,767
U.S. GAAP:(5)
Working capital................................................      Ps.  (647,122)   Ps.(1,188,967)   U.S.$ (127,135)
Property and equipment, net....................................          5,154,715        6,488,285           693,786
Total assets...................................................         10,629,659       12,572,695         1,344,386
Total debt.....................................................          5,023,500        4,379,740           468,321
Stockholders' equity...........................................          3,506,066        5,354,090           572,507
OTHER FINANCIAL DATA:
MEXICAN GAAP:
Ratio of earnings to fixed charges(7)..........................                 --             5.89x             2.53x
OPERATING DATA:
Subscribers(8)
Contract.......................................................            256,075          342,666
  Prepay.......................................................            371,781          789,539
                                                                     -------------    -------------
    Total......................................................            627,856        1,132,205
Gross subscriber additions.....................................            289,555          470,643
Average subscribers(9).........................................            645,781        1,100,576
Average monthly contract churn(11).............................               2.58%            2.44%
Average monthly MOUs per subscriber(12)........................                 89               77
Nominal average monthly revenue per subscriber(13).............      Ps.       371    Ps.       339    U.S.$       36
Nominal cost to acquire a new subscriber(14)...................      Ps.     3,389    Ps.     3,624    U.S.$      388

---------------
Footnotes begin on page 33.

     NOTES TO THE SELECTED CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

 (1) According to Mexican GAAP, financial data for all periods in the financial statements included in this prospectus, unless otherwise indicated, have been restated in constant September 30, 1999 Pesos. Restatement into September 30, 1999 Pesos is made by multiplying the relevant nominal Peso amount by the inflation index for the period between the end of the period to which such nominal Peso amount relates and September 30, 1999. The inflation indices used in this prospectus are 2.9242 for 1994 figures,
     1.9243 for 1995 figures, 1.5068 for 1996 figures, 1.3021 for 1997 figures,
     1.1609 for September 1998 figures and 1.0978 for December 1998 figures. These indices represent the estimates used by Old Iusacell when it prepared and released to the public its third quarter 1999 financial statements.

     Peso amounts in the selected consolidated financial statements were converted to U.S. dollars at the exchange rate of Ps.9.3520 per U.S.$1.00 reported by the Federal Reserve Bank of New York as its noon buying rate for Pesos on September 30, 1999. Such conversions should not be construed as representations that the Peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated for such date, or at all.

     In determining Peso amounts of U.S. dollar-denominated obligations at September 30, 1999 in its financial statements under Mexican GAAP, however, Iusacell applied the exchange rate published by the Banco de Mexico, which on September 30, 1999 was Ps.9.3483 per U.S.$1.00. The difference between the noon buying rate and the Banco de Mexico exchange rates causes certain inconsistencies between references to U.S. dollar amounts in this prospectus and the actual U.S. dollar amounts. For example, Iusacell's actual total debt, excluding trade notes payable, at September 30, 1999 was U.S.$468.3 million. In preparing Iusacell's September 30, 1999 financial statements, we multiplied this amount by 9.3483 to arrive at the Ps.4,377.9 million in total debt, excluding trade notes payable. However, for purposes of this prospectus, we converted this Peso amount to U.S. dollars using the rate of Ps.9.3520, which yields a U.S. dollar-denominated total debt, excluding trade notes payable, of U.S.$468.1 million.

     The combined effect of the restatement of the financial data in September 30, 1999 constant Pesos and the convenience translation of Peso amounts into U.S. dollars discussed above means that the amount shown for certain balance sheet items in U.S. dollars is not equal to the actual amounts outstanding. For example, as of December 31, 1998, after the restatement in September 30, 1999 constant Pesos and the convenience translation, total debt outstanding, excluding trade notes payable, is U.S.$522.8 million. The actual amount of total debt outstanding, excluding trade notes payable, was U.S.$450.0 million. This impact explains any inconsistency between our December 31, 1998 consolidated financial information and references to U.S. dollar amounts in other sections of this prospectus.

 (2) Iusacell's financial statements for the year ended December 31, 1997 have been restated to reflect a reassessment of the accounting for the impairment charge related to the analog communications network. The impairment, which had previously been recorded directly against stockholders' equity has now been recorded as an expense under Mexican GAAP in the restated financial statements. For U.S. GAAP purposes, the impairment charge relating to the analog communications equipment was initially recorded as an operating expense. See Note 22 to the Audited Consolidated Financial Statements.

 (3) For 1996, the extraordinary item represents restructuring expenses associated with the reorganization and change in management control of Iusacell, the write-off of obsolete network equipment and an additional reserve for doubtful accounts.

 (4) In December 1998, Iusacell discontinued the operations of its subsidiary, Cellular Solutions de Mexico, S.A. de C.V., a company engaged in the selling of accessories for cellular handsets. Cellular Solutions de Mexico transferred all its existing inventories as of December 31, 1998 to another subsidiary of Iusacell and terminated all its employees during January and February 1999. See

     Note 19 to the Audited Consolidated Financial Statements. Under U.S. GAAP the loss from discontinued operations is recorded as an operating expense.

 (5) See Note 20 to the Audited Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- U.S. GAAP Reconciliation" for a discussion of differences between U.S. GAAP and Mexican GAAP.

 (6) Diluted earnings (loss) per share for the years ended December 31, 1998 and 1997 is equal to basic (loss) per share. Any unutilized drawdowns and conversions under the subordinated convertible facility with Bell Atlantic and the authorized but unissued shares subject to the management employee stock purchase plan are excluded from the computation of diluted earnings
     (loss) per share because to include them would have been antidilutive for the periods presented because the loss per share for such periods would have been reduced. For the years ended December 31, 1998 and 1997, the number of potentially dilutive shares that were excluded from the computation of diluted earnings (loss) per share for any unutilized drawdowns and conversions under the facility with Bell Atlantic were 69,285,714 and 214,285,714 shares, respectively, and for the authorized but unissued shares subject to the management employee stock purchase plan were 70,004 and 262,666 shares, respectively.

     Diluted earnings (loss) per share for the years ended December 31, 1996, 1995 and 1994 is equal to basic earnings (loss) per share as Iusacell did not have any potentially dilutive securities.

 (7) The ratio of earnings to fixed charges covers continuing operations. For this purpose earnings are calculated as income or loss before taxes plus
     (i) integral financing cost, including amortization of capitalized interest, (ii) the interest portion of annual rent expense, and (iii) losses from the less than 50%-owned affiliates. Fixed charges include the expensed and capitalized portions of integral financing cost. Earnings were inadequate to cover fixed charges in 1994, 1995, 1996, 1997 and 1998. The fixed charge coverage deficiency for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 amounted to Ps.1,694.2 million (U.S.$181.2 million), Ps.1,997.2 million (U.S.$213.6 million), Ps.453.9 million (U.S.$48.5 million), Ps.1,304.1 million (U.S.$139.4 million) and Ps.2,224.0 million (U.S.$237.8 million). The fixed charge coverage deficiency for the nine month period ended September 30, 1998 amounted to Ps.2,691.8 million (U.S.$287.8 million). There was no fixed charge coverage deficiency for the nine month period ended September 30, 1999.

 (8) Subscribers refers to Iusacell's cellular subscribers in its cellular operating regions at the end of the respective periods. A prepay customer is included as a subscriber if, at the end of the period, the customer's telephone number has not yet been deactivated. See "Business -- Cellular Services -- Prepay Customers."

 (9) Average subscribers represents the rolling monthly average number of subscribers for the respective periods.

(10) Penetration represents the end of period subscribers divided by the end of period POPs in Iusacell's cellular operating regions, expressed as a percentage.

(11) Effective January 1, 1998, Iusacell changed the methodology by which it determines average monthly contract churn for a given period. Average monthly contract churn for a given period is now calculated by dividing the sum of all contract subscribers disconnected during such period by the sum of the beginning-of-month contract subscribers for each of the months in such period, expressed as a percentage. Only 1997 average monthly contract churn information, which was 2.88% under the old methodology, has been restated under the new methodology. The average monthly contract churn data for 1994 through 1996 are presented under the old methodology, which calculates average monthly contract churn for a given period by dividing, for each month in that period, the total number of contract subscribers disconnected in such month by the number of contract subscribers at the beginning of such month and dividing the sum of the resulting quotients for all months in such period by the number of months in such period.

(12) Effective January 1, 1998, Iusacell changed the methodology by which it determines average monthly MOUs (minutes of use) per subscriber. Average monthly MOUs per subscriber for a given period are now calculated by dividing total MOUs in the period by the sum of the monthly average subscribers for each of the months in such period. Only 1997 average monthly MOUs per subscriber information, which was 98 under the old methodology, has been restated under the new methodology. The average monthly MOUs per subscriber data for 1994 through 1996 are presented under the old methodology, which calculates average monthly MOUs per subscriber for a given period by dividing the total minutes of use for the respective period by the number of average subscribers for the respective period and dividing the result by the number of months in such period.

(13) Effective January 1, 1998, Iusacell changed the methodology by which it determines nominal average monthly cellular revenue per subscriber (ARPU). ARPU for a given period is now calculated by dividing the sum of the monthly cellular revenue and other cellular revenues for each of the months in the period by the sum of the monthly average cellular subscribers for each of the months in such period. Only 1997 ARPU information, which was Ps.451 under the old methodology, has been restated under the new methodology. The ARPU for 1994 through 1996 is presented under the old methodology, which calculates ARPU for a given period by dividing the total cellular service revenue for the respective period by the average number of subscribers for the respective period and dividing the quotient by the number of months in such period.

(14) Nominal cost to acquire a new subscriber represents sales, marketing and advertising costs, plus the costs of cellular phones Iusacell gives to its contract customers, for the respective period (in nominal Pesos) divided by the gross customer additions for such period.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements included elsewhere in this prospectus. Unless otherwise indicated, all financial information in this prospectus is presented in constant Pesos as of September 30, 1999. The U.S. dollar translations provided in this prospectus are, unless otherwise indicated, calculated at the exchange rate at September 30, 1999 reported by the Federal Reserve Bank of New York as its noon buying rate for Pesos, which was Ps.9.3520 per U.S.$1.00. Sums may not add due to rounding.

RECENT DEVELOPMENTS

     On October 18, 1999 Bell Atlantic, one of our principal shareholders, confirmed that it was engaged in discussions with a third party that involved a possible combination or alliance of our business with one or more of the Cellular A-Band properties in northern Mexico that we do not operate. On November 19, 1999, Bell Atlantic publicly announced that these discussions had been terminated.

GENERAL

     The following discussion and analysis is intended to help you understand and assess the significant changes and trends in the historical results of operations and financial condition of Iusacell and its subsidiaries and factors affecting Iusacell's financial resources. You should read this section in conjunction with the Consolidated Financial Statements and their notes appearing elsewhere in this prospectus.

     The Consolidated Financial Statements have been prepared in accordance with Mexican GAAP, which differs in significant respects from U.S. GAAP. Note 20 to the Audited Consolidated Financial Statements provides a description of the principal differences between Mexican GAAP and U.S. GAAP as they relate to Iusacell. Note 20 to the Audited Consolidated Financial Statements also provides a reconciliation to U.S. GAAP of Iusacell's net loss for the years ended December 31, 1996, 1997 and 1998 and of stockholders' equity as of December 31, 1997 and 1998.

     As a Mexican company, Iusacell maintains its financial records in Pesos. Pursuant to Bulletin B-10, "Recognition of the Effects of Inflation on Financial Information," and Bulletin B-12, "Statement of Changes in Financial Position," issued by the Mexican Institute of Public Accountants, Iusacell's financial statements are reported in period-end Pesos to adjust for the interperiod effects of inflation. The presentation of financial information in period-end, or constant, currency units is intended to eliminate the distorting effect of inflation on the financial statements and to permit comparisons across comparable periods in comparable monetary units. Bulletin B-10 requires Iusacell to restate non-monetary assets, non-monetary liabilities and the components of stockholders' equity using the NCPI. The effects of these inflation accounting principles have not been eliminated in the reconciliation to U.S. GAAP. See Note 20 to the Audited Consolidated Financial Statements.

     Except where otherwise indicated, financial data for all periods in the Consolidated Financial Statements and throughout this prospectus have been restated in constant Pesos as of September 30, 1999, in accordance with the fifth amendment to Bulletin B-10. References in this prospectus to "real" amounts are to inflation-adjusted Pesos and references to "nominal" amounts are to unadjusted historical Pesos. In calendar years 1996, 1997 and 1998 and in the first nine months of 1999, the rates of inflation in Mexico, as measured by changes in the NCPI, were 27.7%, 15.7%, 18.6% and 9.8%, respectively. The inflation indices used are 1.5068 for 1996 figures, 1.3021 for 1997 figures,
1.1609 for September 1998 figures and 1.0978 for December 1998 figures. These indices represent the estimates used by Iusacell when it prepared and released to the public its third quarter 1999 financial statements.

     In reporting under Mexican GAAP and in accordance with Bulletin B-10, Iusacell is required to quantify all financial effects of operating and financing the business under inflationary conditions. For presentation purposes, "integral financing cost (gain)" refers to the combined financial effects of:

     - net interest expense or interest income,

     - net foreign exchange gains or losses, and

     - net gains or losses on monetary position.

     Net foreign exchange gains or losses reflect the impact of changes in foreign exchange rates on monetary assets and liabilities denominated in currencies other than Pesos. A foreign exchange loss arises if a liability is denominated in a foreign currency which appreciates relative to the Peso between the time the liability is incurred and the date it is repaid, as the appreciation of the foreign currency results in an increase in the amount of Pesos which must be exchanged to repay the specified amount of the foreign currency liability. The gain or loss on monetary position refers to the gains and losses realized from holding net monetary assets or liabilities and reflects the impact of inflation on monetary assets and liabilities. For example, a gain on monetary position results from holding net monetary liabilities in Pesos during periods of inflation, as the purchasing power of the Peso declines over time.

DEVALUATION AND INFLATION

     On December 20, 1994, the Mexican government responded to exchange rate pressures by increasing the upper limit of the then existing free market Peso/U.S. dollar exchange rate band by 15% and, two days later, by eliminating the band to allow the Peso to fluctuate freely against the U.S. dollar. This resulted in a major devaluation of the Peso relative to the U.S. dollar. Where the noon buying rate had been Ps.3.4662 to U.S.$1.00 on December 19, 1994, by December 31, 1994 the noon buying rate had fallen to Ps.5.0000 to U.S.$1.00, representing a 44.3% devaluation. The Peso continued to decline against the U.S. dollar during 1995, closing at a noon buying rate of Ps.7.7400 to U.S.$1.00 on December 31, 1995, which represented a 54.8% devaluation relative to the U.S. dollar for the year.

     The Mexican economy began to recover in 1996 and 1997, as exchange rates stabilized, inflation decreased and gross domestic product grew by 5.1% and 7.0%, respectively. The noon buying rates were Ps.7.8810 to U.S.$1.00 and Ps.8.0700 to U.S.$1.00 on December 31, 1996 and 1997, respectively. However, the financial crises in the emerging markets that began in late 1997, together with the weakness in the price of oil, which is a significant source of revenue for the Mexican government, contributed to renewed weakness in the Peso. For the first nine months of 1998, the Peso devalued 26.8% relative to the U.S. dollar to Ps.10.1960 per U.S. dollar on September 30, 1998, but strengthened in the fourth quarter of 1998 and continued to strengthen in the first nine months of 1999. For the twelve months of 1998, the Peso devalued 22.7% relative to the U.S. dollar to Ps.9.9010 per U.S. dollar on December 31, 1998. On September 30, 1999, the noon buying rate was Ps.9.3520 per U.S. dollar.

     Peso devaluations have contributed to sharp increases in inflation. Inflation, which had been 7.1% in 1994, increased to 52.0% and 27.7% in 1995 and 1996, respectively. After a reduction to 15.7% in 1997, inflation was 18.6% for the year 1998. In the first nine months of 1999, inflation was 9.8%, or approximately 13.1% on an annualized basis.

     In the past, these economic conditions have negatively affected Iusacell's results of operating and financial condition and may do so in the future. See "-- Other Material Trends and Contingencies -- Negative Economic Conditions."

IMPACT ON IUSACELL'S RESULTS OF OPERATIONS

     The general economic conditions in Mexico resulting from the devaluation of the Peso and the resulting inflation have had, and may have, an overall negative impact on Iusacell's results of operations primarily as a result of the following factors:

     - Peso devaluations result in a significant decrease in the purchasing power of Mexican consumers, resulting in a decrease in the demand for cellular telephony.

     - Due to competitive market conditions and the overall state of the Mexican economy, Iusacell is not always able to increase its prices in line with the significant inflation in the economy. It was not able to do so in 1995, 1996 and the period from the fourth quarter of 1997 through the third quarter of 1998.

     - The significant inflation experienced in 1995 led to an upward restatement of Iusacell's assets and, therefore, resulted in a substantial increase in depreciation and amortization expense, which had an adverse impact on Iusacell's earnings for that year. In 1996, while there was still significant inflation, depreciation and amortization expense decreased as the result of a substantial reduction in capital expenditures and the reduction in the Peso-carrying value of dollar-acquired non-monetary assets as at the end of 1995 in accordance with the rules of the Mexican Stock Exchange. Depreciation and amortization also decreased in 1997 as capital expenditures did not substantially increase until the second half of the year and as a result of the reduction in the carrying value of dollar-acquired non-monetary assets as at the end of 1996 in accordance with the rules of the Mexican Stock Exchange as the rate of inflation exceeded that of devaluation. Beginning in 1998, the restatement of the valuation of assets using a foreign exchange rate is no longer permitted under Mexican GAAP.

     - The significant devaluation of the Peso as compared to the U.S. dollar in 1995 resulted in the recording of a net foreign exchange loss given Iusacell's net U.S. dollar liability position. In 1996, Iusacell recorded a gain because of the appreciation of the Peso against the U.S. dollar during a significant portion of the year. In 1997, Iusacell experienced a minimal foreign exchange loss due to the relative stability of the Peso throughout the year. During the first nine months of 1998 Iusacell, recorded exchange losses because of the effect of the 26.8% devaluation of the Peso in that period on its net U.S. dollar liability position. Iusacell recorded exchange gains in the fourth quarter of 1998, although these were insufficient to offset the cumulative exchange losses through September 30, 1998. Iusacell recorded a substantial exchange gain in the first nine months of 1999 as the Peso continued to strengthen.

     - A portion of Iusacell's costs and expenses (e.g., some depreciation and amortization and all interest expense) is denominated in, or indexed to, U.S. dollars, while almost all of Iusacell's revenues are denominated in Pesos. In a period of Peso devaluation, this relationship causes a negative impact on Iusacell's margins.

IMPACT ON IUSACELL'S FINANCIAL CONDITION

     The general economic conditions in Mexico resulting from the devaluation of the Peso and the resulting inflation have had, and may have, an overall negative impact on Iusacell's financial condition as a result of the following factors:

     - Substantially all of Iusacell's indebtedness is denominated in U.S. dollars. As a result, the Peso-carrying amount of such debt increases to reflect the additional Pesos required to meet such foreign currency liabilities.

     - Prior to 1998, whenever the inflation rate exceeded the devaluation rate, as was the case in 1996, the carrying value of Iusacell's assets purchased in foreign currencies would be reduced. This was because, assuming the foreign currency value of a given asset remained unchanged between periods, the value of such asset for the prior period was restated upwards using the inflation rate, while the valuation of such asset for the current period was restated using a foreign exchange rate which increased at a lower rate. Beginning in 1998, the restatement of the valuation of assets using a foreign exchange rate is no longer permitted under Mexican GAAP.

INCREASE IN PREPAY SUBSCRIBER BASE

     In June 1996, Iusacell introduced its Control Plus prepay program in response to economic conditions in Mexico and to a prepay cellular card program offered by Telcel. In September 1997, Iusacell introduced in Region 9 its next-generation, automated VIVA prepay program which had, by March 1999, almost completely replaced Control Plus in all of Iusacell's cellular markets. In October 1999, Iusacell introduced a "one single rate" plan for prepay customers. One single rate prepay customers pay a single per minute rate for local, national long distance and long distance service to the United States and Canada.

     The Control Plus and VIVA programs have been extremely popular, with prepay customers increasing from an insignificant percentage of Iusacell's subscriber base at June 30, 1996 (14,675 subscribers) to 31.7% at December 31, 1996 (73,762 subscribers), 50.0% at December 31, 1997 (200,159 subscribers), 63.3% at December 31, 1998 (478,361 subscribers) and 69.7% at September 30, 1999 (789,539 subscribers). Prepay customers comprised 75.6%, 78.3% and 82.6% of Iusacell's net subscriber additions in 1997, 1998 and the first nine months of 1999, respectively. Iusacell expects that prepay customers will continue to comprise the substantial majority of new subscriber additions. As a result, Iusacell expects that the percentage of its customers who subscribe to cellular service on a prepay basis will continue to increase.

     The percentage of total service revenues derived from prepay customers was 3.7% in 1996, 14.1% in 1997, 17.3% in 1998 and 16.9% in the first nine months of
1999.

     In 1996, Iusacell experienced a 23.8% reduction in the number of contract customers, who generate higher average revenue per subscriber than do prepay customers. Many of these contract customers migrated to Iusacell's prepay program, resulting in lower revenues from these customers. In 1997, 1998 and the first nine months of 1999, Iusacell experienced a 25.6%, 38.5% and 23.7% increase in the aggregate number of contract customers, respectively, compared to the beginning period number, with limited migration by contract customers to prepay programs. Although the current rate of growth is expected to decline as the product customer base grows, Iusacell anticipates further growth in the number of contract subscribers, including both customers converting from analog to digital service and new digital cellular customers. See "-- Digitalization."

     Prepay customers, on average, have substantially lower minutes of use than contract customers and do not pay monthly fees and, as a result, generate substantially lower average monthly revenues per subscriber -- even though prepay plans involve higher outgoing call per minute airtime charges than the average contract plan. Consequently, as the percentage of prepay customers to Iusacell's total subscribers continues to increase, Iusacell expects that average minutes of use per customer and average monthly revenues per customer will continue to decrease. Iusacell expects the decrease to moderate with the implementation of the CPP modality. See "-- Other Material Trends and Contingencies -- Regulatory Developments."

     In November 1998, Iusacell extended the life of its VIVA prepay cards from a maximum of 135 days to a maximum of 180 days to allow greater flexibility in their use. In April 1999, in anticipation of the advent of the CPP modality and for competitive reasons, Iusacell extended the life of its VIVA prepay cards to a maximum of 365 days and, in October 1999, the life of VIVA prepay cards was extended to 545 days. After the balance of a prepay card becomes zero, the VIVA customer currently has 365 days to activate a new card before losing his phone number. During this 365-day period, the VIVA customer will be an "incoming calls only" customer, able to receive incoming local calls, but not able to make outgoing calls. Iusacell is considering indefinitely extending the period of time for some "incoming calls only" customers who have experienced significant incoming call traffic. See "Business -- Cellular Services -- Prepay Customers."

     Extending the life of VIVA prepay cards defers the turnover of prepay customers. The November 1998 extension, by deferring prepay turnover for 45 additional days, contributed to the strong growth in subscriber net additions, particularly prepay net additions, during the fourth quarter of 1998. Likewise, the April 1999 extension, by deferring prepay turnover for 185 additional days, reduced reported turnover in prepay and overall subscriber net additions in the second and third quarters of 1999 and will also reduce reported turnover in the fourth quarter of 1999. Any further extension of VIVA card life for "incoming calls only" customers will also reduce reported turnover for prepay and overall subscriber net additions for the extension period.

     In late March 1999, Iusacell implemented marketing initiatives focused on increasing usage by and revenues derived from prepay customers. These initiatives included an approximate 6% price increase, the implementation of a Ps.59 or Ps.79 activation fee for a customer activating a telephone number with a Ps.250 or Ps.150 prepay card, the increase in the minimum denomination of the prepay card with which a customer can activate prepay service from Ps.100 to Ps.150, the adjustment of commissions to encourage distributors to activate customers with prepay cards of higher denominations and the sending of electronic reminders to customers to replenish their cards. Together with the continuing efforts to increase the number of distribution points for prepay cards in order to facilitate and encourage their replenishment, these initiatives appear to have had their intended results. Iusacell has fewer, but higher revenue generating new prepay customers. Prepay subscriber net additions for the second quarter of 1999 were higher than those of the first quarter of 1999. However, prepay subscriber net additions for the second quarter of 1999 were substantially lower when adjusted for the effect of the April 1999 extension of life of the VIVA prepay cards. In the third quarter of 1999, Iusacell implemented initiatives to reinvigorate its new prepay customer activations. These initiatives resulted in higher prepay subscriber net additions for the third quarter of 1999 than those of the first or second quarter of 1999.

DIGITALIZATION

     In December 1997, Iusacell entered into an agreement with subsidiaries of Lucent Technologies, Inc. to swap out its existing analog network for a Lucent analog network overlaid with a Lucent CDMA digital network. Because Iusacell received a trade-in credit from Lucent for the book value of the swapped-out network equipment, under Mexican GAAP and U.S. GAAP Iusacell will not be required to write off the value of any of such swapped-out assets.

     Digital and dual-mode (i.e., digital-analog) handsets are substantially more expensive than analog handsets, although the prices for all types of handsets have declined over time. As a result, Iusacell expects that the subsidies it provides for handsets will be higher than they would have been had Iusacell remained an exclusively analog service provider as Iusacell migrates a portion of its analog customers to digital service and subscribes new digital customers. These new digital customers will initially be almost all contract subscribers, because Iusacell has only just begun to commercialize a digital prepay service, which, due to more costly handsets, is significantly more expensive to activate than analog prepaid service.

     Iusacell believes that digitalization will increase subscriber usage. Iusacell's experience has been that the average new digital customer uses his or her cellular telephone more than the average analog customer and that analog customers that migrate to digital service tend to increase their usage upon migration.

     Digital contract subscribers increased from 12,181 at September 30, 1998 to 163,171 at September 30, 1999. Iusacell intends to migrate substantially all remaining analog contract customers to digital service by the end of 2000. Iusacell's digital contract customers in the aggregate generate approximately 50% of its total cellular traffic.

     The rapid growth in digital subscribers and traffic over the last twelve months strained Iusacell's digital capacity and deteriorated Iusacell's digital service quality in the third quarter of 1999. As a result, and in anticipation of further digital migration, Iusacell decided to accelerate its capital expenditure program to expand digital capacity and improve digital service quality. See "-- Liquidity and Capital Resources -- Capital Expenditures."

LOCAL TELEPHONY IN THE 450 MHZ FREQUENCY BAND

     In November 1994, Iusacell sought government approval of its technical and economic plans for the commercial launch of fixed local wireless service in the 450 MHz frequency band on a national level. The SCT never approved such plans. In June 1997, however, the SCT and Iusacell reached agreement on a process by which Iusacell could obtain one or more regional concessions to provide such service. See "Business -- Other Services -- Local, Public and Rural Telephony." The price for such concessions was to be derived from the prices of the winning bids in the auctions for 450 MHz and 1.9 GHz (PCS) frequency bands, which concluded in May 1998.

     Based on the results of these auctions, Iusacell anticipates that it would be required to pay approximately U.S.$2.25 million for concessions in Regions 4, 5, 6, 7 and 9, where it has a right of first refusal to acquire such concessions. However, the exact price, payment terms and coverage/build-out requirements relating to the concessions, which may be substantial, have not yet been formally defined by the SCT and the Mexican Federal Telecommunications Commission (Comision Federal de Telecomunicaciones), which is commonly referred to as COFETEL. Consequently, Iusacell has not yet determined whether to proceed with its 450 MHz fixed local wireless project. However, given the capabilities of the CDMA technology that it is implementing, Iusacell is exploring alternatives for providing local telephony services, including fixed or limited zone wireless local telephony services in the 800 MHz frequency band in Regions 5, 6, 7 and 9 and in the 1.9 GHz PCS frequency band in Regions 1 and 4. Iusacell expects to make its decision on the overall strategy for providing local telephony services during the first quarter of 2000.

     In September 1998, Iusacell determined that, because of many factors, including the impact of changing technology since the initiation of the 450 MHz fixed local wireless project in 1994, an impairment of its investment in 450 MHz TDMA technology had occurred. As a result, Iusacell recorded a non-cash writedown of 100% of the development and pre-operating expenses for the project and 90% of the fixed assets deployed in the project. The writedown in 1998 amounted to Ps.1,077.5 million (U.S.$115.2 million). Iusacell also determined that certain of the 450 MHz project assets, representing about 10% of their book value, are redeployable in the mobile wireless network. See "-- Non-recurring Charges -- Project 450 Non-Cash Writedown."

     Iusacell was party to certain agreements regarding the supply and servicing of infrastructure equipment and handsets for its 450 MHz local wireless service. These agreements terminated in 1997, and there could be substantial costs arising from the termination of these agreements in addition to the non-cash losses described above. In addition, Iusacell could be required to write off some or all of a U.S.$15.0 million advance made in 1994 to a vendor in respect of network infrastructure that was never ordered to the extent such advance is not refunded to Iusacell. Finally, Iusacell could be required to purchase approximately U.S.$2.1 million in handsets that were ordered, manufactured and delivered, but not yet paid for, and is involved in litigation with another handset vendor in connection with a purported agreement to purchase 60,000 handsets that Iusacell never executed. See "Business -- Legal Proceedings."

NON-RECURRING CHARGES

     During the three year period ended December 31, 1998, Iusacell recorded various non-recurring charges as summarized in the following table.

                                     FOR THE YEAR ENDED DECEMBER 31,
                                 ----------------------------------------       MEXICAN GAAP
                                    1996          1997           1998             TREATMENT
                                 ----------   ------------   ------------   ---------------------
                                         (IN THOUSANDS OF PESOS)
RESTRUCTURING CHARGES
Employee severance.............  Ps.130,252   Ps.       --   Ps.       --
  Fixed assets obsolescence
     reserve...................      49,723             --             --
  Provision for consolidation
     of facilities.............      17,866             --             --
  Change in estimate of
     allowance for doubtful
     accounts..................       7,696             --             --
                                 ----------   ------------   ------------
     Total restructuring
       charges.................  Ps.205,537   Ps.       --   Ps.       --    Extraordinary item
IMPAIRMENT OF ANALOG
  COMMUNICATIONS EQUIPMENT.....          --      1,208,352             --   Non-operating expense
PROJECT 450 WRITEDOWN..........          --             --      1,077,473     Operating expense
                                 ----------   ------------   ------------
TOTAL NON-RECURRING CHARGES....  Ps.205,537   Ps.1,208,352   Ps.1,077,473
                                 ==========   ============   ============

     Under U.S. GAAP, all of the above non-recurring charges were recorded as operating expenses during the respective periods, except that the restructuring charge related to the provision for consolidation of facilities was not considered an expense for U.S. GAAP purposes. The following is a description of each of the non-recurring charges.

  RESTRUCTURING CHARGES

     In connection with the reorganization of Iusacell during 1996, Iusacell raised an accrual for a restructuring charge of Ps.205.5 million (U.S.$22.0 million). This charge, because of its characteristics of being non-recurring and unusual, was classified as an extraordinary item in the consolidated statement of income under Mexican GAAP. The accrual for the restructuring charge was fully utilized by December 31, 1997.

     As a result of a misclassification and further analysis of the amounts previously reported for employee severance and consolidation of facilities, the components of the restructuring reserve have been reclassified as follows:

                                                              ORIGINALLY
                                                               REPORTED     RECLASSIFIED
                                                              ----------    ------------
                                                               (IN THOUSANDS OF PESOS)
Employee severance(1).......................................  Ps.108,038     Ps.130,252
Provision for consolidation of facilities(2)................      40,080         17,866
Fixed assets obsolescence reserve(3)........................      49,723         49,723
Change in estimate of allowance for doubtful accounts(4)....       7,696          7,696
                                                              ----------     ----------
Total restructuring charges.................................  Ps.205,537     Ps.205,537
                                                              ==========     ==========

---------------
(1) The reserve for employee severance, as originally reported, was understated. The reclassified amount is comprised of an estimate of severance payments to be made to (i) approximately 400 mid-level management and non-management employees pursuant to Mexican labor law requirements and (ii) three senior management employees pursuant to the terms of their respective individual employment contracts. These severance payments do not relate to prior employee service, have any related contingencies or require that employees provide future services.

(2) As a result of the decision to dispose of its corporate headquarters building ("Montes Urales"), Iusacell recorded an impairment loss to adjust the book value of Montes Urales to its fair value less costs to sell based on an agreement to sell Montes Urales. The provision for consolidation of facilities, as originally reported, was overstated. The reclassified amount considers the book value of Montes Urales and the agreed upon sales price. The book value of Montes Urales as of December 31, 1996, 1997 and 1998 and as of September 30, 1999 was Ps.113.4 million (U.S.$12.1 million), Ps.98.3 million (U.S.$10.5 million), Ps.95.6 million (U.S.$10.2 million) and Ps.89.4 million (U.S.$9.6 million), respectively. Iusacell has reassessed this accounting treatment under U.S. GAAP and determined that, as management did not have the current ability to remove Montes Urales from operations in December 1996, Montes Urales did not qualify as an asset held to be disposed of at such date and consequently, should have been accounted for as an asset to be held and used pursuant to the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." As a result, under U.S. GAAP, an impairment charge would not have been recorded at December 31, 1996 related to Montes Urales. See "-- U.S. GAAP Reconciliation-Restatement related to the provision for consolidation of facilities."

(3) The fixed assets obsolescence reserve relates to certain spare parts for the analog communications equipment that, as a result of a detailed review by Iusacell's engineers in November 1996, were determined to be obsolete. Consequently, Iusacell recorded an impairment provision to adjust such assets to their estimated salvage value and ceased the recording of depreciation expense. The remaining book value of the spare parts as of December 31, 1996 and 1997 was Ps.14.2 million (U.S.$1.5 million) and Ps.12.8 million (U.S.$1.4 million), respectively. During 1998, in connection with the implementation of the CDMA digital technology, Iusacell determined that the remaining spare parts could be utilized in the conversion process and, consequently, placed such parts into operations and began to record depreciation expense. The remaining book value of the spare parts as of December 31, 1998 and as of September 30, 1999 was Ps.10.2 million (U.S.$1.1 million) and Ps.8.8 million (U.S.$0.9 million), respectively.

(4) During 1996, Iusacell began to fully reserve accounts receivable over 90 days past due, based on changes in the estimation of the probable loss inherent in the accounts receivable. Previously, Iusacell's policy involved fully reserving balances over 120 days past due. The allowance for doubtful accounts represents Iusacell's estimate of the probable loss inherent in all accounts receivable considering general historical trends of customer performance and factors surrounding the credit risk of specific customers.

IMPAIRMENT OF ANALOG COMMUNICATIONS EQUIPMENT

     During 1997, based on certain changes in circumstances surrounding Iusacell's analog communications equipment, Iusacell determined that the carrying value of such equipment was impaired. See "-- Year Ended December 31, 1998 Compared to Year Ended December 31, 1997 -- Provision for Equipment Impairment." Consequently, Iusacell recorded an impairment loss of Ps.1,208.4 million (U.S.$129.2 million) to reduce the value of its analog communications equipment to fair value, amounting to Ps.3,170.4 million (U.S.$339.0 million). The book value of the analog communications equipment as of December 31, 1997 and 1998 and September 30, 1999 was Ps.3,170.4 million (U.S.$339.0 million), Ps.3,554.3 million (U.S.$380.1 million) and Ps.0.0 million (U.S.$0.0 million), respectively. The equipment no longer provides cellular service to Iusacell's customers because of the conversion to Lucent equipment completed in August 1999.

PROJECT 450 NON-CASH WRITEDOWN

     During 1998, Iusacell determined that, because of many factors, including the impact of changing technology since the initiation of the 450 MHz project in 1994, an impairment of its investment in the project assets had occurred. Consequently, Iusacell recorded an impairment charge of Ps.1,077.5 million

(U.S.$115.2 million) to write down the 450 MHz assets to fair value, amounting to Ps.56.5 million (U.S.$6.0 million). Even though there was a limited market for the 450 MHz network equipment, Iusacell's operations group determined that certain of these assets, representing about 10% of the related fixed assets, could be redeployed in the mobile wireless network and such assets continue to be depreciated. A full provision for impairment was recorded for all other assets associated with the project. The book value of the 450 MHz project fixed assets as of December 31, 1998 and September 30, 1999 is Ps.44.6 million (U.S.$4.8 million) and Ps.40.1 million (U.S.$4.3 million), respectively. See "-- Local Telephony in the 450 MHz Frequency Band."

YEAR 2000 COMPLIANCE

GENERAL

     The Year 2000 problem relates to computers, software and other equipment that include programming code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could have failed to operate or failed to produce correct results if "00" were interpreted to mean 1900, rather than 2000.

     Iusacell implemented an enterprise-wide program to identify and address the impact of the Year 2000 on its operations. This program included steps to:

     - identify hardware and equipment issues and identify each item of firmware and each software application or software application element that will require modification or replacement in order to process and store correctly dates and date-related data prior to, through and subsequent to January 1, 2000,

     - develop a plan and cost estimate for any such required modification or replacement and a contingency plan and cost estimate in the event any such modification or replacement is not expected to be implemented on a timely basis,

     - implement such corrective action or contingency plan, and

     - test and evaluate the modified or replaced applications internally and verify resolution of Year 2000 problems externally.

     Iusacell completed the inventory, assessment and initial planning phases of its Year 2000 compliance program in 1998. Remediation, replacement and retirement activities were initiated in July 1998. All required modifications or replacements of mission critical systems and internal network elements were implemented by the end of the third quarter of 1999. All other required modifications or replacements were completed by the end of October 1999. A number of the necessary changes for Year 2000 compliance were made as part of larger systems upgrades or replacements; for example, the replacement of the existing analog cellular network with a new analog and digital cellular network and the replacement of several existing cellular billing systems with a new single cellular billing and customer care system. Internal testing for all mission critical systems and internal network elements was completed by the end of the third quarter of 1999. Iusacell completed all remaining planned internal testing by mid-November 1999. Iusacell's transition to the Year 2000 was accomplished with no interruption in service and with no billing problems. The Company did not experience any failures in its mission critical systems. Four minor systems failures were corrected within the first few days of 2000. No contingency plans were deployed.

THIRD PARTY ISSUES

     In general, Iusacell's product vendors have made available either Year 2000 compliant versions of their offerings or new compliant products as replacements of discontinued offerings. Its key utilities also successfully handled the Year 2000 transition. Iusacell intends to monitor critical utilities, as appropriate, through the completion of their respective remediation projects.

     Iusacell's network operations interconnect and interoperate with domestic and international networks of other carriers. If one of these carriers should fail or suffer an adverse impact from a Year 2000 problem, customers could experience impairment of service. External interoperability testing has been completed with respect to billing system interoperability. Iusacell has determined that, given the projected testing costs, network interoperability testing with Telmex is not cost effective. Because the protocols for signaling and interconnection do not involve date-related information, signaling and interconnection with Telmex, as well as with other carriers, are not susceptible to Year 2000 problems. If Telmex is not Year 2000 compliant for reasons other than signalling and interconnection, it is possible that calls made by customers on or after January 1, 2000 which interconnect with Telmex's landlines may fail to be completed.

     Iusacell cannot provide any assurance that all significant third parties have implemented timely corrective measures necessary on their part to prevent disruption of services or to ensure correct billing and payments.

CONTINGENCY PLANS

     Iusacell has developed a corporate contingency plan to ensure that core business functions and key support processes are in place in the event of external, internal or supply chain failures. Iusacell is developing and implementing a corporate contingency plan in the event of power failures induced by Year 2000 problems. We are also monitoring water, transportation and other public services as part of our overall program. All contingency planning was completed in September 1999. Iusacell finalized procedures and tested critical contingency plans, during the fourth quarter of 1999.

     Because of the performance and stability problems initially experienced by Iusacell with the cellular customer care and billing system provided by LHS Communication Systems, Inc., Iusacell began to implement a contingency plan to make the "Link" billing system provided by Bell Canada, which it had been using in Regions 6, 7 and 9 prior to LHS system implementation, Year 2000 compliant. Iusacell incurred Ps.19.0 million (U.S.$2.0 million) in expenses on this contingency plan. With the implementation of the LHS system in all regions by the end of the third quarter of 1999, this contingency plan was abandoned.

COSTS

     From the inception of the Year 2000 project through December 31, 1998 and September 30, 1999, Iusacell has incurred pretax expenses of approximately Ps.16.8 million (U.S.$1.8 million) and Ps.39.8 million (U.S.$4.3 million), respectively. Capital expenditures were insignificant in 1998 and amounted to Ps.91.6 million (U.S.$9.8 million) in the nine-month period ended September 30, 1999, representing the acquisition of computer hardware equipment which qualified for classification as fixed assets. Based on internal and external studies, Iusacell estimates that total costs from July 1, 1998 through early 2000 to resolve its Year 2000 problem will be as high as U.S.$16.9 million:
U.S.$9.2 million for inventory, assessment, initial planning and the primary remediation and replacement program and, in the event such corrective action is not implemented on a timely basis in whole or in part, up to U.S.$7.7 million to implement the above mentioned contingency plans.

     These costs are associated with both internal and external staffing resources, a portion of which will not be incremental, but rather will represent the redeployment of existing information technology resources; however, because of the complexity of the issue and possible unidentified risks, actual costs may vary from this estimate. Funding for Year 2000 activities came primarily from cash flow from operations.

RISKS

     The failure to correct a material Year 2000 problem could cause an interruption or failure of Iusacell's normal business functions or operations, which could have a material adverse effect on Iusacell's reputation, results of operations, liquidity or financial condition.

     Due to the uncertainty inherent in other Year 2000 issues that are ultimately beyond Iusacell's control, including, for example, the final Year 2000 readiness of suppliers, customers and interconnecting carriers, Iusacell is unable to determine, at this time, the likelihood of a material impact on results of operations, liquidity or financial condition. However, Iusacell took measures to mitigate that risk through the scheduled implementation and completion of its Year 2000 company-wide program. Iusacell anticipates that, in the event of any material interruptions or failures of service or billing resulting from actual or perceived Year 2000 problems within or beyond Iusacell's control, it could be subject to third party claims and sanctions by Mexican authorities.

OTHER MATERIAL TRENDS AND CONTINGENCIES

     Iusacell's financial condition and results of operations could also be materially affected by the following events and developments:

NEGATIVE ECONOMIC CONDITIONS

     The financial crises in emerging markets that began in late 1997, together with the weakness through the first quarter of 1999 in the price of oil, which is a significant source of revenue for the Mexican government, contributed to renewed weakness in the Peso in the first three quarters of 1998, although the Peso strengthened significantly in the fourth quarter of 1998 and the first nine months of 1999. The Mexican government responded to revenue shortfalls from the oil sector with new cutbacks in federal spending. Press reports during the second and third quarters of 1998 also suggested that consumer spending, which had been recovering, may have suffered a temporary setback.

     Although the exact correlation between general government and consumer spending and wireless telephony purchases and usage in Mexico is unknown, these economic conditions may negatively affect subscriber growth rates and the willingness of consumers to use their phones, thereby negatively affecting revenues. In addition, the weakness in the Peso resulted in significant foreign exchange losses for Iusacell in the first nine months of 1998. However, in the fourth quarter of 1998 and the first nine months of 1999, Iusacell had significant foreign exchange gains as the Peso strengthened against the U.S. dollar.

     These economic conditions, which also contributed to an increase in domestic interest rates in the second half of 1998 and an upward surge of inflation in early 1999, may also negatively impact the availability and cost of funds. See "Risk Factors -- Risk Factors Relating to Doing Business in Mexico -- If Mexico experiences any more political or economic crises, we may lose money."

PRICE INCREASES AND ROLLBACKS

     Iusacell has attempted, and continues to attempt, to exercise price leadership in the Mexican cellular market, with a strategy of having its prices keep pace with inflation if economic and competitive conditions permit. During the first half of 1997, this strategy was effectively implemented through weighted average price increases of 14.8% in April 1997 for the per minute airtime price on its contract and prepay plans, and 8.3% in May 1997 for the fixed monthly charge on all its contract plans. See "Business --
Marketing -- Pricing." In October 1997, however, Iusacell initiated pricing discounts of between 25% and 50% for the cost of incoming cellular calls, in response to pricing actions by Telcel and as a means of boosting traffic volumes and, ultimately, average revenue per subscriber. Moreover, in October 1997 Iusacell adjusted airtime prices downward by 4.6% on a weighted average basis and in November 1997 further decreased airtime charges on one of its low-end contract plans by 1.0%, in each case in order to maintain competitiveness.

     In late March 1998, Iusacell raised airtime prices approximately 7.9% on average for contract plans and 13.6% for prepay customers. Because of market and competitive conditions, however, this increase was partially rolled back in early May 1998 for both contract and prepay customers and, in late May 1998, the remainder of the price increase for contract plans was reversed. As a result, however, a 9.9% airtime price increase for prepay customers remained.

     In August 1998, Iusacell filed with the COFETEL to register tariffs that would increase analog contract plan airtime prices in Region 9 by approximately 3% on a weighted average basis. Competitive conditions caused this price increase not to be implemented. However, in October 1998, Iusacell raised airtime prices for its contract plans by approximately 8% on a weighted average basis. In late March 1999,

Iusacell raised airtime prices on its contract plans by approximately 12% on a weighted average basis and approximately 6% for prepay customers. These price increases remained in place as the competition followed our lead.

     Iusacell's revenues will be adversely affected to the extent that price increases cannot keep pace with inflation.

NEW COMPETITION

     As a direct result of the spectrum auctions organized by the COFETEL which concluded in May 1998, Iusacell is now facing additional mobile wireless competition operating in the 1.9 GHz (PCS) spectrum in its cellular territories and, in 2000, expects to face additional local telephony competition operating in the 3.4-3.7 GHz (Wireless Local Loop) spectrum. The specific consequences for Iusacell of this new competition are difficult to predict. The experience of other countries suggests that, although overall demand for wireless telephony services will increase, prices will experience downward pressure, especially at the time of market entry by the new competitors.

REGULATORY DEVELOPMENTS

     The Mexican authorities resolved several critical regulatory issues in 1998 and will likely continue to resolve additional important regulatory issues during the remainder of 1999 and 2000 which may have a material effect on Iusacell's financial condition and results of operations.

     Local Interconnection. On November 27, 1998, the COFETEL issued a resolution which established the per minute interconnection rate for telephone calls made from wireless customers to wireline customers at Ps.0.2573 per full minute payable on a per second basis, which will be indexed on a monthly basis for inflation as of October 1, 1998. In accordance with a September 1997 agreement with Telmex, this tariff was applied retroactively to June 1, 1997. Iusacell had been paying an interconnection fee of Ps.0.31 per minute or fraction of a minute. As a result of the retroactive application of this interconnection tariff, Iusacell received a benefit of Ps.32.0 million (U.S.$3.4 million) in 1998.

     The COFETEL declined to provide for any amount of reciprocity in the interconnection fee payable by Telmex to wireless operators for interconnection services that Iusacell provides Telmex for calls made by wireline customers to mobile wireless customers. As a result, Iusacell booked a net Ps.31.9 million (U.S.$3.4 million) revenue reduction for the fourth quarter of 1998 and, in early January 1999, filed for an administrative reconsideration of the local interconnection ruling seeking, among other things, full interconnection reciprocity for calls made by wireless customers to wireline customers.

     Calling Party Pays. On November 27, 1998, the COFETEL also ruled that the calling party pays modality would be implemented by May 1, 1999 as an option for the wireless customer. CPP is a cellular telephony payment scheme similar to the existing wireline payment scheme, where the wireline or fixed wireless party that places a call to a cellular telephone, and not the cellular subscriber receiving the call, will be billed for interconnection access, and the recipient will not be billed for the airtime charges corresponding to that call. The COFETEL established the CPP interconnection tariff at Ps.1.80 per minute or fraction of a minute, which was to be indexed on a monthly basis for inflation as of October 1, 1998, for calls from Telmex wireline customers to mobile wireless customers. CPP would only apply to local calls and the mobile party pays modality would continue to apply to incoming long distance and incoming calls to a roamer.

     In early January 1999, Telmex filed an injunction which suspended temporarily the scheduled implementation of CPP. This preliminary injunction was set aside by the Mexican courts in February 1999. Telmex then filed for a review of the order setting aside the preliminary injunction. This motion has not yet been decided.

     In early January 1999, Iusacell filed with COFETEL for an administrative reconsideration of the CPP ruling, seeking, among other things:

     - an increase in the CPP interconnection tariff to in excess of Ps.2.00 per minute, and

     - interconnection reciprocity for any and all incoming calls from wireline telephones to subscribers maintaining the mobile party pays modality.

     In April 1999, Telmex and the Cellular A-Band carriers completed negotiating a new mobile wireless - Telmex local wireline interconnection agreement with the approval of COFETEL. The calling party pays modality was implemented on May 1, 1999. All mobile wireless customers were automatically converted to CPP, with the right to revert to the mobile party pays modality. The interconnection rate was frozen for six months at Ps.1.90 per minute or fraction of a minute. Had the indexing established by the November 27, 1998 COFETEL resolution been applied, the rate for May 1999 would have been Ps.1.97 per minute or fraction of a minute. The price which Telmex may charge its customers was frozen for six months at Ps.2.50 per minute or fraction of a minute, plus Telmex's applicable per call local charge. This CPP interconnection tariff and the Telmex surcharge were extended for another six-month period through April 2000 at the same rates. Had the indexing established by the November 27, 1998 COFETEL resolution been applied, the rate for November 1999 would have been Ps.2.17 per minute or fraction of a minute.

     Telmex greeted the May 1, 1999 implementation of CPP with an advertising campaign critical of the high costs to wireline customers, whom they urged to block CPP calls. But after a moderate decline in traffic during the first two weeks of May 1999, Iusacell experienced a gradual increase in traffic over the last two weeks of May 1999, slightly exceeding pre-CPP traffic levels by the end of the month. In the first five months of CPP operations, Iusacell believes that its call traffic increased by more than 8% due to CPP, with an increase in the percentage of total calls that were incoming calls. Recently, Telmex reversed its opposition to CPP, publicly announcing support for CPP.

     The overwhelming majority of Iusacell's cellular customers have chosen not to opt out of the CPP modality. Iusacell expects that the implementation of the CPP modality will accelerate subscriber growth and increase subscriber usage throughout the Mexican wireless market. Iusacell believes that, when other countries have implemented CPP, they generally have experienced substantial increases in usage by wireless telephone customers.

     In the event that CPP causes a surge in cellular traffic, Iusacell will likely experience improved revenue growth, but it may also need to incur substantial additional capital expenditures to augment its capacity in order to handle this greater traffic. See "-- Liquidity and Capital Resources -- Capital Expenditures."

     Long Distance Interconnection. In a separate resolution issued on November 27, 1998, the COFETEL also established the interconnection tariff between long distance and local wireline carriers at Ps.0.2573 per full minute payable on a per second basis, which will be indexed on a monthly basis for inflation as of October 1, 1998. With respect to international long distance calls, the COFETEL eliminated the requirement that a Mexican long distance company pay 58% of the incoming international settlement rate to the local telephone carrier terminating a call.

     Long Distance Concession. In December 1997, the COFETEL authorized a modification of Iusacell's concession to provide long distance services, modifying coverage requirements and permitting the use of microwave and other non-fiber technologies for transmission purposes. Together with fiber-swapping agreements reached by Iusacell with two of its competitors, the modified concession permits a more efficient, more technologically flexible long distance network and eliminates more than U.S.$200 million in Iusacell capital expenditure requirements over the next three years. In late 1999 or 2000, the SCT and COFETEL may also determine how much, through what means and over how much time long distance concessionaires, including Iusatel, will pay for the special projects implemented by Telmex prior to January 1997 to permit competition in long distance telephony, including the numbering and signaling plans and expenditures to facilitate interconnection. In May 1997, the COFETEL issued a ruling mandating that the total amount reimbursable to Telmex for such special projects was U.S.$422 million. Several long distance concessionaires objected to the ruling, and the COFETEL is reviewing its ruling in light of these objections.

     During the third quarter of 1998, Telmex and Alestra, S. de R.L., which is commercially known as Alestra and in which AT&T is a shareholder, attempted to reach a negotiated settlement of several issues related to long distance, including the amount and reimbursement mechanism for such special projects. No definitive agreement has been reached to date on such special projects and, if such an agreement is reached, the impact on the financial condition and operations of Iusacell cannot yet be estimated.

     Quality Standards. In October 1999, Iusacell entered into an agreement with the COFETEL to maintain certain cellular quality standards measured in terms of connection time, dropped calls and ineffective attempts. Iusacell currently meets these quality standards. Failure to maintain these quality standards may result in refund obligations to subscribers and other governmental sanctions. If Iusacell's call traffic grows at faster than expected levels, Iusacell may need to further accelerate its capital expenditure program in order to augment its capacity and thereby remain in compliance with the agreed quality standards. See "-- Liquidity and Capital Resources -- Capital Expenditures."

RESULTS OF OPERATIONS

     The following table presents for the periods indicated the percentage relationships which certain items bear to revenues:

                                                                                  NINE MONTHS
                                                   YEAR ENDED DECEMBER 31,    ENDED SEPTEMBER 30,
                                                   -----------------------    --------------------
                                                   1996     1997     1998      1998         1999
                                                   -----    -----    -----    -------      -------
Revenues:
Cellular service revenues........................   70.2%    74.1%    74.6%     73.2%        83.3%
  Other service revenues.........................   15.9      8.8     12.1      12.6          7.0
                                                   -----    -----    -----     -----        -----
     Total service revenues......................   86.1     82.9     86.7      85.8         90.3
  Telephone equipment and other revenues.........   13.9     17.1     13.3      14.2          9.7
                                                   -----    -----    -----     -----        -----
     Total revenues..............................  100.0    100.0    100.0     100.0        100.0
Cost of sales:
  Cost of services...............................   31.6     27.6     27.1      26.0         26.8
  Cost of telephone equipment and other..........    7.7     10.8      7.1       7.7          5.6
                                                   -----    -----    -----     -----        -----
     Total.......................................   39.3     38.4     34.2      33.7         32.4
Gross profit.....................................   60.7     61.5     65.8      66.3         67.6
Operating expenses...............................   43.8     40.0     38.2      38.9         33.1
Depreciation & amortization......................   35.6     31.3     28.1      27.0         33.3
Project 450 non-cash writedown...................     --       --     34.8      43.3           --
                                                   -----    -----    -----     -----        -----
Operating income (loss)..........................  (18.7)    (9.8)   (35.3)    (42.9)         1.2
Other income, net................................     --       --      4.7        --           --
Integral financing cost (gain):
  Interest expense, net..........................   16.5     13.3      7.9       8.7          5.6
  Foreign exchange (gain) loss, net..............   (3.7)     2.6     29.6      44.4        (11.2)
  Gain on net monetary position..................  (20.5)   (15.7)   (24.0)    (19.0)       (17.9)
                                                   -----    -----    -----     -----        -----
     Total.......................................   (7.7)     0.2     13.5      34.1        (23.5)
Equity participation in net income (loss) of
  associated companies...........................    0.1      8.5      0.9       0.9          0.1
Provision for equipment impairment...............     --    (49.9)      --        --           --
Income (loss) from continuing operations before
  asset tax, employee profit sharing, minority
  interest and extraordinary item................  (10.9)   (51.4)   (43.2)    (76.1)        24.8
Provision for asset tax and employee profit
  sharing........................................    2.1      2.4      2.3       1.7          3.8
Minority interest................................   (0.2)      --     (0.2)      0.1          0.4
Extraordinary item...............................    8.5       --       --        --           --
Loss from discontinued operation.................     --       --     (0.7)       --           --
                                                   -----    -----    -----     -----        -----
Net income (loss)................................  (21.3)%  (53.8)%  (46.0)%   (77.7)%       21.4%
                                                   -----    -----    -----    ------        -----
                                                   -----    -----    -----    ------        -----

NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1998

REVENUES

     Total revenues consist of cellular service revenues, revenues from other services and telephone equipment and other revenues. Iusacell's service revenues are principally derived from the provision of cellular telephone service in Mexico. Other service revenues consist of revenues from the provision of telecommunication services in Mexico other than cellular. Telephone equipment and other revenues consist primarily of revenues from sales of cellular telephone equipment and accessories, as well as revenues attributable to out-roaming. Revenues attributable to out-roaming are passed through to the applicable host operator. See "Business -- Cellular Services -- Roaming."

     The following table presents the source of Iusacell's revenues for the nine months ended September 30, 1999 ("Interim 1999") and the nine months ended September 30, 1998 ("Interim 1998").

                                                    NINE MONTHS ENDED SEPTEMBER 30,
                                                  ------------------------------------
                                                        1998                1999          CHANGE
                                                  ----------------    ----------------    ------
                                                    PS.        %        PS.        %        %
                                                  -------    -----    -------    -----    ------
                                                    (IN MILLIONS OF PESOS, EXCEPT PERCENTAGES)
Cellular service revenues.......................  1,668.3     73.3    2,422.9     83.3     45.2
Other service revenues..........................    286.1     12.6      203.2      7.0    (29.0)
                                                  -------    -----    -------    -----    -----
  Total service revenues........................  1,954.4     85.9    2,626.1     90.3     34.4
Telephone equipment and other revenues..........    323.0     14.1      282.4      9.7    (12.6)
                                                  -------    -----    -------    -----    -----
  Total revenues................................  2,277.4    100.0    2,908.5    100.0     27.7
                                                  =======    =====    =======    =====    =====

     Cellular Services. The table below presents cellular service revenues by source for Interim 1999 and Interim 1998.

                                                                 NINE MONTHS ENDED SEPTEMBER 30,
                                                           --------------------------------------------
                                                                 1998(1)                 1999(1)
                                                           --------------------    --------------------
                                                              PS.          %          PS.          %
                                                           ---------    -------    ---------    -------
                                                            (IN MILLIONS OF PESOS, EXCEPT PERCENTAGES)
Airtime(2)...............................................     628.4       37.7        916.6       37.7
Monthly fees.............................................     793.4       47.6      1,004.4       41.5
Long distance............................................     121.9        7.3        295.8       12.2
Value-added services(3)..................................      70.8        4.2        152.5        6.3
In-roaming(4)............................................      46.9        2.8         52.3        2.2
Activation fees and other................................       6.9        0.4          1.3        0.1
                                                            -------      -----      -------      -----
Total cellular service revenues..........................   1,668.3      100.0      2,422.9      100.0
                                                            =======      =====      =======      =====

---------------
(1) Figures reflect intercompany eliminations. These figures do not include revenues derived from paging, local telephony or data transmission services or from long distance services unrelated to cellular service.

(2) Airtime includes amounts billed to other carriers for incoming minutes under CPP starting May 1, 1999. Incoming and outgoing airtime is charged on a per-minute basis for both peak (Monday to Friday, 8:00 a.m. to 10:00 p.m.) and non-peak airtime.

(3) Includes fees for value-added services, such as call waiting, call transfer, emergency service, secretarial service and conference calling, and revenues from activation bonds, insurance-related charges payable by subscribers, rural and public telephony and Iusacell's cellular magazine. Does not include charges for related airtime. Customers using value-added services such as news, weather, sports and entertainment reports are charged only for airtime. These revenues are therefore included in airtime.

(4) See "Business -- Cellular Service -- Roaming" for a discussion of the differences between in-roaming and out-roaming and the revenues associated with these services. In-roaming revenues are reflected in total service revenues and are paid to Iusacell by operators from other regions. Out-roaming revenues are reflected in telephone equipment and other revenues and are passed through to the applicable host operator.

     Cellular service revenues increased by 45.2% to Ps.2,422.9 million (U.S.$259.1 million) in Interim 1999 from Ps.1,668.3 million (U.S.$178.4 million) in Interim 1998 and represented 83.3% and 73.3% of total revenues in Interim 1999 and Interim 1998, respectively. Revenues increased primarily as a result of growth in the subscriber base and price increases. The number of contract subscribers increased 33.8% and the number of prepay subscribers increased 112.4% at September 30, 1999 as compared to September 30, 1998. See "-- Increase in Prepay Subscriber Base." The benefit of the increase in subscriber base was offset in part by a 13.5% decrease in average monthly MOUs and a 8.6% decrease in nominal average monthly cellular revenue per subscriber in Interim 1999 as compared to Interim 1998.

     Monthly fees from contract customers increased 26.6% to Ps.1,004.4 million (U.S.$107.4 million) in Interim 1999 from Ps.793.4 million (U.S.$84.8 million) in Interim 1998 because of the increase in contract subscribers and the 12% price increase at the end of the first quarter of 1999. Airtime revenues also increased 45.9% to Ps.916.6 million (U.S.$98.0 million) in Interim 1999 from Ps.628.4 million (U.S.$67.2 million) in Interim 1998 because of higher usage resulting from the increase in the subscriber base, accelerated migration by analog customers to digital service and the addition of revenues from CPP starting May 1, 1999. Long distance cellular revenues increased 142.7% to Ps.295.8 million (U.S.$31.6 million) in Interim 1999 from Ps.121.9 million (U.S.$13.0 million) in Interim 1998 mainly because of additional business customers and an increase in usage by such customers and additional revenues from international incoming traffic. See "-- Digitalization."

     Average monthly MOUs for Interim 1999 (excluding incoming calls only prepay customers) were 77, a decrease of 13.5% compared to the monthly average of 89 MOUs in Interim 1998. This decline in MOUs was largely due to the significant increase in the number of Iusacell's prepay customers, who generate substantially lower average MOUs than contract customers. In addition, Iusacell has experienced a general trend toward lower MOUs as Iusacell's expanded customer base now includes subscribers who tend to generate fewer MOUs.

     Nominal average monthly cellular revenue per subscriber declined 8.6% to Ps.339 in Interim 1999 (excluding incoming calls only prepay customers) from Ps.371 in Interim 1998. The reasons for this decline are primarily the same as those noted to explain the decline of monthly MOUs.

     Iusacell had 1,132,205 and 627,856 cellular subscribers at September 30, 1999 and 1998, respectively. Prepay subscribers increased by 112.4% from 371,781 subscribers, or 59.2% of total subscribers, at September 30, 1998 to 789,539 subscribers, or 69.7% of total subscribers, at September 30, 1999. A prepay customer is included as a customer if, at the end of the period, such customer's telephone number remains activated. See "Business -- Cellular Services -- Prepay Customers." Contract subscribers increased by 33.8% from 256,075 to 342,666 between the same dates. Digital contract subscribers increased from 12,181 at September 30, 1998 to 163,171 at September 30, 1999.

     Contract subscriber churn declined to an average monthly level of 2.44% for Interim 1999 from 2.58% for Interim 1998. This decline reflects improved customer service and the implementation of special programs specifically designed to enhance customer retention and loyalty.

     Other Services. Other service revenues decreased by 29.0% to Ps.203.2 million (U.S.$21.7 million) in Interim 1999 from Ps.286.1 million (U.S.$30.6 million) in Interim 1998, and represented 7.0% and 12.6% of total revenues in Interim 1999 and Interim 1998, respectively. This decrease was principally due to lower sales of non-cellular products and services.

     Telephone Equipment and Other. Telephone equipment and other revenues decreased 12.6% to Ps.282.4 million (U.S.$30.2 million) in Interim 1999 from Ps.323.0 million (U.S.$34.5 million) in Interim 1998. This decrease was primarily due to lower out-roaming revenues and lower telephone equipment revenues as fewer handsets were sold to prepay customers.

COST OF SALES

     Iusacell's cost of sales includes cost of services, cost of telephone equipment and other costs. Total cost of sales increased 22.9% to Ps.941.8 million (U.S.$100.7 million) in Interim 1999 from Ps.766.2 million (U.S.$81.9 million) in Interim 1998. As a percentage of total revenues, cost of sales decreased marginally to 32.4% in Interim 1999 from 33.7% in Interim 1998.

     Cost of Services. Cost of services includes taxes and fees on revenues payable to the Mexican government, interconnection costs, technical costs such as maintenance, repair costs, lease expenses, salaries and electricity, expensed handset costs and accessories costs. Cost of services increased 31.7% to

Ps.778.7 million (U.S.$83.3 million) in Interim 1999 from Ps.591.2 million (U.S.$63.2 million) in Interim 1998. This increase was mainly due to the increase in revenues and additional fixed costs for leased circuits. As a percentage of service revenues, cost of services increased from 26.0% for Interim 1998 to 26.8% for Interim 1999 primarily because of the additional fixed costs for leased circuits.

     Cost of Telephone Equipment and Other. Cost of telephone equipment and other costs decreased by 6.8% to Ps.163.1 million (U.S.$17.4 million) in Interim 1999 from Ps.175.0 million (U.S.$18.7 million) in Interim 1998 primarily due to a lower average cost of handsets. As a percentage of telephone equipment and other revenues, costs decreased to 5.6% in Interim 1999 from 7.7% in Interim 1998. The cost of a cellular handset given to a contract customer is amortized over 18 months, the average length of Iusacell's cellular contract, instead of being expensed in the period in which the customer received the telephone. If these handset costs had been expensed instead of amortized, Iusacell's cost of telephone equipment and other costs would have increased by Ps.82.4 million (U.S.$8.8 million) and Ps.238.1 million (U.S.$25.5 million) in Interim 1999 and Interim 1998, respectively.

OPERATING EXPENSES

     Operating expenses increased 8.7% to Ps.963.4 million (U.S.$103.0 million), which included a reduction of approximately Ps.59.7 million (U.S.$6.4 million) in marketing expenses related to the funds provided in connection with the swapout of the analog telecommunications network, in Interim 1999 from Ps.886.4 million (U.S.$94.8 million) in Interim 1998. As a percentage of total revenues, operating expenses decreased to 33.1% in Interim 1999 from 38.9% in Interim 1998. Sales and advertising expenses increased by 6.2% from Ps.584.6 million (U.S.$62.5 million) in Interim 1998 to Ps.621.1 million (U.S.$66.4 million) in Interim 1999, primarily because of higher sales volume, larger distributor commissions and more extensive advertising. General and administrative expenses increased by 13.4% to Ps.342.3 million (U.S.$36.6 million) in Interim 1999 from Ps.301.8 million (U.S.$32.3 million) in Interim 1998 because of increased consulting fees for Year 2000 related compliance programs and higher fees related to legal matters.

DEPRECIATION AND AMORTIZATION

     Depreciation and amortization expenses decreased by 39.6% to Ps.967.4 million (U.S.$103.4 million) in Interim 1999 from Ps.1,602.0 million (U.S.$171.3 million) in Interim 1998. Excluding the Project 450 non-cash writedown, depreciation and amortization in Interim 1998 would have been Ps.615.6 million (U.S.$65.8 million). Consequently, on a normalized basis, depreciation and amortization expenses increased 27.7% in Interim 1999 from Interim 1998, primarily due to the substantial increases in network investment as a result of capital expenditures in 1998 and 1999.

OPERATING INCOME

     Iusacell recorded operating income of Ps.35.9 million (U.S.$3.8 million), including the Ps.59.7 million (U.S.$6.4 million) marketing expense benefit from the swapout of assets noted above, in Interim 1999 as compared to an operating loss of Ps.977.2 million (U.S.$104.5 million) in Interim 1998.

     The operating loss during Interim 1998 was primarily due to Iusacell's 450 project writedown. Excluding the Project 450 writedown, Iusacell would have had operating income of Ps.9.2 million (U.S.$1.0 million).

INTEGRAL FINANCING GAIN

     Iusacell recorded an integral financing gain of Ps.682.1 million (U.S.$72.9 million) in Interim 1999 compared to a cost of Ps.776.9 million (U.S.$83.1 million) in Interim 1998. This difference was principally due to a foreign exchange gain of Ps.325.3 million (U.S.$34.8 million) in Interim 1999 as compared to a foreign exchange loss of Ps.1,011.3 million (U.S.$108.1 million) in Interim 1998. The Interim 1999 foreign exchange gain resulted from the effect on Iusacell's U.S. dollar liability position of a 5.9% appreciation of the Peso relative to the U.S. dollar in Interim 1999, while the foreign exchange loss in Interim 1998 resulted from the effect on Iusacell's U.S. dollar liability position of a 25.3% devaluation of the Peso relative to the U.S. dollar in Interim 1998. Monetary gain increased by 20.1% to Ps.519.6 million (U.S.$55.6 million) in Interim 1999 from Ps.432.5 million (U.S.$46.2 million) in Interim 1998 primarily due to a higher net monetary liability position and period-over-period inflation of 16.1%. Net interest expense decreased by 17.8% from Ps.198.1 million (U.S.$21.2 million) in Interim 1998 to Ps.162.8 million (U.S.$17.4 million) in Interim 1999 primarily due to increased capitalized interest related to the investment in CDMA digital equipment during Interim 1999.

NET INCOME

     As a result of the factors described above and Iusacell's equity participation in the net income of its associated companies, Iusacell's net income was Ps.619.3 million (U.S.$66.2 million) in Interim 1999 as compared to a net loss of Ps.1,768.7 million (U.S.$189.1 million) in Interim 1998. Excluding the Project 450 writedown, Iusacell would have had a net loss of Ps.782.4 million (U.S.$83.7 million) in interim 1998.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

REVENUES

     The following table presents the source of Iusacell's revenues for the years ended December 31, 1997 and 1998.

                                                            YEAR ENDED DECEMBER 31,
                                                  --------------------------------------------
                                                          1997                    1998
                                                  --------------------    --------------------      %
                                                     PS.          %          PS.          %       CHANGE
                                                  ---------    -------    ---------    -------    ------
                                                   (IN MILLIONS OF PESOS, EXCEPT PERCENTAGES)
Cellular service revenues.......................   1,795.3       74.1      2,313.7       74.6      28.9
Other service revenues..........................     213.9        8.8        375.0       12.1      75.3
                                                   -------      -----      -------      -----      ----
  Total service revenues........................   2,009.2       82.9      2,688.7       86.7      33.8
Telephone equipment and other revenues..........     413.3       17.1        412.0       13.3      (0.3)
                                                   -------      -----      -------      -----      ----
  Total revenues................................   2,422.5      100.0      3,100.7      100.0      28.0
                                                   =======      =====      =======      =====      ====

     Cellular Services. The table below presents cellular service revenues by source for the years ended December 31, 1997 and 1998.

                                                                     YEAR ENDED DECEMBER 31,
                                                           --------------------------------------------
                                                                 1997(1)                 1998(1)
                                                           --------------------    --------------------
                                                              PS.          %          PS.          %
                                                           ---------    -------    ---------    -------
                                                            (IN MILLIONS OF PESOS, EXCEPT PERCENTAGES)
Airtime(2)...............................................     672.0       37.4        830.0       35.9
Monthly fees.............................................     800.5       44.6      1,055.0       45.6
Long distance............................................     158.7        8.8        193.8        8.4
Value-added services(3)..................................      93.1        5.2        165.4        7.1
In-roaming(4)............................................      69.4        3.9         61.9        2.7
Activation fees and other................................       1.6        0.1          7.6        0.3
                                                            -------      -----      -------      -----
          Total cellular service revenues................   1,795.3      100.0      2,313.7      100.0
                                                            =======      =====      =======      =====

---------------
(1) Figures reflect intercompany eliminations. These figures do not include revenues derived from paging, local telephony or data transmission services or from long distance services unrelated to cellular service.

(2) Incoming and outgoing airtime is charged on a per-minute basis for both peak (Monday to Friday, 8:00 a.m. to 10:00 p.m.) and non-peak airtime.

(3) Includes fees for value-added services, such as call waiting, call transfer, emergency service, secretarial service and conference calling, and revenues from activation bonds, insurance-related charges payable by subscribers, rural and public telephony and Iusacell's cellular magazine. Does not include charges for related airtime. Customers using value-added services such as news, weather, sports and entertainment reports are charged only for airtime. These revenues are therefore included in airtime.

(4) See "Business -- Cellular Services -- Roaming" for a discussion of the differences between in-roaming and out-roaming and the revenues associated with these services. In-roaming revenues are reflected in total service revenues and are paid to Iusacell by operators from other regions. Out-roaming revenues are reflected in telephone equipment and other revenues and are passed through to the applicable host operator.

     Cellular service revenues increased by 28.9% to Ps.2,313.7 million (U.S.$247.4 million) in 1998 from Ps.1,795.3 million (U.S.$192.0 million) in 1997 and represented 74.6% and 74.1% of total revenues in 1998 and 1997, respectively. Revenues increased primarily as a result of a larger subscriber base. The number of contract subscribers increased 38.5% and the number of prepay subscribers increased 139.0% at December 31, 1998 as compared to December 31, 1997. The benefit of the increase in subscriber base was offset in part by a 17.1% decrease in average monthly MOUs and a 22.2% decrease in nominal average monthly cellular revenue per subscriber in 1998 as compared to 1997.

     Monthly fees from contract customers increased 31.8% to Ps.1,055.0 million (U.S.$112.8 million) in 1998 from Ps.800.5 million (U.S.$85.6 million) in 1997 because of the increase in contract subscribers. Airtime revenues also increased 23.5% to Ps.830.0 million (U.S.$88.8 million) in 1998 from Ps.672.0 million (U.S.$71.9 million) in 1997 mainly because of higher usage resulting from the increase in the subscriber base. Long distance cellular revenues increased 22.1% to Ps.193.8 million (U.S.$20.7 million) in 1998 from Ps.158.7 million (U.S.$17.0 million) in 1997 mainly because of additional high volume customers and an increase in usage by all customers.

     Average monthly MOUs for 1998 were 87, a decrease of 17.1% compared to the monthly average of 105 MOUs in 1997. This decline in MOUs was largely due to the significant increase in the number of Iusacell's prepay customers, who generate substantially lower average MOUs than contract customers. In addition, Iusacell has experienced a trend toward lower MOUs as Iusacell's expanded customer base now includes subscribers who tend to generate fewer MOUs.

     Nominal average monthly cellular revenue per subscriber declined 22.2% to Ps.361 in 1998 from Ps.464 in 1997. This decline was primarily due to the same reasons noted to explain the decline of monthly MOUs, and to a shift in usage mix towards discounted incoming calls (discounts were implemented in October
1997). See "-- Other Material Trends and Contingencies -- Price Increases and Rollbacks."

     Iusacell had 755,375 and 400,123 cellular subscribers at December 31, 1998 and 1997, respectively. Prepay subscribers increased by 139.0% from 200,159 subscribers, or 50.0% of total subscribers, at December 31, 1997 to 478,361 subscribers, or 63.3% of total subscribers, at December 31, 1998. See "Business -- Cellular Services -- Prepay Customers." Contract subscribers increased by 38.5% from 199,964 to 277,014 between the same dates.

     Contract subscriber churn declined to an average monthly level of 2.58% for 1998 from 2.94% for 1997. This decline reflects improved customer service and the implementation of special programs specifically designed to enhance customer retention and loyalty.

     Other Services. Other service revenues increased by 75.3% to Ps.375.0 million (U.S.$40.1 million) in 1998 from Ps.213.9 million (U.S.$22.9 million) in 1997, and represented 12.1% and 8.8% of total revenues in 1998 and 1997, respectively. This increase was principally due to higher sales of non-cellular products and services.

     Telephone Equipment and Other. Telephone equipment and other revenues decreased 0.3% to Ps.412.0 million (U.S.$44.1 million) in 1998 from Ps.413.3 million (U.S.$44.2 million) in 1997. This decrease was primarily due to lower out-roaming revenues.

COST OF SALES

     Total cost of sales increased 13.9% to Ps.1,061.8 million (U.S.$113.5 million) in 1998 from Ps.931.9 million (U.S.$99.6 million) in 1997. As a percentage of total revenues, cost of sales decreased to 34.2% in 1998 from 38.4% in 1997.

     Cost of Services. Cost of services increased 25.6% to Ps.841.4 million (U.S.$90.0 million) in 1998 from Ps.669.6 million (U.S.$71.6 million) in 1997. This increase was mainly due to the 22.3% increase in cellular service revenues (which resulted in higher overall (i) taxes and fees payable to the Mexican government and (ii) Telmex interconnection fees), offset in part by a 21.9% decrease in long-distance interconnection costs resulting from a greater use of Iusacell's own expanded network. As a percentage of service revenues, cost of services decreased from 33.3% for 1997 to 31.3% for 1998 mainly because of cost improvement actions and a retroactive reduction in Telmex interconnection fees. See "-- Other Material Trends and Contingencies -- Regulatory Developments."

     Cost of Telephone Equipment and Other. Cost of telephone equipment and other costs decreased by 16.0% to Ps.220.4 million (U.S.$23.6 million) in 1998 from Ps.262.3 million (U.S.$28.0 million) in 1997 primarily due to a lower cost of handsets. As a percentage of telephone equipment and other revenues, costs decreased to 53.5% in 1998 from 63.5% in 1997. The cost of a cellular handset given to a contract customer is amortized over 18 months, the average length of Iusacell's cellular contract, instead of being expensed in the period in which the customer received the telephone. If the handset costs had been expensed instead of amortized, Iusacell's cost of telephone equipment and other costs would have increased by Ps.273.1 million (U.S.$29.2 million) and Ps.205.3 million (U.S.$22.0 million) in 1998 and 1997, respectively.

OPERATING EXPENSES

     Operating expenses increased 22.2% to Ps.1,183.2 million (U.S.$126.5 million) in 1998 from Ps.968.5 million (U.S.$103.6 million) in 1997. As a percentage of total revenues, operating expenses decreased to 38.2% in 1998 from 40.0% in 1997. Sales and advertising expenses increased by 34.2% from Ps.603.9 million (U.S.$64.6 million) in 1997 to Ps.810.7 million (U.S.$86.7 million) in 1998, primarily because of increased competition for customer growth and the launch of Iusacell's digital services. General and administrative expenses increased 2.1% to Ps.372.5 million (U.S.$39.8 million) in 1998 from Ps.364.6 million (U.S.$39.0 million) in 1997, primarily due to higher salaries and benefits and general operating costs. In accordance with Mexican GAAP, until September 1998, certain pre-operating expenses, primarily related to Project 450, were capitalized rather than expensed as under U.S. GAAP. In September 1998, under Mexican GAAP, Iusacell wrote off all capitalized pre-operating expenses accumulated as of that date as a charge against current operations. See "-- Depreciation and Amortization."

DEPRECIATION AND AMORTIZATION

     Depreciation and amortization expenses, including the project 450 non-cash writedown, increased by 157.4% to Ps.1,950.1 million (U.S.$208.5 million) in 1998 from Ps.757.7 million (U.S.$81.0 million) in 1997. This significant increase was primarily due to the Ps.1,077.5 million (U.S.$115.2 million) non-cash writedown of the carrying value of Iusacell's investment in its 450 MHz fixed wireless project. See "-- Local Telephony in the 450 MHz Frequency Band."

OPERATING LOSS

     Iusacell recorded an operating loss of Ps.1,094.4 million (U.S.$117.0 million) in 1998 as compared to an operating loss of Ps.235.5 million (U.S.$25.2 million) in 1997. Excluding the non-cash writedown for the 450 MHz project, the 1998 operating loss would have been Ps.17.0 million (U.S.$1.8 million).

OTHER INCOME

     Other income of Ps.145.7 million (U.S.$15.6 million) in 1998 primarily represents a gain from the Mexican GAAP accounting of a fiber optic cable agreement with Bestel, S.A. de C.V. See "-- U.S. GAAP Reconciliation -- Gain from the exchange of non-monetary assets."

INTEGRAL FINANCING COST

     Integral financing cost was Ps.418.1 million (U.S.$44.7 million) in 1998 compared to a cost of Ps.5.1 million (U.S.$0.5 million) in 1997 due principally to a foreign exchange loss of Ps.918.2 million (U.S.$98.2 million) in 1998 as compared to a foreign exchange loss of Ps.63.1 million (U.S.$6.7 million) in 1997, resulting from the effect of a higher Peso devaluation and U.S. dollar net liability position in 1998 as compared with 1997. Net interest expense decreased by 24.1% to Ps.245.2 million (U.S.$26.2 million) in 1998 from Ps.323.2 million (U.S.$34.6 million) in 1997 because of the capitalization of interest related to investments in fixed assets in the amount of Ps.135.8 million (U.S.$14.5 million). Monetary gain increased by 95.6% to Ps.745.3 million (U.S.$79.7 million) in 1998 from Ps.381.2 million (U.S.$40.8 million) in 1997 primarily due to a higher net monetary liability position and period-over-period inflation of 18.6%.

PROVISION FOR EQUIPMENT IMPAIRMENT

     As a result of a reassessment of the accounting for the impairment charge related to Iusacell's analog communications network under Mexican GAAP, a provision of Ps.1,208.4 million (U.S.$129.2 million) was recorded as a charge to income in 1997. See "-- U.S. GAAP Reconciliation -- Fixed Assets Revaluation" and Notes 20 and 22 to the Audited Consolidated Financial Statements.

     For U.S. GAAP purposes, the Ps.1,208.4 million impairment provision was determined in accordance with the Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-lived Assets and Assets to be Disposed of" ("SFAS 121"). During the year ended December 31, 1997, changes in circumstances indicated that the carrying amount of Iusacell's analog telecommunications network might not be recoverable. These circumstances included:

     - Customer and marketing requirements for better voice quality, more and improved value-added services and reduction of wireless fraud, all of which were more viable with a digital platform. These requirements accelerated the adoption of digital technology in the Mexican wireless market.

     - The view of Bell Atlantic, which assumed management control of Iusacell in February 1997, that Iusacell would need to adopt digital technology in order to remain competitive and that CDMA was the best technology available to Iusacell.

     - The plans developed in 1997 by Telmex, the incumbent carrier, and other wireless carriers to launch digital technology in Mexico in 1998.

     - Iusacell's decision to participate in the digital personal communications services auctions that were announced in November 1997. Effectively, the auctions were contributing to the growing market pressures for a wireless service change from analog to digital technology throughout Mexico.

     - An increase in Iusacell's subscriber base during 1997, such that the analog network was operating at close to full capacity by November 1997. The CDMA digital network has the potential to increase capacity by six to ten times compared with an analog network with comparable equipment.

     In view of these changes in circumstances, Iusacell estimated the future cash flows, undiscounted and without interest, of the analog equipment based on its remaining life and considering the eventual disposition of the equipment under the terms of a December 1997 agreement with Lucent to replace such equipment. At the time of that assessment, the sum of the undiscounted future cash flows was less than the book value of the analog equipment.

     Having determined that the analog equipment had been impaired, Iusacell then used the measurement criteria in SFAS 121 to determine the amount of the impairment. Because the analog network is Iusacell's principal fixed asset and integral to its operations, Iusacell believes that the asset does not qualify as an asset to be disposed of in accordance with SFAS 121, but rather an asset to be held and used. Consequently, for U.S. GAAP purposes, Iusacell reduced the value of its investment in the analog network to its fair value and recorded such write-down as a charge to operating expenses. Fair value was determined based on an independent appraisal. Furthermore, such fair value approximates the amount of the trade-in credits to be granted pursuant to the agreement with Lucent. See "-- Digitalization" and Note 20 to the Audited Consolidated Financial Statements.

LOSS FROM DISCONTINUED OPERATIONS

     Loss from discontinued operations of Ps.20.2 million (U.S.$2.2 million) in 1998 represents the loss recognized as a result of Iusacell's discontinuation of its Cellular Solutions de Mexico operation. See Note 19 to the Audited Consolidated Financial Statements.

NET LOSS

     As a result of the factors described above, Iusacell's net loss was Ps.1,424.1 million (U.S.$152.3 million) in 1998 as compared to a net loss of Ps.1,302.4 million (U.S.$139.3 million) in 1997. Excluding the non-cash writedown for the 450 MHz project, Iusacell's net loss for 1998 would have been Ps.346.6 million (U.S.$37.1 million).

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

REVENUES

     The following table presents the source of Iusacell's revenues for the years ended December 31, 1996 and 1997.

                                                        YEAR ENDED DECEMBER 31,
                                                  ------------------------------------
                                                        1996                1997
                                                  ----------------    ----------------      %
                                                    PS.        %        PS.        %      CHANGE
                                                  -------    -----    -------    -----    ------
                                                    (IN MILLIONS OF PESOS, EXCEPT PERCENTAGES)
Cellular service revenues.......................  1,690.9     70.2    1,795.3     74.1      6.2
Other service revenues(1).......................    381.7     15.9      213.9      8.8    (43.9)
                                                  -------    -----    -------    -----    -----
  Total service revenues........................  2,072.6     86.1    2,009.2     82.9     (3.0)
  Telephone equipment and other revenues........    334.2     13.9      413.3     17.1     23.6
                                                  -------    -----    -------    -----    -----
     Total revenues.............................  2,406.8    100.0    2,422.5    100.0      0.7
                                                  =======    =====    =======    =====    =====

---------------
(1) Other service revenues consist of revenues from the provision of telecommunication services in Mexico other than cellular and, until December 1996, from revenues derived from Iusacell's consolidated 51% investment in Iusatel Chile, S.A. de C.V. ("Iusatel Chile"), a Chilean long distance provider. Iusacell sold its 51% stake in Iusatel Chile in December 1996. See "Business -- International Joint Ventures."

     Cellular Services. The table below presents cellular service revenues by source for the years ended December 31, 1996 and 1997.

                                                                     YEAR ENDED DECEMBER 31,
                                                           --------------------------------------------
                                                                 1996(1)                 1997(1)
                                                           --------------------    --------------------
                                                              PS.          %          PS.          %
                                                           ---------    -------    ---------    -------
                                                            (IN MILLIONS OF PESOS, EXCEPT PERCENTAGES)
Airtime(2)...............................................     590.7       34.9        672.0       37.4
Monthly fees.............................................     771.1       45.6        800.5       44.6
Long distance(3).........................................     126.3        7.5        158.7        8.8
Value-added services(4)..................................     125.9        7.4         93.1        5.2
In-roaming(5)............................................      76.8        4.6         69.4        3.9
Activation fees and other................................       0.1        0.0          1.6        0.1
                                                            -------      -----      -------      -----
  Total cellular service revenues........................   1,690.9      100.0      1,795.3      100.0
                                                            =======      =====      =======      =====

---------------
(1) Figures reflect intercompany eliminations. These figures do not include revenues derived from paging, local telephony or data transmission services or from long distance services unrelated to cellular service.

(2) Incoming and outgoing airtime is charged on a per-minute basis for both peak (Monday to Friday, 8:00 a.m. to 10:00 p.m.) and non-peak airtime.

(3) Long distance revenues generated by cellular subscribers were passed through to Telmex prior to August 11, 1996. Since that date, such revenues have been retained by Iusacell.

(4) Includes fees for value-added services, such as call waiting, call transfer, emergency service, secretarial service and conference calling, and revenues from activation bonds, insurance-related charges payable by subscribers, rural and public telephony and Iusacell's cellular magazine. Does not include charges for related airtime. Customers using value-added services such as news, weather, sports and entertainment reports are charged only for airtime. These revenues are therefore included in airtime.

(5) See "Business -- Cellular Services -- Roaming" for a discussion of the differences between in-roaming and out-roaming and the revenues associated with these services. In-roaming revenues are reflected in total service revenues and are paid to Iusacell by operators from other regions. Out-roaming revenues are reflected in telephone equipment and other revenues and are passed through to the applicable host operator.

     Cellular service revenues increased by 6.2% to Ps.1,795.3 million (U.S.$192.0 million) in 1997 from Ps.1,690.9 million (U.S.$180.8 million) in 1996 and represented 74.1% and 70.2% of total revenues in 1997 and 1996, respectively. Revenues increased as a result of a 71.8% increase in total subscribers in 1997, comprised by a 25.6% increase in contract subscribers and a 171.4% increase in prepay subscribers, offset in part by a 11.0% decrease in average monthly MOUs.

     Airtime revenues increased 13.8% to Ps.672.0 million (U.S.$71.9 million) in 1997 from Ps.590.7 million (U.S.$63.2 million) in 1996, and represented 37.4% of total cellular revenue in 1997 as compared to 34.9% in 1996. This increase in airtime revenue resulted mainly from price increases and higher usage resulting from the increase in the subscriber base. Monthly fees from contract customers increased 3.8% to Ps.800.5 million (U.S.$85.6 million) in 1997 from Ps.771.1 million (U.S.$82.5 million) in 1996. Monthly fee growth benefited from price increases in 1997, but trailed contract customer growth because the majority of the new contract plan additions was added during the second half of 1997. Long distance cellular revenues increased 25.6% to Ps.158.7 million (U.S.$17.0 million) in 1997 from Ps.126.3 million (U.S.$13.5 million) in 1996 mainly because of the growth in the cellular subscriber base in 1997.

     Iusacell had 400,123 and 232,906 cellular subscribers at December 31, 1997 and 1996, respectively. Prepay subscribers increased by 171.4% from 73,762 subscribers, or 31.7% of total subscribers, at December 31, 1996 to 200,159 subscribers, or 50.0% of total subscribers, at December 31, 1997. Contract subscribers increased by 25.6% from 159,144 to 199,964 between the same dates.

     In 1997, contract subscriber churn declined dramatically to an average monthly level of 2.94% from 4.28% during 1996. This decline reflects net increases in contract subscribers, which reversed the previous downward trend in contract customers experienced in 1996 when many such customers migrated to prepay plans as a result of economic conditions, as well as improved customer service.

     Average monthly MOUs for 1997 were 105, a decrease of 11.0% compared to the monthly average of 118 MOUs in 1996. This decline in MOUs was largely due to the significant increase in the number of Iusacell's prepay customers, who generate substantially lower average MOUs than contract customers. In addition, Iusacell has experienced a trend toward lower MOUs as its expanded customer base now includes subscribers who tend to generate fewer MOUs.

     Nominal average monthly cellular revenue per subscriber decreased 5.7% to Ps.464 in 1997 from Ps.492 in 1996. This decline was primarily due to the same reasons noted to explain the decline of monthly MOUs.

     Other Services. Other service revenues decreased by 43.9% to Ps.213.9 million (U.S.$22.9 million) in 1997 from Ps.381.7 million (U.S.$40.8 million) in 1996, and represented 8.8% and 15.9% of total revenues in 1997 and 1996, respectively. This decrease, in large part, was because of the sale of Iusacell's interest in Iusatel Chile in December 1996. Revenues derived from Iusatel Chile were Ps.89.3 million (U.S.$9.6 million) in 1996.

     Telephone Equipment and Other. Telephone equipment and other revenues grew 23.6% to Ps.413.3 million (U.S.$44.2 million) in 1997 from Ps.334.2 million (U.S.$35.7 million) in 1996. This increase was primarily due to an increase in handset sales to support Iusacell's growing prepay program.

COST OF SALES

     Total cost of sales decreased 1.5% to Ps.931.9 million (U.S.$99.6 million) in 1997 from Ps.946.2 million (U.S.$101.2 million) in 1996. As a percentage of total revenues, cost of sales decreased to 38.4% in 1997 from 39.3% in 1996.

     Cost of Services. Cost of services decreased 11.9% to Ps.669.6 million (U.S.$71.6 million) in 1997 from Ps.759.8 million (U.S.$81.2 million) in 1996. This decrease was mainly due to the sale of Iusatel Chile and reduced Telmex interconnection fees.

     Cost of Telephone Equipment and Other. Despite the lower rate of inflation in 1997 relative to the rate of inflation in 1996, cost of telephone equipment and other costs increased by 40.7% to Ps.262.3 million (U.S.$28.0 million) in 1997 from Ps.186.4 million (U.S.$19.9 million) in 1996, primarily due to an increase in handsets sold to support Iusacell's prepay program. As a percentage of telephone equipment and other revenues, costs of telephone equipment and other costs increased to 63.5% in 1997 from 55.8% in 1996. The cost of a cellular handset given to a contract customer is amortized over 18 months, instead of being expensed in the period in which the customer received the telephone. If these handset costs had been expensed instead of amortized, Iusacell's cost of telephone equipment and other costs would have increased by Ps.205.3 million (U.S.$22.0 million) and Ps.293.7 million (U.S.$31.4 million) in 1997 and 1996, respectively.

     All of Iusacell's cellular handsets are subject to obsolescence based on a number of factors, including changes in customer preferences, competition and technological developments. The decrease in the allowance for obsolete and slow moving inventories as a percentage of cellular telephone and accessories (from 39% at December 31, 1996 to 11% at December 31, 1997) was primarily related to two items: (i) a significant amount of handsets were purchased in December 1997 in anticipation of a sales promotion to be launched in early 1998 and (ii) a special provision for loss established at the end of 1996 to cover damage from a flood at one of Iusacell's warehouses.

OPERATING EXPENSES

     Operating expenses decreased 8.0% to Ps.968.5 million (U.S.$103.6 million) in 1997 from Ps.1,053.0 million (U.S.$112.6 million) in 1996, and, as a percentage of total revenues, decreased to 40.0% in 1997 from 43.8% in 1996. Sales and advertising expenses grew 6.7% from Ps.565.7 million (U.S.$60.5 million) in 1996 to Ps.603.9 million (U.S.$64.6 million) in 1997. General and administrative expenses declined 25.2% to Ps.364.6 million (U.S.$39.0 million) in 1997 from Ps.487.3 million (U.S.$52.1 million), primarily due to the elimination of general and administrative expenses from Iusatel Chile, a 17% reduction in administrative and staff personnel and a decline in consulting fees in 1997.

     In accordance with Mexican GAAP, pre-operating expenses (net of pre-operating revenues) associated with Iusacell's provision of local wireless service in the 450 MHz band on a trial basis (as well as with certain other services) are capitalized rather than, as required under U.S. GAAP, expensed. The pre-operating expenses (net of pre-operating revenues) that were capitalized in 1997 and 1996 equaled Ps.110.3 million (U.S.$11.8 million) and Ps.108.1 million (U.S.$11.6 million), respectively.

DEPRECIATION AND AMORTIZATION

     Depreciation and amortization expenses decreased by 11.5% to Ps.757.7 million (U.S.$81.0 million) in 1997 from Ps.855.9 million (U.S.$91.5 million) in 1996. The decline in depreciation and amortization is attributable to the reduction in the carrying value of fixed assets during 1997. In accordance with Mexican GAAP and following Bulletin B-10, fixed assets and depreciation for the year are restated using inflation factors without exceeding net realizable value.

OPERATING LOSS

     For 1997, Iusacell recorded an operating loss of Ps.235.5 million (U.S.$25.2 million) as compared to an operating loss of Ps.448.3 million (U.S.$47.9 million) in 1996.

INTEGRAL FINANCING COST

     Integral financing cost was Ps.5.1 million (U.S.$0.5 million) in 1997 compared to a gain of Ps.183.1 million (U.S.$19.6 million) in 1996 due principally to a foreign exchange loss of Ps.63.1 million (U.S.$6.7 million) in 1997 compared to a foreign exchange gain of Ps.87.9 million (U.S.$9.4 million) in 1996. In 1997, Iusacell recorded a decrease in gain on monetary position of 22.7% to Ps.381.2 million (U.S.$40.8 million) in 1997 from Ps.493.0 million (U.S.$52.7 million) in 1996 reflecting the lower rate of inflation in 1997. Net interest expense decreased 18.8% to Ps.323.2 million (U.S.$34.6 million) in 1997 from Ps.397.9 million (U.S.$42.5 million) in 1996. The decrease in interest expense was due to significantly lower interest rates, offset in part by higher levels of borrowing in 1997.

EQUITY PARTICIPATION IN NET INCOME OF ASSOCIATED COMPANIES

     Iusacell recorded equity participation in net income of associated companies of Ps.205.3 million (U.S.$22.0 million) in 1997 as compared to Ps.1.9 million (U.S.$0.2 million) in 1996. This increase was due to the gain on the sale of Iusacell's Ecuadorian affiliate. See "Business -- International Joint Ventures."

PROVISION FOR EQUIPMENT IMPAIRMENT

     As a result of a reassessment of the accounting for the impairment charge related to Iusacell's analog communications network under Mexican GAAP, a provision of Ps.1,208.4 million (U.S.$129.2 million) was recorded as a charge to income in 1997. See "-- U.S. GAAP Reconciliation -- Fixed Assets Revaluation" and Notes 20 and 22 to the Audited Consolidated Financial Statements.

NET LOSS

     As a result of the factors described above, Iusacell's net loss was Ps.1,302.4 million (U.S.$139.3 million) in 1997 as compared to a net loss of Ps.514.2 million (U.S.$55.0 million) in 1996. Excluding the provision for equipment impairment for the analog communications network, Iusacell's net loss for 1997 would have been Ps.94.1 million (U.S.$10.1 million).

INCOME TAX, ASSET TAX AND EMPLOYEES' PROFIT SHARING

     Prior to January 1, 1999, Iusacell prepared its tax returns on a fully consolidated basis for all but three of its subsidiaries, benefiting from the ability to offset losses incurred by some subsidiaries against the gains of others within the consolidated group. Iusacell only consolidated 60% of Iusatel, S.A. de C.V. Iusatelecomunicaciones, S.A. de C.V. and Infotelecom, S.A. de C.V. for tax purposes because they were not wholly owned subsidiaries. Beginning January 1, 1999, as a result of Mexican income tax law amendments, Iusacell must limit its tax consolidation to 60% of all its subsidiaries, except for five entities (Iusatel, S.A. de C.V., Iusatelecomunicaciones, S.A. de C.V., Infotelecom, S.A. de C.V., Iusacell PCS, S.A. de C.V. and Punto-a-Punto Iusacell, S.A. de C.V.) which will not be included in its consolidated tax return (although they are consolidated for financial statement purposes), because Iusacell does not hold at least 51% of the voting shares of such subsidiaries. Iusacell filed an injunctive action (amparo) against the new income tax law amendments on the basis that the law is unconstitutional. This injunctive action was recently rejected, but the Company has filed for a review (recurso de revision). See "Business -- Legal Proceedings -- Non Judicial Disputes."

     Iusacell and its subsidiaries pay an alternative net asset tax which is levied on the average value of substantially all assets less certain liabilities. This tax, which is 1.8% annually, is required to be paid if the amount of the asset tax exceeds the computed income tax liability. Iusacell provided for Ps.49.8 million (U.S.$5.3 million), Ps.59.1 million (U.S.$6.3 million), Ps.70.5 million (U.S.$7.5 million) and Ps.111.6 million (U.S.$11.9 million) of net asset taxes for 1996, 1997, 1998 and the first nine months of 1999, respectively. These taxes may be applied in subsequent years against income tax payments, to the extent income tax liabilities for such years exceed the net asset tax calculation. Due to net losses, Iusacell paid no income taxes in 1996, 1997, 1998 and the first nine months of 1999 and paid the asset taxes specified above. See Note 12 to the Audited Consolidated Financial Statements for a discussion of Iusacell's carry forward tax losses.

     While Iusacell has no employees at the holding company level, its subsidiaries are required under Mexican law to pay their employees, in addition to their required compensation and benefits, profit sharing in an aggregate amount equal to 10% of the taxable income of the relevant subsidiary (calculated without reference to inflation adjustments or amortization of tax loss carryforwards). There was no statutory profit-sharing in any periods presented, except for Ps.0.5 million in 1998 and Ps.0.4 million in Interim 1999.

LIQUIDITY AND CAPITAL RESOURCES

     As a part of the equity recapitalization and restructure of Iusacell completed in August 1999, New Iusacell acquired 99.5% of the capital stock of Old Iusacell on August 10, 1999. Prior to that time, New Iusacell had no operations, indebtedness or liabilities and nominal assets. See "Prospectus Summary -- Reorganization of Iusacell." The indebtedness discussed in this section was all incurred by Old Iusacell. The notes described in this offering memorandum will be effectively subordinated to all existing and future indebtedness and other liabilities of Old Iusacell and New Iusacell's other subsidiaries.

GENERAL

     Iusacell believes that funds from operating activities, existing export credit agency financing, other vendor financing, and the net proceeds from the recent debt and equity offerings, will be adequate to meet its debt service and principal amortization requirements, working capital requirements and capital expenditure needs for its existing businesses for 1999 and the first half of 2000, although no assurance can be given in this regard. In 2000, Iusacell will seek to raise up to U.S.$40.0 million in vendor financing to acquire microwave transmission equipment, attempt to monetize some of its radio tower assets within the restrictions imposed by its debt covenants and engage in an equity capital markets transaction. However, we cannot assure you that Iusacell will be able to complete any of these transactions. In 2001, Iusacell expects to meet its funding needs for its existing businesses through a combination of debt and equity capital market transactions and vendor financings. Iusacell's capital expenditure needs and working capital requirements to build-out and operate concessions to provide wireless telephone services in Region 1 and Region 4 over the PCS E-Band will require a significant amount of additional funding in 2000 and beyond. Iusacell is seeking to obtain this financing from equipment vendors and other sources. Iusacell's future operating performance and ability to service and repay its indebtedness will be subject to future economic and competitive conditions and to financial, business and other factors, many of which are beyond Iusacell's control. See "-- Capital Expenditures."

CAPITAL EXPENDITURES

     Iusacell expects to make substantial capital expenditures to upgrade network infrastructure, build out cellular, long distance, wireless local telephony and paging networks, build out PCS networks in Region 1 and Region 4, implement new billing systems, complete its Year 2000 compliance program and support existing operations and new business opportunities. The degree and timing of capital expenditures will remain strongly dependent on the competitive environment and economic developments in Mexico, including inflation and exchange rates, as well as on the timing of regulatory actions and on the availability of suitable debt and/or equity financing. See "-- Liquidity."

     Total capital expenditures in 1997 were Ps.920.6 million (U.S.$98.4 million), compared with Ps.359.4 million (U.S.$38.4 million) in 1996. Total capital expenditures in 1998 increased substantially because of the accelerated deployment of the CDMA digital network and were Ps.3,553.3 million (U.S.$379.9 million), including Ps.541.4 million (U.S.$57.9 million) for the acquisition of PCS frequency concessions in Regions 1 and 4.

     Iusacell expects capital expenditures for 1999, 2000 and 2001 to total approximately U.S.$475.0 million. Iusacell expects to invest up to U.S.$177.0 million during 1999, of which approximately U.S.$132.8 million had been invested as of September 30, 1999. In 1999, approximately U.S.$131.2 million will be allocated to the development of the wireless network, including completion of the deployment of a replacement analog cellular network and a new CDMA digital network pursuant to an agreement entered into with Lucent in December 1997. The balance of U.S.$45.8 million primarily will be:

     - invested in developing long distance, paging and other networks,

     - used to fund non-network infrastructure, such as the further development and deployment of the new billing system and upgrades to other management information systems,

     - used to make equipment and software applications Year 2000 compliant and

     - used to pay interest that is being capitalized.

Iusacell expects capital expenditures for 2000 and 2001 to total approximately U.S.$195.0 million and U.S.$103.0 million, respectively. For an explanation of the items included in capital expenditures, see "Notes to the Selected Consolidated Financial and Operating Information -- Footnote (9)."

     Additional funds will be allocated to the build-out and operation of concessions to provide wireless telephony over the PCS E-Band in Region 1 and Region 4, subject to obtaining financing at the PCS operating company level from equipment vendors and other sources. Iusacell expects that capital expenditures to build out its wireless network in northern Mexico will not exceed U.S.$55.0 million in 2000 and 2001. See "Risk Factors -- Risk Factors Relating to
Iusacell -- If we do not obtain significant capital from outside sources, we will not be able to continue to build out our wireless infrastructure and pursue long distance opportunities and may lose the opportunity to generate revenues."

     In December 1997, COFETEL approved the modification of Iusacell's long distance concession, substantially reducing the coverage and technological investment requirements. Iusacell estimates that full compliance with these requirements will require approximately U.S.$115.0 million in capital expenditures, of which approximately U.S.$58.0 million had already been invested prior to 1998, approximately U.S.$27.0 million was invested in 1998, approximately U.S.$25.0 million will be invested in 1999, 2000 and 2001 and approximately U.S.$5.0 million will be invested thereafter.

     If we are successful in acquiring additional cellular concessions in Mexico, we may be required to increase our capital expenditure budget. We would expect to finance these capital expenditures through a combination of debt and vendor financing, equity capital and operating cash flow.

LIQUIDITY

     General. Except for payment of principal and interest on its 14 1/4% Senior Notes due 2006, New Iusacell does not have significant liquidity requirements. Old Iusacell's debt agreements currently prohibit Old Iusacell and its subsidiaries from paying dividends or otherwise making cash available to New Iusacell. While such restrictions exist, New Iusacell expects to meet its liquidity requirements, if any, with funds provided by its recent equity and debt offering, and capital contributions from its principal shareholders.

     Old Iusacell's liquidity has been provided by cash from operations, short and long-term borrowings, vendor financing and capital contributions.

     Total debt, including trade notes payable, was Ps.4,413.4 million (U.S.$471.9 million) at September 30, 1999, which compares with U.S.$462.0 million at December 31, 1998. After giving pro forma effect to this offering and other adjustments described under "Capitalization," our total indebtedness, including trade notes payable, would have been Ps.7,795.2 million (U.S.$833.5 million) at September 30, 1999.

     Old Iusacell's debt at December 31, 1998 represented an increase of 69.0% from its total debt at December 31, 1997. All of Old Iusacell's debt outstanding at September 30, 1999 was U.S. dollar-denominated and unhedged against foreign exchange risk. See "-- Market Risks." At September 30, 1999, Old Iusacell's average cost of outstanding debt was approximately 8.3%, with a remaining average maturity of approximately 3.0 years. At September 30, 1999, Old Iusacell's debt to total capital ratio was 45.0% as compared to 55.5% at December 31, 1998 and 40.2% at December 31, 1997. Excluding the one-time charge related to the 450 MHz project, the debt to total capital ratio would have been 50.6% at December 31, 1998.

     Senior Notes due 2006. In December 1999, New Iusacell issued U.S.$350.0 million of 14 1/4% Senior Notes due 2006 under an indenture dated as of December 16, 1999 among New Iusacell and the Bank of New York as trustee (the "New Iusacell Indenture"). U.S.$133.5 million of these proceeds were deposited into a security account and will be used to pay the first six semi-annual installments of interest on the New Iusacell notes. The New Iusacell notes are subject to an exchange offer for registered notes, which will also be governed by the New Iusacell Indenture (whether or not exchanged, the "14 1/4% Senior Notes"). This exchange offer is expected to occur by March 31, 2000.

     Old Iusacell Notes. In July 1997, Old Iusacell issued U.S.$150.0 million of 10% Senior Notes due 2004 under an indenture dated as of July 25, 1997 among Old Iusacell, the subsidiaries of Old Iusacell guaranteeing such notes and First Union National Bank, as Trustee (the "Old Iusacell Indenture"), substantially all of which were exchanged in January 1998 for 10% Series B Senior Notes due 2004 which are also governed by the Old Iusacell Indenture (whether or not exchanged, the "10% Senior Notes").

     The Old Iusacell Indenture limits the ability of Old Iusacell to make dividend payments to New Iusacell. In addition, it restricts the ability of Old Iusacell and its principal subsidiaries to incur indebtedness.

     In connection with the Eximbank Facilities described below, Old Iusacell was required, under the terms of the Old Iusacell Indenture, to equally and ratably secure the holders of the Old Iusacell notes by a second priority pledge of the cellular concessions, certain equipment and supplies.

     The Senior Credit Facility. In July 1997, Old Iusacell entered into a senior credit facility which consists of:

     - a five-year senior secured term facility in the principal amount of U.S.$125.0 million, all of which was drawn down in July 1997, and

     - a five-year senior secured revolving credit facility in an aggregate principal amount of U.S.$100.0 million.

     By July 24, 1998, the full U.S.$100.0 million had been drawn under the revolving credit facility and on that date the revolving credits were converted to a term loan.

     Old Iusacell's obligations under the Senior Credit Facility are unconditionally guaranteed, jointly and severally, by the principal operating and concession-holding subsidiaries of Old Iusacell and are secured by the pledge of substantially all capital stock and equity interests held by Old Iusacell and by all cellular concessions and substantially all assets used in connection with or related to such concessions. In particular, the Senior Credit Facility lenders have a second priority lien on all Lucent analog and CDMA digital cellular network equipment acquired for Regions 6, 7, and 9 under the Eximbank Facilities described below and a first priority lien on all other assets (including, without limitation, the cellular concessions) of Old Iusacell and its concession-holding subsidiaries.

     Loans outstanding under the Senior Credit Facility bear interest at a rate per annum equal to (at Old Iusacell's option):

     - one-, two-, three- or six-month LIBOR plus 1.75% per annum, or

     - an alternate base rate equal to the sum of (i) the highest of the prime rate of The Chase Manhattan Bank, the reserve adjusted secondary market rate for three-month certificates of deposit plus 1% per annum or the Federal Funds effective rate plus 0.5% per annum plus (ii) 0.75% per annum.

     The Eximbank Financing. On July 15, 1999, Old Iusacell consummated a financing which consists of:

     - a five-year senior secured term facility provided by UBS AG in the principal amount of approximately U.S.$72.5 million, which is guaranteed by the Export-Import Bank of the United States, and

     - a two-year senior secured term facility provided by UBS AG and Commerzbank AG in the principal amount of approximately U.S.$25.7 million, which is not guaranteed by the Export-Import Bank of the United States.

     Old Iusacell's obligations under the Eximbank Facilities are unconditionally guaranteed, jointly and severally, by the principal operating and concession-holding subsidiaries of Old Iusacell and are secured by a first lien on certain Lucent analog and CDMA digital cellular network equipment acquired for Regions 6, 7 and 9, a second lien on any and all other Lucent analog and CDMA digital cellular network equipment acquired under Old Iusacell's contract with Lucent, including such equipment in Region 5, and a second lien on Old Iusacell's four cellular concessions and substantially all other assets used in connection with or related to such concessions.

     Loans outstanding under the Eximbank Facilities bear interest at a rate per annum equal to 0.20% per annum above six-month LIBOR, in the case of the facility guaranteed by the Export-Import Bank of the United States, and 1.75% per annum above six-month LIBOR, in the case of the unguaranteed commercial facility.

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

     As of September 30, 1999, U.S.$79.3 million had been borrowed under the Eximbank Facilities. An additional U.S.$18.9 million was borrowed on October 14, 1999.

     In December 1999, Iusacell was informed that UBS AG intends to assign its interest in the Eximbank Facilities to Banque Nationale de Paris.

     Handset financing. In January 1999, Old Iusacell obtained a handset financing facility from UBS AG, which consists of a 360-day senior unsecured credit facility in the principal amount of U.S.$10.0 million to be used solely to acquire cellular handsets ("UBS Handset Facility"). Loans outstanding under this facility will bear interest at an annual rate equal to 1.50% above LIBOR for the related interest period, which can have a duration of 30, 60, 90, 180 or 360 days, with respect to each disbursement. Old Iusacell drew down the entire U.S.$10.0 million available under this facility in April 1999 for a 360-day term.

     In September 1999, Old Iusacell obtained a handset financing facility from Banco Bilbao Vizcaya which consists of an eighteen-month senior unsecured credit facility in the principal amount of U.S.$4.0 million to be used solely to acquire cellular handsets. Loans outstanding under this facility will bear interest at an annual rate equal to 2.50% above 180-day LIBOR. Old Iusacell drew down the entire U.S.$4.0 million available under this facility in September 1999. Amortizations occur in equal installments every six months.

     As of September 30, 1999, U.S.$14.0 million were outstanding under the two handset facilities. These loans are classified as trade notes payable under Mexican GAAP.

     In November 1999, in connection with a program to migrate its analog contract customers to digital service, Old Iusacell agreed to guarantee up to U.S.$6.2 million in future loans to be made by Banco Bilbao Vizcaya to its customers for the purchase of digital handsets.

     In December 1999, Old Iusacell entered into a second eighteen-month senior unsecured credit facility with Banco Bilbao Vizcaya in the principal amount of U.S.$4.0 million to be used solely to purchase cellular handsets. As with the September 1999 facility, loans outstanding under this facility will bear interest at an annual rate equal to 2.50% above 180-day LIBOR and will be amortized in equal installments every six months. Old Iusacell drew down U.S.$3.5 million under this facility on December 8, 1999.

     Vendor financing. Old Iusacell, from time to time, also incurs vendor financing indebtedness in order to finance purchases of equipment, hardware and software. As of September 30, 1999, Old Iusacell had U.S.$3.6 million of such vendor financing outstanding of which U.S.$1.7 million was paid in October 1999, U.S.$0.8 million was paid in November 1999 and U.S.$1.1 million is due and payable in March 2000. This vendor financing is classified as trade notes payable under Mexican GAAP.

     New Iusacell is currently negotiating up to U.S.$40.0 million in vendor financing for the purchase of microwave equipment by a new subsidiary to be created for the sole purpose of purchasing or leasing network equipment, computer hardware and software, and radio towers.

     Recent equity offerings. On August 10, 1999, New Iusacell completed a comprehensive equity recapitalization and restructuring. See "Prospectus
Summary -- Reorganization of Iusacell." As part of this transaction, New Iusacell issued 23,596,783 new Series V shares at a price of U.S.$1.05 per share and 18,405,490 new Series V shares at a price of U.S.$0.70 per share. After commissions and expenses, New Iusacell received net proceeds of approximately U.S.$33.7 million, which were used primarily for the acquisition of cellular network infrastructure equipment.

DIVIDEND POLICY

     Since becoming a public company in 1994, Iusacell has not paid dividends and it currently has no plans to initiate dividend payments. In addition, the Old Iusacell Indenture, the Senior Credit Facility and the Eximbank Facility and the New Iusacell Indenture will limit Iusacell's ability to pay dividends.

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

MARKET RISKS

     Iusacell's earnings are affected by changes in interest rates as a result of its long-term borrowings. Old Iusacell's Eximbank Financing bears interest at a variable rate of six-month LIBOR plus, depending on whether not the facility is guaranteed by the Export-Import Bank of the United States, either 0.20% or 1.75%. The Senior Credit Facility bears interest at a variable rate equal to (at Old Iusacell's option):

     - one-, two-, three- or six-month LIBOR plus 1.75%, or

     - an alternate base rate equal to the sum of (i) the highest of the prime rate of The Chase Manhattan Bank, the reserve adjusted secondary market rate for three-month certificates of deposit plus 1% per annum or the Federal Funds effective rate plus 0.5% per annum plus (ii) 0.75% per annum.

     New Iusacell also has fixed rate debt under its unsecured 14 1/4% Senior Notes and Old Iusacell has fixed rate debt under its 10% Senior Notes.

     Under the terms of the Senior Credit Facility, Old Iusacell must maintain 45% of its debt portfolio at fixed rates or under appropriate floating rate hedging mechanisms. Iusacell does not enter into derivative financial contracts for trading or speculative purposes; however, Iusacell manages the exposure to interest rate risk through the use of interest rate collars. In July 1998, Old Iusacell entered into an interest rate collar agreement on a notional amount of U.S.$35.0 million until July 30, 2002. The collar agreement limits the maximum effective LIBOR cost to 6.12% if six-month LIBOR is lower than 7.12% and 7.12% if LIBOR equals or exceeds that level. The following table summarizes the maturity dates, carrying values and fair values of the debt obligations and the interest rate collar agreement as of December 31, 1998.

                                  1999        2000        2001        2002        2003      THEREAFTER     TOTAL     FAIR VALUE
                                ---------   ---------   ---------   ---------   ---------   ----------   ---------   ----------
                                                                 (IN MILLIONS OF U.S. DOLLARS)
Short-term notes payable......  U.S.$75.0   U.S.$  --   U.S.$  --   U.S.$  --   U.S.$  --   U.S.$   --   U.S.$75.0   U.S.$75.0
Chase Credit Facility.........         --        33.8        92.3        99.0          --           --       225.0       225.0
10% Senior Notes..............         --          --          --          --          --        150.0       150.0       130.0
Handset facility UBS..........         --        10.0          --          --          --           --        10.0        10.0
Interest rate collar..........       35.0        35.0        35.0        35.0          --           --          --         1.1

     On February 26, 1999, Old Iusacell entered into a second interest rate collar agreement to limit the maximum interest rate Old Iusacell must pay on U.S.$15.0 million of its floating rate debt until July 2002. Under the terms of this second collar agreement, Old Iusacell's maximum effective LIBOR cost is limited to 5.82% if six-month LIBOR is lower than 6.82% and, if six-month LIBOR equals or goes above 6.82%, then Old Iusacell's maximum effective LIBOR cost is limited to 6.82%.

     Iusacell's primary foreign currency exposure relates to its foreign currency denominated debt. Iusacell's debt obligations are denominated in U.S. dollars while it generates revenues in Mexican Pesos. Therefore, Iusacell is exposed to currency exchange rate risks that could significantly affect Iusacell's ability to meet its obligations. The exchange rate of Pesos to the U.S. dollar is a freely floating rate and the Peso has experienced significant devaluations in recent years. Any significant decrease in the value of the Peso relative to the U.S. dollar in the near term may have a material adverse effect on Iusacell and on its ability to meet its long-term debt obligations. As of December 31, 1998, a hypothetical immediate 10% devaluation of the Peso relative to the U.S. dollar, as it relates to Iusacell's short-term foreign debt, would have a Ps.87.4 million (U.S.$9.3 million) unfavorable impact over a one-year period on earnings and on cash flows.

     Iusacell does not currently have in place hedging arrangements with respect to this foreign currency risk. However, Iusacell expects to hedge utilizing forward-rate contracts, its exchange rate exposure for up to 50% of the principal and interest payments coming due over the next 18 months, or approximately U.S.$83.0 million. If the Peso to U.S. dollar exchange rate remains at the September 30, 1999 level through June 30, 2001, then the estimated cost to Iusacell of this hedging program will be approximately

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

U.S.$11.7 million. Iusacell is also considering limited hedging alternatives for up to an additional 50% of the remaining outstanding principal and interest obligations coming due over the next 18 months.

U.S. GAAP RECONCILIATION

     The principal differences between Mexican GAAP and U.S. GAAP as they relate to Iusacell are the adjustment for the effects of inflation, the treatment of fixed assets revaluation, minority interests, deferred income taxes, employee profit sharing, capitalized pre-operating costs for Iusacell's 450 MHz local wireless project, provisions for consolidation of facilities and accounting for non-monetary exchanges and interest rate collars. See Note 20 to the Audited Consolidated Financial Statements and Note 8 to the Unaudited Consolidated Financial Statements for a reconciliation to U.S. GAAP of stockholders' equity and net loss for the respective periods presented.

INFLATION ADJUSTMENTS

     The reconciliation to U.S. GAAP does not include the reversal of the adjustments to the financial statements for the effects of inflation required under Mexican GAAP (Bulletin B-10) because the application of Bulletin B-10 represents a comprehensive measure of the effects of price level changes in the Mexican economy and, as such, is considered a more meaningful presentation than historical cost-based financial reporting for both Mexican and U.S. accounting purposes.

DEFERRED INCOME TAXES AND EMPLOYEE PROFIT SHARING

     Under Mexican GAAP, deferred income taxes are provided for identifiable, non-recurring timing differences at rates in effect at the time such differences originate. Benefits from loss carryforwards are not allowed to be recognized before the period in which the carryforward is utilized.

     Under U.S. GAAP, Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" requires an asset and liability method of accounting for income taxes whereby deferred taxes are recognized for the tax consequences of all temporary differences between the financial statement carrying amounts and the related tax bases of assets and liabilities. The effect on deferred taxes of a change in tax rate is recognized in income in the period in which the change is enacted.

     SFAS 109 requires deferred tax assets to be reduced by a valuation allowance if, based on the weight of available evidence, including cumulative losses in recent years, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

     As of September 30, 1999, Iusacell recognized for U.S. GAAP purposes a gross deferred tax asset of Ps.1,222.1 million (U.S.$130.7 million), reflecting the benefit of tax loss carryforwards which expire in varying amounts between 2001 and 2008. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the net deferred tax asset at September 30, 1999 will be realized based on the following:

     - although Iusacell has generated consolidated operating losses for the past five years, it believes that it is more likely than not that the net deferred tax asset will be realized based on Iusacell's latest estimate of future taxable income over the next five years in an amount sufficient to utilize the net deferred tax losses recorded as of September 30, 1999, and

     - the net deferred tax asset amounting to Ps.162.2 million (U.S.$17.4 million) represents only the tax loss carryforwards (which are subject to indexation) of 1997 and 1998 which have expiration periods of 9 and 10 years, respectively.

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

     Iusacell's estimate of future taxable income is based primarily on and supported by:

     - management's expectations of Iusacell's growth and profitability over the next 5 years,

     - the significant improvement in operating performance from February 1997 through December 1998, as evidenced by the success of the implementation of the Bell Atlantic wireless business model. This model has produced strong subscriber growth in excess of 80% year over year in 1997 and 1998, improved revenues (based on customer growth and price increases), and lower network and operating costs, resulting in an operating profit in the first two quarters of 1998 (and, excluding the 450 write-down, also in the third quarter of 1998), as compared to an operating loss during 1997, and

     - the effects of cost-cutting measures achieved as a result of the restructuring completed during 1997 and 1998, primarily related to a 15% reduction in headcount and elimination of duplicate administrative costs.

     The amount of the deferred tax asset considered realizable could be reduced in the near term if estimates of future taxable income during the carryforward periods are lower than currently expected.

     Employee profit sharing expense, which is based on the taxable income of each corporate entity after statutory adjustments, is included in the income tax provision under Mexican GAAP. Under U.S. GAAP, the provision for employee profit sharing is charged to operations.

PRE-OPERATING COSTS

     Under Mexican GAAP, Iusacell capitalized certain pre-operating costs primarily related to Iusacell's 450 MHz local wireless project. Under U.S. GAAP, pre-operating costs are expensed as incurred. During 1998, Iusacell recorded a non-cash writedown related to its investment in the 450 MHz project for Mexican GAAP purposes and, consequently, wrote off all pre-operating costs as of that date.

FIXED ASSETS REVALUATION

     As described in Note 4 b) to the Audited Consolidated Financial Statements, under Mexican GAAP the writedown of the carrying value of the telecommunications analog equipment was originally recorded as a direct charge to the deficit from holding non-monetary assets restatement account included in stockholders' equity. Iusacell has restated the financial statements for the year ended December 31, 1997 to reflect such writedown as a charge against income from operations. Under U.S. GAAP, SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," requires that long-lived assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the entity should estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized based on the fair value of the asset. The impairment loss is recorded as a component of income from operations.

MINORITY INTERESTS

     Under Mexican GAAP, the minority interest in consolidated subsidiaries is presented as a separate component within the stockholders' equity section of the consolidated balance sheet. For U.S. GAAP purposes, minority interest is not included in stockholders' equity and accordingly is deducted as a reconciling item to arrive at U.S. GAAP equity.

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

GAIN FROM THE EXCHANGE OF NON-MONETARY ASSETS

     In December 1998, Iusacell entered into a fiber optic cable swap agreement with Bestel, S.A. de C.V. to exchange certain long-distance fiber optic cables for a contract amount of Ps.210.3 million (U.S.$22.5 million). Under Mexican GAAP, Iusacell recorded the transaction as both an acquisition and sale of fixed assets based on the contract amount, resulting in a gain on the sale of Ps.183.1 million (U.S.$19.6 million). Under U.S. GAAP, because the assets exchanged are similar productive assets and, on a net basis, no cash was exchanged, the transaction does not result in the recognition of earnings. Consequently, under U.S. GAAP, the acquisition and sale would not have been recorded.

INTEREST RATE COLLAR

     Under Mexican GAAP, the interest rate collar agreements are recorded on a cash basis. Under U.S. GAAP, the differential to be paid or received as interest rates change is accrued and recognized as an adjustment of interest expense at the balance sheet date. Additionally, the related amount payable or receivable from counterparties is included in other accrued expenses at the balance sheet date.

RESTATEMENT RELATED TO THE PROVISION FOR CONSOLIDATION OF FACILITIES

     As described in Note 2 to the Audited Consolidated Financial Statements, during 1996 Iusacell originally recorded a provision for consolidation of facilities related to its former headquarters building ("Montes Urales") under both Mexican GAAP and U.S. GAAP. Iusacell has reassessed this accounting treatment under U.S. GAAP and determined that, as management did not have the ability to remove Montes Urales from operations in December 1996, Montes Urales did not qualify as an asset held to be disposed of at such date and consequently, should have been accounted for as an asset to be held and used pursuant to the provisions of SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of." As a result, under U.S. GAAP, an impairment charge would not have been recorded at December 31, 1996 related to Montes Urales.

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

                                    BUSINESS

OVERVIEW

     Iusacell is Mexico's second largest wireless telecommunications provider with more than 1.1 million cellular customers at September 30, 1999. Iusacell owns and operates concessions in the 800 MHz band to provide cellular wireless services in four contiguous regions in central Mexico. These regions include Mexico City, one of the world's most populous cities, and the cities of Guadalajara, Puebla, Veracruz, Leon, Acapulco and San Luis Potosi, and combined represent approximately 67 million POPs or 69% of Mexico's total population.

     Since February 1997, Iusacell has been under the management control of subsidiaries of Bell Atlantic Corporation. From late 1993 through February 1997, Bell Atlantic participated substantially in the financial and technological operations of Iusacell. Since Bell Atlantic assumed control of the Board of Directors and management of Iusacell, Bell Atlantic personnel seconded to Iusacell and Bell Atlantic consultants have been integrally involved in managing the day-to-day operations and defining and implementing the long-term strategy of Iusacell. Since 1993, Bell Atlantic has invested approximately U.S.$1.2 billion for its 40.4% economic and voting interest in Iusacell.

     Since Bell Atlantic took control of Iusacell's management in February 1997, Iusacell's subscriber base has grown from approximately 245,000 to 1,132,205 subscribers as of September 30, 1999. Iusacell's subscribers who can make outgoing calls and receive incoming calls had an average monthly revenue per cellular subscriber during the nine months ended September 30, 1999 of Ps.339 (approximately U.S.$36.2). In May 1998, Iusacell launched digital service using CDMA technology in the 800 MHz frequency band in the Mexico City area and extended this service to other cities in each of its other cellular regions in October 1998. Iusacell now offers digital coverage and services in all areas where it provides cellular wireless services. In addition to its core mobile wireless services, Iusacell also provides a wide range of other telecommunications services including long distance, paging, wireless local telephony and data transmission. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "-- Cellular Services" and "-- Other Services."

     The management team at Iusacell is able to draw extensively upon Bell Atlantic's expertise in the development and implementation of Iusacell's operating strategy. Iusacell's Chief Executive Officer is also President of Bell Atlantic's international wireless operations and has significant experience with Bell Atlantic's wireless operations in the United States. Iusacell's former Chief Financial Officer and current Executive Vice President -- Finance has 15 years of executive telecommunications experience with Bell Atlantic, and Iusacell's Chief Technology Officer has 29 years of experience with Bell Atlantic.

     In June 1997, Iusacell appointed as its Director General a Mexican citizen with extensive experience in multinational operations, who immediately prior to joining Iusacell had been the managing director of the Mexican cellular company which operates the Cellular A-Band concessions in two contiguous northern regions. Iusacell's Chief Operating Officer, who was appointed in February 1999, also has an extensive background in multinational operations, with more than five years of sales, marketing and operational experience in wireless communications. Iusacell's Chief Financial Officer, hired in April 1999, is a telecommunications industry veteran with more than 15 years of experience with BellSouth Corporation and Nextel International, Inc., including nine years of experience in the Latin American wireless industry.

     The management team is supported by an experienced group of Mexican executives and other personnel from Bell Atlantic.

BELL ATLANTIC

     Bell Atlantic is one of the largest telecommunications companies in the world, with extensive participation in and knowledge of the wireless telecommunications business. In August 1997, Bell Atlantic and NYNEX Corporation, two of the original seven Regional Bell Operating Companies formed as a result of the break-up of AT&T in 1984, completed their merger to form the new Bell Atlantic. Bell

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

Atlantic now provides local exchange telephone service in 12 states and the District of Columbia in a region in the northeastern United States stretching from Maine to Virginia that encompasses 63 million people and 22 million households, utilizing more than 40 million access lines and employing more than 140,000 people.

     Bell Atlantic is also one of the world's largest wireless telecommunications companies, with more than 7 million attributable customers in its cellular and PCS operations in 24 states in the United States and in its six international wireless investments in Latin America, Europe and the Pacific Rim. In its wireless markets, Bell Atlantic has emphasized the delivery of high-quality customer service through customer service centers, call centers and an extensive distribution system. Bell Atlantic had operating revenues and net income of approximately U.S.$31.6 billion and U.S.$2.9 billion, respectively, for the fiscal year ended December 31, 1998 and total assets of approximately U.S.$55.1 billion at such date.

     On July 27, 1998, Bell Atlantic and GTE Corporation entered into a definitive agreement providing for a merger of equals transaction in which GTE shareholders will receive 1.22 shares of Bell Atlantic common stock for each GTE share they own. GTE is one of the world's largest telecommunications companies, providing landline and wireless telephone, advanced internet, information, and paging services and systems. The combined Bell Atlantic/GTE entity will have a presence in over 30 countries and the customers in their service territories currently account for more than 30% of the world's international telecommunications traffic. Consummation of the Bell Atlantic/GTE merger depends on a number of conditions, including approvals by the United States Federal Communications Commission and various other regulatory authorities.

     Bell Atlantic and GTE are reporting companies under the Exchange Act. Reports and information filed by Bell Atlantic and GTE with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Office at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     On September 21, 1999, Bell Atlantic and Vodafone AirTouch Plc entered into an agreement to combine their United States wireless businesses into a new company which would be managed by Bell Atlantic. Assuming that all of the assets are contributed as provided for in the agreement, the new business will be 55% owned by Bell Atlantic and 45% owned by Vodafone AirTouch. Including GTE's wireless assets, the new business will serve approximately 20 million wireless customers and 3.5 million paging customers throughout the United States, making it the largest wireless business in the country. The new enterprise will have a footprint covering more than 90% of the U.S. population, and 49 of the top 50 U.S. wireless markets. The completion of this transaction is subject to a number of conditions, including certain regulatory approvals and the approval of the shareholders of Vodafone AirTouch. The companies expect to complete the transaction within the first nine months of 2000.

COMPETITIVE STRENGTHS

LARGE CELLULAR SUBSCRIBER BASE

     At September 30, 1999, Iusacell had 1,132,205 cellular subscribers, including both contract and prepay subscribers. 30.3% of Iusacell's cellular subscriber base, consisted of customers that purchased cellular services pursuant to fixed term contracts and the remaining 69.7% of its cellular customers purchased their cellular services in advance, through prepay calling cards. Iusacell believes that its contract customers seek the convenience of uninterrupted mobile cellular service and access to high quality customer service and are willing to pay a monthly fee for the choice of value-added services such as call waiting, emergency service (*911), short messaging service and caller identification. Prepay subscribers are attractive because of their higher average per minute airtime charges, lower acquisition costs and the absence of billing costs, credit concerns and collection risk.

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

LEADING DIGITAL TECHNOLOGY PLATFORM IN ALL OUR MARKETS

     Iusacell believes it is the market leader in technology. Through its recently completed deployment of a CDMA digital network in all areas where it provides cellular service, Iusacell became the first company in Mexico to make digital voice service broadly available to all of its customers. Iusacell's digital network currently provides service to areas where approximately 53 million inhabitants, or approximately 55% of Mexico's total population, live.

     Compared with analog cellular technology, Iusacell's digital technology increases system capacity by approximately six to ten times, offers better call quality and clarity, enables significantly longer telephone battery life, ensures greater call confidentiality and fraud protection and provides a wider variety of advanced features and applications, such as short messaging service. Iusacell's network technology provides superior switching and transmission capabilities. These features allow for lower capital expenditures per subscriber and reduced network operating costs.

     In order to take advantage of the benefits of its new digital network capacity, Iusacell has almost entirely stopped providing analog handsets to contract customers and has accelerated its efforts to migrate existing analog contract customers to digital service. At December 31, 1998 and September 30, 1999, Iusacell had approximately 27,000 and 163,000 digital contract customers, respectively, and expects to have more than 200,000 digital contract customers by the end of December 1999. Iusacell's digital contract customers in the aggregate currently generate approximately 50% of its total cellular traffic.

     As of September 30, 1999, Iusacell had invested more than U.S.$376.2 million in its cellular telecommunications network since January 1997. Of this total, Iusacell's analog and CDMA digital network supplied by Lucent represents an investment of U.S.$261.5 million. As of September 30, 1999, Iusacell's network was made up of five cellular switches, 357 cell sites and 56 repeaters.

BELL ATLANTIC WIRELESS EXPERTISE AND SUPPORT

     Iusacell's management team draws extensively upon Bell Atlantic's expertise to develop and implement its operating strategy. Bell Atlantic is one of the largest cellular operators in the United States, serving more than 6.0 million subscribers along the East Coast and in the Southwest. Bell Atlantic also has substantial investments in other wireless telecommunications companies, including PrimeCo Personal Communications L.P. in the United States, Omnitel Pronto Italia S.p.A. in Italy, EuroTel Praha s.r.o. in the Czech Republic, EuroTel Bratislava A.S. in the Slovak Republic, STET Hellas Telecommunications S.A. in Greece and P.T. Excelcomindo Pratama in Indonesia. Iusacell believes that Bell Atlantic's extensive experience in the development and implementation of marketing programs designed to promote substantial subscriber growth provides Iusacell with a significant competitive advantage in the Mexican mobile wireless market. Since Bell Atlantic took management control in February 1997, Iusacell's cellular subscriber base has grown from approximately 245,000 to 1,132,205 subscribers at September 30, 1999.

EXPERIENCED MANAGEMENT TEAM

     The six senior members of the Iusacell operational management team appointed by Bell Atlantic have an aggregate of approximately 80 years of experience in the telecommunications industry. Individually, Iusacell's operating managers have established track records of producing subscriber growth, penetrating new markets and developing new telecommunications product offerings. Iusacell's management team is complemented by experienced Mexican and Bell Atlantic telecommunications executives and consultants.

WELL-RECOGNIZED BRAND NAME

     All of the services that Iusacell offers use the well-recognized IUSACELL Digital brand name to increase consumer awareness and customer loyalty. Iusacell believes that its network's superior call quality and its customer care operations contribute to its strong, favorable brand awareness among potential and existing customers. Iusacell's ten years of operation give it significant advantages over new entrants to the wireless market offering similar services.

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

BUSINESS STRATEGY

     Iusacell's strategic and operating plan is based on the wireless operating model that Bell Atlantic has successfully deployed in the United States, Europe and Asia. This model focuses on:

     - state-of-the-art network technology and performance,

     - delivery of products and services perceived to be of value by the customer,

     - strong distribution, and

     - superior customer service.

     Iusacell believes that its strategic and operating plan will enable it to increase its subscriber base, subscriber usage, revenues and profitability in its core wireless businesses. This strategic plan incorporates the following key elements:

NATIONWIDE WIRELESS FOOTPRINT

     Iusacell believes that it is important to provide reliable and high quality wireless service to its customers throughout Mexico. It intends to achieve this goal by owning concessions in each region of Mexico or, in those areas where it is unable to secure concessions, by reselling another concessionaire's services or enabling seamless roaming services and offering its customers telephones that can access nationwide services on different frequencies. As part of this strategy, Iusacell recently acquired concessions to provide PCS services in two regions in northern Mexico. By adding these new regions to areas already covered by its existing cellular footprint, Iusacell now owns concessions covering approximately 78 million inhabitants, or 80% of Mexico's total population.

     From time to time Iusacell explores possibilities to expand its nationwide wireless footprint. Iusacell is currently examining the possibility of making an offer to acquire Grupo Portatel, S.A. de C.V., a cellular wireless service provider in southern Mexico. Iusacell would expect to accomplish any such acquisition largely, if not entirely, through the issuance of capital stock. In addition, Bell Atlantic recently engaged in but terminated discussions with a third party that involved a possible combination or alliance among Iusacell and four Cellular A-Band properties in northern Mexico that we do not own or operate.

     Iusacell also believes that it is important for its customers to be able to access wireless services throughout North, Central and South America. Currently, Iusacell's customers are able to roam in over 1,300 cities in the United States and Canada as well as in Argentina and Peru. Iusacell continues to seek arrangements that will allow its customers to roam in certain major cities in the United States, Canada and Latin America.

SIGNIFICANTLY STRENGTHEN OUR DISTRIBUTION CHANNELS

     Iusacell continues to strengthen its product distribution system to emphasize consistent, standardized merchandising through a well-balanced mix of company-owned stores and independent distributors conveniently located throughout all of its operating regions. Iusacell continues to develop additional and exclusive long-term relationships with its distributors to encourage them to sell its products and services. Iusacell intends to continue to increase its distribution system primarily by expanding the number of locations where customers can purchase prepay cards. To further this strategy, Iusacell, or its distributors, have entered agreements to allow its prepay cards to be marketed by or at distributors of Mexico's national lottery tickets, PEMEX franchise gas stations, OXXO and Seven Eleven franchise convenience stores, Bancrecer automatic teller machines and Mexico City subway stations. Since Bell Atlantic took control of Iusacell's management in February 1997, Iusacell has increased its points of distribution from approximately 230 to 5,751 at September 30, 1999.

     Iusacell also opened or remodeled 17 customer sales and service centers in 1997 and 22 in 1998, bringing the total number of customer sales and service centers owned and operated by Iusacell at

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

September 30, 1999 to 96. Thirty-two of these stores present Iusacell's new store image, an environment which emphasizes retail merchandising rather than transaction processing.

SUPERIOR NETWORK AND CUSTOMER SERVICE

     Iusacell believes that superior network technology and proactive and timely customer service help it to attract and retain customers. To build a superior network, Iusacell recently completed the swap out of its previous analog network with an analog and CDMA digital network supplied by Lucent and became the first company in Mexico to make digital voice services broadly available to all of its customers. For its customers, its digital technology offers better call quality and clarity, ensures greater call confidentiality and fraud protection, enables significantly longer telephone battery life, and provides a wider variety of advanced features and applications as compared with analog cellular technology. Over the last twelve months, Iusacell has experienced rapid growth in digital subscribers and traffic. See "-- Digitalization." As a result, and in anticipation of further growth in digital subscribers and digital usage, Iusacell decided to accelerate its capital expenditure program to expand digital capacity and improve digital service quality. See "-- Liquidity and Capital Resources -- Capital Expenditures."

     To provide proactive and timely customer service, Iusacell operates two call centers that provide automated and efficient service to its customers. Iusacell's call center service quality and response speed should further improve with the implementation of state-of-the-art customer service software over the next several months. Iusacell also utilizes welcome packages, customer satisfaction calls, special programs for corporate customers and customized billing to communicate its commitment to its customers. Iusacell's customer service centers offer "one-stop-shopping" for cellular, long distance, paging and data transmission services as a convenience to its customers. Iusacell has substantially decreased customer service waiting time during peak hours at these centers. Iusacell's customer services representatives undergo ongoing rigorous training and are continually monitored and evaluated.

     In March 1999, Iusacell installed a new prepay operating system in its four regions. The prepay operating system improved customer satisfaction through automated card activation and account information and by providing voice mail and other value-added services. It has also lowered both the cost of support for prepay services and prepay turnover and facilitated increased per subscriber usage.

CUSTOMER SEGMENTATION

     Iusacell designs its products and services for each customer segment. For contract customers, Iusacell offers six pricing packages tailored to meet the needs of this high-usage customer segment. Iusacell believes that its customers seek the convenience of uninterrupted mobile service and access to high quality customer service and wish to purchase their long distance, paging, and other telecommunications services bundled together as a single product.

     Iusacell also sells prepay cards allowing it to efficiently target the segment of lower-usage customers. Iusacell believes its prepay customers seek service without a fixed financial commitment and monthly billing.

     In September 1999, Iusacell introduced "one-single rate" plans for contract customers who seek the convenience of paying a single per minute rate for local, national long distance and long distance service to the United States. In October 1999, Iusacell introduced a "one single rate" plan for prepay customers and extended coverage of all one single rate plans to include international long distance service to Canada.

VALUE ADDED SERVICES

     Iusacell's new analog and CDMA digital network permits it to provide its digital and analog customers with a wide range of value added services, including caller identification, voice mail, and three way calling. To encourage its customers to migrate to digital service, Iusacell offers additional value-added services, such as short messaging service, only to digital customers.

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

SALES FORCE INCENTIVES

     To increase the size and quality of its subscriber base, Iusacell has a sales force compensation plan which is largely performance based. Iusacell's compensation plan is based on sales volume and product mix and rewards its sales force for upgrading analog contract customers to digital service and qualified prepay customers to contract plans. The compensation plan is also designed to encourage salespersons to sell bundled products and value-added services.

THE TELECOMMUNICATIONS INDUSTRY IN MEXICO

MARKET LIBERALIZATION

     The Mexican government initiated its efforts to liberalize the telecommunications industry in 1989, dividing Mexico into nine geographic regions for the provision of cellular service. In order to provide an alternative for cellular customers, two concessions were granted in each region, one to Telcel, the cellular subsidiary of Telmex, and the other to an independent operator. In addition, Telmex was required to interconnect all cellular operators to its network in an effort to facilitate competition.

     In December 1990, the Mexican government initiated the privatization of Telmex, then the sole provider of landline local, long distance and Cellular B-Band cellular services, when it sold 20.4% of the equity and 50.1% of the voting power in Telmex to a private consortium for U.S.$1.76 billion. The winning consortium consisted of Grupo Carso, S.A. de C.V., a Mexican conglomerate which owns or otherwise controls a majority of the consortium's voting interest, SBC Communications Inc. and France Telecom S.A. Subsequent to the original privatization, the Mexican government further reduced its holdings in Telmex through additional transactions and has substantially completed the privatization process.

     Telcel holds the Cellular B-Band concession in each of the nine cellular regions and is Mexico's largest cellular operator. The Cellular A-Band concession holders and the regions in which they serve are:

     - subsidiaries of Iusacell in Regions 5, 6, 7 and 9,

     - Baja Celular, S.A. de C.V. in Region 1,

     - Movitel del Noroeste, S.A. de C.V. in Region 2,

     - Telefonia Celular de Norte, S.A. de C.V. in Region 3,

     - Celular de Telefonia, S.A. de C.V. in Region 4, and

     - Portatel del Sureste, S.A. de C.V. in Region 8.

     Motorola, Inc. is a controlling or significant shareholder in the aforementioned five non-Iusacell concession holders. Telcel is the sole cellular competitor for each Cellular A-Band company.

     In connection with the privatization of Telmex in 1990, the Mexican government granted Telmex a concession to provide public domestic and international long distance telephone service with an exclusivity period of six years. In August 1996, the exclusivity period expired, and competition with proprietary infrastructure commenced in January 1997. A presubscription balloting process was conducted in Mexico's 150 largest cities, covering 85% of Mexico's total POPs, to enable customers to choose a long distance provider.

     The SCT has granted a total of 17 long distance concessions, including that held by Iusacell. Services are currently being provided under only ten of these concessions. Long distance concessionaires include, among others:

     - Alestra S. de R.L., in which AT&T Corporation is a shareholder.

     - Avantel, S.A. de C.V., in which MCI WorldCom Inc. is a shareholder.

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

     - Telinor, S.A. de C.V. (Axtel), in which The Bell Telephone Company of Canada, commonly known as Bell Canada, is a shareholder, and

     - Iusatel, S.A. de C.V., a subsidiary of Iusacell.

     Each concession has a nationwide scope and a thirty-year term. Concession holders are authorized to offer domestic, international and value-added services, including voice and data transmission services.

     The Mexican government has also initiated the liberalization process for competition in local telephony service. Accordingly, the SCT has already granted three concessions for wireline local telephone service.

     In May 1998, the auctions for spectrum in the 450 MHz, 1.9 GHz (PCS) and 3.4-3.7 GHz (Wireless Local Loop) frequency bands for local wireless service organized by the COFETEL concluded. Four companies won nationwide concessions in the Wireless Local Loop frequencies:

     - Telmex,

     - Axtel,

     - Midicel, S.A. de C.V. (Midicel), and

     - Servicios Profesionales de Comunicacion, S.A. de C.V. (Unefon), a TV Azteca, S.A. de C.V. subsidiary, and an Elektra, S.A. de C.V. affiliate.

     Three companies won nationwide concessions in the 1.9 GHz (PCS) frequencies. Unefon won the 30 MHz PCS A-Band auction on a nationwide level. Pegaso Comunicaciones y Sistemas, S.A. de C.V. (Pegaso), a consortium led by Leap Communications International, Inc., Grupo Televisa, S.A. and a group of other investors won a mix of 30 MHz PCS B-Band and 10 MHz PCS E-Band concessions across all nine regions. Telcel won the 10 MHz PCS D-Band auction on a nationwide level. Grupo Hermes, S.A. de C.V. and Midicel won auctions for seven of the remaining nine PCS B-Band and PCS E-Band properties.

     Formal concessions for Wireless Local Loop and PCS frequencies were issued in late 1998 to all auction winners, except Unefon and Midicel, which received extensions to May 15, 1999 to pay accrued interest and to June 15, 1999 to pay the balance of their concession fees. Midicel did not meet its interest payment requirements in May 1999 and forfeited its Wireless Local Loop and PCS concessions and approximately U.S.$50 million in deposits, letters of credit and surety bonds. Midicel later offered full payment and petitioned for a review (recurso de revision) of the forfeiture order. As a result, the forfeiture order has been suspended. Unefon did meet its May 1999 and June 1999 payment requirements and received its Wireless Local Loop and PCS concessions, which permit it to offer service beginning January 1, 2000.

     Each concession has a twenty-year term and authorizes the provision of mobile and fixed wireless service and other value-added services.

UNDERSERVED TELEPHONY MARKET

     Iusacell believes that there is substantial unmet demand for telephone service in Mexico as demonstrated by the relatively low level of wireline and cellular penetration. According to the International Telecommunications Union, an agency of the United Nations, as of December 31, 1997, there were approximately 9.6 lines per 100 inhabitants in Mexico, which is lower than the teledensity rates in some other Latin American countries and substantially lower than those in developed countries such as the United States.

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

     The following table presents, for major Latin American countries and the United States, telephone lines in service per 100 inhabitants as of December 31, 1997.

                         SELECTED TELEPHONE PENETRATION

                                                              LINES IN SERVICE PER
COUNTRY                                                        100 INHABITANTS(1)
-------                                                       --------------------
United States...............................................         64.37
Uruguay.....................................................         23.20
Argentina...................................................         19.13
Chile.......................................................         17.98
Colombia....................................................         14.75
Venezuela...................................................         11.64
Brazil......................................................         10.66
Mexico......................................................          9.60
Peru........................................................          6.75

---------------
(1) Source: International Telecommunications Union -- Yearbook of Statistics, January 1999.

     Pyramid Research, a division of the Economist Intelligence Unit, Ltd., an independent telecommunications consultant, estimates that at the end of 1998, the teledensity rate in Mexico was 10.2 telephone lines per 100 inhabitants compared to teledensity rates of 19.1 in Argentina, 18.0 in Chile, 12.1 in Brazil and 11.7 in Venezuela.

     According to Pyramid Research, the wireline local telephony market represents approximately 50.0% of Mexico's total telecommunications market, when measured by revenues, and generated approximately Ps.3.4 billion of revenue in 1998. The business segment of the local telephone market represents approximately 25% of the market, with the balance accounted for by the residential segment. During the period from 1992 to 1998, the total local telephone market call volume grew an average of 5.4% per year compared to an average gross domestic product growth of 2.8% per year.

     The following table presents, for major Latin American countries and the United States, the number of subscribers of cellular mobile telephone services per 100 inhabitants as of December 31, 1997.

                         SELECTED CELLULAR PENETRATION

                                                                 CELLULAR SUBSCRIBERS
COUNTRY                                                         PER 100 INHABITANTS(1)
-------                                                         ----------------------
United States...............................................            20.65
Argentina...................................................             5.63
Venezuela...................................................             4.62
Uruguay.....................................................             4.57
Colombia....................................................             3.50
Chile.......................................................             2.80
Brazil......................................................             2.75
Mexico......................................................             1.81
Peru........................................................             1.79

---------------
(1) Source: International Telecommunications Union -- Yearbook of Statistics, January 1999.

     Wireless penetration in Mexico has grown significantly over the last 21 months. Iusacell estimates that, at September 30, 1999, there were more than 5 cellular subscribers per 100 inhabitants in Mexico.

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

     The Mexican government, together with the telecommunications industry, currently is discussing alternative incentives to help correct Mexico's comparatively low teledensity.

CHANGING COMPETITIVE DYNAMICS

     Iusacell's cellular competitor is Telcel, a wholly owned subsidiary of Telmex, which holds the Cellular B-Band concession in all nine regions of Mexico. Iusacell believes that Telmex faces increasing competition, especially in the long distance market, which was opened to competition in January 1997, and in local telephony upon the introduction of service by the new local telephony concessionaires during 1999. Telmex's major long distance competitors include Alestra and Avantel, two joint ventures in which AT&T and MCI WorldCom, respectively, are the strategic partners. Telmex's major local telephony competitors will include Axtel, in which Bell Canada is the strategic partner, and Unefon, a Mexican company whose affiliates have strong distribution and marketing capabilities.

     In late 1995, Iusacell brought a suit charging Telmex with unlawfully cross-subsidizing Telcel's cellular phone operations. See "-- Legal Proceedings." Iusacell believes that the increased competition in both the long distance and local markets, together with the proposed accounting separation rules issued by COFETEL in December 1998 and dominant carrier regulations, if implemented, should hinder Telmex's ability to continue to cross-subsidize Telcel.

CALLING PARTY PAYS

     On May 1, 1999, Mexico implemented the "calling party pays" modality, or CPP, which had already been implemented in some other Latin American and European countries. Calling party pays is a cellular telephony payment structure in which the party that places a call to a cellular telephone is billed for interconnection access, and the recipient is not billed for the airtime charges corresponding to that call.

     In the first six months of CPP operations, Iusacell's call traffic increased by more than 11%, with an increase in the percentage of total calls that were incoming calls. Iusacell believes that a significant portion of this increase is attributable to increased usage by its prepay customers because CPP gives them the incentive to keep their handsets turned on to receive incoming calls. Iusacell expects that CPP will contribute to the continued acceleration of subscriber growth and increase subscriber usage throughout the Mexican wireless market.

CELLULAR SERVICES

HISTORY AND OVERVIEW

     Iusacell's predecessor became the first Mexican provider of cellular telecommunications services in 1989, when it commenced operation of the Cellular A-Band network in Region 9. Through a series of transactions from 1990 to 1994, Iusacell acquired 100% beneficial ownership interests in the entities which hold the Cellular-A Band concessions in Regions 5, 6 and 7. These regions cover a contiguous geographic area in central Mexico, which allows Iusacell to achieve economies of scale.

     Iusacell's regions cover a variety of industries. Region 9 includes Mexico City, which has the greatest concentration of service and manufacturing industries and is also the center of Mexico's public and financial services sectors. Region 5 includes Guadalajara, Mexico's second largest city and the commercial and service center of western Mexico. Region 6 includes Leon and San Luis Potosi and has historically been dominated by the agricultural sector, although it has recently begun to develop as an automobile manufacturing center. Region 7 includes Puebla, Veracruz, Acapulco and Oaxaca and contains major operations of the Mexican petrochemical and automotive industries and significant tourist resorts and attractions.

SUBSCRIBERS AND SYSTEM USAGE

     As of September 30, 1999, Iusacell had a total of 618,189 cellular subscribers in Region 9. Of this number, 31.6% were contract plan subscribers and 68.4% were prepay customers. According to customer

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

profiles, professionals comprise a large portion of its Region 9 cellular subscriber base. Iusacell offers a number of value-added services designed specifically to fulfill the demands of this important group of contract subscribers. For example, it offers secretarial services and provides English-speaking operators to serve the large English-speaking market in Region
9. Iusacell also provides financial news reporting, emergency services, entertainment information, reservations services and sports reports. Moreover, CDMA digital contract customers in Region 9 have available caller identification, short messaging service and data transmission services. Iusacell believes that these value-added services help increase contract subscriber usage and also enhance its market image as a full service cellular provider.

     As of September 30, 1999, Iusacell had a combined total of 514,016 cellular subscribers in Regions 5, 6 and 7. Of this number, 28.6% were contract plan subscribers and 71.4% were prepay customers. Iusacell believes that its subscriber base in these regions consists of subscribers engaged in a variety of occupations. Due to the lower landline penetration outside of Region 9, the subscriber base in Regions 5, 6 and 7 includes a number of users who purchase cellular services as a principal means of telecommunications. Compared to Region 9, the marketing programs in these regions have focused more on the benefits inherent in basic cellular service, such as mobility and convenience.

     Iusacell believes that a strong distribution network is necessary in order to develop and sustain a significant presence in these markets. See
"-- Marketing -- Distribution."

PREPAY CUSTOMERS

     A prepay customer is no longer considered a customer of Iusacell when a specified period of time has elapsed since the customer purchased and activated, or added credit to, his or her last prepay card. The customer's telephone number is then deactivated, and he or she is considered to have turned over.

     Iusacell's current prepay customers who want to continue to have wireless service must choose to:

     - continue to be prepay customers of Iusacell by purchasing another card,

     - become contract customers of Iusacell, or

     - become either contract or prepay customers of Telcel or another wireless service provider.

     A VIVA prepay customer currently has 365 days to activate a new card after the balance on his existing card becomes zero before losing his phone number. During such time and with the implementation of the CPP modality, a VIVA customer will be able to receive local incoming calls, but such customer will not be able to make outgoing calls. Balances automatically become zero if the customer has not activated a new card within 180 days after activation of the previous card. Iusacell is considering indefinitely extending the period of time for "incoming calls only" customers who have experienced significant incoming call traffic. Iusacell continues to evaluate different methods of determining turnover, as the current method is dependent upon, among other things, the number of days of use Iusacell permits before deactivating a telephone number.

     In March 1999, Iusacell substantially completed the installation of the VIVA prepay operating system and the conversion of its Control Plus platform customers to VIVA throughout its regions. The VIVA platform better tracks those customers who turn over. This new operating system (together with initiatives to increase the number of distribution points for prepay cards, adjust commissions to encourage distributors to sell prepay cards of higher denominations, improve customer care and otherwise improve the convenience of the prepay program) has enhanced Iusacell's ability to add and retain prepay customers and has increased usage. See "-- Marketing -- Pricing."

     Given the higher turnover among its prepay customers, Iusacell pursues plans to migrate its qualified prepay customers to contract plans, where customer loyalty and retention have been historically higher.

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

CONTRACT CHURN

     Contract churn measures both voluntarily- and involuntarily-disconnected subscribers. Through December 31, 1997, Iusacell calculated contract churn for a given period by dividing, for each month in that period, the total number of contract subscribers disconnected in such month by the number of contract subscribers at the beginning of such month and dividing the sum of the resulting quotients for all months in such period by the number of months in such period. Effective January 1, 1998, Iusacell changed the methodology by which it determines average monthly contract churn for a given period. Average monthly contract churn for a given period is now calculated by dividing the sum of all contract subscribers disconnected during such period by the sum of the beginning-of-month contract subscribers for each of the months in such period, expressed as a percentage.

     Voluntarily disconnected subscribers encompass subscribers who choose to:

     - no longer subscribe to wireless service,

     - become a prepay customer of Iusacell, or

     - obtain wireless service on a contract or a prepay basis from Telcel or another wireless service provider.

     Involuntarily disconnected subscribers encompass customers whose service is terminated after failing to meet Iusacell's payment requirements. Iusacell believes that a significant part of its contract churn in 1996 and the first half of 1997 was due to customers switching from its contract plans to either Telcel's prepay program, launched in February 1996, or Iusacell's own prepay plan, launched in June 1996. With improved economic conditions in Mexico, improved customer service and customer retention programs and the digitalization of the network, the contract churn rate has declined, from 3.03% in the first nine months of 1997 to 2.44% in the first nine months of 1999.

ROAMING

     Iusacell offers its contract cellular subscribers nationwide and international service via roaming agreements. Subscribers can make calls from any location in Mexico served by a Cellular A-Band operator, and can receive any call made to the subscriber's number (automatic call delivery) regardless of the region in Mexico in which such subscriber is located. Iusacell also provides cellular services to all subscribers of other non-wireline cellular operators in Mexico while such subscribers are temporarily located in a region served by Iusacell.

     An operator (a host operator) providing service to another operator's subscriber temporarily located in its service region (an in-roamer) earns usage revenue. Iusacell bills such other operator (the home operator) of an in-roamer for the in-roamer's usage. In the case of roaming by a Iusacell subscriber in the region of a host operator (an out-roamer), Iusacell is billed by the host operator for the subscriber's usage. Iusacell remits the billed amount to the host operator and bills its own customer, the out-roamer, without any markup. As a result, Iusacell retains the collection risk for roaming charges incurred by its own subscribers. Conversely, roaming charges billed by Iusacell for in-roaming usage by subscribers of other non-wireline operators are the responsibility of those operators. Roaming charges between wireless operators are settled monthly.

     Interconnection charges owed to Telmex and long-distance charges owed to long distance carriers as a result of roaming are the responsibility of the host operator. In addition to higher per minute charges for airtime (as compared to home region rates), the host operator is entitled to receive a fee for each day roaming service is initiated. In-roaming fees and usage revenue represented 3.9%, 3.6% and 2.1% of Iusacell's total revenues during 1997, 1998 and the first nine months of 1999, respectively. Out-roaming charges represented 5.2%, 5.4% and 4.6% of Iusacell's total revenues during 1997, 1998 and the first nine months of 1999.

     Iusacell has signed over 61 agreements with United States, Canadian and other foreign operators to provide its subscribers with international roaming capabilities. These operators include Bell Atlantic
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

Mobile, AT&T Wireless, BellSouth Mobility, Rogers Cantel and AirTouch Communications. Iusacell is continually reviewing opportunities to enter into agreements with other cellular operators to expand its international roaming capabilities. In addition, Iusacell provides, through the National Automatic Cellular Network, automatic call delivery throughout most of the United States, including Puerto Rico, and Canada, whereby Iusacell subscribers may receive telephone calls from Mexico without the caller having to dial access codes. Currently, Iusacell's customers are able to roam in over 1,300 cities in the United States and Canada as well as in Argentina and Peru.

PERSONAL COMMUNICATIONS SERVICES

     As part of Iusacell's strategy to develop a nationwide wireless footprint, in 1998 Iusacell won in auction concessions giving it the right to provide PCS wireless services in Regions 1 and 4 in northern Mexico for which Iusacell paid Ps.541.4 million (U.S.$57.9 million; U.S.$66.6 million including value added tax) in June and September 1998. These two regions include several industrial cities, including Monterrey and Tijuana, and cover approximately 11% of Mexico's total population. Iusacell expects to launch wireless PCS in Monterrey in 2000, subject to obtaining financing. Iusacell seeks to obtain this financing from equipment vendors and other sources.

     Iusacell intends to market PCS using the same fundamental strategies successfully employed by its existing cellular operations. The PCS network that Iusacell intends to deploy will use digital CDMA technology purchased from Lucent Technologies, Inc.

LONG DISTANCE SERVICES

     In August 1996, Iusacell became one of Telmex's first competitors in long distance service when Iusacell began to provide long distance services to its cellular subscriber base in Mexico pursuant to the 30-year concession to Iusatel which was awarded in October 1995 and was modified in December 1997. Iusacell's competitors in long distance include the 16 other companies granted concessions, including Telmex, the former long distance monopoly. Iusacell believes that competition in the Mexican long distance market has stimulated growth in demand for long distance service; as prices dropped approximately 30%, long distance traffic increased nearly 14% in 1997 compared to 1996. During 1998, there were no significant price changes and long distance traffic increased 11% compared with 1997. In the first half of 1999, prices were increased approximately 13.6%.

     Iusacell currently provides long distance service using its own switches and transmission equipment and a combination of fiber optic lines, microwave links and lines leased from Telmex and Alestra. At September 30, 1999, Iusacell provided long distance service in 60 cities to 1,158,501 customers, approximately 1,147,433 of whom were existing customers for Iusacell's other services. Iusacell has chosen not to commit significant marketing resources to the presubscription balloting process, from 1997 to the present, and as a result fared poorly in initial balloting results. Revenues related to long distance services represented 10.5% and 12.0% of total revenues for 1998 and the first nine months of 1999, respectively. See "-- The Telecommunications Industry in Mexico -- Market Liberalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Iusacell's long distance concession provides for coverage and technological investment requirements. If Iusacell does not satisfy such requirements, it may have to pay fines and penalties and potentially lose its long distance concession. After evaluating the commercial feasibility of complying with its initial concession, Iusacell requested that the SCT and COFETEL modify the terms of such concession to reflect a more rational business plan. In December 1997, the government granted the modification request, authorizing a change in the coverage requirements and increasing flexibility in the choice of transmission technology, significantly reducing Iusacell's investment requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Other Material Trends and Contingencies -- Regulatory
Developments -- Long Distance Concession."

     Iusacell further reduced the capital investment for its long distance business by entering into fiber optic cable swap agreements with two other long distance companies, Marcatel and Bestel, in March 1998
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and December 1998, respectively. These agreements have allowed Iusacell effectively to acquire fibers in the long distance fiber optic networks being built by Marcatel and Bestel in central and northern Mexico in exchange for fibers in the long distance fiber optic network Iusacell was building in central Mexico. See "-- Government Regulation -- Concessions and Permits -- Long Distance" and "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources -- Capital Expenditures."

OTHER SERVICES

PAGING

     On December 14, 1995, Iusacell and Infomin formed Infotelecom as a joint venture to market national and international paging services. Iusacell owns 49% of Infotelecom, Infomin owns 49%, and the remaining 2% is owned by Mr. Jose Ramon Elizondo, a director of New Iusacell. Infomin has a concession, which expires on July 20, 2009, to provide nationwide paging services in Mexico. Under the Infotelecom joint venture agreement, Infomin is obligated to contribute this concession to Infotelecom. See "-- Government Regulation -- Concessions and Permits -- Paging." Infomin has informed us that it intends to transfer its shares in Infotelecom to Banorte, S.A. Institucion de Banca Multiple, a Mexican bank, in settlement of certain indebtedness.

     Pursuant to a marketing agreement between Iusacell and Infomin, Infotelecom has the right to market national paging services on behalf of Infomin, and Infotelecom is required to make monthly payments to Infomin equal to 5% of all gross revenues for the preceding month. This payment represents the amount which Infomin, as the concession holder, must pay the SCT for the right to provide paging services.

     Infotelecom began marketing paging services in August 1996 and, at December 31, 1998, provided service in 17 cities including Mexico City, Guadalajara, Monterrey, Puebla, Cuernavaca, Toluca, Queretaro, Leon and Ciudad Juarez. Infotelecom plans to expand the marketing of paging services to a total of 32 cities by mid-2000. Iusacell plans to take advantage of its existing cellular network and its operating and administrative resources in order to achieve cost efficiencies in the provision of paging services. In September 1999, Infotelecom launched a prepay pager program.

     As of September 30, 1999, Infotelecom had 27,249 paging customers. Iusacell's revenues related to paging services represented 1.6% and 1.3% of total revenues for 1998 and the first nine months of 1999, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Under their joint venture agreement, Iusacell and Infomin valued the Infomin paging concession at U.S.$10.5 million, and Iusacell agreed to fund the first U.S.$10.5 million of Infotelecom's cash requirements before Infomin would be required to make pro rata cash contributions. In December 1998, Iusacell and Infomin determined the appropriate manner in which to capitalize Infotelecom. Up to that time, Iusacell had been funding the joint venture by means of loans. On December 31, 1998, Iusacell capitalized Ps.121.8 million (U.S.$13.0 million) in advances to Infotelecom, including Ps.45.2 million (U.S.$4.8 million) in interest which was not credited against the U.S.$10.5 million required to be funded by Iusacell. However, U.S.$9.0 million of such capitalization was applied against the U.S.$10.5 million to be funded by Iusacell.

LOCAL, PUBLIC AND RURAL TELEPHONY

     Iusacell operates a mobile nationwide IMTS radiotelephone network in the 440-450 MHz, 485-495 MHz and 138-144 MHz frequency bands, providing local radiotelephone services to commercial and noncommercial customers across Mexico. As of September 30, 1999, Iusacell had 6 IMTS radiotelephone subscribers with average monthly billings for the nine months ended September 30, 1999 of approximately Ps.833 (U.S.$89.1) per customer. Due to the substitutability of cellular service for IMTS service, Iusacell is negotiating the cessation of IMTS service and the migration of IMTS subscribers to cellular service or other local telephony services with the SCT and COFETEL.
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     Iusacell also operates public and rural telephony programs, utilizing available cellular capacity. These programs provide telecommunications services through cellular telephones in phone booths, intercity buses and rural areas. The provision of services in this way fulfills the terms of Iusacell's concessions for the provision of cellular telephone service and utilizes Iusacell's cellular network to provide telecommunications coverage in areas with little or no basic service. As of September 30, 1999, Iusacell had 11,290 cellular telephones in service under its public and rural telephony programs.

     As of September 30, 1999, Iusacell was providing, on a trial basis pending approval from the SCT, local wireless service in the 450 MHz frequency band to 15,080 customers in selected markets in Region 9. The average monthly minutes of use for these trial subscribers during the nine months ended September 30, 1999, who had average monthly billings during such nine-month period of approximately Ps.341 (U.S.$36.46) per subscriber, excluding long distance charges, was approximately 539 minutes per subscriber divided almost equally among incoming (52%) and outgoing (48%) calls. Iusacell does not charge its customers interconnection fees for incoming calls. Iusacell believes that there is substantial unmet demand for telephone service in Mexico as demonstrated by the relatively low level of residential wireline, business wireline and cellular penetration. See "-- The Telecommunications Industry in Mexico -- Underserved Telephony Market."

     Iusacell has experienced substantial delays in obtaining the SCT's approval of its technical and economic plans for local wireless service in the 450 MHz frequency band. However, on June 10, 1997, the SCT and Iusacell agreed on a process by which Iusacell could obtain a concession issued and recognized by the SCT to provide local wireless service in the 450 MHz frequency band. This agreement allows Iusacell to convert and consolidate its existing concessioned radiotelephony frequencies into 450 MHz spectrum in Regions 4, 5, 6, 7 and 9 and grants Iusacell a right of first refusal to acquire concessions to provide local wireless service over such frequencies at prices derived from the prices of the winning bids in the auctions for 450 MHz and 1.9 GHz (PCS) frequency bands concluded in May 1998. These auctions yielded a right of first refusal exercise price estimated at U.S.$2.25 million for all five regions. However, neither the SCT nor COFETEL has formally notified Iusacell of the exact right of first refusal exercise price, the payment terms or the coverage/build-out requirements relating to the concessions, all of which are necessary for Iusacell to decide whether to exercise its right of first refusal.

     As a result of these delays and the uncertainty relating to its ability, at a commercially acceptable cost, to implement full scale local wireless service in the 450 MHz frequency band, Iusacell is exploring alternatives for providing local telephony services, such as limited zone wireless services in the 800 MHz (cellular) or 1.9 GHz (PCS) frequency bands deploying digital technology that permits mobility or fixed wireless services over such bands. If Iusacell were to determine that it would be preferable to pursue such an alternative rather than to continue to pursue local wireless service in the 450 MHz frequency band, such alternative could require the acquisition of concessions, other regulatory approvals and the payment of substantial fees. Iusacell expects to finalize overall strategy for providing local telephony services in the first quarter of 2000.

     In September 1998, Iusacell determined that, because of many factors, including the impact of changing technology since the initiation of the 450 MHz fixed local wireless project in 1994, an impairment of its investment in 450 MHz TDMA technology had occurred. As a result, Iusacell recorded a substantial non-cash writedown of its investment in the 450 MHz fixed local wireless project. See "-- Government Regulation -- Concessions and Permits -- Local Telephony," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Local Telephony in the 450 MHz Frequency Band" and "Management's -- Discussion and Analysis of Financial Condition and Results of Operations -- Non-recurring Charges."

     In expanding its local telephone services, Iusacell plans to capitalize on synergies between its mobile wireless and local wireless services, utilizing its existing cellular network and anticipated 1.9 GHz (PCS) network for connections with the local subscribers' premises. Furthermore, Iusacell believes that local wireless service requires a lower infrastructure investment per line than landline service.

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     In January 1996, Iusacell's long distance subsidiary applied to modify its concession to allow it to provide local wireline service, including dedicated circuits, local switching and data service. This request was reasserted in Iusacell's October 1997 application to modify its long distance concession. See "-- Long Distance Services." This request was rejected for procedural reasons in July 1998, and the subsidiary is considering filing a modified application. Iusatelecomunicaciones, S.A. de C.V., Iusacell's 450 MHz local wireless subsidiary, is also considering filing for a local wireline concession. While Iusacell currently does not anticipate that the provision of local wireline service will become a significant part of its services, it may provide, on a case-by-case basis, local wireline telephone service as part of its overall provision of telecommunications services.

DATA TRANSMISSION

     Iusacell began providing data transmission services in 1993. Iusacell provides both public and private data transmission primarily using excess capacity in its microwave backbone in its existing cellular network in Region 9, and satellite transmission through Satelitron, S.A. de C.V., a joint venture among Iusacell, Hughes Network Systems and another partner which provides a shared hub for private networks. Iusacell currently intends to sell its interest in Satelitron. Iusacell provides its data transmission services primarily to the financial services and consumer products industries.

MICROWAVE TRANSMISSION

     In December 1998, the SCT issued three 20 year concessions to Punto-a-Punto Iusacell, S.A. de C.V., a joint venture between Iusacell and Mr. Jose Ramon Elizondo, a director of Iusacell, for short haul microwave frequencies in the 15 GHz and 23 GHz frequency bands won at auction. Punto-a-Punto Iusacell paid approximately Ps.36.5 million (U.S.$3.9 million) for these concessions. These frequencies are being used to interconnect Iusacell's cell sites, business customers and other networks. Additionally, Iusacell has an obligation to lease these frequencies to other users to enable them to install their own microwave links. No such leasing is currently taking place.

     Punto-a-Punto Iusacell participated in the auctions for long haul microwave frequencies in the 7 GHz frequency band that began in March 1999 and concluded in July 1999. However, Punto-a-Punto Iusacell did not win any concessions in these auctions.

     In September 1999, Punto-a-Punto Iusacell entered into an agreement with an affiliate of the four Cellular A-Band regions in northern Mexico to swap long haul microwave frequency links held by the affiliate for short-haul microwave frequency links held by Iusacell plus cash payable upon the receipt by the affiliate of its concession for long-haul frequencies. For the next 19 years, Punto-a-Punto Iusacell will allow the affiliate to lease up to 200 short-haul frequency links in each of the 15 GHz and 23 GHz frequency bands, for use in any Region in Mexico, and will pay the affiliate a one-time, up front lump-sum payment of approximately U.S.$2.45 million. In return, Punto-a-Punto Iusacell will have the right to lease, for the next 19 years, up to 150 long-haul frequency links in a 7 GHz frequency band for use in any one or more of Regions 5, 6, 7, 8 and 9. Punto-a-Punto Iusacell expects to close this transaction by the end of 1999.

MARKETING

     With the assumption of control by Bell Atlantic, Iusacell has redefined its marketing strategy for achieving profitable growth, particularly in its cellular business. More recently, Iusacell has focused its marketing strategy on the CDMA digital cellular business, where there is greater per subscriber usage and revenues. Iusacell seeks to increase its average monthly revenue per subscriber, aggressively grow its cellular subscriber base, decrease the cost of acquiring additional subscribers and reduce contract churn and prepay turnover by improving its marketing to its existing and potential cellular subscribers.

     Iusacell's subscribers consist of contract and prepay customers who can be classified as high, moderate or low-usage customers. Iusacell is implementing distribution, advertising, customer service support and pricing plans targeted to each specific customer segment and to increase airtime usage.
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CONTRACT SUBSCRIBERS

     Contract subscribers seek uninterrupted mobile cellular service, including long distance, roaming, access to high-quality customer service and the ability to choose among value-added services such as call waiting, emergency service, short message service, caller identification and conference call service, all for one monthly fee. At September 30, 1999, approximately 30.3% of Iusacell's total customer base was made up of contract subscribers.

     High-usage contract subscribers include corporate customers, professionals, owners of small to medium-sized businesses and other subscribers who have a high need for mobility and who rely on cellular service daily. These subscribers are willing to pay a higher monthly fee in exchange for a large block of free minutes, a lower airtime rate and a full range of value-added services and customer service conveniences. These subscribers are concentrated in analog and digital premium plans. Iusacell is aggressively pursuing customer growth in this segment, particularly with its "New Millennium" digital plans, through targeted marketing and distribution, advertising campaigns, pricing plans and special promotions.

     Moderate-usage contract subscribers include some professionals, small business owners and residential customers who use cellular services frequently and require the reliability of a contract plan, but do not generate the monthly MOUs of high-usage contract subscribers. Iusacell plans to continue to generate revenue from this segment through targeted marketing and distribution, advertising, pricing and special promotions. Iusacell seeks to migrate these customers to digital service as well.

     While Iusacell does not target low-usage contract customers as aggressively as other customers, it provides service options to meet the requirements of this subscriber group. The low-usage contract plan segment consists primarily of residential customers and small business owners who prefer the reliability of contract plan service, but whose usage may not justify the inclusion of various value-added services in the fixed monthly charge. This segment is targeted through Iusacell's group of independent distributors and, to some extent, through its commission agents and advertising programs. Three pricing plans are currently offered to meet the needs of low-usage contract customers.

PREPAY SUBSCRIBERS

     Since the inception of the prepay plan in 1996, the number of prepay subscribers has grown to represent approximately 69.7% of Iusacell's subscribers at September 30, 1999. A prepay subscriber can activate a cellular phone at a Iusacell customer service center, purchase a prepaid card with a fixed amount of credit to be used over a period of up to 180 days and credit the prepaid card value to the subscriber's account either at a customer service center or by a phone call. Such a customer will have access to incoming and outgoing cellular service until the credit is fully used or otherwise until the card expires at the end of 180 days, whichever occurs first, and thereafter will have access to local incoming cellular service for an additional 365 days without activating a new card. Iusacell is considering indefinitely extending the period of time for "incoming calls only" customers who have experienced significant incoming call traffic. See "-- Cellular Services -- Prepay Customers."

     Iusacell believes that prepay plans are attractive to a wide range of cellular customers. In addition to helping customers control costs, a prepay program has no monthly bill and allows customers to prepay for cellular services in cash. The prepay market is composed of customers who, among others, typically earn a variable income and prefer not to make a fixed financial commitment, do not have the credit profile required to purchase a contract plan or seek cellular services for emergency or limited use only.

     Iusacell believes the prepay service offerings provide an opportunity to improve margins because, compared to the average contract plan, prepay plans involve higher average per minute airtime charges, a lower cost to acquire prepay subscribers and the absence of billing costs, credit concerns and payment risk. Prepay customers are also potential customers for other services and products offered by Iusacell. However, prepay customers, on average, have substantially lower minutes of use than contract customers and do not pay monthly fees and, as a result, generate substantially lower average monthly revenues per

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customer. Iusacell focuses marketing efforts on increasing usage by prepay customers, including migrating qualified prepay customers to higher revenue contract plans.

     As of the March 1999, Iusacell had installed and substantially completed the migration of all of its prepay customers to its new VIVA prepay operating system in all four of its operating regions. This new operating system allows Iusacell to better track the usage patterns and identity of its prepay subscribers. The new operating system has improved customer satisfaction through automated reactivation, voice messaging and other value-added services, and has lowered the cost of support for prepay services. The new operating system, together with initiatives to increase the number of distribution points for prepay cards, adjust commissions to encourage distributors to sell prepay cards of higher denominations, improve customer care and otherwise improve the convenience of Iusacell's prepay program, has enhanced Iusacell's ability to add and retain prepay customers.

DISTRIBUTION

     Iusacell targets the various segments of its subscriber base through six sales and distribution channels: customer sales and service centers, corporate representatives, independent distributors, a direct sales force, commission sales agents and telemarketing. Iusacell is aggressively increasing the number of its points of distribution in order to acquire additional subscribers. At September 30, 1999, Iusacell had 5,751 points of distribution, as compared to 2,820, 918 and 228 at December 31, 1998, 1997 and 1996, respectively. These points of sale are comprised of 96 customer sales and service centers owned and operated by Iusacell, 916 points of sale operated by independent distributors who offer all Iusacell products and 4,739 points of sale for distribution only of VIVA prepay cards also operated by independent distributors.

     Iusacell's redesigned sales force compensation plan is structured to motivate the sales force within each distribution channel through monetary incentives. In addition, this plan provides training so that the sales force is encouraged to activate profitable and loyal accounts, cross-sell the full line of Iusacell's service offerings and maintain its standards in advertising, promotions and customer service.

     Customer Sales and Service Centers. Iusacell has reconfigured each of its customer sales and service centers to offer one-stop-shopping for a variety of cellular, long distance and paging services, as well as accessories. Walk-in customers can subscribe to cellular service contract plans, purchase prepay cards, sign up for long distance service and purchase equipment such as handsets, pagers and accessories. In an effort to maximize customer loyalty, reduce contract churn and prepay turnover and increase average monthly revenue per subscriber through cross-selling, Iusacell continues to emphasize the customer sales and service centers that it owns and operates itself as a key distribution channel. In 1997, Iusacell opened or remodeled 17 customer sales and service centers, including 10 redesigned prototype customer sales and service centers incorporating a new uniform store design, which provided the basis for new and refurbished centers in the future. During 1998, Iusacell opened 22 new customer sales and service centers based on the experience gained from the ten prototype locations. As of September 30, 1999, Iusacell owned and operated 94 customer sales and service centers throughout its four cellular regions, and two other centers dedicated to long distance and paging sales in northern Mexico.

     Corporate Representatives. To service the needs of its large corporate and other high-usage customers, Iusacell has created a dedicated corporate sales group, which, at September 30, 1999, included 62 full-time sales representatives. This group of trained representatives seeks to increase sales to high-usage customers by:

     - "bundling" combinations of services into customized packages designed to meet customers' requirements,

     - developing and marketing new services to satisfy the demands of such customers, and

     - educating corporate purchasing managers about alternative pricing plans and services.

     Iusacell plans to increase the size and geographic reach of this sales force in the future.

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     Independent Distributors.  In order to broaden its market, Iusacell maintains relationships with a broad network of 128 exclusive distributors that, at September 30, 1999, sold all of Iusacell's products at 916 points of sale and distributed VIVA prepay cards at an additional 4,739 points of sale. This includes a distribution contract with Precel, formerly one of Telcel's largest distributors, which currently provides exclusive distribution in 200 locations. In order to ensure that its standards are maintained at all distribution points, Iusacell provides assistance to its distributors in training, promotions and advertising. Iusacell also provides them with information on its customer base to allow the distributors to service Iusacell's customers effectively.

     Direct Sales Force. As of September 30, 1999, Iusacell employed 15 direct sales representatives to target moderate-usage contract plan subscribers. These direct sales representatives travel extensively to deliver personalized service to subscribers such as small and medium-sized businesses and individuals. Iusacell also has established a program dedicated to servicing heavy users in a personal and expedient manner. Iusacell carefully selects, trains and motivates this sales force to maintain service standards.

     Commission Sales Agents. Iusacell retains commission agents as a flexible sales force in all of its cellular regions. The agents function as cellular service brokers for Iusacell, working out of their own premises to better target their customers. These agents provide additional distribution outlets with minimal support from Iusacell. As of September 30, 1999, Iusacell had arrangements with 52 commission sales agents who distribute its products with no direct costs to Iusacell.

     Telemarketing. From time to time, Iusacell engages telemarketing service providers as a direct marketing mechanism or to follow up on targeted mailings.

ADVERTISING

     Iusacell has launched an integrated media plan emphasizing the benefits of its products and supported by the Iusacell brand image, the logo for which was redesigned in 1997. Since that time, all product offerings have been marketed under the single, well-recognized IUSACELL brand name which was reinaugurated as IUSACELL Digital in February 1998, in anticipation of the digitalization of Iusacell's network and product offerings.

     The media plan targets potential subscribers through a coordinated print, radio, television and fixed and moving outdoor advertising campaign. A key element of this integrated media plan is a periodic agency review, where the sales results of a given campaign are evaluated. The integrated media plan enables Iusacell to negotiate more favorable advertising rates. Television and print advertisements prominently feature an ad-response telephone number to solicit new customer inquiries. Trained representatives who are equipped to answer questions regarding services and products are available from 7 a.m. to 11 p.m. daily.

CUSTOMER SERVICE

     Iusacell views superior customer service as essential in order to distinguish itself in the competitive Mexican cellular telecommunications market. Iusacell trains its customer service representatives to ensure that each customer receives prompt attention, informed answers to any inquiries and satisfactory resolution of any concerns. Iusacell believes that enhanced customer service, especially after-sales support, is integral in developing brand loyalty and supports the efforts of its sales force to cross-sell its services and products. For prepay customers, the newly installed VIVA prepay operating system better tracks the usage patterns and identities of these subscribers. The system has improved customer satisfaction through automated activation, voice messaging and other value-added services and has lowered the cost of support services.

     To further enhance customer service, Iusacell has installed dedicated personal computer terminals linked to its billing system so that each customer service representative, either at a Iusacell customer sales and service center or at a Iusacell call center, can handle customer inquiries, billing questions and account payments with real-time data and a full customer profile in hand. Customer data gathered from such sources as the activation process, the billing system and exit interviews with customers who terminate

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service, allows Iusacell to better tailor its marketing strategy to each customer. Along with providing information as to how Iusacell can improve its customer service, this data is expected to enable representatives from each of the distribution channels to better target their sales approach to each customer when cross-selling Iusacell's services and products.

     In early 1998, Iusacell opened two call centers that provide more automated and efficient service to customers through the use of state-of-the-art software and rigorous customer service training. By the end of 1998, these call centers consolidated the work previously done by six call centers. In 1998, Iusacell also began implementing the Customer Attention Support Team (CAST) program in its busiest customer service centers in order to accelerate the problem resolution process. This program has also been expanded to include the majority of Iusacell's customer service centers in all four of its cellular operating regions.

PRICING

     General. Iusacell offers a variety of flexible pricing options for its cellular service. The primary components of the contract pricing plans include monthly fees, per minute usage charges and a number of free minutes per month. The prepay program markets cards which credit a defined number of Pesos to a customer's account, to be utilized for outgoing calls over a period of no more than 180 days and for local incoming calls for 185 additional days. Most of the contract plans include a selection of free cellular handsets. The prepay plans do not provide free cellular handsets.

     Contract Plans. The digital and analog contract pricing plans are designed to target primarily high and moderate usage contract subscribers. High-usage customers are typically willing to pay higher monthly fees in exchange for larger blocks of free minutes, value-added services, a free handset and lower per minute airtime charges under a single contract. Moderate-usage contract subscribers typically prefer pricing options which have a lower monthly charge, fewer free minutes and higher per minute airtime charges than those options chosen by high-usage customers.

     With the introduction of CDMA cellular service in Region 9 in early 1998, Iusacell inaugurated five digital contract pricing plans. In September 1998, Iusacell added six more plans. The pricing plans for digital service target moderate and high-usage customers and offer incremental free minutes as a part of the basic monthly charge. The digital pricing plans offer different packages of additional services and features available only with digital technology.

     In April 1999, in an effort to differentiate its digital product, Iusacell drastically simplified its digital contract plan offerings. Iusacell reduced the number of its contract plans from 11 to 5 and substantially increased the number of minutes included with the monthly fee when compared with previous comparable digital and analog contract plans.

     To satisfy the more limited needs of low-usage contract subscribers, Iusacell also offers plans which provide a moderately priced, fixed monthly charge coupled with a high per minute airtime charge and relatively few free minutes.

     Prepay Plans. In contrast to contract subscribers, prepay customers typically generate low levels of cellular usage, do not have access to value-added services (except for purchasers of Ps.500 prepay cards) or roaming, generally already own a handset and often are unwilling to make a fixed financial commitment or do not have the credit profile to purchase contract plan cellular services. Other prepay customers include vacationers and traveling business people who require cellular service for short periods of time. In addition to helping customers control costs, Iusacell's prepay programs have no monthly bill and allow customers to prepay for cellular services in cash.

     In September 1997, Iusacell introduced its next-generation VIVA prepay service to replace its in-house Control Plus platform. VIVA provides for automated reactivation without human intermediaries and value-added services such as voice-messaging. VIVA prepay cards are available in denominations of Ps.100, 150, 250 and 500, although a new customer cannot be activated with a Ps.100 card. As of March 31, 1999, VIVA had been implemented in all four regions and substantially all existing Control Plus customers had been migrated to VIVA.
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     Discounts on Incoming Calls.  In response to competitive and market conditions, Iusacell offers discounts on the airtime charges of up to 50% for incoming calls for its customers who are in their home region and who have opted out of the CPP system. Beginning in May 1999, with the advent of the CPP modality, cellular customers who do not opt out of CPP do not pay airtime charges for incoming local calls (other than incoming local calls while roaming outside their home region).

     Strategy. Iusacell intends to continually review market pricing and will attempt to increase prices, if economic and competitive conditions permit, to keep pace with inflation. In April 1997, Iusacell announced a weighted average increase of 14.8% for the per minute airtime price on all its contract and prepay plans. This weighted average price increase was calculated by applying the actual price increases announced in April 1997 to both peak and non-peak per minute airtime charges for each of Iusacell's contract and prepay plans, weighted by the ratio of each plan's contribution to overall airtime revenues during the month of February 1997.

     In May 1997, Iusacell announced a weighted average increase of 4.5% for the fixed monthly charges on all its contract plans. This weighted average price increase was calculated by applying the actual price increases announced in May 1997 for all Iusacell's contract plans, weighted by the ratio of each plan's contribution to overall monthly fixed charges during the month of April 1997.

     To maintain competitiveness, airtime prices were adjusted downward by 4.6% on a weighted average basis in October 1997 and another 1.0% on one of the low-end contract plans in November 1997. Also, in response to Telcel pricing actions and as a means of boosting traffic volumes and ultimately average revenue per subscriber, the airtime price for incoming calls was reduced by 25%-50% for all contract plans in October 1997.

     In late March 1998, Iusacell raised airtime prices approximately 7.9% on average for contract plans and 13.6% for prepay customers. Because of market and competitive conditions, however, this increase was partially rolled back in early May 1998 for both contract and prepay customers and, in late May 1998, the remainder of the price increase for contract plans was reversed. As a result, however, a 9.9% price increase for prepay customers remained.

     In August 1998, Iusacell filed with COFETEL to register tariffs that would increase analog contract plan airtime prices in Region 9 by approximately 3% on a weighted average basis. Competitive conditions caused this price increase not to be implemented. In October 1998, Iusacell raised airtime prices for its contract plans by approximately 8% on a weighted average basis. In late March 1999, Iusacell raised airtime prices on its contract plans by approximately 12% on a weighted average basis and approximately 6% for prepay customers. These price increases remained in place as the competition matched the increases.

ACTIVATION, BILLING AND COLLECTION PROCEDURES

     Iusacell can activate a phone within 30 minutes of receiving credit approval for customers who intend to pay their monthly charges with a credit card. For customers who intend to pay their monthly charges in cash, there is a credit review process of no longer than 48 hours prior to the delivery and activation of a cellular telephone and a requirement of a security deposit, depending on the contract plan, in a minimum amount equal to 1.5 times the corresponding monthly rental fee. For prepay customers, activation time is 30 minutes or less. Iusacell believes that its ability to activate a cellular telephone number promptly gives it a competitive advantage over Telcel.

     Iusacell mitigates its credit exposure in five ways:

     - for those customers paying by credit card, by obtaining a credit report from the National Credit Bureau (Bureau Nacional de Credito), a Mexican affiliate of TransUnion Corporation,

     - by requiring payment to be made by credit card or, for those customers who do not pay by credit card, by requiring security deposits and conducting a credit investigation,

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     - by requiring that contract customers purchase a bond, which provides for payment in the event of customer defaults, after the first year of service,

     - by establishing credit limits, and

     - by utilizing prepay cards, which eliminate all credit risk.

     For 1997 and 1998, Iusacell reserved approximately 1.0% of its cellular revenues for doubtful receivables. For the first nine months of 1999, Iusacell reserved approximately 1.6% of its cellular revenues for doubtful receivables.

     Iusacell has instituted customer retention procedures where a late-paying customer is contacted by a service representative prior to termination to urge such customer to settle his or her account and to inquire about the reasons for nonpayment. Iusacell believes that these follow-up procedures help decrease the rate of nonpayment and improve customer goodwill by allowing Iusacell to address any customer grievances which may have led to customer delinquency, helping to retain potentially profitable accounts.

     Iusacell has also implemented a system to monitor MOU levels and the number of calls to certain geographic areas in order to identify abnormal usage by contract subscribers. When abnormal usage is detected, Iusacell contacts the subscriber to determine whether such usage has been authorized. Iusacell believes that these procedures are effective in reducing the number of billing disputes with subscribers and losses due to cellular fraud.

     Billing is currently administered using five different billing systems, including a new cellular customer care and billing system provided by LHS Communications Systems, Inc. in Regions 5, 6, 7 and 9, two point of sale systems, a proprietary residential long distance system, a proprietary system for high-volume business long distance customers and a purchased system for paging customers. Iusacell compiles billing information from its switches on magnetic tape every 24 hours for processing by its billing systems. Protective and disaster recovery measures are taken in connection with all billing information.

     In late 1997, Iusacell decided to implement the LHS customer care and billing system to support its cellular business in all of its regions. Although the implementation of the LHS customer care and billing system in Region 5 in January 1999 experienced certain performance and stability problems due to software defects which have negatively impacted billing cycles, the implementation of flexible pricing discounts and billing for roaming, these problems, except for the roaming issues, have been largely resolved. The LHS customer care and billing system was implemented in Region 6 in early August 1999, in Region 7 in early September 1999 and in Region 9 beginning October 1, 1999. Iusacell expects that the new LHS system will ultimately improve processing speed and data integrity; will permit easier and more flexible access to customer information, thereby facilitating targeted marketing and resolution of customer complaints; and will help resolve Year 2000 compliance issues. In the future, Iusacell may determine to extend this new system to all of its product lines to permit a customer to receive a single bill for all services provided.

     Iusacell expects to invest in 1998, 1999 and 2000 a total of approximately U.S.$33.7 million for the cellular portion of its new customer call and billing system. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance" and "-- Liquidity and Capital Resources -- Capital Expenditures."

NETWORK AND EQUIPMENT

CELLULAR SERVICES

     As of September 30, 1999, Iusacell's integrated cellular network was composed of 5 cellular switches, 357 cell sites and 56 repeaters, and covers approximately 79% of total cellular regional POPs: 53 million inhabitants or 55% of Mexico's total population.

     In December 1997, Iusacell signed an agreement with subsidiaries of Lucent Technologies, Inc. for the replacement of Iusacell's existing analog network equipment with Lucent analog and CDMA digital

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

network equipment. This replacement began in February 1998 and was completed in August 1999. In May 1998, Iusacell launched CDMA digital service in the Mexico City area of Region 9. In the fourth quarter of 1998, Iusacell introduced digital service in the cities of Guadalajara, Morelia, Leon, Queretaro, Puebla and Cuernavaca. Region 5 became Iusacell's first region to swap out completely to Lucent analog and CDMA network equipment in February 1999 and, since that time, Iusacell gradually swapped out the remainder of its network on a sub-region by sub-region basis. Region 6 was completely swapped out in May 1999, Region 9 was completely swapped out in July 1999, and Region 7 was completely swapped out in August 1999.

     Iusacell elected to deploy CDMA technology instead of TDMA technology based on its and Bell Atlantic's evaluation of the two technologies. Bell Atlantic is successfully using CDMA technology in most of its U.S. markets with favorable customer response. CDMA offers significantly greater call-carrying capacity, superior voice quality, longer telephone battery life and greater fraud protection and is easier to upgrade than TDMA. Iusacell will maintain transmitting equipment to serve both analog and digital formats, and Iusacell is marketing dual-mode cellular telephones capable of sending and receiving both analog and digital transmissions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Digitalization."

     Iusacell's cellular network consists of digital switching systems that are capable of serving multiple markets. Region 9 is served by two Lucent Technologies 5ESS switches. Regions 5, 6, and 7 are each served by one Lucent Technologies 5ESS switch. All switching equipment is fully networked.

     Iusacell installed its first mobile switching center in 1989 in Region 9 and currently operates 192 cell sites in Region 9, providing telephone coverage to substantially all of the populated territory and major highway routes of Region 9. Regions 5, 6 and 7 currently operate with a total of 164 cell sites, resulting in cellular telephone coverage in all major population centers as well as along the principal highway routes in the regions.

     Iusacell installed 71 cell sites and 5 repeaters in its regions during 1998 in an effort to increase geographic coverage, as well as boost call-carrying capacity within areas already covered, and removed from operation 4 cell sites and 9 repeaters in 1998. Iusacell installed 15 cell sites and removed from operation one cell site in the first eight months of 1999 and plans to install 17 additional cell sites and one additional repeater during the remaining four months. Iusacell increases call-carrying capacity and coverage by three principal means: "cell splitting," deploying "micro-cells" and using cell site repeaters or enhancers. Approximately 70% of the cells in Region 9 were created as a result of cell splitting.

     Digital microwave links between cell sites and the landline system are supplied by various equipment manufacturers. Taking advantage of the ability of its various switching systems to run customized software, Iusacell has developed a proprietary software package which is able to track and report, in real-time, all aspects of network performance, including traffic analysis, call quality and alarms. Iusacell seeks to upgrade and improve its cellular network as new technologies become available.

     Iusacell has a network operations and control center (NOCC) in Mexico City which oversees, administers and provides technical support to all regions. Iusacell plans to upgrade its NOCC by installing a new network management system that will provide more complete and automated surveillance capabilities and fault and performance management for all network equipment. The first phase of the NOCC upgrade became operational in the first quarter of 1999 and the second and final phase will become operational during the fourth quarter of 1999.

OTHER SERVICES

     Iusacell provides paging services primarily using its own cellular network facilities as well as 48 owned and one leased paging antennas. For long distance, Iusacell uses fiber optics and state-of-the-art digital systems. In particular, Iusacell uses its three long distance switches and its own fiber optic network and transmission equipment, as well as other facilities leased from Telmex and other competitors.

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

     Iusacell provides private data transmission services, primarily using excess capacity in its microwave backbone in its existing cellular network in Region 9, and satellite transmission through its Satelitron joint venture, which provides a shared hub for private networks.

     Iusacell's local wireless network, if implemented in the 450 MHz frequency band, is expected to be based on the most advanced digital switching, transmission and subscriber connection equipment that is readily available and commercially feasible. Iusacell would utilize its existing infrastructure, including one switch and 15 450 MHz cell sites, to the extent possible. If Iusacell opts to provide local wireless service through its 800 MHz cellular or
1.9 GHz (PCS) frequency bands, the digital technology that would be employed would offer additional features such as out-of-zone mobility.

INFRASTRUCTURE SYNERGIES

     While cellular transmitters are unique to cellular service, towers can be used for cellular and paging transmissions, and the same physical infrastructure can be used for cellular, paging and long distance equipment. Synergies also exist in maintenance, work force training and equipment purchasing. Iusacell believes that, as it expands its non-cellular offerings, these synergies will allow it to reduce its infrastructure costs significantly and will reduce the time needed for implementation of a new service.

     For a discussion of Iusacell's capital expenditure plans for its cellular and other services, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital
Resources -- Capital Expenditures."

COMPETITION

     The offering of cellular services in Mexico is currently a regulated duopoly in each region. Iusacell's cellular competitor in all regions in which it provides service is Telcel, the holder of the Cellular B-Band concession for service throughout Mexico and the country's largest cellular provider. Cellular systems compete principally on the basis of quality of telecommunications services, customer service, price, breadth of coverage area, roaming capabilities and value-added services. Operators are largely free to set their own rates, provided they are set on the basis of cost. See "-- Government Regulation."

     Iusacell will face increasing competition from companies providing mobile wireless telecommunications services utilizing alternative existing technologies. Nextel de Mexico, S.A. de C.V. began marketing its enhanced specialized mobile radio services in 1998. In 1999, Iusacell began to face competition from the winners of 1.9 GHz (PCS) spectrum in the auctions concluded in May 1998. Pegaso commercially launched its PCS services in Region 1 in February 1999 and recently launched its PCS services in Mexico City, Guadalajara and Monterrey. Iusacell expects Pegaso to begin to provide PCS services in Acapulco and Veracruz in the first quarter of 2000. Iusacell also expects to face increasing competition from companies that provide services utilizing new technologies, such as satellite telephony.

     In paging services, Iusacell competes with established companies such as Comunicaciones Mtel, S.A. de C.V. (Skytel), Operadora Biper, S.A. de C.V. (Biper), Enlaces Radiofonicos, S.A. de C.V. (Digitel), Comunicacion Dinamica Metropolitana, S.A. de C.V. (Coditel), Grupo Radio Beep, S.A. de C.V. and Buscatel, S.A. de C.V., a Telmex subsidiary. Some of Iusacell's paging competitors have already established nationwide paging networks, giving them a significant operational and marketing advantage over Iusacell. COFETEL recently concluded auctions for a series of nationwide and regional concessions for frequencies to be used to provide two-way paging services. Moreover, digital wireless providers, including Telcel, Pegaso and Iusacell, have begun to provide short message service, which is a paging service, over wireless frequencies.

     In providing long distance telephone service, Iusacell faces or will face competition from 16 other concession holders, including Telmex and joint venture companies in which AT&T and MCI WorldCom have beneficial ownership interests. Presubscription balloting took place in 150 cities in 1997, 1998 and the first quarter of 1999 in which telephone customers chose their long distance carrier. Iusacell chose not to commit significant marketing resources to the balloting process and fared poorly in initial balloting results.

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

     In the local telephony market, Iusacell expects to face significant competition from Telmex, the existing monopoly, and new competitors providing service over the 1.9 GHz (PCS) and 3.4-3.7 GHz (Wireless Local Loop) frequency bands. Unefon launched service in Mexico City in January 2000. See "-- The Telecommunications Industry in Mexico -- Market Liberalization."

     In providing data transmission services, Iusacell competes for customers with Telmex, state-owned Telecom and the operational long distance companies. In addition, Iusacell believes that the current Mexican data transmission industry includes over 1,000 private networks that provide data transmission services.

INTERNATIONAL JOINT VENTURES

     On September 12, 1997, Iusacell signed an agreement to sell its direct and indirect minority interests in its Ecuadorian cellular company, Conecel, and its Ecuadorian paging company, Corptilor, S.A., to a corporation controlled by the controlling shareholder of the majority shareholder of these companies. At the September 30, 1997 closing, Iusacell received U.S.$29.4 million in cash consideration for its direct interests in these companies, and in 1998 it received approximately U.S.$2.0 million, net of taxes, in respect of its indirect interest. In November 1999, Iusacell received an additional U.S.$1.6 million, net of Colombian taxes, in respect of the liquidation of the company that held this indirect interest.

     In December 1996, Iusacell sold a 51% stake in Iusatel Chile, a Chilean long distance company, and agreed to sell the remaining 49% upon acquisition from its previous partners. The second stage of this transaction was completed in early 1997. Iusacell received U.S.$5.0 million for the two sales. The sale transaction also included a capitalization of U.S.$13.3 million of obligations of Iusacell to Iusatel Chile. Iusacell received full payment in December 1997.

GOVERNMENT REGULATION

     Telecommunications systems in Mexico are regulated by the SCT and COFETEL, a decentralized regulatory body within the SCT, pursuant to the 1995 Telecommunications Law (Ley Federal de Telecomunicaciones), which became effective on June 8, 1995. Regulations governing international long distance, domestic long distance and local telephony have been promulgated under the 1995 Telecommunications Law. However, some rules from the prior Law of General Means of Communication (Ley de Vias Generales de Comunicacion) and the rules promulgated under such law, including, without limitation, the Telecommunications Rules (Reglamento de Telecomunicaciones) which we collectively refer to as the Original Communications Laws, generally remain effective.

     These laws and regulations define the regulatory structure applicable to the nationwide telecommunications infrastructure and the provision of telecommunications services. They govern, among other things:

     - applications to install, maintain and operate telecommunications systems,

     - the establishment of technical standards for the provision of telecommunications services,

     - the grant, revocation and modification of concessions and permits, and

     - the auction of spectrum.

     In particular, the terms and conditions of concessions and permits granted under the Original Communications Laws, which is the case for most concessions and permits granted to Iusacell and its subsidiaries, should be governed by the Original Communications Laws and respected under the new regulatory regime until their expiration. The 1995 Telecommunications Law may grant rights enhancing those set forth in the Original Communications Laws. However, rates charged by holders of concessions and permits granted under the Original Communications Laws will continue to require prior approval from the SCT, unless such concession or permit is amended. Iusacell, whose four cellular concessions were granted under the Original Communications Laws, has requested an amendment of its concessions to permit it to register tariffs with COFETEL without prior approval from the SCT.

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CONCESSIONS AND PERMITS

     To provide public telecommunications services in Mexico through a public network, the service provider must first obtain a concession from the SCT. Pursuant to the 1995 Telecommunications Law, concessions for public networks may not exceed a term of 30 years, and concessions for radioelectric spectrum may not exceed a term of 20 years. Concessions may be extended for a term equivalent to the term for which the concession was originally granted, but not to exceed such 20- or 30-year limit, as the case may be. Concessions specify, among other things:

     - the type of network, system or service,

     - the allocated spectrum, if applicable,

     - the geographical region in which the holder of the concession may provide the service,

     - the required capital expenditure program,

     - the term during which such service may be provided,

     - the payment, where applicable, required to be made to acquire the concession, including, where applicable, the participation of the Mexican government in the revenues of the holder of the concession, and

     - any other rights and obligations affecting the concession holder.

     In addition to concessions, the SCT may also grant permits for (x) establishing, operating or exploiting private telecommunications services not constituting a public network (i.e., reselling) and (y) installing, operating or exploiting transmission-ground stations. There is no specified maximum term for permits. Under the 1995 Telecommunications Law, only registration with the SCT is required to provide value-added telecommunications services.

     Under the 1995 Telecommunications Law and the Foreign Investment Law (Ley de Inversion Extranjera), concessions may only be granted to Mexican individuals and to Mexican corporations in which non-Mexicans hold no more than 49% of their voting shares or which are not otherwise controlled by non-Mexicans, except that, in the case of concessions for cellular communications services, foreign investment participation may exceed 49% with the prior approval of the Mexican Foreign Investment Commission of the Mexican Ministry of Commerce and Industrial Development. There are no foreign investment participation restrictions in respect of operations conducted under permits.

     A concession or a permit may be terminated pursuant to the 1995 Telecommunications Law upon:

     - expiration of its term,

     - resignation by the concession holder or the permit holder,

     - revocation,

     - expropriation, or

     - dissolution or bankruptcy of the concession holder or the permit holder.

     A concession or a permit may be revoked prior to the end of its term under certain circumstances, such as:

     - unauthorized or unjustified interruption of service,

     - the taking of any action that impairs the rights of other concessionaires or permit holders,

     - failure to comply with the obligations or conditions specified in the concession or permit,

     - failure to provide interconnection services with other holders of telecommunications concessions and permits,

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     - loss of the concession or permit holder's Mexican nationality in instances in which Mexican nationality is legally required,

     - unauthorized assignment, transfer or encumbrance of the concession or permit, of any rights under the concession or permit or of assets used for the exploitation of the concession or permit,

     - failure to pay to the Mexican government its fee for the concession or permit or, where applicable, its participation in the revenues of the holder of the concession or permit, and

     - participation of any foreign government in the capital stock of the holder of the concession or permit.

     In addition, the SCT may establish for any concession further events which could result in revocation of that concession.

     The Mexican government, through the SCT, may also temporarily seize all assets related to a concession or permit in the event of a natural disaster, war, significant public disturbance or threats to internal peace and for other reasons related to preserving public order or for economic reasons. In addition, the government has the statutory right to expropriate a concession and assets related to its exploitation for public interest reasons. Under Mexican law, the Mexican government is obligated to compensate the owner of the assets in the case of a statutory expropriation or temporary seizure, except in the event of war. If the Mexican government temporarily seizes such assets, it must indemnify the concession or permit holder for all losses and damages, including lost revenues.

     In the case of an expropriation, the amount of the compensation is to be determined by appraisers. If the party affected by the expropriation disagrees with the amount appraised, it may initiate judicial action against the government. Should no agreement be reached on the amount of the indemnity in the case of a seizure or expropriation, the determination will be made by an independent appraiser. Iusacell is not aware of any instance in which the SCT has exercised any of these powers in connection with a cellular company.

     The Original Concession. Iusacell's right to provide radiotelephony, local wireless and data transmission services nationwide, as well as cellular service in Region 9, is based upon the concession granted to the predecessor of Iusacell's wholly owned subsidiary, SOS Telecomunicaciones, S.A. de C.V., on April 1, 1957, as amended, which we refer to as the Original Concession. The term of the Original Concession is 50 years, and it expires on April 1, 2007. The Original Concession may, however, be revoked prior to such date in the event that SOS fails to comply with its terms or applicable law. The Original Concession is renewable upon timely application to the SCT, provided that SOS has complied with all of the requirements of the Original Concession and agrees to any new terms and conditions established by the SCT at the time of renewal.

     In consideration for the Original Concession, SOS must make payments to the Mexican government equal to 5% of all gross revenues derived from services provided through its Region 9 cellular network and payments in an amount which is the greater of (i) 4% of all gross revenues and (ii) 10% of net income, in either case, derived from services provided through its nationwide radiocommunications network.

     Under the terms of the Original Concession, SOS must continually modernize its services. In updating its services, SOS must submit technical and economic plans for approval by the SCT. In determining whether to approve these plans, the SCT is authorized to consider whether the plans sufficiently address factors such as the public interest (including, without limitation, teledensity) and efficiency and uniformity in telecommunications throughout Mexico.

     Initially, the Original Concession authorized only the installation and commercial operation of nationwide mobile (vehicle-installed) radiotelephone public service in the 132-144 MHz frequency range. Since then, however, the Original Concession has been amended numerous times, allowing Iusacell to expand the types of telecommunications services which it may offer. In 1978, the Original Concession was amended to grant SOS an additional allocation in the 440-450 MHz and 485-495 MHz frequency ranges

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in return for yielding a portion of its 132-144 MHz frequency range allocation.
SOS retained the frequencies between 138 and 144 MHz.

     Between 1986 and 1989, the Original Concession was further amended to enable SOS to provide fixed rural radiotelephony service, to offer telex and data transmission with the obligation to link its subscribers to the network owned by Telecom, and to interconnect its radiocommunications ground stations through satellite.

     In 1989, SOS was authorized to install, operate and maintain a mobile public radiocommunications network with cellular technology in the 825-835 MHz and 870-880 MHz frequency bands in Region 9. In 1990, SOS was authorized to carry intra-regional cellular-to-cellular communications throughout Region 9 without being required to interconnect with the long distance carrier. In 1992, SOS was authorized to provide public data transmission service nationwide through its radio communications networks without the obligation to link its subscribers to the Telecom network.

     In 1993, SOS was granted an additional 5 MHz band in the 800 MHz frequency range for the provision of cellular service, due to the high volume of cellular traffic experienced in Region 9. In the same year, SOS was authorized to improve its radiocommunications public service in the 440-450 MHz and 485-495 MHz frequency ranges by utilizing digital technology and to interconnect its telecommunications systems through fiber optic, satellite and microwave technologies. The SCT also clarified the ability, and indeed the obligation, of SOS to interconnect customers of its nationwide radio communications network regardless of whether such customers use fixed, mobile or portable telephones.

     In accordance with the 1995 Telecommunications Law, SOS applied to renew the Original Concession in March 1997. Moreover, in December 1996, Iusacell applied to divide the Original Concession into two concessions, one relating to the provision of cellular services over the 800 MHz frequency band in Region 9, which would not be subject to restrictions on foreign investment, and a second relating to the 450 MHz frequencies, which would be subject to restrictions on foreign investment. See "-- Foreign Ownership Restrictions." Iusacell is currently negotiating the terms and conditions for such extension and division with COFETEL.

     Cellular Concessions. Mexico is divided into nine cellular regions. The SCT has allocated cellular telephone system frequencies in each region in the Cellular A-Band and the Cellular B-Band. In each region, Telcel holds the Cellular B-Band concession and its cellular competitor in each region holds the Cellular A-Band concession.

     In Region 9, Iusacell holds the right to provide cellular service pursuant to an authorization granted to SOS by the SCT in 1989 under the Original Concession. In Regions 5, 6 and 7, Iusacell holds the right to provide cellular service through its subsidiaries Comunicaciones Celulares de Occidente, S.A. de C.V., known as Comcel, Sistemas Telefonicos Portatiles Celulares, S.A. de C.V., known as Portacel and Telecomunicaciones del Golfo, S.A. de C.V., known as Telgolfo, respectively. Comcel, Portacel and Telgolfo each hold 20-year concessions expiring in 2010 which authorize these subsidiaries to install, operate, maintain and exploit mobile public radiotelephone networks with cellular technology for commercial use in the Cellular A-Band. In consideration for these authorizations and concessions, the subsidiaries made initial payments to the Mexican government and, in addition, must make payments as follows:

                                                         PERCENT OF GROSS REVENUES
                                                            PAYABLE TO MEXICAN
SUBSIDIARY                                                      GOVERNMENT
----------                                               -------------------------
Comcel.................................................             8%
Portacel...............................................             7%
Telgolfo...............................................             8%

     By the terms of their concessions, Comcel, Portacel and Telgolfo must continually modernize their services after receiving approval of their technical and economic plans from the SCT. In determining whether to approve these plans, the SCT is authorized to consider whether the plans sufficiently address

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factors such as the public interest (including, without limitation, teledensity)
and efficiency and uniformity in telecommunications throughout Mexico. These concessions may be revoked or terminated prior to their expiration dates in the event the concession holder fails to comply with the conditions established in the concessions or applicable law. The concessions may, however, be renewed for a term equal to the original term upon timely application to the SCT, provided that the concession holder had complied with all of the requirements of its concession and agrees to any new terms and conditions established by the SCT at the time of such renewal.

     Paging. On December 14, 1995, Iusacell and Infomin formed Infotelecom as a joint venture to market national and international paging services. Infomin has a concession, which expires on July 20, 2009, to provide nationwide paging services in Mexico. Although the joint venture agreement between Iusacell and Infomin contemplates that Infomin will ultimately transfer its paging concession to Infotelecom, Infomin's paging concession prohibits foreign ownership of more than 49% of the voting shares of the entity holding the concession. Infomin, therefore, would be unable to contribute its paging license to the joint venture so long as Bell Atlantic continued to control the management of Iusacell and Iusacell continued to hold more than 49% of the voting shares of Infotelecom. In order to eliminate this obstacle to the transfer of the paging concession to Infotelecom, in December 1998 Iusacell sold a 2% interest in Infotelecom to Mr. Jose Ramon Elizondo, a director of Iusacell. As a result, Iusacell currently holds a 49% interest in Infotelecom. See "-- Other Services -- Paging." Infotelecom is required to make monthly payments to Infomin equal to 5% of all gross revenues for the preceding month. This payment represents the amount which Infomin as concession holder must pay the SCT for the right to provide paging service.

     Long Distance. Iusacell's right to provide international long distance services is based upon a long distance concession granted by the SCT to Iusatel, S.A. de C.V. on October 16, 1995. The term of the long distance concession is 30 years and may be renewed upon timely application to the SCT, for an equal period of time, provided that Iusatel complies with certain requirements. Upon Iusacell's application, the SCT and COFETEL modified this concession on December 17, 1997, authorizing a change in the coverage requirements and increasing flexibility in the choice of transmission technology.

     Pursuant to the modified concession, Iusatel is required to comply with technical specifications and had to serve with its own infrastructure a minimum of 11 specified cities by July 31, 1998, 26 additional specified cities by December 31, 1999 and another 13 additional specified cities by December 31, 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Capital Expenditures."

     In February 1997, the Mexican Foreign Investment Commission conditioned its approval of Bell Atlantic assuming management control over Iusacell upon the requirement, among others, that Iusacell transfer at least 51% of the voting shares of Iusatel to Mexican investors on terms acceptable to the Foreign Investment Commission. In November 1998, Iusacell complied with this requirement by having Mr. Elizondo agree to subscribe to 5.1% of the capital stock of Iusatel, comprising 51% of the voting shares thereof. Iusacell retained a 94.9% equity interest in Iusatel, including a 90% equity interest through the ownership of neutral limited voting stock (inversion neutra) and a 49% voting interest representing a 4.9% equity interest. See "-- Foreign Ownership Restrictions."

     Local Telephony. Iusacell believes its right to provide local telephony service is derived from the Original Concession. The Original Concession, as originally granted, permitted Iusacell to provide radiocommunications service to vehicle-mounted terminal equipment nationwide.

     In 1986, the SCT amended the Original Concession to authorize Iusacell to provide fixed public radiotelephony service in rural areas nationwide in accordance with plans to be approved by the SCT. In 1990, the Telecommunications Rules were promulgated by the Mexican government which further modified the Original Concession.

     These regulations classified radiocommunications services on the basis of the networks used to provide such services rather than upon the basis of subscriber terminal equipment. Radiocommunications networks

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are generally classified as either "fixed" or "mobile." Iusacell's radiocommunications network is a mobile network. In 1993, the SCT clarified the ability, and indeed the obligation, of SOS to interconnect customers of its nationwide radiocommunications network regardless of whether such customers use fixed, mobile or portable telephones.

     Pursuant to the Original Concession, the commencement of construction and marketing of local wireless service in the 450 MHz frequency band on a commercial basis requires the prior approval of the SCT. Iusacell has never received the SCT's approval of its technical and economic plans for local wireless service in the 450 MHz frequency band.

     However, in June 1997, the SCT and Iusacell reached agreement on a process by which Iusacell could obtain a concession issued and recognized by the SCT to provide local wireless service in the 450 MHz frequency band. Under this agreement, Iusacell would convert and consolidate some of its existing concessioned radiotelephony frequencies into 450 MHz spectrum in Regions 4, 5, 6, 7 and 9 and would have a right of first refusal to acquire the concessions to provide local wireless service over such frequencies at prices derived from the prices of the winning bids in the auctions for 450 MHz and 1.9 GHz (PCS) frequency bands concluded in May 1998.

     These auctions yielded a right of first refusal exercise price estimated at U.S.$2.25 million for all five regions. However, neither the SCT nor COFETEL has formally notified Iusacell of the exact right of first refusal exercise price, the payment terms or the coverage/build-out requirements relating to the concessions, all of which are necessary for Iusacell to decide whether to exercise its right of first refusal.

     Iusacell is exploring alternatives for providing local telephony services, including limited zone wireless services in the 800 MHz (cellular) or 1.9 GHz
(PCS) frequency bands deploying digital technology that will permit mobility and fixed wireless services over such bands. If Iusacell were to determine that it would be preferable to pursue such alternatives, the acquisition of concessions, other regulatory approvals and the payment of substantial fees could be required. Iusacell expects to make its decision on the overall strategy for providing local telephony services before the fourth quarter of 1999.

     In September 1998, Iusacell determined that, because of many factors, including the impact of changing technology since the initiation of the 450 MHz fixed local wireless project in 1994, an impairment of its investment in 450 MHz TDMA technology had occurred. As a result, Iusacell recorded a substantial non-cash writedown of its investment in the 450 MHz fixed local wireless project. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Local Telephony in the 450 MHz Frequency Band."

     In November 1998, Mr. Jose Ramon Elizondo, a director of Iusacell, agreed to subscribe to 5.1% of the capital stock of Iusatelecomunicaciones, S.A. de C.V., the Iusacell subsidiary which provides local wireless service in the 450 MHz frequency band on a trial basis, comprising 51% of its total voting shares. Iusacell retained a 94.9% equity interest in Iusatelecomunicaciones, including a 90% equity interest through the ownership of neutral limited voting stock (inversion neutra) and a 49% voting interest representing a 4.9% equity interest. See "-- Foreign Ownership Restrictions."

     Data Transmission. Iusacell's right to offer telex and provide public data transmission service throughout Mexico is derived from the Original Concession. Iusacell utilizes its allocations in the 138-144 MHz, 440-450 MHz and 485-495 MHz frequency bands, excess capacity in its cellular microwave backbone in Region 9 and Satelitron satellite transmission services to provide data transmission services. Satellite Transmission Permit. On December 15, 1991, Satelitron, a joint venture among Hughes Network Systems, Iusacell and one other investor, was granted a 15-year permit to provide dedicated circuit services and private networks through Mexican satellites or any other satellites designated by the Mexican government. The Satelitron permit is renewable for 15 additional years upon timely application to the SCT, provided Satelitron has complied with all of the requirements of the permit and agrees to any new terms and conditions established by the SCT at the time of such renewal. Under this permit, Satelitron is required to make monthly payments to the SCT equal to 2.5% of all gross revenues derived from its

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

provision of access to its satellite bandwidth, and 2.5% of all such gross revenues to Telecom for supervision and supporting services. Iusacell currently intends to sell its interest in Satelitron.

     Dedicated Microwave Circuit Services Permit. On December 8, 1993, the SCT authorized SOS to use its microwave network's excess capacity to provide dedicated circuit services. In accordance with the terms of this permit, these dedicated microwave circuits cannot be interconnected to public exchange networks, and the service must only be provided through the links of the microwave network authorized by the SCT. On February 1, 1994, the SCT authorized SOS to carry voice, data and video conferencing through these dedicated circuit services.

     Value-Added Services Permit. On June 17, 1993, SOS was granted a permit to provide through its public network the following value-added telecommunications services to its cellular subscribers:

     - secretarial service,

     - voice mail, and

     - data transmission.

     The term of this permit is the same as that of the authorization for using the Region 9 cellular network through which the value-added services are to be provided. Under this permit SOS is required to make annual payments to the Mexican government equal to 5% of all gross revenues derived directly from the provision of these services. In October 1994, Comcel, Telgolfo and Portacel were each granted a permit to provide secretarial services under the same terms granted to SOS, including the making of the annual payments to the Mexican government.

FOREIGN OWNERSHIP RESTRICTIONS

     Pursuant to the 1995 Telecommunications Law and the 1993 Foreign Investment Law, holders of concessions to provide telecommunications services in Mexico, excluding providers of cellular service, cannot have a majority of their voting shares owned by, and cannot be otherwise controlled by, foreign persons. In February 1997, the Mexican Foreign Investment Commission conditioned its approval of Bell Atlantic assuming management control over Iusacell upon the requirement that, within a renewable period of 180 days, Iusacell would transfer at least 51% of the voting shares of Iusatelecomunicaciones and Iusatel to Mexican investors on terms acceptable to the Foreign Investment Commission. The Foreign Investment Bureau of the SECOFI twice extended the transfer deadline.

     In November 1998, Iusacell complied with this requirement by transferring 51% of the voting shares of these two subsidiaries to Mr. Jose Ramon Elizondo, a director of Iusacell, by means of a subscription to capital. Iusacell retained 49% of the voting shares of these subsidiaries. Iusacell also holds another 90% of the capital of these subsidiaries through the ownership of neutral limited voting stock (inversion neutra) that does not constitute voting shares for purposes of the Mexican foreign investment laws. Consequently, Iusacell holds a 94.9% equity interest in these two subsidiaries.

     In order to participate in the auctions for concessions for microwave frequencies concluded in September 1997, Iusacell formed Punto-a-Punto Iusacell, S.A. de C.V., a joint venture with Mr. Elizondo. The Mexican Foreign Investment Bureau has approved a capital structure substantially similar to that authorized for Iusatel and Iusatelecomunicaciones for the microwave joint venture.

     In order to participate in the auctions for concessions for 1.9 GHz PCS frequencies concluded in May 1998, Iusacell formed Iusacell PCS, S.A. de C.V., another joint venture with Mr. Elizondo. The Mexican Foreign Investment Bureau approved a capital structure substantially similar to that authorized for Iusatel, Iusatelecomunicaciones and Punto-a-Punto Iusacell.

     Moreover, in December 1998 Mr. Elizondo acquired a 2% interest in Infotelecom, S.A. de C.V., a company which commercializes paging services, from Iusacell. As a result, Iusacell currently holds only 49% of this entity, complying with the condition precedent necessary to allow its other partner, Infomin,

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

S.A. de C.V., a Mexican controlled company, to transfer its paging concession to Infotelecom, as previously agreed with Iusacell. See "Certain
Transactions -- Interests of Directors."

RATES FOR TELECOMMUNICATIONS SERVICES

     Under the Original Communications Laws, SCT approval was required for rates charged for all basic and certain value-added cellular services and for data transmission services. Historically, the SCT permitted rate increases based on the cost of service, the level of competition, the financial situation of the carrier and macroeconomic factors. Carriers were not allowed to discount the rates authorized by the SCT, although operators occasionally waived activation fees on a promotional basis. Interconnection rates were also authorized by the SCT. All terms of interconnection (such as point of interconnection) other than interconnection rates were negotiated between the regional non-wireline cellular carriers and Telmex under the SCT's supervision. Rates for dedicated circuit services through microwave networks, and dedicated circuits and private networks through satellites, were not regulated under the Original Communications Laws.

     Under the 1995 Telecommunications Law, rates for telecommunications services, including cellular and long distance services, are now freely determined by the providers of such services. Providers are prohibited from adopting discriminatory practices in the application of rates. In addition, the SCT is authorized to impose specific rate requirements on those companies determined by the Federal Competition Commission to have substantial market power. All tariffs for telecommunications services, other than value-added services, must be registered with COFETEL prior to becoming effective.

UNITED STATES REGULATION

     Bell Atlantic, like all other regional Bell operating companies, was subject to a consent decree (the "Decree") entered in a United States federal court in 1982 resulting from antitrust litigation brought by the United States Department of Justice against AT&T. The Decree required AT&T to divest itself of its local telephone companies. Under the Decree, Bell Atlantic was prohibited from providing interLATA (long distance) telecommunications, engaging in the manufacture of customer premises equipment ("CPE"), or engaging in the manufacture or sale of telecommunications equipment.

     The Telecommunications Act of 1996 (the "1996 Act"), which became effective on February 8, 1996, includes provisions that open local telephony markets to competition and would permit regional Bell operating companies, such as Bell Atlantic, to provide interLATA services (long distance) and video programming and to engage in manufacturing. Under the 1996 Act, Bell Atlantic was allowed to provide certain interLATA (long distance) services immediately upon enactment, including interLATA (long distance) services originating outside the states where its subsidiaries provide local exchange telephone services and interLATA (long distance) services that are "incidental" to other permitted business such as wireless services.

     However, the ability of Bell Atlantic and its affiliates to engage in businesses previously prohibited by the Decree, including providing interLATA (long distance) services originating in the states where Bell Atlantic's subsidiaries provide local exchange telephone service, and manufacturing CPE or telecommunications equipment, is largely dependent on satisfying certain conditions contained in the 1996 Act and related regulations.

     Since Iusacell is affiliated with Bell Atlantic, its operations must comply with the terms of the Decree. Bell Atlantic obtained waivers under the Decree in 1986 and 1993 that together permitted it to conduct business outside the United States, subject to certain exceptions and restrictions. Under such exceptions and restrictions, a foreign telecommunications entity affiliated with Bell Atlantic (an "FTE"), such as Iusacell, could not provide interexchange (long distance) telecommunications services between points in the United States or own any international telecommunications facilities in the United States.

     As to telecommunications traffic between the United States and a foreign country, an FTE could provide only the foreign "half" of such traffic. An FTE was prohibited from discriminating in handling traffic to and from the United States and was limited as to interests it could own in international cables and satellite facilities to and from the United States. Finally, an FTE was prohibited from exporting to the United States any telecommunications equipment or CPE manufactured outside the United States.

     The 1996 Act eliminated certain restrictions under the Decree including:

     - restrictions that precluded an FTE from providing the United States "half" of traffic originating in a foreign country,

     - restrictions on exporting to the United States telecommunications equipment or CPE manufactured outside the United States, and

     - restrictions on providing interLATA (long distance) telecommunications services between points in the United States or international long distance service originating in the United States, and from owning international telecommunications facilities in the United States subject to the same conditions that Bell Atlantic must satisfy under the 1996 Act and any regulations promulgated thereunder with respect to interLATA (long distance) telecommunications services originating in the states in which Bell Atlantic's local exchange subsidiaries provide service.

     Under the 1996 Act, Iusacell may now provide both the foreign "half" and the United States "half" of telecommunications traffic originating in Mexico (or any other foreign country) and may now carry international telecommunications traffic which, although routed through the United States, neither originates nor terminates in the United States. In addition, Iusacell may, on a resale basis, carry United States originated traffic bound for Mexico (or other foreign countries) so long as the traffic originates outside the states where Bell Atlantic's subsidiaries provide local exchange telephone service.

     In 1996, Iusatel applied for and received authorization under Section 214 of the United States Communications Act of 1934 to become a facilities-based provider of international long distance services from the United States (the "Section 214 Authorization"). The Section 214 Authorization was transferred to a Peralta Group entity in January 1996. Because the restructuring of Iusatel to comply with the 1995 Telecommunications Law and the Foreign Investment Law has been completed, Iusatel and such Peralta Group entity intend to seek to formally return control of the Section 214 Authorization to Iusatel. Iusacell has not yet determined whether it will engage in activities permitted by the 1996 Act or, upon any reassignment to Iusatel, the Section 214 Authorization. If Iusacell chooses to engage in such activities, no definitive prediction can be made as to the specific impact of such activities on Iusacell's business, financial condition or results of operations.

     Other laws of the United States may restrict activities of Iusacell by virtue of Bell Atlantic's ownership interest, including laws and regulations that restrict trade with, and investments in, specific countries, as well as the United States Foreign Corrupt Practices Act. The Foreign Corrupt Practices Act is also applicable to Iusacell because its securities are listed on the New York Stock Exchange.

     The Iusacell Shareholders Agreement contains provisions designed to require Iusacell to refrain from taking any actions that would cause Bell Atlantic to be in violation of applicable law.

EMPLOYEES

     At September 30, 1999, Iusacell and its subsidiaries had an aggregate of 1,823 full-time and part-time employees, 131 temporary employees and 5 full time Bell Atlantic seconded employees or consultants. Approximately 38.2% of the full time employees were members of a labor union. Iusacell has never experienced a work stoppage and management considers its relationship with its employees to be good.

PROPERTY

     Throughout the regions served by its cellular operations at September 30, 1999, Iusacell operated 96 customer sales and service centers and a total of 357 cellular 800 MHz cell sites, 15 fixed local wireless 450 MHz cell sites, 56 repeaters, five mobile switching centers, one switch for local wireless service, three switches for long distance service and 49 paging antennas.
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

     Iusacell generally leases the land where its customer sales and service centers, cell sites, antennas, microwave transmission equipment and mobile switching centers are located. Iusacell owns and leases administrative offices in Mexico City as well as in Guadalajara, Puebla, Monterrey, Leon and Ciudad Juarez. Iusacell generally owns its cellular network equipment, subject to liens.

LEGAL PROCEEDINGS

     Although Iusacell is a party to some legal proceedings in the ordinary course of its business, management believes that, except as described below, none of these proceedings, individually or in the aggregate, are likely to have a material adverse effect on Iusacell.

SUIT AGAINST TELMEX AND TELCEL

     A ruling by the Federal Competition Commission is still pending on the suit filed by Iusacell in November 1995, against Telmex and Telcel, claiming that the two companies have engaged in monopolistic practices in the Mexican telecommunications market, including unlawful cross-subsidies by Telmex of Telcel's cellular phone operations.

     As relief, Iusacell sought a declaration that Telmex and Telcel have violated Mexican antitrust laws; the imposition of applicable sanctions; the termination of the anticompetitive control that Telmex allegedly exercises over Telcel; the modification of the interconnection contracts between Telmex and Iusacell to eliminate anticompetitive provisions; the declaration of Telmex as a dominant carrier in the cellular market; the regulation of interconnection in a manner that promotes competition, including special regulation of Telmex as a dominant carrier; the regulation of the terms under which users have access to the different services that Telmex provides; the establishment of separate accounting standards for Telmex; and the establishment of regulations for unbundled and non-discriminating interaffiliate interconnection tariffs between and among Telmex and its affiliates.

     Telmex and Telcel have filed various motions against the suit. In February 1997, the Federal Competition Commission imposed a fine of Ps.847,500 (approximately U.S.$106,000 at that time) on Telmex and Telcel for their refusal to provide the expert appointed by Iusacell with the necessary information to prepare his opinion on the cross-subsidies claim. Additional fines were to accrue on a daily basis. Telmex and Telcel filed for an injunction (amparo) against the Federal Competition Commission asserting that Mexican antitrust laws do not apply to Telmex and Telcel and questioning the constitutionality of the Federal Competition Commission. In October 1997, the Administrative Third Court of Appeals for the First Circuit in Mexico denied granting Telmex and Telcel a preliminary injunction. Telmex and Telcel appealed this denial to the Mexican Supreme Court, which has yet to determine the matter. In November 1998, in order to accelerate resolution of this matter, the Federal Competition Commission issued a new discovery order against Telmex and Telcel, confirming that the per diem fines accrued against Telmex and Telcel for their prior refusal to comply had reached approximately Ps.8.5 million (U.S.$900,000). Telmex and Telcel filed an injunctive action (amparo)against this new discovery order and the imposition of the fine. Telmex's amparo was recently denied, but Telmex has petitioned for a review of the decision (recurso de revision).

SUIT BY MITSUBISHI

     Mitsubishi Electronics America, Inc. filed a complaint with the Circuit Court of Cook County, Illinois, in the United States on July 18, 1996 against Iusacell, Bell Atlantic Corporation and Bell Atlantic Latin American Holdings, Inc. Mitsubishi's complaint alleges, among other things, that Iusacell breached a purported contract for the purchase of 60,000 local wireless telephone terminals at a cost of U.S.$510 each. Mitsubishi seeks judgment in an amount in excess of U.S.$50,000 for each of three counts against Iusacell, plus punitive damages for one of those counts. Mitsubishi has filed answers to interrogatories claiming damages in an amount of U.S.$8,825,343.

     Iusacell's motions to dismiss the complaint for lack of personal jurisdiction and on substantive grounds were rejected, although the court reserved judgment on Iusacell's motion to dismiss for forum non
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

conveniens. The litigation is now in the discovery stage; production of documents has largely been completed and depositions of witnesses has begun. Iusacell believes the lawsuit has no basis and does not anticipate that Mitsubishi will obtain a judgment in its favor for a material amount of money damages because, in Iusacell's view, the purported contract was a non-binding letter of intent, and the purported reliance by Mitsubishi on negotiations with Iusacell to order terminal components was unreasonable and unwarranted. Accordingly, Iusacell has not yet created any contingency reserve with respect to the litigation.

SUIT BY PUBLICIDAD FERRER

     In February 1998, Publicidad Ferrer y Asociados, S.A. de C.V., Iusacell's former advertising agency, filed a complaint with the 39th Civil Superior Tribunal in the Federal District of Mexico against Iusacell. Publicidad Ferrer's complaint alleges that Iusacell improperly terminated its contract and seeks approximately Ps.23.7 million (U.S.$2.5 million) in damages in respect of lost commissions. In September 1998, the 39th Civil Superior Tribunal ruled in favor of Iusacell, finding no breach of contract and no damages. Publicidad Ferrer appealed to the Third Superior Tribunal in the Federal District of Mexico, which affirmed the lower court's ruling. Publicidad Ferrer then appealed to the First Circuit Collegial Tribunal of the Mexican Supreme Court. In June 1999, the First Circuit Collegial Tribunal reversed the ruling of the Third Superior Tribunal, finding Iusacell in breach of contract and finding further that Publicidad Ferrer suffered Ps.23.7 million in damages. The First Circuit Collegial Tribunal remanded the case to the Third Superior Tribunal for sentencing in accordance with the guidelines set forth in its ruling. Upon remand, the Third Superior Tribunal found Iusacell in breach of its contract, but also ruled that the damages suffered by Publicidad Ferrer were only Ps.16.8 million (U.S.$1.8 million). Both Iusacell and Publicidad Ferrer filed injunctive actions (amparos) against this sentence. The First Circuit Collegial Tribunal denied both injunctive actions.

     Although Iusacell petitioned for a review (recurso de revision) of the denial of its injunctive action, upon review, The First Circuit Collegial Tribunal's decision was upheld. Iusacell created a contingency reserve for the entire Ps.16.8 million (U.S.$1.8 million) award in favor of Publicidad Ferrer and is currently negotiating a settlement with them.

NON-JUDICIAL DISPUTES

     In early 1999, the Mexican government enacted amendments to the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) pursuant to which holding companies, beginning January 1, 1999, were required to limit their tax consolidation to 60% of all of their subsidiaries. Prior to January 1, 1999, Iusacell prepared its tax returns on a fully consolidated basis (except for three non-wholly owned subsidiaries which were 60% consolidated for tax purposes), benefiting from the ability to offset loss incurred by some subsidiaries against the gains of others within the consolidated group. In April 1999, Iusacell filed an injunctive action (amparo) with the Second Court in Administrative Matters of the Federal District of Mexico against these new income tax law amendments on the grounds that they were unconstitutional. Recently, this court rejected the Company's injunctive action, and the Company has filed for a review (recurso de revision) with the Second Circuit Collegial Tribunal in Administrative Matters. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Income Tax, Asset Tax and Employees' Profit Sharing."

     In May 1998, Iusacell discovered that its former corporate headquarters in Mexico City, of which one of its subsidiaries is the owner, is encumbered by liens for an amount in excess of the estimated fair market value of the property. The potential loss that may result due to the liens would be the book value of the building, which was Ps.89.4 million (U.S.$9.6 million) at September 30, 1999. Iusacell is currently negotiating with the Mexican Treasury, the holder of the liens, to unencumber the property. We cannot assure you, however, that Iusacell will be able to remove the liens from such property and realize any value from such asset.

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

     In April 1994, Iusacell and Northern Telecom Limited ("Nortel") entered into a five-year, U.S.$330.0 million agreement, which we refer to as the Nortel Agreement, pursuant to which Nortel would supply network switching equipment, switching center transmission equipment and radio base station equipment, as well as associated software and technical services, for the development of the 450 MHz local wireless network. Pursuant to a side letter agreement entered into in December 1995, the Nortel Agreement would terminate automatically if Iusacell's technical and economic plans for the 450 MHz project had not been approved by, or Iusacell did not receive a concession to provide local wireless telephony in the 450 MHz frequency band from, the SCT on or before December 31, 1997. Neither event having occurred on or prior to December 31, 1997, the Nortel Agreement has terminated. In 1994, as required under the Nortel Agreement, Iusacell made advance payments of U.S.$15.0 million in anticipation of 1995 and 1996 purchases which were never made. Iusacell now seeks a refund of such advanced funds. Nortel, however, has asserted that such advances should be credited against development costs.

     In 1995, Iusacell entered into a U.S.$82.0 million purchase agreement with Telrad Telecommunications Electronics Industries, Ltd. for 450 MHz local wireless terminals. Iusacell terminated this agreement in November 1996 based on the failure by Telrad to meet delivery and government approval milestones and the failure to meet quality standards. Although Iusacell believes that it has no further liability under the Telrad contract and has no further liability under the Nortel Agreement, we cannot assure you that Telrad or Nortel will not seek legal redress against Iusacell or that Telrad or Nortel will not succeed in obtaining damages from Iusacell. Although Iusacell believes that Nortel is legally obligated to refund the U.S.$15.0 million advance to Iusacell, there can be no assurance that Iusacell will succeed in obtaining such refund. See
"-- Government Regulation."

     In 1996, Mexican tax authorities commenced tax audits on Iusacell and two of its subsidiaries. These audits were completed in early 1999. In May 1999, the Mexican tax authorities assessed Iusacell a Ps.21.4 million (U.S.$2.3 million) penalty for purported incorrect deductions of certain interest expense for income tax purposes. Iusacell recently paid this assessment.

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                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual and special reports and other information with the Securities and Exchange Commission. You may read and copy any document New Iusacell or Old Iusacell files at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on its public reference room. Our filings with the Commission may also be available at the Commission's web site at http://www.sec.gov or at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                      ENFORCEABILITY OF CIVIL LIABILITIES

     Iusacell is incorporated with limited liability in Mexico and substantially all of its assets are located in Mexico. In addition, the majority of the directors and officers of Iusacell and some of the experts named in this prospectus reside outside the United States (principally in Mexico) and all or a significant portion of the assets of those persons and of Iusacell are located outside the United States. As a result, it may not be possible for investors to effect service of process upon such persons within the United States or to enforce against such persons, Iusacell judgments obtained in the courts of the United States, including without limitation, judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

     Iusacell has been advised by De Ovando y Martinez del Campo, S.C., its special Mexican counsel, that there is doubt as to the enforceability in original actions in Mexican courts of liabilities predicated solely upon U.S. Federal securities laws and as to the enforceability in Mexican courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of the U.S. Federal securities laws. As a result, because substantially all of the assets of Iusacell are located in Mexico, holders of Iusacell securities may effectively be required to pursue in Mexico, under Mexican law, any claims they may have against Iusacell.

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                                   MANAGEMENT

     New Iusacell is managed by a twelve-member Board of Directors. The directors nominated by Bell Atlantic have the power under Iusacell's bylaws to approve, without the affirmative vote of any other directors, all resolutions of the Board of Directors, except with respect to some transactions over which the New Iusacell Shareholders Agreement grants the Peralta Group supermajority rights. Pursuant to the New Iusacell Shareholders Agreement, Lawrence T. Babbio, Jr. is the Chairman of the Board of Directors and possesses a tie-breaking vote. See "Principal Shareholders."

DIRECTORS

     The following table presents information with respect to the current directors of New Iusacell at June 30, 1999:

NAME                                         AGE                   POSITION(S)
----                                         ---                   -----------
Lawrence T. Babbio, Jr. ...................  54    Chairman of the Board of Directors and
                                                   Series A Director
Dennis F. Strigl...........................  53    Series A Director
Thomas A. Bartlett.........................  41    Chief Executive Officer and Series A
                                                   Director
John E. Chynoweth*.........................  48    Series A Director
Stephen B. Heimann.........................  44    Series A Director
Fernando de Ovando.........................  47    Series A Director
Jose Ramon Elizondo Anaya..................  45    Series A Director
Carlos Peralta Quintero....................  47    Series V Director
Ernesto Canales Santos.....................  58    Series V Director
Luis Felipe Gonzalez Munoz.................  44    Series V Director
Rodolfo Garcia Muriel......................  54    Series V Director
Fulvio V. del Valle........................  49    President, Director General and Series V
                                                   Director

---------------
* Mr. Chynoweth passed away on November 30, 1999.

     New Iusacell's bylaws authorize alternate directors to serve on the Board of Directors in place of directors who are unable to attend meetings or otherwise participate in the activities of the Board of Directors. The Series A alternate directors are Thomas Burgos, Ruben G. Perlmutter, Mary Cummings, John Furey, Jeffrey S. Noto, Javier Martinez del Campo and Ignacio Gomez Morin. The Series V alternate directors are Victor Barreiro Cortes, Marco Antonio de la Torre Barranco, Francisco Jose Flores Melendez and Eduardo Rihan for Messrs. Peralta, Canales, Gonzalez and Muriel and William S. Roberts for Mr. del Valle.

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

EXECUTIVE OFFICERS

     The following table presents information relating to the current executive officers of New Iusacell at June 30, 1999:

NAME                                         AGE                   POSITION(S)
----                                         ---                   -----------
*Thomas A. Bartlett........................  41    Chief Executive Officer
Fulvio V. del Valle........................  49    President and Director General
William S. Roberts.........................  44    Executive Vice President and Chief
                                                   Financial Officer
Rolando Stevens............................  43    Executive Vice President and Chief
                                                   Operating Officer
*Howard F. Zuckerman.......................  55    Executive Vice President, Finance
Ricardo Arevalo............................  34    Vice President, Information Systems, and
                                                   Chief Information Officer
*Thomas Burgos.............................  48    Vice President, Network Operations, Chief
                                                   Technology Officer
Ramon Pando................................  43    Vice President, Sales
*Ruben G. Perlmutter.......................  41    Vice President, Mergers and Acquisitions,
                                                   and General Counsel
Amaury Rivera..............................  38    Vice President, Marketing
Francisco Soroa............................  46    Vice President, Public Relations and
                                                   Corporate Communications
Jose Bellido...............................  39    Director, Human Resources
Jorge Halvas...............................  35    Director, Regulatory Affairs

---------------
* Indicates an employee of Bell Atlantic who is currently serving as an officer of New Iusacell pursuant to consulting or secondment arrangements. See "Certain Transactions."

COMMITTEES OF THE BOARD OF DIRECTORS

     New Iusacell has established Executive, Finance and Audit, and Human Resources and Compensation Committees of the Board of Directors. All decisions of these committees require a majority vote of their members, including the favorable vote of at least one member appointed by the Series A shareholders. See "Principal Shareholders."

     The Executive Committee, an administrative and decision-making body of the Board of Directors, may act for the Board of Directors except where Mexican law requires action of the Board of Directors. The members of the Executive Committee are Messrs. Babbio, Strigl, Bartlett, Chynoweth, Heimann, Peralta, Canales and del Valle.

     The Finance and Audit Committee recommends New Iusacell's independent public accountants, reviews New Iusacell's annual consolidated financial statements, provides oversight of New Iusacell's auditing, accounting, financial reporting and internal control functions, and reviews with management and New Iusacell's independent public accountants the plans and results of the auditing function. The members of the Finance and Audit Committee are Messrs. Bartlett, Chynoweth, Heimann, Noto, Canales and Gonzalez.

     The Human Resources and Compensation Committee reviews, evaluates and makes recommendations to the Board of Directors regarding New Iusacell's executive compensation standards and practices, including salaries, bonus distributions, grants under the executive employee stock purchase plan (described below) and deferred compensation arrangements. The members of the Human Resources and Compensation Committee are Messrs. Bartlett, Heimann and Rihan and Ms. Cummings.

COMPENSATION

     The aggregate amount of compensation paid by Old Iusacell in 1998 to all directors and executive officers as a group was Ps.42.7 million (U.S.$4.6 million).

     In addition, in 1998 Old Iusacell granted purchase rights with a respect to a total of 913,100 Series L shares to its executive officers under the management employee stock purchase plan described below. As of December 31, 1998, the individuals who are currently executive officers of Old Iusacell held purchase rights under the plan with respect to 2,808,282 Series L shares. In 1998, the individuals who are currently Old Iusacell executive officers exercised purchase rights with respect to 330,510 Series L shares and executive officers whose labor relationship with Old Iusacell terminated during 1998 exercised purchase rights with respect to 144,750 Series L shares. In addition, purchase rights with respect to 604,103 Series L shares were forfeited by executive officers whose labor relationship with Old Iusacell terminated during 1998.

     As part of its general compensation policy, Iusacell also conducts periodic reviews of its management and employees to determine bonus compensation. Iusacell also provides its executive officers with use of an automobile. In addition, Iusacell provides its executive officers and other employees with food and gas stamps on a monthly basis (Ps.700 and Ps.1,035 per month, respectively) and with contributions to a savings plan (Ps.1,361 per month).

MANAGEMENT EMPLOYEE STOCK PURCHASE PLAN

     New Iusacell's management employee stock purchase plan became the successor to Old Iusacell's management employee stock purchase plan upon the close of Iusacell's reorganization in August 1999. The plan helps to retain key executives and better align their interests with those of Iusacell. The stock purchase plan is administered by a management trust with the assistance of the trust division of Bancrecer, S.A. Under the stock purchase plan, the technical committee of the management trust (the "Technical Committee"), which is composed of certain executive officers of Iusacell, determines the executive employees to whom Series V shares of New Iusacell will be offered for purchase under the stock purchase plan.

     The Technical Committee determines the number of Series V shares to be offered for purchase to such executive employees, the purchase price per share for such purchase rights, the vesting schedule for such purchase rights, the payment terms and all other terms and conditions. The purchase price per share for the purchase rights is the closing price for the Series V shares on the Mexican Stock Exchange on the business day selected by the Technical Committee as the date of sale.

     Grantees who leave the employ of New Iusacell forfeit unvested purchase rights and, after a period of time, forfeit vested and unexercised purchase rights, all of which forfeited purchase rights may be reissued by the Technical Committee. The number of Series V shares that may be granted under the stock purchase plan cannot exceed 4.9% of the aggregate number of issued and outstanding New Iusacell shares.

     In December 1996, Old Iusacell's shareholders approved the issuance of 7,812,500 Old Iusacell Series L shares for grant of purchase rights under the stock purchase plan. In April 1998, 262,666 Old Iusacell Series L shares which were authorized for issuance but never issued under the stock purchase plan were automatically canceled pursuant to a resolution of the shareholders of Old Iusacell at the time such shares were authorized for issuance. In June 1998, Old Iusacell's shareholders approved a 1,187,500 share increase in the number of Old Iusacell Series L shares available for grant under the stock purchase plan.

     In 1997, the Human Resources and Compensation Committee and the Technical Committee granted purchase rights with respect to a total of 8,571,311 Old Iusacell Series L shares to 51 executive employees at purchase prices ranging between Ps.8.48 and Ps.14.00 per Series L share. In 1998, the Human Resources and Compensation Committee and the Technical Committee granted purchase rights with respect to a total of 2,199,600 Old Iusacell Series L shares to 15 executive employees at purchase prices ranging between Ps.5.16 and Ps.6.98 per Series L share. All such purchase rights vest either in three equal annual installments commencing a year after the date of grant or in a lump two or three years after the date of the grant.

     As of December 31, 1998, purchase rights with respect to 7,699,890 Old Iusacell Series L shares were outstanding and had not been forfeited or exercised, purchase rights with respect to 2,103,581 Old Iusacell Series L shares had been forfeited and purchase rights with respect to 967,440 Old Iusacell Series L shares had been exercised.

     Upon the close of the Iusacell reorganization in August 1999, outstanding purchase rights with respect to Old Iusacell series L shares were exchanged for rights to purchase New Iusacell Series V shares. In addition, 39 Iusacell management employees exercised the right to purchase 1,220,690 Series V shares at U.S.$0.70 per share (Ps.6.52 on the date immediately prior to the date of the launch of the offer) in the rights offer in respect of the shares held in the management trust administering the plan.

     As of September 30, 1999, purchase rights with respect to 6,285,562 Series V shares had not been exercised and were outstanding in the management trust administering the plan.

BIOGRAPHIES

     Lawrence T. Babbio, Jr. has been a member and Chairman of the Board of Directors of New Iusacell since August 1998. Mr. Babbio has been a member of the Board of Directors of Old Iusacell since November 1993, became Vice Chairman of the Board in February 1994 and, upon the death of Alejo Peralta y Diaz Ceballos on April 8, 1997, became Chairman of the Board. Since 1966, Mr. Babbio has served in a variety of capacities with affiliates of Bell Atlantic and its predecessors. In August 1997, Mr. Babbio was elected president and chief executive officer of the Network Group and chairman of the Global Wireless Group of Bell Atlantic. From January 1995 until August 1997, Mr. Babbio served as vice chairman of Bell Atlantic. From May 1994 to January 1995, he served as executive vice president and chief operating officer of Bell Atlantic. From February 1991 to May 1994 he served as chairman, president and chief executive officer of Bell Atlantic Enterprises International, Inc. Prior to that, he served as president of Bell Atlantic Mobile Systems, Inc., a position he had held since November 1990. He currently serves on the board of directors of Bell Atlantic, Compaq Computer Corporation and Aramark Corporation. Mr. Babbio holds an undergraduate degree in electrical engineering from Stevens Institute of Technology and an M.B.A. from New York University.

     Carlos Peralta Quintero has been a member of the Board of Directors of New Iusacell since August 1998. Mr. Peralta has been a member of the Board of Directors of Old Iusacell since October 1992 and served as Vice Chairman of Old Iusacell from October 1992 to February 1997. He also currently serves as the Chairman of the Board of Directors and Chief Executive Officer of Grupo Industrial IUSA, S.A. de C.V. Mr. Peralta is also a member of the boards of directors of Compania Industrial de Parras, S.A. de C.V., Hilaturas Parras, S.A. de C.V., Cambridge Lee Industries Ltd. and Alper Holdings Ltd.

     Thomas A. Bartlett has been a member of the Board of Directors of New Iusacell since August 1998 and Chief Executive Officer of New Iusacell since August 1999. Mr. Bartlett has also been a member of the Board of Directors of Old Iusacell since April 1996 and Chief Executive Officer of Old Iusacell since February 1997; he also served as President of Old Iusacell from February 1997 through September 1997. Since 1983, Mr. Bartlett has served in a variety of capacities with affiliates of Bell Atlantic. In August 1995, he was appointed president of Bell Atlantic's international wireless operations. For more than four years prior to such appointment, Mr. Bartlett served in several capacities with Bell Atlantic Mobile Systems, Inc. and Bell Atlantic NYNEX Mobile: as president of the New England and Upstate New York region for Bell Atlantic NYNEX Mobile in July and August 1995, as regional vice president for the Philadelphia Tri-State region for Bell Atlantic Mobile Systems, Inc. from May 1992 through June 1995, and as vice president for business development for Bell Atlantic Mobile Systems, Inc. from July 1991 to May 1992. From December 1988 to July 1991, Mr. Bartlett served as chief financial officer of Bell Atlantic Business Systems Services, Inc. Mr. Bartlett holds an industrial engineering degree from Lehigh University and an M.B.A. from Rutgers University.

     Fulvio V. del Valle has been a member of the Board of Directors of New Iusacell since June 1999 and President and Director General of New Iusacell since August 1999. Mr. del Valle has also been the President of Old Iusacell since October 1997, the Director General of Old Iusacell since June 1997 and a member of the Board of Directors of Old Iusacell since June 1998. From August 1996 until June 1997, Mr. del Valle served as managing director of the non-wireline cellular companies in Regions 3 (Norcel) and 4 (CedeTel). For more than 20 years prior, Mr. del Valle served in senior Latin America region executive positions for several multinational corporations. Mr. del Valle was employed by AMP Inc., as regional director, Latin America, from January 1996 through July 1996 and as managing director, Mexico from August 1992 until December 1995. From September 1986 until July 1992, Mr. del Valle served as Regional Director for South America, Electronics Division for DuPont Latin America Corp. and from March 1980 through August 1986, he served as general manager, Latin American North Region for National Semiconductor Corp. Mr. del Valle holds an undergraduate degree in electrical engineering from the Instituto Politecnico Nacional of Mexico and a master's degree in physics from Virginia Polytechnic Institute.

     Ricardo Arevalo Ruiz has served as Vice President, Information Systems and Chief Information Officer of New Iusacell since August 1999. Mr. Arevalo has also served as Vice President, Information Systems of Old Iusacell since November 1997 and as Chief Information Officer since August 1998. Mr. Arevalo joined Old Iusacell in August 1997 and served as Director, Systems Development until November 1997. From May 1993 until August 1997, Mr. Arevalo served as Director, Information Systems, Materials and Logistics, and Customer Service at AMP de Mexico, S.A. de C.V. Prior to such position, from October 1990 until May 1993, Mr. Arevalo was employed as Information Systems Manager for Tequila Cuervo, S.A. de C.V. Mr. Arevalo holds an undergraduate degree in computer sciences and a diploma in marketing from the Instituto Tecnologico y de Estudios Superiores de Monterrey.

     Jose Bellido Valerio has served as Director, Human Resources of New Iusacell since August 1999. Mr. Bellido has also been Director, Human Resources of Old Iusacell since May 1996. Before that, from May 1994 through April 1996, he served as Old Iusacell's Director of Personnel and, from February 1993 through April 1994, as Old Iusacell's Human Resources Manager. For more than four years prior to joining Old Iusacell, Mr. Bellido served as Manager of Industrial Relations for Aeromexico, S.A. de C.V. Mr. Bellido holds a law degree from the Universidad Nacional Autonoma de Mexico, a specialized degree in labor law from Universidad Panamericana, a diploma in human resources strategic planning from the University of California at Berkeley, and a masters degree in business from the Instituto Panamericano de Alta Direccion de Empresas (IPADE).

     Thomas Burgos has served as Vice President, Technical Operations and Chief Technology Officer of New Iusacell since August 1999. He has also been Vice President, Technical Operations and Chief Technology Officer of Old Iusacell since June 1998 and, from June 1997 until June 1998, served as Old Iusacell's Director of Network Operations. Since 1970, Mr. Burgos has served in a variety of network and marketing positions with affiliates of Bell Atlantic and their predecessors. From February 1993 until June 1997, Mr. Burgos served as Director, Network of Bell Atlantic -- New Jersey, Inc. From November 1989 until February 1993, Mr. Burgos served as Director of Staff Support, Network and Network Services for Bell Atlantic Network Services, Inc. For 13 years before, Mr. Burgos served in various network and marketing capacities for New Jersey Bell, Inc. and worked 6 years as a telecommunications specialist in AT&T's long lines division. Mr. Burgos holds a B.S. degree from Trinity University, Delaware.

     Ernesto Canales Santos has been a member of the Board of Directors of New Iusacell since August 1998 and a member of the Board of Directors of Old Iusacell since November 1993. Mr. Canales is a founding partner of Canales Asesoria Juridica, S.C., a law firm formed in 1986. Previously, he was chief legal counsel of Grupo Industrial Alfa, S.A. de C.V., from 1974 to 1986. Mr. Canales is a member of the boards of directors of Grupo Financiero Banamex/Accival, S.A. de C.V., Industrias Axa, S.A. de C.V., Industrias Unidas, S.A. (IUSA) and Industrias Monterey, S.A. (IMSA). Mr. Canales is also a member of the Patronato del Museo de Historia Mexicana. Mr. Canales holds a law degree from the Escuela Libre de Derecho and a master's degree in comparative law from Columbia University.

     Fernando de Ovando has been a member of the Board of Directors of New Iusacell since June 1998 and a member of the Board of Directors of Old Iusacell since February 1997 and was the Secretary of Old Iusacell from November 1993 until February 1997. Mr. de Ovando has been a partner in the law firm of De Ovando y Martinez del Campo, S.C. and its predecessors since 1984. Mr. de Ovando is a member of the boards of directors and/or secretary of several private Mexican corporations and Mexican subsidiaries of foreign corporations. Mr. de Ovando holds a law degree from the Universidad Anahuac and an LL.M. degree from the University of Toronto.

     Jose Ramon Elizondo Anaya has been a member of the Board of Directors of New Iusacell since June 1998 and a member of the Board of Directors of Old Iusacell since February 1997. Since June 1991, Mr. Elizondo has served as chairman of the board and chief executive officer of Union de Capitales, S.A. de C.V. (UNICA), a capital investment fund. For more than ten years prior to such position, Mr. Elizondo was a manager of Operadora de Bolsa, Casa de Bolsa, including managing director of the investment banking department and president of its investment banking committee and managing director of the mergers and acquisitions and corporate finance departments. Mr. Elizondo is a member of the boards of directors of Ekco, S.A., Banca Quadrom, S.A. de C.V., Grupo Azucero Mex, S.A. de C.V., Grupo Embotelladoras, S.A. de C.V., Grupo Financiero BanCrecer, S.A., Grupo Marti, S.A., Q Tel, S.A. de C.V., as well as the companies in which UNICA has invested. Mr. Elizondo holds an undergraduate public accounting degree from Universidad LaSalle and received an M.B.A. from the Instituto Tecnologico y de Estudios Superiores de Monterrey.

     Rodolfo Garcia Muriel has been a member of the Board of Directors of New Iusacell since June 1998 and was an alternate member of the Board of Directors of Old Iusacell from November 1993 to May 1994 and became a director of Old Iusacell in May 1994. He is currently general director of Compania Industrial de Parras, S.A. de C.V. Mr. Garcia Muriel has been a member of the boards of directors of Cementos Mexicanos, S.A. de C.V., Cementos Maya, S.A., Cementos Tolteca, S.A. de C.V., and Grupo Financiero InverMexico, S.A. de C.V. He also served as chairman of the boards of directors of Corporacion Industrial Mexico Francia, Fondo de Optimacion de Capitales, Consejo Regional Metropolitano de Banco Mexicano, Parras Cone de Mexico, S.A. de C.V. and Lavapar, S.A. de C.V., and is currently the vice president of the National Chamber of the Textile Industry (Canaitex).

     Luis Felipe Gonzalez Munoz has been a member of the Board of Directors of New Iusacell since June 1998 and a member of the Board of Directors of Old Iusacell since April 1997 and between May 1994 and December 1996; between December 1996 and April 1997, Mr. Gonzalez was an alternate member of the Board of Directors. Mr. Gonzalez is a member of the Finance and Audit Committee. Mr. Gonzalez has served as chief financial officer of Industrias Unidas, S.A. de C.V. since November 1993. For more than ten years prior to such position, Mr. Gonzalez was employed by Vitrocrisa, S.A. de C.V. and its affiliates, including as director of administration, finance and human resources from September 1990 until July 1993, and as director of administration and finance from February 1988 to September 1990. Mr. Gonzalez is a member of the board of directors of Grupo Industrial IUSA, S.A. de C.V., Propulsora de Negocios, S.A. de C.V., Cambridge Lee Industries Inc., Compania Industrial Parras, S.A. de C.V., and Hilaturas Parras, S.A. de C.V. Mr. Gonzalez holds an undergraduate business administration degree and M.B.A. from the Instituto Tecnologico y de Estudios Superiores de Monterrey.

     Jorge Halvas Begovich has been Director, Regulatory Affairs of New Iusacell since August 1999, Director, Regulatory Affairs of Old Iusacell since June 1997 and, from December 1995 until June 1997, served as Manager, Regulatory Affairs of Old Iusacell. For more than eight years prior to such position, Mr. Halvas worked in various capacities in the banking and brokerage industries: from January 1995 through November 1995, Mr. Halvas served as a consultant to the Vice President of Specialized Supervision of the Comision Nacional Bancaria y de Valores, and from February 1993 until December 1994, he served as a Credit Director for Banca Confia, S.A. Abaco Grupo Financiero. Mr. Halvas holds an undergraduate business degree from Universidad Panamericana and an M.B.A. from the Instituto Panamericano de Alta Direccion de Empresas (IPADE).

     Stephen B. Heimann has been a member of the Board of Directors of New Iusacell since June 1999 and a member of the Board of Directors of Old Iusacell since April 1999. Mr. Heimann has been Senior Attorney -- International Wireless at Bell Atlantic Network Services, Inc. since August 1997, having previously been employed as a mergers and acquisitions attorney for that company since February 1990. From September 1981 until February 1990, Mr. Heimann was a corporate associate at the Washington, D.C. law firm of Shaw, Pittman, Potts & Trowbridge. Mr. Heimann holds degrees from Yale College and Yale Law School.

     Ramon Pando Leyva has served as Vice President, Sales of New Iusacell since August 1999 and as Vice President, Sales of Old Iusacell since April 1999. For more than five years prior, he served in a variety of sales positions within Old
Iusacell: as Region 9 Sales Director from February 1997, to April 1999, as Sales and Distribution Director of Wireless Local Telephony from July 1994 to February 1997, and as Region 9 Cellular Division Sales Director from April 1993 until July 1994. For more than six years before joining Old Iusacell, Mr. Pando was the Commercial Director of Valvulas Inoxidables, S.A. de C.V. Mr. Pando holds an undergraduate degree in business administration from the Universidad Autonoma de Mexico (UNAM), has received diplomas in marketing and financial administration from the Instituto Tecnologico de Monterrey and completed the advanced management program at the Instituto Panamericano de Alta Direccion de Empresas (IPADE).

     Ruben G. Perlmutter has served as Vice President, Mergers & Acquisitions, and General Counsel of New Iusacell since August 1999 and Vice President, Mergers & Acquisitions and General Counsel and a member of the Board of Directors of Old Iusacell since February 1997. From November 1993 through February 1997, Mr. Perlmutter was employed as an attorney by Bell Atlantic Network Services, Inc. For more than four years prior to such position, Mr. Perlmutter was a corporate associate at Kramer, Levin, Naftalis, Nessen, Kamin & Frankel, a New York law firm. Mr. Perlmutter holds degrees from Harvard College and Harvard Law School.

     Amaury Rivera has been Vice President, Marketing of New Iusacell since August 1999 and Vice President, Marketing of Old Iusacell since February 1999. Before joining Old Iusacell, from March 1996 through January 1999, Mr. Rivera served as Regional Vice President of Lambda Communications Inc. and General Manager of Centennial Puerto Rico Wireless. Mr. Rivera served as Vice President and General Manager of Perry Products Co., Inc. from January 1993 until March 1996; as Vice President, Marketing and Assistant to the President of Vassallo Industries, Inc. from January 1990 to January 1993; and, for more than five years before then, as an investment banker at Bear Stearns & Co. Mr. Rivera holds an undergraduate degree in marketing and finance from the School of Management of Boston University.

     William S. Roberts has served as Executive Vice President and Chief Financial Officer of New Iusacell since August 1999 and as Executive Vice President and Chief Financial Officer of Old Iusacell since July 1999 and served as Executive Vice President and Chief Financial Officer Designate of Old Iusacell from April 1999 through June 1999. From June 1998 until December 1998, Mr. Roberts served as Vice Chairman and Chief Executive Officer of Nextel Mexico, S.A. de C.V. From September 1997 to June 1998 Mr. Roberts was employed as Vice President, International Operations of Nextel International, Inc., and he served as Chief Operating Officer of McCaw International, Inc. from November 1996 to September 1997. For 13 years prior, Mr. Roberts served in a variety of capacities with affiliates of Bell South Corporation, the last seven with Bell South International, Inc. and its affiliates. Mr. Roberts was employed for more than four years by Bell South Inversiones S.A. in Chile: as Chief Operating Officer from August 1994 to November 1996, as Director General of the Cellular Division from February 1995 to September 1995, and as Finance Director from July 1992 through July 1994. From July 1990 to July 1992, Mr. Roberts served as Finance Director of Comunicaciones Celulares de Occidente, S.A. de C.V., Old Iusacell's Region 5 cellular concessionaire. Mr. Roberts is a Certified Public Accountant in Virginia and Georgia and holds an undergraduate accounting degree from the University of West Florida.

     Francisco Soroa de las Cuevas has been Vice President, Public Relations and Corporate Communications of New Iusacell since August 1999 and Vice President, Public Relations and Corporate

Communications of Old Iusacell since February 1997 and, from November 1996 until February 1997, served as Director, Public Relations of Old Iusacell. From October 1998 through January 1999 Mr. Soroa was also responsible for human resources. From May 1995 until November 1996, Mr. Soroa served as Director of Public Relations of Pepsico de Mexico, S.A. de C.V. For more than seven years prior to such position, from June 1987 until May 1995, Mr. Soroa served as Director of Public Relations and Service to Personnel of Volkswagen de Mexico, S.A. de C.V. Mr. Soroa holds an undergraduate degree in international relations from the Universidad de las Americas.

     Rolando Stevens Avila has been Executive Vice President and Chief Operating Officer of New Iusacell since August 1999 and Executive Vice President and Chief Operating Officer of Old Iusacell since February 1999 and served as Senior Vice President, Commercial Operations of Old Iusacell from February 1997 through January 1999. Mr. Stevens has also served as Director General of Infotelecom, S.A. de C.V. since August 1996. Prior thereto, between August 1994 and February 1997, he served as Divisional Director of Wireless Local Telephony of Old Iusacell and, from January 1994 until August 1994 served as Region 9 Cellular Operations Director of Old Iusacell. For more than nine years prior to such position, Mr. Stevens held Director General positions for several divisions of Philips N.V. as well as marketing executive positions for Philips projects in Mexico, Brazil, Europe and the United States. For more than eight years prior thereto, Mr. Stevens held technical management positions for several divisions of the Philips Company. Mr. Stevens holds a degree in mechanical electrical engineering from the Universidad Nacional Autonoma de Mexico and an M.B.A. in marketing and finance from the Universidad LaSalle and received post-graduate training in industrial engineering at the University of Southern California.

     Dennis F. Strigl has been a member of the Board of Directors of New Iusacell since June 1999 and a member of the Board of Directors of Old Iusacell since April 1997 and between November 1993 and September 1995. Mr. Strigl has served as president and chief executive officer of Bell Atlantic Mobile Systems, Inc. and Bell Atlantic NYNEX Mobile since 1991, and in August 1997 was elected group president and chief executive officer of the Global Wireless Group of Bell Atlantic. Prior to such position, Mr. Strigl was vice president for operations and chief operating officer of Bell Atlantic New Jersey, Inc. (formerly New Jersey Bell Telephone Company) and served on its board of directors. Between 1984 and 1989, Mr. Strigl served in a variety of capacities for Ameritech Corporation. Mr. Strigl currently serves on the board of directors of General Magic Corp. and Salient 2 Communications, Inc. Mr. Strigl holds an undergraduate degree in business administration from Canisius College and an M.B.A. from Fairleigh Dickinson University.

     Howard F. Zuckerman has been Executive Vice President, Finance of New Iusacell since August 1999 and Executive Vice President, Finance of Old Iusacell since July 1999. Mr. Zuckerman served as Executive Vice President, Finance and Audit and Chief Financial Officer of Old Iusacell from September 1998 through June 1999, Vice President, Finance and Audit and Chief Financial Officer of Old Iusacell between February 1997 and August 1998, and Director, Finance of Old Iusacell from November 1996 to February 1997. Mr. Zuckerman has been a member of the Board of Directors of Old Iusacell since April 1997. Since March 1984, Mr. Zuckerman has served in a variety of financial management positions with affiliates of Bell Atlantic. In May 1993, he was appointed vice president, finance of the carrier services division (serving the United States interexchange carrier market) of Bell Atlantic Network Services, Inc. For more than nine years prior to such position, Mr. Zuckerman had served in a variety of executive capacities with Bell Atlantic Enterprises International, Inc. and related affiliates of the unregulated businesses of Bell Atlantic, including chief financial officer of Bell Atlantic Investment Development Corporation from 1988 to 1992 and director of accounting of Bell Atlantic Enterprises, Inc. From 1975 to 1983, Mr. Zuckerman held financial management positions with Squibb Corporation, a diversified pharmaceutical company based in the United States, and was appointed an Assistant Corporate Controller in July 1982. From 1970 to 1975, Mr. Zuckerman was employed by the audit division of the New York office of Arthur Andersen & Co. Mr. Zuckerman is a Certified Public Accountant in New York and New Jersey. He holds an economics degree from Cornell University and an M.B.A. from the University of Chicago.

                             PRINCIPAL SHAREHOLDERS

     New Iusacell shareholders before the exchange offer are as follows:

                                 A SHARES                V SHARES                  TOTAL
                           --------------------    --------------------    ----------------------
SHAREHOLDER                  NUMBER         %        NUMBER         %         NUMBER          %
-----------                -----------    -----    -----------    -----    -------------    -----
Bell Atlantic(1).........  504,331,308     68.4     27,178,520      4.7      531,509,828     40.4
Peralta Group(2).........  232,499,437     31.6    298,984,939     51.7      531,484,376     40.4
Public investors(3)......           --       --    252,037,408     43.6      252,037,408     19.2
                           -----------    -----    -----------    -----    -------------    -----
  Total..................  736,830,745    100.0    578,200,867    100.0    1,315,031,612    100.0
                           ===========    =====    ===========    =====    =============    =====

---------------
(1) The address of the Bell Atlantic Corporation is: 1095 Avenue of the Americas, New York, New York.

(2) The address of the Peralta Group is: Paseo de la Reforma 2608, Col. Reforma Lomas Altas, Deleg. Miguel Hidalgo, 11950 Mexico D.F.

(3) Includes the Series V shares held by a management trust pursuant to an management employee stock purchase plan. See "Management -- Management Employee Stock Purchase Plan."

     Assuming full participation in the exchange offer, New Iusacell shareholders will be as follows:

                                                      NUMBER OF SHARES
                           ----------------------------------------------------------------------
SHAREHOLDERS                A SHARES        %       V SHARES        %          TOTAL          %
------------               -----------    -----    -----------    -----    -------------    -----
Bell Atlantic............  504,331,308     68.4     27,178,520      4.6      531,509,828     40.2
Peralta Group............  232,499,437     31.6    298,984,939     51.1      531,484,376     40.2
Public investors(1)......           --       --    258,902,573     44.3      258,902,573     19.6
                           -----------    -----    -----------    -----    -------------    -----
                           -----------    -----    -----------    -----    -------------    -----
  Total..................  736,830,745    100.0    585,066,032    100.0    1,321,896,777    100.0
                           ===========    =====    ===========    =====    =============    =====

---------------
(1) Includes the series V shares held by a management trust pursuant to an management employee stock purchase plan. See "Management -- Management Employee Stock Purchase Plan."

     Mr. Carlos Peralta has pledged 392,318,334 New Iusacell shares held of record by him to four banks as security for certain loans extended to him.

     New Iusacell's directors and officers as a group own, in aggregate, less than 1% of Iusacell's shares, excluding the shares held by Mr. Carlos Peralta.

GOVERNANCE

     In accordance with New Iusacell's bylaws and the New Iusacell Shareholders Agreement, New Iusacell's Board of Directors consists of twelve members. The Series A shareholders have the right to appoint seven directors and their alternates and the Series V shareholders have the right to appoint five directors and their alternates. Iusacell's bylaws give Bell Atlantic, as majority owner of the Series A shares, the right to elect six of the Series A directors. Under the New Iusacell Shareholders Agreement, Bell Atlantic has the right to elect six of the Series A directors, including the Chairman of the Board of Directors, whose vote, under both New Iusacell's by-laws and the New Iusacell Shareholders Agreement, breaks a tie. The Peralta Group has the right to appoint the remaining Series A director from a list of nominees provided by Bell Atlantic and, as the majority owner of the Series V shares, four Series V directors. Bell Atlantic and the Peralta Group have also agreed that the Director General of New Iusacell shall be the remaining Series V director.

     New Iusacell's bylaws provide that resolutions of the Board of Directors will be valid when approved by a majority vote of the members present, including a majority of the Series A directors. As a result the directors nominated by Bell Atlantic have the power under the bylaws to approve, without the affirmative vote of any other directors, all resolutions of the Board of Directors. The New Iusacell Shareholders Agreement, however, grants the Peralta Group supermajority rights with respect to certain transactions. For actions of the Board of Directors, a "supermajority vote" means the affirmative vote of a majority of the members of the Board of Directors, including a majority of the Series A directors and of the Series V directors. For actions by the shareholders, "supermajority vote" means the affirmative vote of the beneficial owners of a majority of the Series A shares and of the Series V shares.

     The following transactions are subject to a supermajority vote by New Iusacell's Board of Directors or its shareholders:

     - acquisitions of non-telecommunications businesses for a purchase price in excess of U.S.$30.0 million,

     - certain acquisitions, joint ventures and mergers within the telecommunications business involving assets in excess of U.S.$100.0 million,

     - certain dispositions of assets for consideration in excess of U.S.$30.0 million,

     - certain incurrences of indebtedness after January 1, 1999 in an amount exceeding U.S.$100.0 million in the aggregate within any twelve-month period,

     - certain issuances of capital stock in an amount exceeding U.S.$50.0 million in the aggregate within any twelve-month period,

     - entering into, amending or terminating contracts with or for the benefit of certain affiliates of New Iusacell, except for any renewals or extensions on terms substantially similar to those of certain consulting and seconded employee arrangements of New Iusacell with Bell Atlantic affiliates,

     - termination or disposition of any telecommunication transmission business with annual revenues of more than U.S.$10.0 million in each of the two most recent fiscal years, and

     - terminations of concessions relating to telecommunications operations.

     Pursuant to the New Iusacell Shareholders Agreement, Bell Atlantic and the Peralta Group have agreed to restrictions on the transfer of their New Iusacell Shares. Bell Atlantic and the Peralta Group agreed, among other things, that until February 4, 2000, they will not sell more than 2% of their respective holdings in New Iusacell as of August 11, 1999. The Peralta Group also granted Bell Atlantic a right of first refusal on the transfer of any series A shares by the Peralta Group.

     Pursuant to the New Iusacell Shareholders Agreement, Bell Atlantic and the Peralta Group have the right to cause New Iusacell to facilitate two registered secondary public offerings of their respective shares, as long as minimum ownership requirements are met. In addition, the Peralta Group has a one-time option to cause New Iusacell to effect a six-month shelf registration of its shares. After one party's exercise of its registration rights, all other parties having registration rights may elect to include their shares in the offering. Any party holding registration rights may not exercise such rights during the 90-day period commencing on the effective date of any registration statement filed by Iusacell for a primary equity offering in which gross proceeds are expected to exceed U.S.$30.0 million.

     The New Iusacell Shareholders Agreement also provides that if New Iusacell registers any equity securities for a primary or secondary public offering, it must permit Bell Atlantic and the Peralta Group (and anyone to whom they have transferred shares otherwise than in a public offering) to include their shares in such offering. New Iusacell has agreed to bear all expenses of any of the above-described primary or secondary public offerings, other than the fees of counsel to the holders of the registration rights and any underwriting commissions or discounts. In addition, New Iusacell has agreed not to effect any public sale or distribution of securities similar to those being registered during the period commencing 21 days prior to the effective date of a registration statement covering the registered securities and continuing until 90 days following such effective date.

     Pursuant to an agreement dated February 22, 1999 between Bell Atlantic and the Peralta Group, the Peralta Group has the right to require Bell Atlantic to purchase up to 516,877,269 shares of New Iusacell (which was the total number of shares held by the Peralta Group on the date of such agreement) by giving Bell Atlantic notice to such effect between November 15, 2001 and December 15, 2001. The purchase price for such shares is contractually set at U.S.$0.75 per share. These rights are specific to these 516,877,269 shares and, subject to certain exceptions, terminate automatically with respect to particular shares if the Peralta Group transfers such shares to a third party.

                              CERTAIN TRANSACTIONS

GENERAL POLICY

     Iusacell adopted a policy on transactions with related parties in November 1993 in connection with the acquisition by Bell Atlantic of its initial holdings in Iusacell. This policy provides that Iusacell will not, and will not permit any of its subsidiaries to, enter into any contract or transaction with or for the benefit of any of their affiliates (excluding transactions with, between or among wholly owned subsidiaries), including the Peralta Group and Bell Atlantic, which is not at a price and on other terms at least as favorable to Iusacell or the subsidiary as those which could be obtained on an arm's-length basis from an unaffiliated third party. This policy has been formalized in the New Iusacell Shareholders Agreement.

THE BELL ATLANTIC FACILITY

     On July 25, 1997 Bell Atlantic agreed to provide Old Iusacell with a subordinated convertible financing facility in an aggregate amount of U.S.$150 million (the "Bell Atlantic Facility"). The subordinated convertible debentures (the "Debentures") issuable under the Bell Atlantic Facility were available for issuance through June 30, 1999, were to mature on December 31, 1999, and were to bear interest at an annual rate equal to six-month LIBOR plus 500 basis points, payable semi-annually in cash or by issuance of additional Debentures, at the option of Bell Atlantic, subject to the terms of a subordination agreement with certain senior lenders. The principal amount of the Debentures was convertible at any time prior to maturity into Series A shares of Old Iusacell at a conversion price of U.S.$0.70 per share.

     In August, September and December 1998, Old Iusacell effected borrowings totaling U.S.$101.5 million under the Bell Atlantic Facility. The Debentures issued upon such borrowings were immediately converted into an aggregate of 144,999,999 series A shares of Old Iusacell, 21,428,571 of which shares were simultaneously sold to the Peralta Group. In March 1999, Old Iusacell borrowed an additional U.S.$31 million under the Bell Atlantic Facility. The Debentures issued upon such borrowing were immediately converted into an aggregate of 44,285,714 Series A shares of Old Iusacell, 22,142,857 of which shares were simultaneously sold to the Peralta Group. The availability of funds under the Bell Atlantic Facility expired on June 30, 1999. Old Iusacell did not draw down any of the remaining U.S.$17.5 million available.

CONSULTING AND SECONDMENT AGREEMENTS

     Old Iusacell and Bell Atlantic have entered into a series of consulting and secondment agreements pursuant to which Bell Atlantic has agreed, for an indefinite term, to provide Iusacell with management, technical, marketing, legal and other consulting services and seconded employees. Seconded employees generally agree to expatriate assignments of two to three years duration, with such employees' compensation being paid by Bell Atlantic and reimbursed by Iusacell. Bell Atlantic charges Iusacell for the provision of consulting services at cost.

     With respect to consulting services and seconded employees provided in 1998, Old Iusacell has been invoiced by Bell Atlantic for a total of U.S.$5.8 million, which amount includes U.S.$2.4 million in reimbursement of the actual cost of seconded employees. At December 31, 1998, Old Iusacell owed Bell Atlantic U.S.$13.1 million for consulting services and seconded employees provided in 1996, 1997 and 1998.

REAL ESTATE LEASES

     Inmobiliaria Montes Urales 460, S.A. de C.V., a subsidiary of Iusacell, leases office space to Servicios Corporativos IUSA, S.A. de C.V., a member of the Peralta Group, pursuant to a one-year lease which is re-priced on January 1 of each year. Currently, payments under the lease equal U.S.$99,220 per month. In 1998, Servicios Corporativos IUSA paid Inmobiliaria Montes Urales 460 U.S.$813,072 for such office space.

     The Peralta Group owns Fraccionadora y Constructora Mexicana, S.A. de C.V., known as Fracomex, a company engaged in real estate investment and management that has entered into 13 lease agreements with some subsidiaries of Iusacell. The total amount paid by Iusacell to Fracomex per month for all such leases is approximately U.S.$26,795. In 1998, these payments totaled approximately U.S.$344,000.

     Two Peralta Group members lease land to Iusacell at the Peralta Group industrial complex in Pasteje, Mexico, upon which Iusacell has built and operates warehouses. Iusacell subleases some of this land to its Satelitron satellite transmission subsidiary. These land leases expire in December 2015, but can be terminated before then if either party gives the other one year's prior written notice. Currently, Iusacell pays these two Peralta Group entities U.S.$22,830 per month for these land leases. In 1998, payments for these leases totaled U.S.$273,960.

     Iusacell leases office space to Telecomunicaciones y Equipos, S.A. de C.V.
(TESA), a Peralta Group member. Currently, payments under the lease equal U.S.$6,410 per month. In 1998, lease payments totaled U.S.$76,920. TESA owes Iusacell rental payments for 1996 in the total amount of U.S.$76,920.

OTHER SERVICES

     Iusacell's Satelitron subsidiary provides data transmission services, technical services and facilities to Internet Directo, S.A. de C.V., a Peralta Group member that provides transmission enhancement services to internet access providers. In 1998, Iusacell billed Internet Directo U.S.$247,696, including value-added taxes, for such services.

     In 1996 and 1997, a subsidiary of Iusacell provided dedicated circuits to Empresa Attis de Mexico, S.A. de C.V., a Mexican company in which, at that time, the Peralta Group held a minority position. Since 1997, Empresa Attis has owed Iusacell Ps.493,484.74 (U.S.$51,831) for such circuits. Empresa Attis was adjudged bankrupt in 1997. This receivable has recently been determined to be unrecoverable and has been charged against Iusacell's bad debt reserve.

INTERESTS OF DIRECTORS

     In December 1998, Old Iusacell paid Mr. Marco Antonio de la Torre Barranco, an alternate director of Iusacell, U.S.$350,000 for his 31.7% interest in Cellular Solutions de Mexico, S.A. de C.V., a company involved in the sale of cellular accessories. Old Iusacell now owns 100% of Cellular Solutions de Mexico, S.A. de C.V., which ceased business operations in December 1998.

     In 1998, Manufacturas Electronicas Pasteje, S.A. de C.V., a joint venture between the Peralta Group and Mr. Marco Antonio de la Torre Barranco, provided telephone and accessory repair services to Iusacell in the amount of Ps.3.3 million (U.S.$351,650).

     In 1998, Telemercadeo Integral Panamericano, S.A. de C.V., a joint venture between the Peralta Group and Mr. Marco Antonio de la Torre Barranco, provided telemarketing services to Iusacell in the amount of Ps.3.0 million (U.S.$311,247).

     Mr. Fernando de Ovando, a director of New Iusacell, Mr. Javier Martinez del Campo, an alternate director of New Iusacell, and Mr. Ignacio Gomez Morin, an alternate director of New Iusacell, are members of the law firm of De Ovando y Martinez del Campo, S.C., which, in 1998, provided legal services to Iusacell in the amount of approximately Ps.1.1 million (U.S.$117,000).

     As of November 1998, New Iusacell, Old Iusacell and Mr. Jose Ramon Elizondo, a director of New Iusacell, entered into an agreement to participate together in the microwave frequencies leasing, long distance, local telephony, PCS and paging businesses. Iusacell and Mr. Elizondo have agreed that Iusacell will own 94.9% of the economic interest and 49% of the voting shares of:

     - Iusatel, S.A. de C.V., Iusacell's long distance concessionaire,

     - Iusatelecomunicaciones, S.A. de C.V., Iusacell's fixed local wireless telephony operation,

     - Punto-a-Punto Iusacell, S.A. de C.V., a microwave frequencies concessionaire, and

     - Iusacell PCS, S.A. de C.V., which holds concessions for 1.9 GHz (PCS) frequencies in Region 1 and Region 4.

     Mr. Elizondo will own 5.1% of the economic interest and 51% of the voting shares of these companies.

     In addition, Mr. Elizondo agreed to purchase a 2% economic and voting interest in Infotelecom, S.A. de C.V., a paging company, at cost from Old Iusacell, which will continue to hold a 49% economic and voting interest in such company. Mr. Elizondo completed this purchase in December 1998 for approximately Ps.25,000 (approximately U.S.$2,625).

     In November 1998, Mr. Elizondo subscribed to 51% of the voting shares of Iusatel, S.A. de C.V. and Iusatelcommunicaciones, S.A. de C.V. for approximately Ps.23.6 million (U.S.$2.5 million) and Ps.8.1 million (U.S.$850,000), respectively. Mr. Elizondo has not yet paid for these subscriptions to capital and has until June 30, 2000 to do so.

     Old Iusacell and Mr. Elizondo organized Punto-a-Punto Iusacell, S.A. de C.V. in July 1997 to participate in the operation of three concessions for point-to-point short haul microwave frequencies acquired in the auctions concluded in October 1997 and to participate in the auctions for long haul microwave frequencies that commenced in March 1999 and concluded in July 1999 (and in which Punto-a-Punto Iusacell did not win any concessions). Old Iusacell and Mr. Elizondo created a similar entity, Iusacell PCS, S.A. de C.V., in October 1997 to operate the concessions for 1.9 GHz (PCS) frequencies in Region 1 and Region 4 acquired through the auctions completed in May 1998. See "Business -- Government Regulation -- Foreign Ownership Restrictions."

     New Iusacell estimates that Mr. Elizondo's maximum investment in these five entities will be U.S.$15 million. The shares acquired or to be acquired by Mr. Elizondo will be or are illiquid. From and after June 30, 2002, Mr. Elizondo can put all, but not less than all, shares in any one or more of these five joint venture investments to New Iusacell for an amount equal to his investment in the corresponding joint venture company or companies, his cost of money to finance such investment or investments plus, for each year of his investment, 4% of the corresponding investment amount, grossed up with respect to any applicable Mexican income taxes. New Iusacell and Old Iusacell each will have the right, at any time, to call Mr. Elizondo's interest in these companies at the same price as if the put were exercised.

                   DESCRIPTION OF NEW IUSACELL CAPITAL STOCK

     The outstanding capital stock of New Iusacell consists of series A shares and series V shares. The following table presents the number of shares that will be issued and outstanding, assuming that all Old Iusacell ADSs and shares are tendered in the exchange offer described in this prospectus. See "Prospectus Summary -- The Reorganization."

                                                  NUMBER OF     PERCENTAGE OF   PERCENTAGE OF
                    SHARES                         SHARES       CAPITAL STOCK   VOTING POWER
                    ------                      -------------   -------------   -------------
Series A......................................    736,830,745        56.6%           56.6%
Series V......................................    565,508,927        43.4%           43.4%
                                                -------------       -----           -----
          Total...............................  1,302,339,672       100.0%          100.0%
                                                =============       =====           =====

     We provide below information concerning New Iusacell's capital stock and significant provisions of its bylaws and of applicable Mexican law. This description does not purport to be complete and is qualified in its entirety by reference to New Iusacell's bylaws and the provisions of applicable Mexican law.

GENERAL

     New Iusacell was incorporated on August 6, 1998 as a variable capital corporation (sociedad anonima de capital valiable) established under the laws of Mexico.

     Each series A share and series V share entitles the holder to one vote at any general meeting of the shareholders of New Iusacell.

FOREIGN INVESTMENT LEGISLATION

     Foreign investment in capital stock of Mexican corporations in certain economic sectors, including telephone and cellular services, is regulated by the 1993 Foreign Investment Law, as amended, and the 1998 Regulations. Under the 1993 Foreign Investment Law, foreign investment is defined in general as the participation of foreign investors in the voting capital stock of Mexican corporations and in activities which are regulated by the 1993 Foreign Investment Law. Foreign investors are defined as non-Mexican individuals, non-Mexican legal entities and foreign entities without legal personality.

     The Mexican Foreign Investment Commission and the Mexican National Registry of Foreign Investment are responsible for the administration of the 1993 Foreign Investment Law and the 1998 Regulations. In order to comply with foreign investment restrictions, Mexican companies that are engaged in specified restricted industries typically limit particular classes of their stock to ownership by Mexican individuals and by Mexican corporations in which foreign investment has a minority participation.

     As a general rule, the 1993 Foreign Investment Law allows foreign investment in up to 100% in the capital stock of Mexican companies, except for those engaged in specified restricted industries, such as basic telephone service, where foreign investment is limited to 49% of the voting capital stock. Foreign investment may, however, participate in a proportion in excess of 49% of the voting capital stock of a Mexican corporation engaged in the cellular telephone business with the advance approval of the Foreign Investment Commission. New Iusacell has received such approval.

     Foreign states and foreign governments are prohibited under the 1995 Telecommunications Law from holding a concession or permit to provide telecommunications services, from receiving any such concession or permit as a guarantee, or from being the beneficiary of any such guarantee or from directly or indirectly owning shares of New Iusacell.

VOTING RIGHTS

     Each series A and series V share entitles the holder to one vote at any general meeting of the shareholders of New Iusacell. Series A shareholders are entitled to vote at a special meeting of the series A shareholders to elect seven of the twelve members of the Board of Directors and the corresponding alternate directors. Series V shareholders are entitled to vote at a special meeting of the Series V shareholders to elect five of the twelve members of the Board of Directors and the corresponding alternate directors.

     Under Mexican law, the holders of shares of any series are also entitled to vote at a special meeting of the holders of shares of such series on any action that would prejudice the rights of such holders, and such a holder would be entitled to judicial relief against any such action taken without the approval of holders of the relevant series at such a meeting. Any determination that an action does not require a vote at a special meeting would be subject to judicial challenge by an affected shareholder, and the necessity for a vote at a special meeting would ultimately be determined by a court. Mexican law does not provide extensive guidance on the criteria to be applied in making such a determination.

     General shareholders' meetings may be ordinary or extraordinary meetings. Extraordinary general meetings are meetings called to consider the matters specified in Article 182 of the Ley General de Sociedades Mercantiles, which we refer to as the Mexican Companies Law including, principally, changes in the fixed share capital, any amendments to the bylaws, liquidation, issuance of preferred stock, merger, transformation from one type of company to another, change in nationality and change of corporate purpose.

     General meetings called to consider all other matters are ordinary meetings. An ordinary general meeting of the shareholders of New Iusacell must be held at least annually during the four months following the end of each fiscal year to consider matters specified in Article 181 of the Mexican Companies Law, including, principally, the approval of the report of the Board of Directors regarding the performance of New Iusacell, the approval of the financial statements of New Iusacell for the preceding fiscal year and the declaration of dividends.

     Special meetings are meetings of the holders of a particular series of shares called to consider matters relevant only to holders of such series of shares or which would prejudice the rights of such holders. Special meetings of the series A and the series V shareholders, respectively, are to be held at least once a year if necessary to elect the members of the Board of Directors (or any committee of the Board of Directors) representing such shareholders and to address other matters relating to the relevant series.

     Under New Iusacell's bylaws, the quorum on a first call for an ordinary general shareholders meeting of the series A and V shareholders is at least 51% of the outstanding series A and V shares. If a quorum is not available on the first call, a second meeting may be called. In order for a resolution of the ordinary general meeting to be validly adopted as a result of a first or subsequent call, attendance by and the favorable vote of the holders of a majority of the series A shares is required.

     The quorum on a first call for an extraordinary general meeting is 75% of the outstanding shares. The quorum on a first call for a special meeting is 75% of the outstanding shares of the corresponding series. If a quorum is not available on the first call, a second meeting may be called and convened, provided that at least 51% of the outstanding shares or 51% of the outstanding shares of the corresponding series, as the case may be, are present. Whether on a first or second call, in order for a resolution of an extraordinary general meeting to be validly adopted, the favorable vote of the holders of a majority of the outstanding shares is required. Whether on a first or second call for a special meeting to take action, the favorable vote of a majority of the outstanding shares of the corresponding series is required.

     The bylaws require the approval of holders of at least 95% of the outstanding shares of New Iusacell and the approval from the CNBV for the amendment of the controlling shareholders' obligation specified in Article 28 of the bylaws for the repurchase of shares in the event of delisting. See "-- Other Provisions -- Repurchase in the Event of Delisting."

     Holders of ADRs are entitled to instruct the depositary as to the exercise of the voting rights pertaining to the series V shares represented by the ADSs. See "Description of New Iusacell ADSs -- Voting Rights."

     Under Mexican law, holders of 33% of New Iusacell's outstanding capital stock may have any shareholder action set aside by filing a complaint with a Mexican court of competent jurisdiction within 15 days after the close of the meeting at which such action was taken, by showing that the challenged action violates Mexican law or New Iusacell's bylaws. Relief under these provisions is only available to holders:

     - who were entitled to vote on, or whose rights as shareholders were adversely affected by, the challenged shareholder action,

     - whose shares were not represented when the action was taken or, if represented, were voted against it, and

     - whose complaint makes reference to the clause of the bylaws or the legal provision that were infringed.

     Shareholders' meetings may be called by the Board of Directors, the statutory auditors or any Mexican court of competent jurisdiction. The Board of Directors or the statutory auditors may be required to call a meeting of shareholders by the holders of 33% of the outstanding capital stock of New Iusacell. In addition, the Board of Directors or the statutory auditors must call a shareholders' meeting at the written request of any shareholder if no ordinary general shareholders' meeting has been held for two consecutive years or if the shareholders' meetings held during such period have not considered the items mentioned in Article 181 of the Mexican Companies Law discussed above. Notice of a meeting must be published in the Official Gazette of the Federation (Diario Oficial de la Federacion) and in a newspaper of general circulation in Mexico City at least 15 days prior to the meeting. In order to attend a shareholders' meeting, a shareholder must request and obtain an admission card by furnishing, at least 48 hours before the time set for holding the shareholders' meeting, appropriate evidence of its ownership of shares of New Iusacell or depositing such shares with New Iusacell's corporate secretary or with an institution authorized to accept such deposit. If so entitled to attend the meeting, a shareholder may be represented by proxy signed before two witnesses.

     Under Mexican law, an action for civil liabilities against members of the Board of Directors may be initiated by a shareholders' resolution. In the event shareholders decide to bring such an action, the persons against whom such action is brought will immediately cease to be members of the Board of Directors. Additionally, shareholders representing not less that 33% of the outstanding shares of New Iusacell may directly take such action against members of the Board of Directors, provided that (i) such shareholders have not voted in favor of a resolution approved at the relevant shareholders' meeting pursuant to which it was resolved not to take any action against the directors who are to be sued, and (ii) the claim in question covers damages alleged to have been caused to New Iusacell and not only to the individual plaintiffs' interests.

DIVIDEND RIGHTS

     At the annual ordinary general meeting of shareholders of New Iusacell, the Board of Directors will generally submit the financial statements of New Iusacell for the previous fiscal year, together with a report by the Board of Directors, to the series A and V shareholders for their approval. The series A and V shareholders, having approved the financial statements, will determine the allocation of New lusacell's net profits for such fiscal year. At least 5% of such net profits must be allocated to a legal reserve, which is not available for distribution except as a stock dividend, until the amount of the legal reserve equals 20% of New Iusacell's capital stock. Additional amounts may be allocated to other reserve funds as the shareholders determine including a reserve to repurchase shares. The remaining balance of net profits, if any, is available for distribution as dividends. For a description of provisions of New Iusacell Shareholders Agreement governing the payment of dividends, see "Dividends."

     All shares of each series outstanding at the time a dividend or other distribution is declared are entitled to share pro rata in such dividend or other distribution. Partially-paid shares participate in any distribution to the extent that such shares have been paid at the time of the distribution.

LIQUIDATION

     In the event that New Iusacell is liquidated, one or more liquidators must be appointed at an extraordinary general shareholders' meeting to wind up its affairs. All outstanding shares would be entitled to participate equally in any distribution upon liquidation. Partially-paid shares participate in any distribution to the extent that such shares have been paid at the time of the distribution.

CHANGES IN SHARE CAPITAL

     An increase of capital stock may be effected through the issuance of new shares for payment in cash or in kind, by capitalization of indebtedness or by capitalization of certain items of shareholders' equity. No increase of capital stock may be effected until all previously-issued shares of capital stock have been fully paid. A reduction of capital stock may be effected to absorb losses, to redeem shares, or to release shareholders from payments not made. A reduction of capital stock to absorb losses is effected by reducing the value of all outstanding shares. A reduction of capital stock to redeem shares is effected by redeeming shares pro rata or by lot.

     Shareholders may also approve the redemption of fully-paid shares with retained earnings. Such a redemption would be effected by a repurchase of shares listed on the Mexican Stock Exchange.

     The bylaws require that, unless a shareholders' meeting resolves otherwise, any capital increase effected pursuant to a capital contribution be represented by new series A and V shares in proportion to the number of shares of each such series outstanding. The bylaws provide that the series V shares may not exceed 49% of New Iusacell's capital stock.

     The fixed portion of New Iusacell's capital stock may only be increased or decreased by resolution of an extraordinary general meeting and an amendment to the bylaws, whereas the variable portion of New Iusacell's capital stock may be increased or decreased by resolution of an ordinary general meeting. See
"-- Other Provisions -- Fixed and Variable Capital; Withdrawal Rights."

     No resolution by the shareholders is required for decreases in capital stock based on exercise of the right to withdraw variable shares and of the purchase by New Iusacell of its shares or for increases based on offers by Old Iusacell of shares previously purchased by it. See "-- Other
Provisions -- Purchase by New Iusacell, of its Shares" and "-- Appraisal
Rights."

PREEMPTIVE RIGHTS

     In the event of a capital increase through the issuance of new shares for payment in cash or in kind, a holder of existing shares of a given series has a preferential right to subscribe for a sufficient number of new shares of the same series to maintain the holder's existing proportionate holdings of shares of that series. Preemptive rights must be exercised within the period and under the conditions established for such purpose by the shareholders, and under Mexican law and the bylaws in no case may such period be less than 15 days following the publication of notice of the capital increase in the Official Gazette of the Federation or following the date of the shareholders' meeting at which the capital increase was approved if all shareholders were represented; otherwise such rights will lapse.

     Under Mexican law, preemptive rights may not be waived in advance by a shareholder, and cannot be represented by an instrument that is negotiable separately from the corresponding share. Holders of ADRs that are U.S. persons or are located in the United States may be restricted in their ability to participate in the exercise of preemptive rights. See "Description of New Iusacell ADSs -- Share Dividends and Other Distributions."

OTHER PROVISIONS

FIXED AND VARIABLE CAPITAL; WITHDRAWAL RIGHTS

     As a sociedad anonima de capital variable, New Iusacell, is permitted to issue shares constituting fixed capital and shares constituting variable capital. The issuance of variable capital shares, unlike the issuance of fixed capital shares, does not require an amendment of the bylaws, although it does require approval at an ordinary general meeting

     Under the bylaws and CNBV regulations, variable capital may not be greater than ten times the minimum fixed portion of New Iusacell's capital stock specified in the bylaws. No shares of New Iusacell representing variable capital are currently outstanding. Outstanding variable capital shares may be fully or partially withdrawn by a resolution adopted by a shareholders' meeting calling for a capital reduction. In contrast, the minimum fixed capital required by law cannot be withdrawn. A holder of variable capital shares that wishes to effect a total or partial withdrawal of such shares would be required to notify New Iusacell in an authenticated written notice to that effect. If notice of withdrawal were received prior to the last quarter of the fiscal year, the withdrawal would become effective at the end of the fiscal year in which the notice was given. Otherwise, the withdrawal would become effective at the end of the following fiscal year.

     Redemption of variable capital shares of New Iusacell would be made at the lower of: (i) 95% of the average share price quoted on the Mexican Stock Exchange during the 30 business days prior to the date on which the withdrawal were to become effective or (ii) the book value per variable capital share as calculated from New Iusacell's financial statements for the fiscal year at the end of which the withdrawal were to become effective, as approved by its shareholders at an annual ordinary general meeting. Any such amount to be paid by New Iusacell would become due on the day following such annual ordinary general meeting.

FORFEITURE OF SHARES

     As required by Mexican law, the bylaws provide that "current or future foreign shareholders of New Iusacell shall be deemed to have agreed with the Ministry of Foreign Relations of Mexico to consider themselves as Mexican nationals with respect to the shares of New Iusacell that they may acquire or of which they may be owners, and therefore not to invoke the protection of their governments with respect to such shares under penalty, should they do so, of forfeiting for the benefit of the Nation the shares that they may have acquired."

     In the opinion of De Ovando y Martinez del Campo, S.C., Mexican counsel to Old Iusacell and New Iusacell, under this provision a non-Mexican shareholder is deemed to have agreed not to invoke the protection of his own government by requesting such government to interpose a diplomatic claim against the Mexican government with respect to its rights as a shareholder, but is not deemed to have waived any other rights it may have with respect to its investment in New Iusacell, including any rights under U.S. securities laws (the enforceability of which may be challenged in Mexico).

     If the shareholder should invoke such governmental protection in violation of this agreement, its shares could be forfeited to the Mexican government. Mexican law requires that such a provision be included in the bylaws of all Mexican corporations unless such bylaws prohibit ownership of capital stock by foreign investors.

DURATION

     The duration of New Iusacell's existence under the bylaws is indefinite.

PURCHASE BY NEW IUSACELL OF ITS SHARES

     New Iusacell may repurchase its shares representing variable capital on the Mexican Stock Exchange at any time at the then-prevailing market price. Any such repurchase must be approved by the Board of Directors. The capital stock of New Iusacell would be reduced automatically in an amount equal to the nominal value of each repurchased share. The amount of such reduction is determined by dividing the paid-in capital stock of New Iusacell by the number of shares outstanding immediately prior to such repurchase. In the event that the purchase price of such shares exceeded the nominal value, the difference would be paid for with amounts allocated from net earnings to a special reserve created for the repurchase of shares. Amounts used for the repurchase of shares may not exceed the aggregate amount of New Iusacell's retained earnings.

     Repurchased shares would be held by New Iusacell as treasury stock, pending future sales which may only be effected on the Mexican Stock Exchange. The capital stock of New Iusacell would be automatically increased upon the resale of such shares in an amount equal to their nominal value; any excess amount would be allocated to the special reserve referred to above. The economic and voting rights corresponding to such repurchased shares may not be exercised during the period in which such shares are owned by New Iusacell, and such shares would not be deemed to be outstanding for purposes of calculating any quorum or vote at any shareholders' meeting during such period.

REPURCHASE IN THE EVENT OF DELISTING

     In the event that the registration of the shares of New Iusacell in the Securities Section of the RNVI is canceled, whether upon the request of New Iusacell or pursuant to a resolution adopted by the CNBV, New Iusacell's bylaws and CNBV regulations require that New Iusacell's controlling shareholders make a public offer to purchase the shares owned by minority holders. The shares must be purchased by New Iusacell's controlling shareholders, at the higher of (i) the average quotation price of the shares for the 30 days prior to the date of the offer or (ii) the book value of the shares, as reflected in the last quarterly report filed with the CNBV and the Mexican Stock Exchange prior to the date of the offer.

SHAREHOLDER CONFLICTS OF INTEREST

     Under Mexican law, any shareholder that has a conflict of interest in connection with any transaction must abstain from voting at the relevant shareholders' meeting. A shareholder that votes on a business transaction in which its interest conflicts with that of New Iusacell may be liable for damages if the transaction would not have been approved without such shareholder's vote.

DIRECTOR CONFLICTS OF INTEREST

     Under Mexican law, any member of the Board of Directors who has a conflict of interest with New Iusacell in any transaction must disclose such fact to the other members of the Board of Directors and abstain from voting on such matter at the relevant meeting of the Board of Directors. Any member of the Board of Directors who violates such provision may be liable for damages caused to New Iusacell. Additionally, members of the Board of Directors may not represent any shareholders at any shareholders' meeting.

APPRAISAL RIGHTS

     Whenever the shareholders approve a change of corporate purpose, change of nationality or transformation from one type of corporate form to another, any shareholder entitled to vote on such change or transformation who has voted against it has the right to withdraw from New Iusacell and receive an amount generally equivalent to the book value of its shares (in accordance with New Iusacell's last balance sheet approved by a shareholders' meeting), provided such shareholder exercises its right to withdraw within 15 days following the adjournment of the meeting at which the change or transformation was approved.

                        DESCRIPTION OF NEW IUSACELL ADSS

     ADRs are certificates that evidence New Iusacell ADSs, just as a stock certificate evidences a holding of shares. Each New Iusacell ADS will represent ownership interests in ten series V shares (or the right to receive series V shares) which New Iusacell will deposit with a custodian in Mexico (the "Custodian"). Each New Iusacell ADS will also represent securities, cash or other property deposited with The Bank of New York but not distributed to ADR holders. The Bank of New York's office is located at 101 Barclay Street, New York, NY 10286.

     You may hold ADRs either directly or indirectly through your broker or, other financial institution. If you hold ADRs directly, you are an ADR holder and The Bank of New York will deliver your New Iusacell ADSs represented by ADRs to you. This description assumes you hold your ADRs directly. If you hold ADRs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

     Because The Bank of New York will actually be the legal owner of the series V shares, you must rely on it to exercise the rights of a shareholder. The obligations of The Bank of New York are set out in a deposit agreement among New Iusacell, The Bank of New York and you, as an ADR holder. The deposit agreement and the ADRs are generally governed by New York law.

     The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of these are provided in the section entitled "Business -- Available Information."

SHARE DIVIDENDS AND OTHER DISTRIBUTIONS

     The Bank of New York has agreed to pay to you the cash dividends or other distributions it or the custodian receives on series V shares or other deposited securities, after deducting its fees and expenses. You will receive distributions in proportion to the number of series V shares your ADRs represent.

CASH

     The Bank of New York will convert any cash dividend or other cash distribution New Iusacell pays on the series V shares into U.S. dollars, if The Bank of New York can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any approval from the Mexican government is needed and cannot be obtained, the deposit agreement allows The Bank of New York to distribute the dividend or distribution in Pesos only to those ADR holders to whom it is possible to do so. It will hold the Pesos it cannot convert for the account of the ADR holders who have not yet been paid. It will not invest the Pesos and it will not be liable for any interest.

     Before a distribution is made, any withholding taxes that must be paid under Mexican law will be deducted. See "Taxation." The Bank of New York will distribute only whole U.S. dollars and cents and round fractional cents to the nearest whole cent. If exchange rates fluctuate during a time when The Bank of New York cannot convert the Peso, you may lose some or all of the value of the distribution.

SHARES

     The Bank of New York may distribute new ADRs representing any shares New Iusacell may distribute as a dividend or free distribution, if New Iusacell furnishes it promptly with satisfactory evidence that it is legal to do so. The Bank of New York will only distribute whole ADRs. It will sell shares which would require it to issue a fractional ADR and distribute the net proceeds in the same way as it distributes cash. If The Bank of New York does not distribute additional ADRs, each ADR will also represent the new shares.

RIGHTS TO RECEIVE ADDITIONAL SHARES

     If New Iusacell offers holders of its series V shares any rights to subscribe for additional shares or any other rights, The Bank of New York may make these rights available to you. New Iusacell must first instruct The Bank of New York to do so and furnish it with satisfactory evidence that it is legal to do so. If New Iusacell does not furnish this evidence and/or give these instructions, and The Bank of New York decides it is legal and practical to sell the rights, The Bank of New York will sell the rights and distribute the proceeds in the same way as it distributes cash. The Bank of New York may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

     If The Bank of New York makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The Bank of New York will then deposit the shares and issue ADRs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights and the deposit agreement require you to pay.

     U.S. securities laws may restrict the sale, deposit, cancellation, and transfer of ADRs issued upon exercise of rights. For example, you may not be able to trade freely in the United States ADRs that you acquire in a rights offering. In this case, The Bank of New York may issue the ADRs under a separate restricted deposit agreement which will contain the same conditions as the deposit agreement, except for changes needed to put the restrictions in place.

OTHER DISTRIBUTIONS

     The Bank of New York will send to you anything else New Iusacell distributes on the deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, The Bank of New York has a choice. It may decide to sell what New Iusacell distributed and distribute the proceeds, in the same way as it distributes cash. Or, it may decide to hold what New Iusacell distributed, in which case ADRs will also represent the newly distributed property.

     The Bank of New York is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. New Iusacell has no obligation to register under the Securities Act the New lusacell ADSs, shares, rights or other securities that may be distributed to holders of series V shares and ADSs. New Iusacell also has no obligation to take any other action to permit the distribution of ADRs, shares, rights or anything else to ADR holders. This means that you may not receive distributions that New Iusacell makes on its shares or any value for them if it is illegal or impractical for New Iusacell to make them available to you.

DEPOSIT, WITHDRAWAL AND CANCELLATION

     The Bank of New York will deliver ADRs if you or your broker deposit shares or evidence of rights to receive series V shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York will register the appropriate number of ADRs in the names you request and will deliver the ADRs at its office to the persons you request.

     You may turn in your ADRs at The Bank of New York's office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York will deliver:

     - the underlying series V shares to an account designated by you, and

     - any other deposited securities underlying the ADR at the office of the custodian.

     As an alternative, at your request, risk and expense, The Bank of New York will deliver the deposited securities at its office.

VOTING RIGHTS

     You may instruct The Bank of New York to vote the series V shares underlying your ADRs but only if New Iusacell asks The Bank of New York to ask for your instructions. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

     If New Iusacell asks for your instructions, The Bank of New York will notify you of the upcoming vote and arrange to deliver New Iusacell's voting materials to you. The materials will:

     - describe the matters to be voted on, and

     - explain how you, on a specified date, may instruct The Bank of New York to vote the shares or other deposited securities underlying your ADRs as you direct.

     For instructions to be valid, The Bank of New York must receive them on or before the date specified. If you give valid instructions, The Bank of New York will try, as far as is practical, and in conformity with Mexican law and the provisions of New Iusacell's bylaws, to vote or to have its agents vote the shares or other deposited securities as you instruct. The Bank of New York will only vote or attempt to vote as you instruct. However, if The Bank of New York does not receive your voting instructions, it will give a proxy to vote your series V shares to a designated representative of New Iusacell.

     New Iusacell cannot assure you that you will receive the voting materials in time to ensure that you can instruct The Bank of New York to vote your shares. In addition, The Bank of New York and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

FEES AND EXPENSES

        ADR HOLDERS MUST PAY:                                FOR:
- $5.00 (or less) per 100 ADRs         - Each issuance of an ADR, including as a result
                                         of a distribution of shares or rights or other
                                         property
                                       - Each cancellation of an ADR, including upon
                                         termination of the deposit agreement
- $.02 (or less) per ADR               - Distribution of proceeds of sales of securities
                                         or rights, but not for distributions of cash
                                         dividends
- Registration of transfer fees        - Transfer and registration of shares on the
                                         share register of New Iusacell from your name
                                         to the name of The Bank of New York or its
                                         agent when you deposit or withdraw shares
- Expenses of The Bank of New York     - Conversion of Pesos to U.S. dollars
                                       - Certain cable, telex and facsimile transmission
                                         expenses as provided in the deposit agreement

- Taxes and other governmental         - As necessary
  charges The Bank of New York or the
  custodian have to pay on any ADR or
  share underlying an ADR, for
  example, stock transfer taxes,
  stamp duty or withholding taxes

PAYMENT OF TAXES

     The Bank of New York may deduct the amount of any taxes owed from any payments to you. It may also sell deposited securities, by public or private sale; to pay any taxes owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If The Bank of New York sells deposited securities, it will, if appropriate, reduce the number of ADRs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

RECLASSIFICATIONS, RECAPITALIZATIONS AND MERGERS

          IF NEW IUSACELL:                                   THEN:
- Changes the nominal or par value of  - The cash, shares or other securities received
  its shares                             by The Bank of New York will become deposited
- Reclassifies, splits up or             securities
  consolidates any of the deposited
  securities
- Distributes securities on the        - The Bank of New York may, and will if New
  shares that are not distributed to     Iusacell asks it to, distribute some or all of
  you                                    the cash, shares or other securities it
- Recapitalizes, reorganizes,            received. It may also issue new ADRs or ask you
  mergers, liquidate, sells all or       to surrender your outstanding ADRs in exchange
  substantially all of its assets, or    for new ADRs, identifying the new deposited
  takes any similar action               securities

AMENDMENT AND TERMINATION

     New Iusacell may agree with The Bank of New York to amend the deposit agreement and the ADRs without your consent for any reason. If the amendment adds or increases fees or charges, except for taxes and other governmental charges or certain expenses of The Bank of New York, or prejudices an important right of ADR holders, it will only become effective 30 days after The Bank of New York notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADR, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

     The Bank of New York will terminate the deposit agreement if New Iusacell asks it to do so. The Bank of New York may also terminate the deposit agreement if The Bank of New York has told New Iusacell that it would like to resign and New Iusacell has not appointed a new depositary bank within 90 days. In both cases, The Bank of New York must notify you at least 90 days before termination.

     After termination, The Bank of New York and its agents will be required to do only the following under the deposit agreement: (i) advise you that the deposit agreement is terminated and (ii) collect and deliver any distributions on the deposited securities and other shares and deposited securities upon cancellation of ADRs. At any time after the expiration of one year after termination, The Bank of New York will, if practical, sell any remaining deposited securities by public or private sale. After that, the Bank of New York will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and win has no liability for interest. The Bank of New York's only obligations will be to account for the money and other property and with respect to indemnification. After termination, our only obligations will be with respect to indemnification and to pay certain amounts to The Bank of New York.

LIMITATION ON OBLIGATIONS AND LIABILITY TO ADR HOLDERS

     The deposit agreement expressly limits New Iusacell's obligations and the obligations of The Bank of New York. This limits New Iusacell's liability and the liability of The Bank of New York. New Iusacell and The Bank of New York:

     - are only obligated to take the actions specifically described in the deposit agreement without negligence or bad faith,

     - are not liable if either is prevented or delayed by law or circumstances beyond their control from performing their obligations under the deposit agreement, are not liable if either exercises discretion permitted under the deposit agreement,

     - have no obligations to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on your behalf or on behalf of any other party, and

     - may rely upon any documents they believe in good faith to be genuine and to have been signed or presented by the proper party.

     In the deposit agreement, New Iusacell and The Bank of New York agree to indemnify each other under certain circumstances.

REQUIREMENTS FOR DEPOSITARY ACTIONS

     Before the Bank of New York will issue or register the transfer of an ADR, make a distribution on an ADR, or permit the withdrawal of series V shares, The Bank of New York may require:

     - payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities,

     - production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary, and

     - compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

     The Bank of New York may refuse to deliver, transfer, or register transfers of ADRs generally when the transfer books of The Bank of New York or New Iusacell are closed or at any time if The Bank of New York or New Iusacell think it advisable to do so.

     You have the right to cancel your ADRs and withdraw the underlying series V shares at any time except:

     - when temporary delays arise because: (i) The Bank of New York or New Iusacell has closed its transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders' meeting; or (iii) New Iusacell is paying a dividend on the shares,

     - when you or other ADR holders seeking to withdraw shares owe money to pay fees, taxes and similar charges, or

     - when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of shares or other deposited securities.

     This right of withdrawal may not be limited by any other provision of the deposit agreement.

PRE-RELEASE OF ADRS

     In certain circumstances, subject to the provisions of the deposit agreement, The Bank of New York may issue ADRs before deposit of the underlying series V shares. This is called a pre-release of the ADRs. The Bank of New York may also deliver shares upon cancellation of pre-released ADRs even if the ADRs are cancelled before the pre-release transaction has been closed out. A pre-release is closed out as soon as the underlying shares are delivered to The Bank of New York. The Bank of New York may receive ADRs instead of shares to close out a pre-release. The Bank of New York may pre-release ADRs only under the following conditions:

     - before or at the time of the pre-release, the person to whom the pre-release is being made must represent to The Bank of New York in writing that it or its customer beneficially owns the shares or ADRs to be deposited,

     - the pre-release must be fully collateralized with cash or other collateral that The Bank of New York considers appropriate, and

     - The Bank of New York must be able to close out the pre-release on not more than five business days' notice.

     In addition, The Bank of New York will limit the number of ADRs that may be outstanding at any time as a result of pre-release, although The Bank of New York may disregard the limit from time to time, if it thinks it is appropriate to do so.

                        COMPARISON OF SHAREHOLDER RIGHTS

     There are differences between the current rights of holders of series D and L shares or ADSs of Old Iusacell and the rights such holders will have as holders of series V shares or ADSs of New Iusacell. For more detailed descriptions of the capital stock of New Iusacell and New Iusacell ADSs, see "Description of New Iusacell Capital Stock" and "Description of New Iusacell ADSs."

VOTING RIGHTS

     Holders of series D and L shares or ADSs of Old Iusacell are entitled to appoint one series D director and one series L director, respectively. The Board of Directors of Old Iusacell consists of twenty-one directors. By comparison, holders of series V shares or ADSs of New Iusacell will be entitled to appoint five series V directors. The Board of Directors of New Iusacell consists of twelve directors.

     Holders of series L shares of Old Iusacell have limited voting rights. They may vote at extraordinary general shareholders' meetings only in connection with the following matters

     - transformation of Old Iusacell from one type of company to another,

     - any merger of Old Iusacell with another company where Old Iusacell is not the surviving entity or any merger with another company whereby Old Iusacell is the surviving entity but the merged company has a corporate purpose unrelated to the corporate purpose of Old Iusacell, and

     - cancellation of the registration of the series L shares on any Mexican or foreign stock exchange.

     By exchanging their shares for series V shares of New Iusacell, holders of series L shares of Old Iusacell will enjoy full voting rights. Consequently, holders of series D shares of Old Iusacell will experience a dilution of their voting interest upon exchanging for series V shares of New Iusacell. For a description of the effect of the exchange offer on your holdings, see "Prospectus Summary -- Effect of the Exchange Offer on Your Holdings." For a description of voting rights, see "Description of New Iusacell Capital Stock."

DIVIDENDS

     Holders of series V shares of New Iusacell will be able to vote at the annual ordinary general meeting of shareholders of New Iusacell on the payment of dividends or any other distribution, if any. Holders of series L shares of Old Iusacell are not permitted to vote on such matters.

BENEFICIAL EQUITY INTERESTS

     Before the exchange offer described in this prospectus, public shareholders of Old Iusacell had approximately a 0.5% economic interest and less than 0.1% voting interest in Old Iusacell. Assuming full participation in the exchange offer described in this prospectus, public shareholders will not have any direct economic or voting interest in Old Iusacell.

                                    TAXATION

GENERAL

     The following is a general summary of material U.S. and Mexican federal income tax consequences of the exchange offer and the acquisition, ownership and disposition of New Iusacell ADSs obtained in connection therewith. This summary does constitute, and should not be construed as, legal or tax advice to holders of New Iusacell ADSs. This summary does not purport to consider all the possible U.S. or Mexican federal income tax consequences of the exchange offer or purchase, ownership and disposition of the New Iusacell ADSs and is not intended to reflect the individual tax position of any beneficial owner thereof. The summary is based upon Mexican federal tax law and the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed U.S. Treasury regulations promulgated thereunder, published rulings by the U.S. Internal Revenue Service ("IRS") and court decisions, all in effect as of the date hereof, all of which authorities are subject to change or differing interpretations, which changes or differing interpretations could apply retroactively.

     This summary is limited to investors who hold the New Iusacell ADSs as "capital assets" within the meaning of section 1221 of the Code (i.e., generally, property held for investment) and does not purport to deal with investors in special tax situations, such as financial institutions, tax exempt organizations, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding notes as a hedge against currency risks or as a position in a "straddle," "conversion transaction," or "constructive sale" transaction for tax purposes, or persons whose functional currency (as defined in section 985 of the Code) is not the U.S. dollar. In general, for U.S. federal income tax purposes, holders of New Iusacell ADSs will be treated as the owners of the series V shares represented by those New Iusacell ADSs.

     Prospective purchasers of the New Iusacell ADSs should consult their own tax advisors concerning the application of Mexican and U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the New Iusacell ADSs arising under the laws of any state, locality or foreign government or other taxing jurisdiction.

     As used herein, the term "U.S. Holder" means an individual who is a citizen or resident of the United States, a corporation organized in or under the laws of the United States or any of its states, an estate or trust that is subject to United States federal income taxation without regard to the source of its income, and a trust, if both (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more United States persons have the authority to control all substantial decisions of the trust. In the case of a holder of New Iusacell ADSs that is a partnership for United States tax purposes, each partner will take into account its allocable share of income or loss from the New Iusacell ADSs, and will take such income or loss into account under the rules of taxation applicable to such partner, taking into account the activities of the partnership and the partner.

     Mexico and the United States have signed and ratified a Convention for the Avoidance of Double Taxation and the Prevention of Tax Evasion with Respect to Taxes on Income and related Protocols (collectively, the "Tax Treaty"). The Tax Treaty is currently in effect and provisions of the Tax Treaty that may affect holders of New Iusacell ADSs are summarized below. Mexico has also executed double taxation treaties with other countries as well as agreements providing for the exchange of information with respect to tax matters, some of which are in force. The following summary does not take into account the effect of any such treaties. Holders should consult with their tax advisors as to their entitlement to the benefits afforded by the Tax Treaty or any other applicable tax treaty.

THE EXCHANGE OFFER

U.S. FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of Clifford Chance Rogers & Wells LLP, counsel for New Iusacell, the exchange of Old Iusacell ADSs or series L or D shares for New Iusacell ADSs representing series V shares pursuant to the exchange offer will be tax-free under Section 368(a)(1)(B) of the Code. Accordingly, no material gain or loss for U.S. federal income tax purposes will be recognized by Old Iusacell or New Iusacell in the transactions constituting the exchange offer.

     An opinion of counsel is based on customary assumptions and representations regarding, among other things, the history of prior dealings between Old Iusacell and New Iusacell, the existing and future ownership of the stock of New Iusacell and the future business plans of New Iusacell. Prospective investors should be aware that an opinion of counsel is not binding on the IRS or any court. No ruling from the IRS concerning the tax consequences of the exchange offer has been, or will be, requested by Old Iusacell or New Iusacell.

     In general, U.S. Holders of Old Iusacell ADSs (other than a U.S. Holder who or which owns 5% or more of the voting power and total value of the stock of Old Iusacell (as determined applying certain attribution rules) (a "5% U.S. Holder") as discussed below) who exchange such Old Iusacell ADSs for New Iusacell ADSs in the exchange offer will not recognize gain or loss upon the receipt of New Iusacell ADSs in exchange for their Old Iusacell ADSs. U.S. Holders of Old Iusacell ADSs who do not tender such Old Iusacell ADS in the exchange offer will recognize gain or loss on the disposition of the shares underlying the Old Iusacell ADSs. See "-- Taxation of Capital Gains -- U.S. Federal Income Tax Considerations."

     Pursuant to the U.S. Treasury regulations, in general, a 5% U.S. Holder who exchanges Old Iusacell ADSs for New Iusacell ADSs in the exchange offer will recognize gain or loss upon the receipt of New Iusacell ADSs in exchange for Old Iusacell ADSs unless such 5% U.S. Holder enters into a five-year gain recognition agreement ("GRA") with the IRS. In general, a 5% U.S. Holder by filing a GRA agrees that if New Iusacell disposes of the Old Iusacell ADSs in a taxable transaction during the term of the GRA (i.e., during the following five years), the 5% U.S. Holder must amend its tax return for the year of the exchange offer and include in income the amount of the unrecognized gain, if any, plus interest. To be eligible to file a GRA, among other things, a 5% U.S. Holder must receive an annual statement from New Iusacell setting forth certain required information; New Iusacell has agreed to distribute this statement to 5% U.S. Holders that reasonably request to receive such statement. 5% U.S. Holders are urged consult with their own tax advisors concerning the U.S. federal income tax consequences of participating in the exchange offer and the consequences of entering into a GRA.

MEXICAN TAX CONSIDERATIONS

     In the opinion of De Ovando y Martinez del Campo, S.C., special Mexican counsel for New Iusacell, the exchange of Old Iusacell ADSs or series L or D shares for series V shares represented by New Iusacell ADSs pursuant to the exchange offer will be tax-free under Mexican tax laws.

     The exchange of series D and L shares of Old Iusacell (and ADSs representing such Old Iusacell shares) for series V shares of New Iusacell (or ADSs representing such New Iusacell shares) pursuant to the exchange offer will be exempt from Mexican taxes only when such transaction is carried out by:

     - holders of Old Iusacell series D or L ADSs who are non-residents of Mexico,

     - holders of series D or L shares of Old Iusacell who are non-residents of Mexico.

TAXATION OF DISTRIBUTIONS

U.S. FEDERAL INCOME TAX CONSIDERATIONS

     Subject to the "Passive Foreign Investment Company" discussion below, distributions paid out of New Iusacell's current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) with respect to the series V shares represented by New Iusacell ADSs will be includible in the gross income of a U.S. Holder as ordinary income when the distributions are received by the depositary or by the U.S. Holder of a certificated ADS, and will not be eligible for the dividends received deduction otherwise allowable to U.S. Holders that are corporations. To the extent that a distribution exceeds earnings and profits, it will be treated first as a return of the U.S. Holder's tax basis to the extent of such tax basis, and then as gain from the sale or disposition of a capital asset. A U.S. Holder must include in gross income as ordinary income the gross amount of such dividends, including any Mexican tax withheld therefrom, without regard to whether any portion of such tax may be refunded to the U.S. Holder by the Mexican tax authorities. The amount of any dividend paid in Pesos will equal the U.S. dollar value of the Pesos received, calculated by reference to the exchange rate in effect on the date the distribution is includable in income, regardless of whether the Pesos are converted into U.S. dollars. In addition, U.S. Holders may recognize foreign currency gain or loss (generally treated as ordinary gain or loss) upon the disposition of such Pesos measured by the differences between such U.S. dollar value and the amount realized on such disposition. Distributions generally will constitute foreign source "passive income" (or, in the case of some holders, "financial services income") for U.S. foreign tax credit purposes.

     Subject to certain conditions and limitations, the Mexican tax withheld from dividend payments on New Iusacell ADSs will be treated as foreign income tax that may be deducted from taxable income or credited against a U.S. Holder's U.S. federal income tax liability. However, the Mexican tax may be deducted only if the U.S. Holder does not claim a credit for any Mexican or other foreign taxes paid or accrued in that year.

     Distributions of additional series V shares, if any, to U.S. Holders of New Iusacell ADSs that are made as part of a pro rata distribution to all shareholders of New Iusacell generally will not be subject to U.S. federal income tax.

MEXICAN TAX CONSIDERATIONS

     Apart from any liability that may result to New Iusacell from its paying of dividends to its shareholders, dividends, either in cash or in any other form, paid with respect to the series V shares represented by New Iusacell ADSs, will be subject to 5% Mexican withholding tax based on the amount of the distributed dividend, multiplied by a factor of 1.5385, which produces a net effect of approximately 7.7%.

TAXATION OF CAPITAL GAINS

U.S. FEDERAL INCOME TAX CONSIDERATIONS

     Subject to the "Passive Foreign Investment Company" discussion below, in general, upon the sale or other disposition of New Iusacell ADSs, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on such sale or disposition (if the amount realized is denominated in a foreign currency then its U.S. dollar equivalent, determined at the spot rate on the date of disposition) and the U.S. Holder's adjusted tax basis in the Shares (in U.S. dollars). Such gain or loss will be treated as capital gain or loss if the New Iusacell ADSs were held as a capital asset and will be long-term capital gain or loss if the New Iusacell ADSs have been held for more than one year on the date of such sale or other disposition. For this purpose, a U.S. Holder's holding period for the New Iusacell ADSs will generally include its holding period for the Old Iusacell ADSs. Gain or loss recognized by a U.S. Holder on a sale or other disposition of New Iusacell ADSs generally will be treated as U.S. source income for foreign tax credit purposes.

MEXICAN TAX CONSIDERATIONS

     The sale or other disposition of New Iusacell ADSs by holders who are nonresidents of Mexico (as described below) will not be subject to Mexican tax. Deposits of shares in exchange for New Iusacell ADSs and withdrawals of shares in exchange for New Iusacell ADSs will not give rise to Mexican tax.

     Gains realized by a nonresident of Mexico on the sale or other disposition of shares representing capital stock of a Mexican corporation (like New Iusacell) through a recognized stock exchange, such as the Mexican Stock Exchange, are exempt from Mexican income tax if the stock is on the list of publicly-traded shares published by the Ministry of Finance and Public Credit through general rules. The New Iusacell series V shares are expected to be included on that list.

     Under current law, gains realized by a nonresident holder on the sale or disposition of shares not conducted through a recognized stock exchange generally are subject to a Mexican tax at a rate of 20% of the gross sales price. However, if the holder is a resident of a country which is not considered to be a low tax rate country (by reference to a list of low rate countries published by the Mexican Ministry of Finance and Public Credit), the holder may elect to designate a resident of Mexico as its representative, in which case taxes would be payable at a 40% rate on the gain on such disposition.

     However, pursuant to the Tax Treaty, gains realized by qualifying U.S. Holders from the sale or other disposition of shares, even if the sale is not conducted through a recognized stock exchange, will not be subject to Mexican income tax so long as:

     - less than 50% of the assets of New Iusacell consist of real property situated in Mexico,

     - such U.S. Holder did not owned 25% or more of the shares representing capital stock of New Iusacell, directly or indirectly, during the 12-month period preceding such disposition, or

     - the gain is not attributable to a permanent establishment or fixed base of the U.S. Holder in Mexico.

     Brokerage commissions paid in connection with transactions on the Mexican Stock Exchange are subject to a value added tax of 15%.

     For purposes of Mexican taxation, an individual is a resident of Mexico if he or she has established his or her home in Mexico, unless he or she has resided in another country for more than 183 days, whether consecutive or not, during a calendar year and can demonstrate that he or she has become a resident of that country for tax purposes. A legal entity is a resident of Mexico if it
(i) was established under Mexican law or (ii) has its main management in Mexico. If a legal entity has a permanent establishment or fixed base in Mexico, such permanent establishment or fixed base shall be required to pay taxes in Mexico on income attributable to such permanent establishment or fixed base in accordance with relevant tax provisions.

PASSIVE FOREIGN INVESTMENT COMPANY

     New Iusacell believes that it is not a passive foreign investment company ("PFIC") for U.S. federal income tax purposes in the current taxable year and does not expect to become a PFIC in future taxable years. However, because the determination of whether New Iusacell ADSs constitute shares of a PFIC will be based upon the composition of our income and assets on an annual basis, we cannot assure you that we will not be considered a PFIC for any subsequent taxable year. If the New Iusacell ADSs were shares of a PFIC for any fiscal year, a U.S. Holder of ADSs would be subject to adverse U.S. federal income tax consequences with respect to any gains realized on the sale of other disposition of the New Iusacell ADSs and distributions received with respect to New Iusacell ADSs. Prospective investors should consult their own tax advisers as to the effect to them of New Iusacell being a PFIC and the availability of the "qualified electing fund" or "mark to market" elections.

U.S. TAXATION OF NON-U.S. HOLDERS

     In general, subject to the discussion below of special rules that may apply to certain Non-U.S. Holders and the discussion below of backup withholding:

     - payments of dividends and sale proceeds by New Iusacell or any paying agent to a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax,

     - gain realized by a Non-U.S. Holder on the sale or other disposition of the New Iusacell ADSs will not be subject to U.S. federal income tax or withholding tax, and

     - the New Iusacell ADSs will not be subject to U.S. federal estate tax, if beneficially owned by an individual who was a Non-U.S. Holder at the time of his death.

     Special rules may apply in the case of Non-U.S. Holders:

     - that are engaged in a United States trade or business

     - that are former citizens or long-term residents of the United States, "controlled foreign corporations," "foreign personal holding companies," corporations which accumulate earnings to avoid U.S. federal income tax, and certain foreign charitable organizations, each within the meaning of the Code, or

     - certain non-resident alien individuals who are present in the U.S. for 183 days or more during a taxable year and meet certain other conditions.

     Such Non-U.S. Holders are urged to consult their own tax advisors before purchasing the New Iusacell ADSs.

OTHER MEXICAN TAXES

     There are no inheritance or succession taxes applicable to the ownership, transfer or disposition of New Iusacell ADSs or shares. There are no Mexican stamp, registration or similar taxes or duties payable by holders of New Iusacell ADSs or shares.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Each DTC participant or indirect participant holding New Iusacell ADSs on behalf of a beneficial owner and each paying agent making payments in respect of New Iusacell ADSs will generally be required to provide the IRS with information, including the name, address and taxpayer identification number of the beneficial owner of the New Iusacell ADSs, and the aggregate amount of dividends and sale proceeds paid to such beneficial owner during the calendar year. These reporting requirements, however, do not apply with respect to certain beneficial owners, including Non-U.S. Holders (who file IRS Form W-8 as discussed below), corporations, securities broker-dealers, other financial institutions, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts.

     In the event that a beneficial owner of New Iusacell ADSs fails to establish its exemption from such information reporting requirements or is subject to the reporting requirements described above and fails to supply its correct taxpayer identification number in the manner required by applicable law, or underreports its tax liability, as the case may be, a holder may be subject to backup withholding at the rate of 31% with respect to dividends and proceeds from the sale or disposition of New Iusacell ADSs. This backup withholding tax is not an additional tax and any amounts withheld from a payment to a holder of New Iusacell ADSs will be refunded (or credited against such holder's U.S. federal income tax liability, if any) provided that the required information is furnished to the IRS.

     Non-U.S. Holders will generally be exempt from information reporting and backup withholding upon filing a timely and properly completed IRS Form W-8.

     The U.S. Treasury Department has recently issued final regulations (the "Regulations") that unify current certification procedures and modify reliance standards. The Regulations are generally effective for payments made on or after January 1, 2001. Potential investors and holders of New Iusacell ADSs should consult their own tax advisors concerning the adoption of the Regulations and the potential effect on their acquisition, ownership and disposition of New Iusacell ADSs.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for Iusacell by Clifford Chance Rogers & Wells LLP, New York, New York, special United States counsel to Iusacell, with respect to matters of New York law and United States federal law, and by De Ovando y Martinez del Campo, S.C., Mexico, D.F., special Mexican counsel to Iusacell, with respect to matters of Mexican law.

                            INDEPENDENT ACCOUNTANTS

     The Audited Consolidated Financial Statements of Iusacell included in this prospectus have been audited by PricewaterhouseCoopers, independent accountants, as stated in their report appearing in this prospectus. This report includes explanatory paragraphs regarding:

     - the application of U.S. GAAP,

     - the restatement of the financial statements to reclassify to operating expense an impairment charge previously recorded directly against shareholders' equity under Mexican GAAP, and

     - the recognition of an impairment loss relating to the 450 MHz project assets under both Mexican and U.S. GAAP.

     With respect to the Unaudited Consolidated Financial Statements included in this prospectus, PricewaterhouseCoopers reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their report included in this prospectus states that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their review letter on the unaudited consolidated financial information because that review letter is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers within the meaning of Sections 7 and 11 of the Act.

                                     EXPERT

     The description of the appraisal of Iusacell's prior analog telecommunications network described in this prospectus has been prepared by Consultores y Valuadores de Empresas, S.C., an international property appraiser, as indicated in their appraisal report. Description of the appraisal is included in this prospectus in reliance upon such report and information given on the authority of the firm as experts in property valuation.

                         INDEX TO FINANCIAL STATEMENTS

     The audited financial statements of New Iusacell have been excluded because, at September 30, 1999, it had nominal assets and liabilities and no operations, nor did it have any contingent liabilities or commitments.

CONSOLIDATED FINANCIAL STATEMENTS OF GRUPO IUSACELL, S.A. DE C.V.

                                                              PAGE
                                                              ----
ANNUAL FINANCIAL INFORMATION AS OF AND FOR THE YEARS ENDED
  DECEMBER 31, 1998, 1997 AND 1996
Report of Independent Accountants...........................   F-2
  Consolidated Balance Sheets as of December 31, 1998 and
     1997...................................................   F-4
  Consolidated Income Statements for the years ended
     December 31, 1998, 1997 and 1996.......................   F-5
  Consolidated Statements of Changes in Stockholders' Equity
     for the years ended December 31, 1998, 1997 and 1996...   F-6
  Consolidated Statements of Changes in Financial Position
     for the years ended December 31, 1998, 1997 and 1996...   F-7
  Notes to the Consolidated Financial Statements............   F-8

INTERIM FINANCIAL INFORMATION*
  Review Letter of Independent Accountants..................  F-64
  Consolidated Balance Sheets as of September 30, 1999 and
     1998 (unaudited).......................................  F-65
  Consolidated Income Statements for the nine-month periods
     ended September 30, 1999 and 1998 (unaudited)..........  F-67
  Consolidated Statements of Changes in Stockholders' Equity
     for the nine-month periods ended September 30, 1999 and
     1998 (unaudited).......................................  F-68
  Consolidated Statements of Changes in Financial Position
     for the nine-month periods ended September 30, 1999 and
     1998 (unaudited).......................................  F-69
  Notes to the Consolidated Financial Statements
     (unaudited)............................................  F-70

---------------
* These interim financial statements are included because they have been filed with the Comision Nacional Bancaria y de Valores in Mexico.

[PRICEWATERHOUSECOOPERS LETTERHEAD]


                        REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors of

Grupo Iusacell, S. A. de C. V.:


We have audited the accompanying consolidated balance sheets of Grupo Iusacell,
S. A. de C. V. (the "Company") and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and changes in financial position for each of the three years ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards in Mexico which are substantially similar, in all material respects, to United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and are prepared in accordance with generally accepted accounting principles. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Grupo Iusacell, S. A. de C. V. and subsidiaries as of December 31, 1998 and 1997, and the consolidated results of its operations, changes in stockholders' equity and changes in its consolidated financial position for each of the three years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in Mexico.

Accounting principles generally accepted in Mexico vary in certain respects from accounting principles generally accepted in the United States. In our opinion, based on our audits, application of accounting principles generally accepted in the United States would have affected the determination of the amount shown as net loss for the years ended December 31, 1998, 1997 and 1996 and the total amount of stockholders' equity as of December 31, 1998 and 1997 to the extent summarized in Note 20 to the consolidated financial statements.

[PRICEWATERHOUSECOOPERS LOGO]

As described in Note 22 as it relates to Mexican GAAP, the Company had previously recorded an impairment charge related to the analog communications network directly against stockholders' equity. The Company has reassessed this accounting treatment and determined that the impairment charge should have been recorded as an operating expense. Consequently, the accompanying consolidated financial statements for the year ended December 31, 1997 have been restated accordingly (see Note 22).

As described in Note 18, in 1998, the Company recorded an impairment loss related to the 450 project assets amounting to Ps.1,077,473,612 as a result of a decision by management to reevaluate the feasibility of the 450 MHz technology as a fixed wireless service.

PricewaterhouseCoopers

Juan Manuel Ferron Solis
Public Accountant

Mexico City, D. F., Mexico.
February  22, 1999 (except  with
respect to the matters discussed
in Notes 13.b, 20, 21 and 22 for
which the date is May 21, 1999,
and to the matter discussed in
Note 13.e, for which the date is
June 25, 1999).

                 GRUPO IUSACELL, S. A. DE C. V. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                        AS OF DECEMBER 31, 1998 AND 1997

                              (Notes 1, 2, 3 and 4)

    (Adjusted for price-level changes and expressed in thousands of constant

                     Mexican pesos as of September 30, 1999)


                                                                        1998          1997
                                                               -------------  ------------
                         ASSETS

CURRENT:
    Cash and cash equivalents                                  Ps.   280,184  Ps.  152,993
                                                               -------------  ------------
    Accounts receivable:
        Trade, net of Ps.73,794 and Ps.101,740 of
           allowance for doubtful accounts in 1998
           and 1997, respectively (Note 4.d)                         332,793       266,296
        Related parties (Note 5)                                      12,493        57,329
        Recoverable taxes and other                                  647,000       294,383
                                                               -------------  ------------
                                                                     992,286       618,008
                                                               -------------  ------------
    Inventories (Note 6)                                             203,113       350,355
                                                               -------------  ------------
                  Total current assets                             1,475,583     1,121,356

INVESTMENT IN ASSOCIATED COMPANIES (Note 7)                           17,032        23,152
PROPERTY AND EQUIPMENT, net (Note 8)                               5,827,104     3,925,390
OTHER ASSETS, net (Note 9)                                         1,711,111     1,647,867
EXCESS OF COST OF INVESTMENTS IN SUBSIDIARIES OVER
  BOOK VALUE, net of accumulated amortization of
  Ps.399,855 in 1998 and Ps.328,386 in 1997 (Note 4.i)             1,868,346     1,974,009
                                                               -------------  ------------
                  Total assets                                 Ps.10,899,176  Ps.8,691,774
                                                               =============  ============

                          LIABILITIES

CURRENT:
    Notes payable (Note 10)                                    Ps.   814,944  Ps.    3,467
    Trade accounts payable (Note 11)                                 958,571       916,697
    Related parties (Note 5)                                         136,914       104,554
    Taxes and other payables                                         831,341       424,214
    Income tax (Note 12)                                              53,083        11,502
    Employee profit sharing (Note 12)                                      5           102
                                                               -------------  ------------
                  Total current liabilities                        2,794,858     1,460,536

LONG-TERM DEBT (Note 10)                                           4,074,060     2,889,149
TRADE ACCOUNTS PAYABLE, LONG-TERM (Note 11)                            2,316         5,260
COMMITMENTS AND CONTINGENCIES (Notes 4.k and 13)                       2,806         2,992
                                                               -------------  ------------
                  Total liabilities                                6,874,040     4,357,937
                                                               -------------  ------------
                     STOCKHOLDERS' EQUITY

CONTRIBUTED CAPITAL (Notes 14 and 15):
    Capital stock:
        Nominal                                                    3,998,608     2,979,286
        Restatement                                                5,479,537     5,332,158
                                                               -------------  ------------
                                                                   9,478,145     8,311,444
                                                               -------------  ------------
    Capital contributed:
        Nominal                                                       18,655        18,655
        Restatement                                                   61,106        61,106
                                                               -------------  ------------
                                                                      79,761        79,761
                                                               -------------  ------------
                                                                   9,557,906     8,391,205
                                                               -------------  ------------
EARNED CAPITAL (Note 16):
    Accumulated losses:
        Legal reserve                                                  4,361         4,361
        For prior years                                           (3,367,411)   (2,064,972)
        For the year                                              (1,424,112)   (1,302,439)
                                                               -------------  ------------
                                                                  (4,787,162)   (3,363,050)
                                                               -------------  ------------
        Deficit from restatement                                    (746,499)     (709,390)
                                                               -------------  ------------
                  Total majority stockholders' equity              4,024,245     4,318,765

MINORITY INTEREST                                                        891        15,072
                                                               -------------  ------------
                  Total stockholders' equity                       4,025,136     4,333,837
                                                               -------------  ------------
                  Total liabilities and stockholders' equity   Ps.10,899,176  Ps.8,691,774
                                                               =============  ============

                  The accompanying notes are an integral part of these consolidated financial statements.

                 GRUPO IUSACELL, S. A. DE C. V. AND SUBSIDIARIES

                         CONSOLIDATED INCOME STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                              (Notes 1, 2, 3 and 4)

    (Adjusted for price-level changes and expressed in thousands of constant

                     Mexican pesos as of September 30, 1999)

                                                                                          Restated
                                                                           1998               1997           1996
                                                                  -------------     --------------   ------------
REVENUES:

       Services                                                    Ps. 2,688,655    Ps.  2,009,313    Ps.2,072,472
       Telephone equipment sales and other                               412,001           413,227         334,286
                                                                  -------------     --------------   ------------
                                                                       3,100,656         2,422,540       2,406,758
                                                                  -------------     --------------   ------------
COST OF SALES:
       Cost of services                                                  841,354           669,559        759,818
       Cost of telephone equipment sales and other                       220,447           262,304        186,369
                                                                  -------------     --------------   ------------
                                                                       1,061,801           931,863        946,187
                                                                  -------------     --------------   ------------
                    Gross profit                                       2,038,855         1,490,677      1,460,571
                                                                  -------------     --------------   ------------

OPERATING EXPENSES                                                     1,183,165           968,473      1,053,025

DEPRECIATION AND AMORTIZATION                                            872,658           757,726        855,889

450 PROJECT NON CASH WRITEDOWN (Note 18)                               1,077,473                 -              -
                                                                  -------------     --------------   ------------
                    Operating loss                                   (1,094,441)          (235,522)      (448,343)
                                                                  -------------     --------------   ------------

OTHER INCOME, net                                                       145,676                  -              -
                                                                  -------------     --------------   ------------
PROVISION FOR EQUIPMENT IMPAIRMENT (Notes 4.b and 22)                         -         (1,208,352)             -
                                                                  -------------     --------------   ------------
INTEGRAL FINANCING COST (GAIN):
       Interest expense, net                                            245,200            323,181        397,887
       Foreign exchange loss (gain), net                                918,227             63,105        (87,932)
       Gain from monetary position                                     (745,336)          (381,156)      (493,053)
                                                                  -------------     --------------   ------------
                                                                        418,091              5,130       (183,098)
                                                                  -------------     --------------   ------------
EQUITY PARTICIPATION IN NET GAIN OF
       ASSOCIATED COMPANIES AND NET GAIN
       ON SALE OF EQUITY INVESTMENTS (Note 7)                           (27,290)          (205,326)        (1,866)
                                                                  -------------     --------------   ------------
                    Loss from continuing operations before
                      assets tax,  minority interest and
                      extraordinary item                             (1,339,566)        (1,243,678)      (263,379)
                                                                  -------------     --------------   ------------
PROVISIONS FOR ASSETS TAX                                                70,496             59,031         49,827
                                                                  -------------     --------------   ------------
                    Loss from continuing operations before
                      minority interest and extraordinary item       (1,410,062)        (1,302,709)      (313,206)

MINORITY INTEREST                                                         6,198                270          4,500
                                                                  -------------     --------------   ------------
                    Loss from continuing operations before
                      extraordinary item                             (1,403,864)        (1,302,439)      (308,706)
EXTRAORDINARY ITEM:
       Group reorganization charge (Notes 2, 4.d and 8.b)                     -                  -              -
                                                                  -------------     --------------   ------------
                    Net loss from continuing operations              (1,403,864)       (1, 302,439)      (308,706)

LOSS FROM DISCONTINUED OPERATIONS (Net of Income tax) (Note 19)          20,248                  -        205,537
                                                                  -------------     --------------   ------------
                    Net loss for the year                         (Ps.1,424,112)    (Ps.1, 302,439)  (Ps. 514,243)
                                                                  =============     ==============   ============
WEIGHTED AVERAGE NUMBER OF SHARES OF
       COMMON STOCK OUTSTANDING (thousands)                           1,121,396          1,070,825        981,624
                                                                  =============     ==============   ============

LOSS PER SHARE BEFORE EXTRAORDINARY ITEM (pesos)                  (Ps.     1.25)    (Ps.      1.22)  (Ps.    0.31)
                                                                  =============     ==============   ============

NET LOSS PER SHARE (pesos)                                        (Ps.     1.26)    (Ps.      1.22)  (Ps.    0.52)
                                                                  =============     ==============   ============

                  The accompanying notes are an integral part of these consolidated financial statements.

                 GRUPO IUSACELL, S. A. DE C. V. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                              (Notes 1, 2, 3 and 4)

    (Adjusted for price-level changes and expressed in thousands of constant

                     Mexican pesos as of September 30, 1999)


                                                                     Accumulated losses
                                        Capital                   -----------------------
                                          stock         Capital      Legal          Prior
                                     subscribed   contributions    reserve          years
                                   ------------   -------------   --------   ------------
Balance at December 31, 1995       Ps.7,401,924       Ps.79,761   Ps.4,361    (Ps. 461,766)

Application of 1995 net loss                                                    (1,088,963)
Recognition of inflation
    effects on financial
    information
Minority interest for the year
Net loss for the year
                                   ------------    ------------   --------   -------------

Balance at December 31, 1996          7,401,924          79,761      4,361     ( 1,550,729)

Application of 1996 net loss                                                      (514,243)
Increase in capital stock from
    the capitalization of
    stockholders' debt                  799,288
Increase in capital stock
    through the issuance of
    shares under the Executive
    Stock Purchase Plan                 110,232
Minority interest for the year
Net loss for the year
                                   ------------    ------------   --------   -------------

Balance at December 31, 1997          8,311,444          79,761      4,361      (2,064,972)

Application of 1997 net loss                                                    (1,302,439)
Increase in capital stock from
    the capitalization of
    stockholders' debt                1,158,822
Increase in capital stock
    through the issuance of
    shares under the Executive
    Stock Purchase Plan                   7,879
Recognition of inflation effects
    on financial information
Minority interest for the year
Net loss for the year
                                   ------------    ------------   --------   -------------

Balance at December 31, 1998       Ps.9,478,145       Ps.79,761   Ps.4,361   (Ps.3,367,411)
                                   ============    ============   ========   =============



                                                        (Deficit)                         Total
                                         For the      excess from      Minority    stockholders'
                                            year      restatement      Interest          equity
                                   -------------    -------------    ----------    ------------
Balance at December 31, 1995       (Ps.1,088,963)   Ps.   312,677    (Ps.36,271)   Ps.6,211,723

Application of 1995 net loss           1,088,963                                              -
Recognition of inflation
    effects on financial
    information                                        (1,022,067)                   (1,022,067)
Minority interest for the year                                            44,146         44,146
Net loss for the year                   (514,243)                                      (514,243)
                                   -------------    -------------    -----------   ------------

Balance at December 31, 1996            (514,243)        (709,390)         7,875      4,719,559

Application of 1996 net loss             514,243                                              -
Increase in capital stock from
    the capitalization of
    stockholders' debt                                                                  799,288
Increase in capital stock
    through the issuance of
    shares under the Executive
    Stock Purchase Plan                                                                 110,232
Minority interest for the year                                             7,197          7,197
Net loss for the year                 (1,302,439)                                    (1,302,439)
                                   -------------    -------------    -----------   ------------

Balance at December 31, 1997          (1,302,439)        (709,390)        15,072      4,333,837

Application of 1997 net loss           1,302,439                                              -
Increase in capital stock from
    the capitalization of
    stockholders' debt                                                                1,158,822
Increase in capital stock
    through the issuance of
    shares under the Executive
    Stock Purchase Plan                                                                   7,879
Recognition of inflation effects
    on financial information                              (37,109)                      (37,109)
Minority interest for the year                                           (14,181)       (14,181)
Net loss for the year                 (1,424,112)                                    (1,424,112)
                                   -------------    -------------    -----------   ------------

Balance at December 31, 1998       (Ps.1,424,112)   (Ps.  746,499)   Ps.     891   Ps.4,025,136
                                   =============    =============    ===========   ============

                  The accompanying notes are an integral part
                   of these consolidated financial statements.

                 GRUPO IUSACELL, S. A. DE C. V. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                              (Notes 1, 2, 3 and 4)

    (Adjusted for price-level changes and expressed in thousands of constant

                     Mexican pesos as of September 30, 1999)


                                                                        1998              1997          1996
                                                                ------------      ------------    ----------
OPERATING ACTIVITIES:
  Loss from continuing operations before extraordinary item    (Ps.1,403,864)    (Ps.1,302,439)  (Ps.308,706)
  Items not requiring the use of resources:
     Depreciation and amortization                                   872,658           757,726       855,889
     450 Project non cash writedown                                1,077,473                 -             -
     Provision for equipment impairment                                    -         1,208,352             -
     Equity participation in net gain of associated
      companies and net gain on sale of equity investments           (27,290)         (205,326)       (1,866)
     Minority interest                                                (6,198)             (270)       (4,500)
                                                                ------------      ------------    ----------
                                                                     512,779           458,043       540,817

  Resources (used for) provided by operating activities-
       Trade accounts receivable                                     (66,497)          (67,600)       54,188
       Related parties                                                77,199          (471,660)      465,580
       Recoverable taxes and other                                  (352,616)         (172,635)      (35,875)
       Inventories                                                   110,133          (199,680)       79,592
       Trade accounts payable                                         38,930           253,904      (593,969)
       Taxes and other payables                                      407,125           (96,448)      136,417
       Income tax                                                     41,581             2,290         7,459
       Employee profit sharing                                           (97)              (84)         (295)
       Other                                                            (188)              141            83
                                                                ------------      ------------    ----------
        Resources provided by (used for)  operating
           activities before extraordinary item and
           discontinued operations                                   768,349          (293,729)      653,997

  Extraordinary item:
     Group reorganization charge                                           -                 -       205,535
  Loss from discontinued operations                                   20,248                 -             -
                                                                ------------      ------------    ----------
        Resources provided by (used for) operating activities        748,101          (293,729)      448,462
                                                                ------------      ------------    ----------
FINANCING ACTIVITIES:
  Proceeds from long-term debt                                     1,210,402         2,889,149       147,450
  Principal payments on long-term debt                               (25,491)         (934,713)     (723,839)
  Increase (decrease) in notes payable                               811,475        (1,050,363)       81,962
  Increase in capital stock from the capitalization of
     stockholders' debt                                            1,158,822           799,288             -
  Increase in capital stock through the issuance of shares
     under the Executive Employee Stock Purchase Plan                  7,879           110,232             -
                                                                ------------      ------------    ----------
        Resources provided by (used for) financing activities      3,163,087         1,813,593      (494,427)
                                                                ------------      ------------    ----------
INVESTING ACTIVITIES:
  Purchase of property and equipment                              (2,587,295)         (920,600)     (359,399)
  Sale of common stock of associated companies                        12,055           314,556        40,184
  Purchase of PCS frequencies                                       (541,349)                -             -
  Increase in telephones to be amortized                            (606,760)         (220,519)      (59,748)
  (Purchase) disposal of other assets                                (60,648)         (677,269)      309,764
                                                                ------------      ------------    ----------
        Resources used for investing activities                   (3,783,997)       (1,503,832)      (69,199)
                                                                ------------      ------------    ----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                 127,191            16,032      (115,164)

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF
     THE YEAR                                                        152,993           136,961       252,125
                                                                ------------      ------------    -----------
CASH AND  CASH  EQUIVALENTS  AT THE END OF THE YEAR             Ps.  280,184      Ps.  152,993    Ps.136,961
                                                                ============      ============    ===========

                  The accompanying notes are an integral part
                   of these consolidated financial statements.

                 GRUPO IUSACELL, S. A. DE C. V. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                     AS OF DECEMBER 31, 1998, 1997 AND 1996

   (Except as otherwise noted, adjusted for price-level changes and expressed

         in thousands of constant Mexican pesos as of September 30, 1999

              Amounts expressed in U.S. Dollars are in thousands.)


1.  Entity and Nature of Business

         Grupo Iusacell, S.A. de C.V. (the "Company") is a holding company incorporated on October 6, 1992. Its subsidiaries are primarily engaged in the wireless telecommunications business and hold concessions to operate cellular telephone systems in four contiguous market areas ("Regions") in central Mexico. The Company and its subsidiaries are referred to collectively herein as the "Group" or "Grupo Iusacell".

         In October 1995, a subsidiary of the Company received a concession from the Mexican government to operate as a long distance carrier and began offering long distance service in August 1996. During 1996, the Company also signed a joint venture agreement for the operation of a business to provide nationwide and international paging services. The joint venture began to provide paging services in August 1996. In May 1998, a subsidiary of the Company acquired frequencies through auctions conducted by the Mexican government to provide personal communication wireless services (PCS) in Regions 1 and 4 in northern Mexico.

         Affiliated companies of each of Carlos Peralta (together with Carlos
             Peralta, the "Peralta Group") and Bell Atlantic Corporation ("Bell Atlantic") hold substantial ownership interests (direct or indirect) in the Company.

         Based on a definitive agreement between the Company's principal stockholders and approval by the Mexican government, in February 1997 Bell Atlantic assumed management control of the Company from the Peralta Group.

       Summary
       -------

         The subsidiaries of the Company which are included in the consolidated financial statements are as follows:

                                                                       Economic
                                                                       interest
                                                                      (direct or
                                                                        indirect)
                                                                         as of
                                                                      December 31
                                                                     ------------
                Subsidiary                                           1998    1997
------------------------------------------                           ----    ----
S.O.S. Telecomunicaciones, S.A. de C.V. (Region 9)                    100%    100%
Iusacell, S.A. de C.V.                                                100%    100%
Sistecel, S.A. de C.V.                                                100%    100%
Comunicaciones Celulares de Occidente,  S.A. de C.V. (Region 5)       100%    100%
Sistemas Telefonicos Portatiles Celulares, S.A. de C.V. (Region 6)    100%    100%

                                                                       Economic
                                                                       interest
                                                                      (direct or
                                                                        indirect)
                                                                         as of
                                                                      December 31
                                                                     ------------
                Subsidiary                                           1998    1997
------------------------------------------                           ----    ----
Telecomunicaciones del Golfo, S.A. de C.V. (Region 7)                100%   100%
Inflight Phone de Mexico, S.A de C.V.                                100%   100%
GMD Comunicaciones, S.A. de C.V.                                      --    100%
Hermes Telecomunicaciones, S.A. de C.V.                               --    100%
Inmobiliaria Montes Urales 460, S.A. de C.V.                         100%   100%
Portaserv, S.A. de C.V.                                               --    100%
Mexican Cellular Investments, Inc.                                   100%   100%
Iusanet, S.A. de C.V.                                                100%   100%
Promotora Celular, S.A. de C.V.                                      100%   100%
Renta-Cell, S.A. de C.V.                                             100%   100%
Iusatelecomunicaciones, S.A. de C.V.                                  95%   100%
Iusatel, S.A. de C.V.                                                 95%   100%
Grupo Iusacell Nicaragua, S.A                                        100%   100%
Compania Colombiana de Telefonia Celular, S.A.                        70%    70%
Cellular Solutions de Mexico, S.A. de C.V.                           100%    68%
Satelitron, S.A. de C.V.                                              65%    65%
Infotelecom, S.A. de C.V.                                             49%    51%
Punto a Punto Iusacell, S.A. de C.V.                                  95%    95%
Iusacell PCS, S.A. de C.V. (Regions 1 and 4)                          95%    --

2. Acquisitions, Group Structure and Group Reorganization

       Acquisitions of Regions 5, 6 and 7
       ----------------------------------

           In 1993, the Company obtained 100% ownership of Sistemas Telefonicos
              Portatiles Celulares, S.A. de C.V. ("Portacel") and majority ownership of Telecomunicaciones del Golfo, S.A. de C.V. ("Telgolfo").

           Portacel and Telgolfo hold the non-wireline cellular concessions for Region 6 (Leon) and Region 7 (Puebla), respectively. The cost incurred in 1993 to acquire control of Portacel and Telgolfo amounted to Ps.1,204,093, of which Ps.1,027,191 represented the excess of investment cost over the book value. In 1994, the Group purchased the remaining minority ownership interest of Telgolfo for Ps.73,390, of which Ps.68,311 represented the excess of investment cost over the book value.

           In 1993, the Company acquired 67% of Hermes Telecomunicaciones, S.A.
              de C.V. ("Hermes"), which owns 51% of Comunicaciones Celulares de Occidente, S.A. de C.V. ("Comcel"). Comcel holds the non-wireline cellular concession for Region 5 (Guadalajara). In December 1993, the Company reached an agreement for the Group to purchase the remaining interests in both Comcel and Hermes. The Group's cost of acquiring Comcel and Hermes totaled Ps.1,572,296, of which Ps.1,274,659 represented the excess of investment cost over the book value.

       Other acquisitions and subsidiaries
       -----------------------------------

           In 1994, the Company acquired 51% of Telecomunicaciones Digitales
              Internacionales, S.A. de C.V. (later renamed Iusatel Chile, S.A. de C.V.). The Company purchased this ownership interest for Ps.28,920, which was the book value of the shares acquired. During 1996, the Company increased its ownership interest in Iusatel Chile, S.A. de C.V. from 51% to 100% through the payment of $100 U.S. Dollars to the minority stockholders in connection with the settlement of litigation among the Company, Iusatel Chile, S.A. de C.V. and such minority stockholders. In December 1996, the Company sold its debt and equity investments in Iusatel Chile, S. A. de C.
              V. for $5,000 U.S. Dollars. Payment was received in the form of three promissory notes which matured between March and July 1997. Full payment of such notes was made in December 1997.

           In 1994, the Company increased its ownership in Compania Colombiana de Telefonia Celular, S.A. ("Telecel") from 28.5% to 63.25%, by acquiring an additional 34.75% interest from another Telecel shareholder. The cost to acquire this interest was Ps.46,516 of which Ps.32,953 represented the excess of investment cost over the book value. In 1995, the Company increased its ownership interest in Telecel from 63.25% to 70.14% through a capital contribution of Ps.1,092, Telecel had a minority ownership in Ecuadorian cellular and paging companies, which was sold in September 1997 (see Note
              7). Telecel is currently in the process of being liquidated and no gain or loss is anticipated in such liquidation.

           In 1994, the Company acquired 99.9% of Inmobiliaria Montes Urales
              460, S.A. de C.V.. The cost was Ps. 100,845 of which Ps. 18,950 represented the excess of investment cost over the book value.

           In March 1997, the Company signed an agreement under which the assets of this subsidiary were to be sold to a third party for approximately $8,275 U.S. Dollars (see Note 13.f).

           In 1995, the Company incorporated a new subsidiary, Grupo Iusacell de
              Nicaragua, S.A. This subsidiary owns 100% of the shares of Radio Telefonia Rural de Nicaragua, S.A. As of December 31, 1998, the Company had not made any investment in this project and has no commitments for any such investments.

           In January 1996, the Group increased its ownership in Renta-Cell, S.A. de C.V. ("Renta-Cell"), which rents cellular phones, from 33.33% to 70% through the acquisition of an additional 36.67% interest from the other Renta-Cell shareholders. The cost to acquire this interest was Ps.4,931. Starting in January 1996, the Company consolidated the assets, liabilities and operating results of this subsidiary. In November 1997, in connection with the resolution of various matters, the Group increased its ownership in Renta-cell from 70% to 100% through the acquisition of the remaining 30% interest from the other Renta-Cell shareholders. The cost to acquire the remaining interest was Ps.24,089, all of which represented the excess of investment cost over book value. Such amount was charged to operations during the year ended December 31, 1997.

           In December 1998, the Company increased its ownership in Cellular
              Solutions de Mexico, S.A. de C.V. ("Cellular Solutions") from 68% to 100% through the acquisition of an additional 32% interest from the other shareholder, an alternate director of the Company. Such interest was acquired in anticipation of the disposition of Cellular Solutions (see Note 19). The cost to acquire this interest was Ps.3,843, all of which represented the excess of investment cost over book value. The amount of such excess was included in the loss from discontinued operations of Cellular Solutions for the year ended December 31, 1998.

       Group Structure
       ---------------

           Under the laws established by the Mexican government related to Bell Atlantic's assumption of management control, the Company may not own the majority of the voting stock of companies that hold concessions to provide telecommunications services other than cellular service. In November 1998, the Company and Jose Ramon Elizondo, a director of the Company (herein referred to as the "Mexican National"), entered into a joint venture formation agreement ("the Agreement") pursuant to which they agreed to participate together in the microwave frequencies leasing, long distance, local telephony, PCS and paging businesses. The Company and the Mexican National agreed that the Company would own 94.9% of the economic interest and 49% of the voting shares of Iusatel, S.A. de C.V., the Company's long distance concessionaire ("Iusatel"), Iusatelecomunicaciones, S.A. de C.V., the Company's fixed wireless local telephony operation ("Iusatelecomunicaciones"), Punto-a-Punto Iusacell, S.A. de C.V., a microwave frequencies concessionaire ("Punto-a-Punto Iusacell"), and Iusacell PCS, S.A. de C.V., which holds concessions for 1.9GHz
              (PCS) frequencies in Regions 1 and 4 ("Iusacell PCS"). The Mexican National would own 5.1% of the economic interest and 51% of the voting shares of these companies. In addition, the Mexican National agreed to purchase a 2% economic and voting interest in Infotelecom, S.A. de C.V., a paging company ("Infotelecom"), at cost, from the Company, which would continue to hold a 49% economic and voting interest in such company. The Mexican National completed this purchase in December 1998 for Ps. 25,877.

           In December 1995, the Company signed a joint venture agreement with Infomin, S.A. de C.V., a Mexican company which holds a fifteen-year concession to provide nationwide and international paging services through July 2009. Pursuant to this agreement, in March 1996, the Company and Infomin established a joint venture company, Infotelecom. As of December 31, 1998, Infotelecom is owned 49%, 49% and 2%, by the Company, Infomin and the Mexican National, respectively. Under the joint venture agreement for Infotelecom, the Company committed to contribute up to $10,500 U.S. Dollars; as of December 31, 1998 and 1997, the Company had invested $9,032 and $8,500 U.S. Dollars, respectively, in this joint venture. The joint venture agreement establishes the individual and joint responsibilities of the partners. In case a partner does not fulfill its responsibilities, sanctions could cause such partner to lose its investment and incur up to $1,000 U.S. Dollars as a penalty.

           In October 1997, the Company and the Mexican National incorporated
              Punto a Punto Iusacell, a company engaged in the participation in government auctions for microwave frequencies and to operate any concessions acquired in those auctions. Punto a Punto Iusacell acquired three concessions in the short haul microwave frequencies auction concluded in October 1997 and is also participating in the long haul microwave frequencies auctions.

           In June 1998, the Company and the Mexican National incorporated
              Iusacell PCS, a company formed to participate in government auctions for frequencies in the 1.9 GHz band. Iusacell PCS acquired concessions in Regions 1 and 4 in such auctions, which were concluded in May 1998.

           In November 1998, pursuant to the Agreement, both Iusatel and Iusatelecomunicaciones were reorganized, as described above, whereby 51% of the respective voting shares were subscribed to by the Mexican National for Ps. 24,561 and Ps. 8,402, respectively.

           The shares acquired by the Mexican National of the five entities subject to the Agreement are or will be illiquid. As a result, the Company agreed to grant the Mexican National, from and after June 30, 2002 (or sooner under certain circumstances), the right to put all, but not less than all, shares in any one or more of these five joint venture investments to the Company for an amount equal to his investment in the corresponding joint venture company or companies, his cost of money to finance such investment or investments plus, for each year of his investment, 4% of the corresponding investment amount, grossed up with respect to any applicable Mexican income taxes. In return, the Agreement also contains a call option which provides the Company the right at any time to call the Mexican National's interest in these companies at the same price as if the put were exercised, subject to any legal requirement to have another Mexican national as the purchaser of the shares subject to the call option.

           The Mexican National does not have the unilateral right to approve actions at the shareholder or board level of these five companies. Under each such company's by-laws, all shareholder or board action must also be approved by the majority of the shares held by the Company or a majority of the board members designated by the Company, respectively.

           The Agreement, together with each joint venture company's by-laws, enable the Company to have management control over the day-to-day operations and financial administration of Infotelecom, Punto a Punto Iusacell, Iusacell PCS, Iusatel and Iusatelecomunicaciones (see Note 7). The Mexican National, among other things, cannot alone select, terminate or determine the compensation of management and cannot alone establish operating and capital decisions in the ordinary course of business.

           Consequently, the Company consolidates these subsidiaries in accordance with Mexican GAAP Bulletin B-8, which provides that, in the event that majority ownership of a company's voting shares does not exist, control over the day-to-day operations and financial administration of that company may be achieved by other means. Since the Company has such other arrangements in place with the majority shareholder, the Mexican GAAP requirement for consolidation is satisfied.

           Group reorganization
           --------------------

           As a part of the reorganization of the Company during 1996, the respective stockholders of Hermes, GMD Comunicaciones, S.A. de C.V., and Portaserv, S.A. de C.V., voted to dissolve these companies. From such date, these three companies have not engaged in any business. On December 31, 1998 these subsidiaries were liquidated.

           Additionally, the reorganization plan, approved by the Company's
              Executive Committee, included a reduction in facilities, the replacement of certain top-level management and a general head count reduction.

           In connection with the reorganization plan and the change in managerial and administrative control of the Group (see Note 14), the Company established a reserve of Ps.205,537 on December 31, 1996 for the above expenses. This reserve, due to its characteristics of being nonrecurring and unusual, is classified as an extraordinary item in the consolidated statements of income.

           As a result of a misclassification and further analysis of the amounts previously reported for employee severance and consolidation of facilities, the components of the restructuring reserve have been reclassified as follows:

                                                      Originally
                                                        Reported   Reclassified
                                                      ----------   ------------
              Employee severance (1)                  Ps.108,038     Ps.130,252

              Provision for consolidation of
              facilities (2)                              40,080         17,866

              Fixed assets obsolescence reserve (3)       49,723         49,723

              Change in estimate of allowance for
              doubtful accounts (4)                        7,696          7,696
                                                      ----------     ----------
                                                      Ps.205,537     Ps.205,537
                                                      ==========     ==========

           (1) The reserve for employee severance, as originally reported, was understated. The reclassified amount is comprised of an estimate of severance payments to be made to (i) approximately 400 mid-level management and non-management employees pursuant to Mexican Labor Law and (ii) 3 senior management employees pursuant to the terms of their respective individual employment contracts. These severance payments do not: a) relate to prior employee service; b) have any related contingencies; or c) require that employees provide future services.

           (2) As a result of the decision to dispose of its corporate headquarters building ("Montes Urales"), the Company recorded an impairment loss to adjust the book value of Montes Urales to its fair value less costs to sell based on an agreement to sell Montes Urales (see note 13.f). The provision for consolidation of facilities, as originally reported, was overstated. The reclassified amount considers the book value of Montes Urales and the agreed upon sales price.

           (3) The fixed assets obsolescence reserve relates to certain spare parts for the analog communications equipment that were purchased at values over the minimum amount under the Company's capitalization policy for fixed assets and have average lives of approximately 12 years. As a result of a detailed review by the Company's engineers in November 1996, the equipment was determined to be obsolete. Consequently, the Company recorded an impairment provision to adjust such assets to their estimated salvage value.

           (4) During 1996, the Company began to fully reserve accounts receivable over 90 days past due, based on a change in estimate of the probable loss inherent in the accounts receivable. Previously, the Company's policy involved reserving such balances over 120 days past due. This change in estimate in the allowance for doubtful accounts represents the Company's estimate of the probable loss inherent in all accounts receivable considering (i) general historical trends of customer performance and (ii) factors surrounding the credit risk of specific customers.

3.  Basis of presentation

       a) Basis of presentation
       ------------------------

           The Group's consolidated financial statements have been prepared in conformity with accounting principles generally accepted in Mexico ("Mexican GAAP"). The consolidated financial statements have been presented in thousands of constant Mexican pesos as of September 30, 1999 as required by Bulletin B-10, "Recognition of the Effects of Inflation on Financial Information", as amended, issued by the Mexican Institute of Public Accountants ("Bulletin B-10").

           The 1997 financial statements have been restated, as mentioned in
              Note 4 b) below.

       b) Consolidated financial statements
       ------------------------------------

           Those companies in which the Company holds 50% or more of the capital stock and/or exercises control over operating and financing activities are included in the consolidated financial statements. The Company also consolidates Iusatel, Iusatelecomunicaciones, Infotelecom, Punto a Punto Iusacell and Iusacell PCS, over which the Company owns less than 50% of the voting common stock, but exercises management control over their day-to-day operations and financial administration by appointment of the shareholders and other arrangements (see Note 2). All significant inter-company balances and transactions have been eliminated in consolidation.

       c) Use of estimates
       -------------------

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

4.  Accounting Policies

       A summary of the Group's significant accounting policies is as follows:

       a) Monetary unit
       ----------------

           The financial statements are presented in Mexican pesos, the currency that, based on Mexican laws, must be used to prepare the accounting records of the Company and its Mexican subsidiaries.

       b) Effects of inflation on the
           financial statements
       ------------------------------

           The consolidated financial statements of the Group have been prepared in accordance with Bulletin B-10. The Third Amendment of Bulletin B-10, effective for fiscal years beginning January 1, 1990, requires the restatement of all comparative financial statements to constant Mexican pesos as of the date of the most recent balance sheet presented. Accordingly, the consolidated financial statements have been restated as follows:

              - The balance sheet amounts as of December 31,1997 presented in the consolidated financial statements have been restated to constant Mexican pesos as of September 30, 1999 based on the National Consumer Price Index ("NCPI") published by Banco de Mexico (the "Mexican Central Bank").

              - Consolidated income statements for the current and prior years have been restated to constant Mexican pesos as of September 30, 1999 using the NCPI from the periods in which the transactions (income and expenses) occurred.

              - Bulletin B-12, "Statement of Changes in Financial Information", issued by the Mexican Institute of Public Accountants ("Bulletin B-12"), addresses the presentation of the statement of changes in financial position when financial statements have been restated to constant Mexican pesos as of the latest balance sheet date. Bulletin B-12 identifies the origination and application of resources representing differences between beginning and ending balance sheet balances in constant Mexican pesos, excluding the effect of holding non-monetary assets. Bulletin B-12 also provides that monetary and foreign exchange gains and losses should not be eliminated from resources provided by operating nor financing activities.

           The items that originate from the recognition of effects of inflation on financial information are as follows:

           Restatement of non-monetary assets:

           Inventories are valued at the average price of the purchases made during the period, and are restated using the NCPI, without exceeding net realizable value.

           Based on the Fifth Amendment of Bulletin B-10, effective January 1,
              1997, property and equipment, net, and depreciation for the year, are restated using the NCPI, without exceeding net realizable value.

           Restatement of 1997:

           In October 1997, the Group recorded an impairment loss to reduce the value of the investment in its analog communications equipment to fair value. The valuation of the analog equipment was determined based on an appraisal performed by independent appraisers registered with the Comision Nacional Bancaria y de Valores in order to comply with Bulletin B-10, which requires non-monetary assets to be as close as possible to, but not higher than, their fair market value. In 1997 such impairment loss was charged to the deficit from holding non-monetary assets restatement account in stockholders' equity.

           In December 1997, as further described in Note 13.d the Company signed an agreement with Lucent Technologies ("Lucent") to purchase digital communications equipment, primarily to address
              (i) customer requirements for better voice quality, (ii) a need to increase network capacity to handle rapidly growing subscriber levels, and (iii) a need to remain competitive, particularly in view of the government's auction of digital wireless concessions to other carriers. In 1998, based on further analysis of the accounting effects of the contract with Lucent, the Company reconsidered the appropriate presentation of the impairment loss described in the preceding paragraph and decided to charge it directly against income, thus restating the 1997 financial statements herein.

           Property and equipment are depreciated using the straight-line method, based on the restated values. The average annual rates of depreciation used by the Company are as follows:

                                                      1998    1997
                                                      ----    ----
              Buildings and facilities                  4%      3%
              Communications equipment                  9%      9%
              Furniture and fixtures                    9%      9%
              Transportation equipment                 18%     17%
              Computer equipment                       21%     21%
              Cellular rental telephones               25%     25%

           Investments in associated companies are accounted for using the equity method based on the investees' equity and are adjusted for the effects of inflation in accordance with Bulletin B-10.

           Restatement of stockholders' equity:

           The contributed and earned capital accounts include the effect of restatement determined by applying the NCPI factor from the date capital was contributed or earned. The restatement represents the amount required to maintain the contributions and accumulated results in constant Mexican pesos as of September 30, 1999.

           The excess or deficit from restatement of capital account is an element of stockholders' equity that includes surplus or deficit from holding non-monetary assets, which represents the excess or deficit in specific values of net non-monetary assets in comparison with the increase attributable to general inflation as measured by the NCPI.

           Integral financing (gain) cost:

           Integral financing (gain) cost is comprised of net interest expense, foreign exchange gains and losses, and gains and losses from net monetary position.

           Foreign exchange gains and losses on transactions denominated in currencies other than Mexican pesos result from fluctuations in exchange rates between the date transactions are recorded and the date of settlement or period end.

           Gains and losses from net monetary position represent the effects of inflation, as measured by the NCPI, on the Group's monetary assets and liabilities at the beginning of each month. If monetary liabilities exceed monetary assets, there is a gain from monetary position. If monetary liabilities are less than monetary assets, there is a resulting loss from monetary position.

       c) Cash and cash equivalents
       ----------------------------

           Cash and short-term investments consist primarily of short-term, fixed rate investments and bank deposits. The Group invests its excess cash in deposits with major banks. The investments are carried at cost plus accrued interest, which approximates market value. These investments are highly liquid cash equivalents, having a maturity of ninety days or less when acquired.

       d) Allowance for doubtful
           accounts
       -------------------------

           The Group cancels service to customers with invoices that are 60 days past due. The allowance for doubtful accounts represents the Company's estimate of the probable loss inherent in all accounts receivable considering (i) general historical trends of customer performance and (ii) factors surrounding the credit risk of specific customers. During 1998, 1997 and 1996, the Group wrote off accounts receivable for Ps.58,161, Ps.84,761 and Ps.129,029, respectively. The charge to income for the year, to increase the allowance for doubtful accounts, amounted to Ps.30,213, Ps.47,429 and Ps.100,382, in 1998, 1997 and 1996, respectively.

       e)  Investment in associated
           companies
       ----------------------------

           The Group carries long-term investments in associated companies in which the Group owns between 20% and 50% of the entity's voting common stock and over which the Group can exercise significant influence. Such investments are accounted for using the equity method. As described in Note 2, the Company has consolidated Iusatel, Iusatelecomunicaciones, Infotelecom, Punto a Punto Iusacell and Iusacell PCS, in which the Company owns less than 50% of the voting common stock, but exercises management control over the day-to-day operations and financial administration. Under the equity method such investments are carried at cost adjusted for the Company's share of the net income or losses of these companies and the effects of restatement of non-monetary assets in the associated companies. The effects of transactions with such associated companies are eliminated before applying the equity method.

       f) Cellular Telephones
       ----------------------

           The cost of cellular telephones given to customers under exclusive service contracts is amortized based on the nature and terms of the service contracts to match costs with the timing of revenues earned. The costs of such telephones are included in other assets, net of accumulated amortization, not to exceed market value.

           At the end of the contract term, the cellular telephone is given to the customer. In the event of an early termination of an exclusive service contract, the customer either (a) is required to return the phone to the Group or (b) acquires the telephone at its book value on the date of termination.

           The cost of cellular telephones sold to customers is recorded as cost of sales based on the average cost of such telephones. Telephones leased to customers are included in fixed assets and are depreciated over the initial lease period, generally two years.

       g)  Concessions
       ---------------

           Costs related to the acquisition of concessions granted by the Mexican government to provide cellular telephone services have been capitalized and are included in other assets. Such costs are amortized on a straight-line basis over the initial terms of the respective concession. The Mexican government requires the Group to comply with the specific terms of each concession. The Group has substantially complied with such requirements through December 31, 1998, except for certain informational requirements of the Mexican authorities. The Group believes that such noncompliance does not expose the Group to any type of regulatory risk such as concession forfeiture.

       h) Advertising
       --------------

           Advertising costs are expensed as incurred. The cost of prepaid media advertising (including television air time, magazine, directory and other print media) is deferred and recorded in other assets until the advertising airtime or space is used, at which time such cost is recognized as an operating expense. Advertising expense amounted to Ps.198,546, Ps.139,869 and Ps.161,813 for 1998, 1997
              and 1996, respectively.

       i) Excess of cost of investment
           in subsidiaries over book value
       -----------------------------------

           The excess of cost over the book value of net assets of acquired subsidiaries is amortized on a straight-line basis over twenty years. Amortization expense was Ps.119,038, Ps.121,554 and Ps.131,499 in 1998, 1997 and 1996, respectively.

           The carrying amount of such excess cost applicable to each acquired subsidiary is reviewed if the facts and circumstances suggest that it might be impaired.

       j) Income taxes and employee
           profit sharing
       ----------------------------

           Income taxes are computed in accordance with the partial liability method, as required by Bulletin D-4, "Accounting Treatment for Income Tax and Employee Profit Sharing", issued by the Mexican Institute of Public Accountants ("Bulletin D-4"), under which deferred income tax provisions are recorded for identifiable, non-recurring temporary differences (i.e., those expected to reverse over a definite period of time) at rates in effect at the time such differences arise, and reversed at the rates in effect at the time such differences reverse.

           In accordance with Bulletin D-4, the Group did not record a provision for deferred taxes as of December 31, 1998 and 1997.

           Employee profit sharing is a statutory labor obligation payable to employees which is determined on the basis of each subsidiary's pretax income as adjusted in accordance with the provisions of Mexican labor law and Mexican tax law.

       k) Seniority premiums
       ---------------------

           In accordance with Mexican labor law, the Group's employees are entitled to seniority premiums after 15 years of service or upon dismissal, disability or death. The Group follows Bulletin D-3, "Labor Obligations", issued by the Mexican Institute of Public Accountants ("Bulletin D-3"). Under Bulletin D-3, the actuarially determined projected benefit obligation is computed using estimates of salaries that will be in effect at the time of payment.

           Personnel not yet eligible for seniority premiums are also included in the determination of the obligation with necessary adjustments made in accordance with the probability that these employees will reach the required seniority. At December 31, 1998, the average seniority of the eligible employees is less than 4 years. The Group's liability and related costs for seniority premiums are immaterial for all periods presented.

           In accordance with Mexican labor law, the Group is liable for severance payments to employees who are dismissed under certain circumstances. Such compensation is expensed when paid.

           The Group has no employee pension plans and does not provide for post retirement benefits.

       l) Earnings (loss) per share
       ----------------------------

           Effective January 1, 1997, Bulletin B-14 "Earnings per Share" issued by the Mexican Institute of Public Accountants ("Bulletin B-14"), requires disclosure in the income statement of the net earnings
              (loss) per share, and the per share effect of any extraordinary item affecting the net profit or loss for the year. Such per share amounts must be calculated based on the weighted average number of shares of common and/or preferred stock outstanding.

       m) Revenue recognition
       ----------------------

           Cellular air time is recorded as revenue as service is provided except for revenue from the sale of prepay cards which is recognized at the date of sale. The Company recognizes the revenue on the sale of prepay cards at the date of sale rather than on a deferred basis because the length of the average consumption period for such prepay cards is not significant, i.e., approximately 1.2 months or less, and it is not material to results of operations for all periods presented. Sales of equipment and related services are recorded when goods and services are delivered. Cellular access charges are billed in advance and recognized when the services are provided. Other revenues, mainly from paging and long distance services, are recognized on provision of these services.

       n) Foreign currency transactions
       --------------------------------

           Foreign currency transactions are recorded at the exchange rates in effect at the transaction date. Assets and liabilities denominated in foreign currencies are translated to Mexican pesos using the exchange rates in effect at the time of settlement or valuation at each balance sheet date, with the resulting exchange differences being recognized as exchange gains or losses.

5.  Related parties

           Affiliates of the Peralta Group and Bell Atlantic hold substantial ownership interests in the Company. In addition, the Peralta Group holds ownership interests in various other entities, primarily Industrias Unidas, S.A. de C.V. ("IUSA") and related entities, which are customers of or suppliers to the Group.

           A summary of related party accounts and notes receivable, including interest, as of December 31, is as follows:

                                                            1998        1997
                                                       ---------   ---------
                Punto a Punto Iusacell, S.A. de C.V.   Ps.     -   Ps.47,440
                IUSA and related entities                 12,493       9,889
                                                       ---------   ---------
                          Total                        Ps.12,493   Ps.57,329
                                                       =========   =========

           Accounts receivable result from the financing of related parties' operations, the sale of cellular telephone services and operating lease contracts.

           Accounts and notes payable to related parties, including interest, as of December 31, are as follows:

                                                  1998         1997
                                            ----------   ----------
                IUSA and related entities   Ps.      -   Ps.  4,660
                Bell Atlantic                  136,914       99,894
                                            ----------   ----------
                          Total             Ps.136,914   Ps.104,554
                                            ==========   ==========

           Accounts payable result from the leasing of certain facilities and services received.

           During 1997, the Company had notes payable and interest of $57,900
              U.S. Dollars (Ps.503,899) due to Bell Atlantic, of which $25,000 U.S. Dollars (Ps.217,573) were repaid and $32,900 U.S. Dollars (Ps.286,326) were converted to equity (see Note 14).

           The $25,000 U.S. Dollars of borrowings were repaid prior to the stated maturity date as part of the debt restructuring program described in Note 10. There was no gain (loss) recognized by the Company related to the early repayment.

           Following is an analysis of the related party transactions described above for the years ended December 31:

                                         1998        1997        1996
                                    ---------   ---------   ---------
                  Service revenue   Ps.16,071   Ps.11,507   Ps.14,054
                  Lease income         12,191       2,629       2,989
                                    ---------   ---------   ---------
                  Total income      Ps.28,262   Ps.14,136   Ps.17,043
                                    =========   =========   =========

                                             1998        1997         1996
                                        ---------   ---------   ----------
                  Commission expenses   Ps.     -   Ps.   117   Ps.  4,652
                  Technical expenses       48,333      39,606       89,620
                  Lease expenses            2,778       4,669        8,995
                  Interest expense         12,334      29,004       44,592
                  Operating expenses            -           -        9,543
                                        ---------   ---------   ----------
                    Total expenses      Ps.63,445   Ps.73,396   Ps.157,402
                                        =========   =========   ==========

6.  Inventories

              As of December 31, inventories consisted of the following:

                                                               1998          1997
                                                         ----------    ----------
                   Cellular telephones and accessories   Ps.161,440    Ps.330,249
                   Less: Allowance for obsolete and
                     slow-moving inventories                (12,342)      (38,215)
                                                         ----------    ----------
                          Net                               149,098       292,034
                   Advances to suppliers                     54,015        58,321
                                                         ----------    ----------
                          Total inventories              Ps.203,113    Ps.350,355
                                                         ==========    ==========

7. Investment in associated companies

           On September 30, 1997, the Group sold the direct and indirect interests of its Ecuadorian cellular and paging companies, Consorcio Ecuatoriano de Telecomunicaciones, S. A. (CONECEL) and Corptilor, S.A. In 1997, the Group received $29,400 U.S. Dollars in cash consideration for its direct interests in CONECEL, resulting in a gain of Ps.204,234. At December 31, 1997, the gain on sale of the Company's indirect interest in CONECEL by its Colombian subsidiary was deferred as a result of an uncertainty as to the timing and, given some of the capital markets legislation emerging from Colombia at that time, even the possibility of repatriation of the proceeds from Colombia, the Company believed that sale recognition was not appropriate.

           The Group received $2,000 U.S. Dollars, net of taxes, in respect to its indirect interests during 1998, resulting in a gain of Ps.17,778.

           As of December 31, the Group's investment in associated companies is as follows:

                                               1998                     1997
                                       ----------------------   ----------------------
                    Entity             Ownership   Investment   Ownership   Investment
                    ------             ---------   ----------   ---------   ----------
             Editorial Celular, S.A.
                de C.V.                  40.00%     Ps. 7,353     40.00%     Ps. 4,976
             Punto a Punto Iusacell,
                S. A. de C. V.               -              -     94.90%            63
             Other                                      9,679                   18,113
                                                    ---------                ---------
                                                    Ps.17,032                Ps.23,152
                                                    =========                =========

           As of December 31, 1998 the investment of the Company in Punto a Punto Iusacell was consolidated (see Note 2).

           Summarized financial information for these associated companies accounted for by the equity method as of December 31, 1998, 1997 and 1996 and for the years ended December 31, 1998, 1997 and 1996, is as follows:

                                                        1998         1997         1996
                                                   ---------   ----------   ----------
              Total assets                         Ps.13,498   Ps. 58,843   Ps.676,526
              Total liabilities                        2,773       52,472      358,748
              Revenues                                37,841       35,342      368,110
              Gross profit                            19,173       16,819       19,131
              Net income                               7,133        2,731        8,018
              Group's share of net earnings            2,853        1,092        1,866
              Gain on sale of equity investments      24,437      204,234            -

8. Property and equipment, net

              a) At December 31, property and equipment, net consisted of:

                                                   1998            1997
                                           -------------   -------------
              Buildings and facilities     Ps. 1,366,875   Ps. 1,367,826
              Communications equipment         3,554,328       3,170,524
              Furniture and fixtures             143,056         119,833
              Transportation equipment            52,480          50,448
              Computer equipment                 312,695         292,219
              Cellular rental telephones           2,412          34,657
                                           -------------   -------------
                                               5,431,846       5,035,507
              Accumulated depreciation        (3,386,432)     (2,042,229)
                                           -------------   -------------
                                               2,045,414       2,993,278
              Land                                49,625          47,599
              Construction in progress         3,627,754         579,496
              Advances to suppliers              104,311         305,017
                                           -------------   -------------
                                           Ps. 5,827,104   Ps. 3,925,390
                                           =============   =============

           b) Depreciation expense was Ps.371,510, Ps.430,954 and Ps.430,632 for 1998, 1997 and 1996, respectively. In addition, as described in Note 18, the charge for the write-down of the 450 MHz project fixed assets was Ps.314,072 and is included in the caption entitled 450 MHz project non-cash write-down in the accompanying income statement.

9. Other assets

           a) At December 31, other assets consisted of the following:

                                                               1998           1997
                                                       ------------   ------------
              Concessions                              Ps.  812,189   Ps.  253,320
              Cellular telephones to be amortized           334,518        109,869
              Prepaid expenses                              167,350        126,346
              Advance payments                              270,039        388,026
              Project 450 pre-operating expenses and
                  capitalized interest (Note 18)            -              662,923
              Pre-operating expenses, other                  48,002         30,256
              Other                                          79,013         77,127
                                                       ------------   ------------
                                                       Ps.1,711,111   Ps.1,647,867
                                                       ============   ============

           b) Concessions and cellular telephone amortization expense was Ps.382,110, Ps.205,218 and Ps.293,757 in 1998, 1997 and 1996,
              respectively. In addition, in 1998 the charge for the write-down of the 450 MHz project pre-operating expenses and capitalized interest, as described in Note 18, was Ps.763,401 and is included in the caption entitled 450 MHz project non-cash asset write-down in the accompanying income statement.

10. Notes payable and long-term debt

           During the year ended December 31, 1997, the Company completed a $150,000 U.S. Dollars offering of long-term, unsecured senior notes and borrowed $125,000 U.S. Dollars under a long-term bank loan. Proceeds were used to repay certain short-term notes, and short-term and long-term loans, including the loan from Bell Atlantic. As a part of this arrangement, the Company obtained a revolving credit line of $100,000 U.S. Dollars. During 1998, the Company borrowed the total amount available under this revolving credit line.

           As of December 31, 1998 and 1997, the long-term debt of the Group consisted of the following:

                                                                 Mexican Pesos
                                                         ---------------------------
                                           U.S.Dollars           1998           1997
                                          ------------   ------------   ------------
              Long-term bank loan         U.S.$125,000   Ps.1,358,020   Ps.1,313,249
              Unsecured senior notes           150,000      1,629,625      1,575,900
              Revolving credit facility        100,000      1,086,415        -
                                          ------------   ------------   ------------
                                          U.S.$375,000   Ps.4,074,060   Ps.2,889,149
                                          ============   ============   ============

           Long-term bank loan and revolving credit facility
           -------------------------------------------------

           The long-term bank loan and revolving credit facility bear interest at a variable rate equal to the lower of (i) LIBOR plus 1.75% or
              (ii) the higher of the loan agent's prime rate, the reserve adjusted secondary market rate for certificates of deposit plus 1% or the Federal Funds effective rate plus 0.5%. Interest is payable quarterly.

           Unsecured senior notes
           ----------------------

           On July 25, 1997 the Company completed an offering of long-term, unsecured senior notes due July 15, 2004 for $150,000 U.S. Dollars, bearing interest at a fixed rate of 10%, payable semi-annually starting January 15, 1998 (the "notes"). The notes are redeemable at the option of the Company, in whole or in part, at any time on or after July 15, 2001 starting at a redemption price of 105.0% of principal amount plus accrued interest, if any, declining to 102.5% after July 15, 2002, and finally to 100.0% after July 15, 2003.

           In addition, at any time prior to July 15, 2000 the Company may redeem in the aggregate up to 35% of the original aggregate principal amount of the notes with proceeds of a public equity offering by the Company at a redemption price of 110.0% of principal amount plus accrued interest, if any. The notes may also be redeemed at a price equal to 100.0% of principal amount plus accrued interest, if any, in the case of legal changes affecting the treatment of the withholding taxes on payments to holders of the notes.

           Amortization and collateral
           ---------------------------

           The long term bank loan and revolving credit facility have payment requirements of $33,750 U.S. Dollars in 2000, $92,250 U.S. Dollars in 2001 and $99,000 U.S. Dollars in 2002. The U.S. $150,000 of
              unsecured senior notes are due in 2004.

           The long-term bank loan, revolving credit facility and unsecured senior notes contain certain restrictive covenants, including the maintenance of certain financial ratios, restrictions on incurring additional debt, limitations on capital expenditures and restrictions on the sale or lease of the Group's assets. As of December 31, 1998, the Group had complied with such covenants except for the limitation on 1998 capital expenditures for which the Company has received a waiver from the banks which extended for a period of more than twelve months beyond the balance sheet date.

           As of December 31, 1998 and 1997, assets collateralizing all long-term debt include substantially all assets used in Grupo Iusacell's cellular business (including the cellular concessions), as well as other property and equipment.

           Bell Atlantic Subordinated Convertible Debt Facility
           ----------------------------------------------------

           In July 1997, Bell Atlantic committed to provide the Company with subordinated convertible financing in an aggregate amount up to $150,000 U.S. Dollars. Borrowings under the facility bear interest at an annual rate of LIBOR plus 5.0%. The availability of funds under this facility expires on June 30, 1999. At the option of Bell Atlantic, borrowings under the facility are convertible into Series A shares of the Company at a conversion price of $0.70 U.S. Dollars per share. During the year ended December 31, 1998, the Company borrowed $101,500 U.S. Dollars (Ps.1,158,822) under the facility, which were converted into Series A common shares (see
              Note 14). As of December 31, 1998, no borrowings were outstanding under this facility and $48,500 U.S. Dollars were available for further borrowing.

           Notes payable
           -------------

           As of December 31, 1998 and 1997, notes payable consisted of the following:

                                                                         Mexican Pesos
                                                                     ---------------------
                                                      U.S. Dollars         1998       1997
                                                      ------------   ----------   --------
              Short-term loan bearing interest at a
              variable rate of LIBOR plus 2.5%
              maturing on April 30, 1999               U.S.$52,000   Ps.564,938   Ps.    -

              Short-term loan bearing interest at a
              variable rate of LIBOR plus 2.5%
              maturing on April 30, 1999                    23,000      249,876          -

                 Other                                           -          130      3,468
                                                       -----------   ----------   --------
                 Total                                 U.S.$75,000   Ps.814,944   Ps.3,468
                                                       ===========  == ========   ========

           The Company is currently negotiating a long-term refinancing of the $75,000 U.S. Dollars in short-term loans.

           The Group leases certain communications equipment and transportation equipment under agreements which are classified as capital leases. Most of these leases have purchase options at the end of the original lease term. Leased capital assets included in property and equipment at December 31, 1998 and 1997 are as follows:

                                               1998         1997
                                              -----    ---------
                   Leased equipment           Ps. -    Ps.25,491
                   Accumulated depreciation       -       (7,285)
                                              -----    ---------
                                              Ps. -    Ps.18,206
                                              =====    =========

11. Trade accounts payable

           As of December 31, trade accounts payable consisted of the following:

                                                    1998         1997
                                              ----------   ----------
                   Current accounts           Ps.830,528   Ps.907,174
                   Short-term notes payable      128,043        9,523
                                              ----------   ----------
                            Total             Ps.958,571   Ps.916,697
                                              ==========   ==========
                   Long-term notes payable    Ps.  2,316   Ps.  5,260
                                              ==========   ==========

           On August 14, 1997, the Company and Telmex entered into a settlement agreement with respect to the fees charged by Telmex to Iusacell through May 31, 1997 for interconnection services, switched long distance services and certain other services billed by Telmex as of the date of the settlement agreement. The Company paid Telmex Ps.221,357, of which Ps.28,906 constituted value-added tax and Ps.37,239 was accounted for as interest expense.

           In September 1997, the Company and Telmex amended such interconnection agreement, requiring the Company to pay Telmex an interim interconnection rate of 31 centavos per minute retroactive to June 1, 1997 and that Telmex extend to the Company a 38% discount available to other large business consumers for use of its long distance network.

           In December 1998, COFETEL reached an agreement on various outstanding interconnection issues, including a reduction in the rate charged for calls terminated by Telmex from 31 centavos per minute to approximately 26 centavos per minute, effective October 1, 1998 (such rate being subject to inflation adjustments).

12. Income Tax, Net Assets Tax and Employee Profit Sharing

           The Company has filed annual consolidated income tax returns since the tax year beginning January 1, 1994.

           The income tax rate in Mexico is 34%. The provision for income tax differs from the statutory income tax rate due to temporary and permanent differences in the determination of income for tax reporting and financial reporting purposes. The most significant temporary differences are the tax deduction for inventory purchases and certain liability accruals which are deductible only when paid for tax purposes. The most significant permanent differences are the differences between book and tax depreciation, goodwill amortization and non-deductible expenses. In accordance with Mexican accounting principles, no deferred taxes have been provided for temporary differences since such differences are of a recurring nature and their realization does not occur over a defined time period.

           The 1.8% net assets tax is calculated on the average value of substantially all assets less certain liabilities. This tax is required to be paid if this computation exceeds the amount of income tax. The 1.8% net assets tax paid may be utilized as a credit against future income tax in the years in which the Group generates an income tax in excess of the assets tax. The assets tax is available as a carry forward for up to ten years and is subject to restatement based on the NCPI when used. As of December 31, 1998, the net assets tax available as carry forward was Ps.241,952.

           At December 31, 1998, the Group had the following net operating losses for income tax purposes that may be carried forward and applied against future taxable earnings:

                  Year of                  Amount                  Expiration
                    loss                   of loss                    year
                  -------               ------------               ----------
                    1991                Ps.   12,268                  2001
                    1993                     218,394                  2003
                    1994                   1,251,235                  2004
                    1995                     646,527                  2005
                    1996                      17,940                  2006
                    1997                     518,254                  2007
                    1998                     218,269                  2008

           These losses are indexed for inflation from the year incurred to the sixth month of the year utilized. Accordingly, these amounts include inflation up to June 1998. Losses include Ps.223,221 and Ps.335,967 of capital stock issuance costs expensed for tax purposes in 1994 and 1993, respectively. Such amounts were charged against stockholders' equity in the financial statements.

           Employee profit sharing, generally 10%, is computed on taxable income, with adjustments to exclude inflationary effects and the restatement of depreciation expense. In the year ended December 31, 1998, there was a provision for profit sharing for Ps.518. In the year ended December 31, 1997 there was no provision for profit sharing.

           The effective rate reconciliation as of December 31, is as follows:

                                                                   1998           1997           1996
                                                            -----------    -----------    -----------
             Income tax benefit at statutory rate           (Ps.455,454)   (Ps.422,849)   (Ps. 89,548)
                Add (deduct):
                   Inventory purchases less cost of sales       246,821        (99,326)       (47,811)
                   Depreciation and amortization                  8,670       (144,801)      (142,506)
                   Provision for equipment impairment                 -        410,837              -
                   Project 450 non-cash write-down              366,342              -              -
                   Differences between interest and
                     inflationary gains or losses              (123,297)       137,584        215,879
                   Net assets tax                                70,496         59,031         49,827
                   Income tax loss carryforwards                 74,211        176,206          6,100
                   Provision for doubtful accounts             (113,382)        11,197         (3,951)
                   Telephones to be amortized                   129,917         69,774         99,876
                   Goodwill amortized                            40,473         41,329         44,710
                   Other                                       (174,301)      (179,951)       (82,749)
                                                            -----------    ------------   -----------
             Effective income tax expense at
                effective rate                              Ps.  70,496     Ps. 59,031     Ps. 49,827
                                                            ===========    ===========    ===========

13. Commitments and contingencies

           As of December 31, 1998, the Group had the following commitments and contingent liabilities:

              a) The Group has entered into operating lease agreements for administrative offices, sales branches and service facilities. Such lease agreements expire at various dates through 2007. Some agreements contain options for renewal. Rental expense was Ps.108,106, Ps.80,946 and Ps.70,846 for the years ended December 31, 1998, 1997 and 1996, respectively.

                 Future annual minimum rental payments under existing leases with terms in excess of one year as of December 31, 1998 are as follows:

                             1999          Ps.105,567
                             2000              93,166
                             2001              80,917
                             2002              66,190
                             Thereafter        42,833
                                           ----------
                                           Ps.388,673
                                           ==========

              b) The Group may have contingent liabilities for taxes and penalties that the tax authorities may assess based on audit of prior years' tax returns. During 1997, the Mexican tax authorities completed an audit of three companies of the Group (Grupo Iusacell, S.A. de C.V., Iusacell, S.A. de C.V. and SOS Telecomunicaciones, S.A. de C.V.), resulting in claims of Ps.7,989, including penalties and surcharges. These differences were paid in 1997 and are classified as a part of the provision for taxes in the income statement for that year. Further in 1999, as a result of those investigations, the Company was assessed a Ps.21,881 penalty by the tax authorities under the claim that it had incorrectly deducted for income tax purposes certain interest expense. The Company plans to challenge this penalty as it believes it has strong legal grounds to overcome the assessment.

              c) Mitsubishi Electronics America Inc. ("MELA") filed a
                 complaint in the United States on July 18, 1996 against Grupo Iusacell, Bell Atlantic Corporation and Bell Atlantic Latin America Holdings Inc., an affiliate of Bell Atlantic. Essentially, MELA alleges that it had a contract with Grupo Iusacell for the sale of telephone terminals and that Grupo Iusacell has breached the contract by not purchasing the terminals. MELA alleges the contract was for the sale of 60,000 units at a unit cost of $0.510 U.S. Dollars. The lawsuit is currently in the discovery stage. Management believes the lawsuit has no basis as no contract was ever signed and that, at trial, no material damages will result in favor of MELA. Based on external counsel's opinion it is too early to evaluate the extent of the Company's exposure to loss by judgement at trial.

              d) In December 1997, the Company signed an agreement with
                 Lucent Technologies with a commitment to purchase CDMA digital wireless equipment for $188,000 U.S. Dollars to install its digital cellular network. In connection with this contract, Lucent will issue trade-in credits to the Company for approximately $93,000 U.S. Dollars, representing the net replacement cost of the network equipment being displaced. The trade-in credits are deducted from each purchase invoice proportionally to the total equipment purchased. As of December 31, 1998 the Company had purchased equipment priced at approximately $120,000 U.S. Dollars under this agreement.

              e) In February 1998, the Company's former advertising agency sued the Company for Ps.23,000, alleging improper termination of its contract. The Company won the lawsuit during 1998 without any damages in favor of such former advertising agency and also won a first appeal. The Company's former advertising agency has recently filed a second and final appeal. Management believes the lawsuit has no basis and does not anticipate that any significant damages in favor of such former advertising agency will result at the end of the lawsuit. In June 1999, Mexican Supreme Court found the Company in breach of its contract with the Company's former advertising agency and found further that the advertising agency suffered Ps.23,000 in damages. Subsequently, another tribunal confirmed the breach of contract finding, but ruled that the damages suffered by the agency were only Ps.16,000. The Company intends to file an injunctive action (amparo) against this sentence on the basis that the tribunal exceeded the scope of its review and also assessed damages incorrectly.

              f) As a result of delays in the construction of the new corporate headquarters, the sale of Montes Urales did not take place during the year ended December 31, 1997. In April 1998, the Company learned that the property was subject to two liens from the former owner that, until removed, prohibited the Company from transferring the title of Montes Urales to the prospective buyer. Such liens were not identified when the Company acquired the stock of the Corporation which owned Montes Urales in 1994, nor was the Company notified of such liens subsequent to the acquisition. The Company is currently analyzing the matter and the actions it needs to pursue to remove such liens. There can be no assurance, however, that the Company will be able to remove the liens from such property and realize any value from such assets.

              g) The Company has certain commitments derived from its joint venture agreement with Infomin, S.A. de C.V. (see Note 2).

14. Contributed capital

           As stated in Note 1, in December 1996, the Company's principal stockholders signed an agreement to transfer management control of Grupo Iusacell to Bell Atlantic. Following execution of the agreement, at an extraordinary shareholders' meeting, the Company's shareholders approved the following modifications of the Company's estatutos sociales (by-laws):

              1) Series A shares may be acquired by Mexicans and/or foreigners.

              2) The conversion of 200,000,000 Series B shares and 166,769,760
                 Series D shares held by Bell Atlantic into 366,769,760 Series A shares.

              3) The conversion of 100,000,000 Series A shares held by the
                 Peralta Group into 100,000,000 Series D shares.

           These modifications were subject to the receipt of authorizations from the National Foreign Investment Commission and the Federal Competition Commission. On February 10 and 12, 1997, Grupo Iusacell's new share ownership and management control structure received the required Mexican government authorizations.

           Based on the above mentioned authorizations and the adoption of such resolutions, the total authorized fixed portion of capital stock was increased by Ps.937,512 through the authorization of up to 74,163,591 Series A shares and up to 54,407,837 Series D shares.

           At the same shareholders' meeting, an Executive Employee Stock
              Purchase Plan for the Company's executive employees (the "Stock Purchase Plan") was approved (see Note 15). As part of this plan, the total authorized fixed portion of capital stock was increased by Ps.130,210 through the issuance of up to 15,625,000 Series L shares (to be made available under the Stock Purchase Plan and to provide for the exercise of preemptive stockholder rights).

           On February 28, 1997 the Company's Board of Directors ratified a capital increase of Ps.799,288. The shares were offered for subscription and payment in the following way:

              a) Bell Atlantic subscribed for 47,017,491 Series A shares through the conversion of certain debt (Note 5).

              b) FIUSA Pasteje, S.A. de C.V. subscribed for 4,390,619 Series A shares and 48,754,000 Series D shares through the capitalization of certain liabilities.

              c) Preemptive stockholder rights were exercised for the amount of
                 265 Series D shares and 92,564 Series L shares.

           Additionally, 7,812,500 of the 15,625,000 previously authorized
              Series L shares were kept in the Company's treasury available for the Stock Purchase Plan; the balance of 7,719,916 Series L shares were cancelled. During 1997, 7,549,834 of these shares were subscribed by employees, as follows:

              On April, 17, 1997, the Technical Committee of the trust administrating the Stock Purchase Plan ("Technical Committee") approved the subscription of 4,719,560 Series L shares for the Stock Purchase Plan. The subscription price for those shares was Ps.56,497.

              On June 6, 1997, the Technical Committee approved the subscription of 1,272,200 Series L shares for the Stock Purchase Plan. The subscription price for those shares was Ps.24,379.

              On September 30, 1997 the Technical Committee approved the subscription of 1,558,074 Series L shares for the Stock Purchase Plan. The subscription price for those shares was Ps.29,356.

              On April 17, 1998, 262,666 Series L shares which had not been subscribed for under the Stock Purchase Plan were automatically canceled.

           At a shareholders' meeting in June 1998, the total authorized fixed portion of capital stock was increased by Ps.33,457 through the issuance of up to 2,000,000 Series L shares under the Stock Purchase Plan.

           From June 30 to July 14, 1998, preemptive stockholder rights related to the new authorization of Series L shares for the Stock Purchase Plan were exercised for 40 Series L shares in the amount of Ps.0.59. The balance of 812,460 Series L shares were cancelled.

           During June 1998, 1,187,500 of the 2,000,000 previously authorized
              Series L shares were added to the Company's treasury available for the Stock Purchase Plan. During 1998, 1,117,496 of these new shares made available under the Stock Purchase Plan were subscribed by employees, as follows:

              On September 2, 1998, the Technical Committee approved the subscription of 582,456 Series L shares for the Stock Purchase Plan. The subscription price for those shares was Ps.4,719.

              On October 2, 1998, the Technical Committee approved the subscription of 535,040 Series L shares for the Stock Purchase Plan. The subscription price for those shares was Ps.3,159.

           As of December 31, 1998, 70,004 Series L shares remained available in the Company's treasury for issuance under the Stock Purchase Plan.

           On November 17, 1998 the Company's Board of Directors ratified a capital stock increase of Ps.836,145 by the issuance of 102,142,857 Series A shares which were subscribed through the conversion of debentures issued by the Company under the Bell Atlantic Subordinated Convertible Debt Facility (see Note 10). The convertible debentures were issued and converted as follows:

              On August 19, 1998, the Company issued debentures in a principal amount of Ps.293,317 ($25,200 U.S. Dollars), which were converted into 36,000,000 Series A shares on the same date.

              On September 29, 1998, the Company issued debentures in a principal amount of Ps.543,204 ($46,300 U.S. Dollars), which were converted into 66,142,857 Series A shares on the same date.

           On December 21, 1998 the Board of Directors of the Company ratified a capital increase of Ps.322,302 by the issuance of 42,857,142 Series A shares. The increase was subscribed through the conversion of debentures issued by the Company under the Bell Atlantic Subordinated Convertible Debt Facility, in an aggregate principal amount of $30,000 U.S. Dollars. The 42,857,142 Series A shares were initially subscribed by Bell Atlantic, of which 50%, or 21,428,571, of such shares, were then sold to the Peralta Group. There was no gain or loss recognized from the sale.

           The changes in the number of shares of common stock for the period
              January 1, 1996 through December 31, 1998 are analyzed as follows:

                                                                  Number of shares
                                                                  ----------------
           January 1, 1996 balance                                     981,624,430
               No changes                                                        -
                                                                     -------------
           December 31, 1996 balance                                   981,624,430
               February  28, 1997 - issuance of common
                 stock through the capitalization of debt              100,162,110
               February 28, 1997 - issuance of common stock
                 upon exercise of preemptive stockholder rights             92,829
               April 17, 1997 - issuance of common
                 stock for the Stock  Purchase Plan                      4,719,560
               June 6,  1997 - issuance of common
                 stock for the Stock Purchase Plan                       1,272,200
               September 30, 1997 - issuance of
                 common stock for the Stock
                 Purchase Plan                                           1,558,074
                                                                     -------------
           December 31, 1997 balance                                 1,089,429,203
               July 14, 1998 - issuance of common
                 stock upon exercise of preemptive
                 stockholder rights                                             40
               September 2, 1998 - issuance of common
                 stock for the Stock Purchase Plan                         582,456
               October 2, 1998 - issuance of common
                 stock for the Stock Purchase Plan                         535,040
               November 17, 1998 - issuance of common
                 stock through the capitalization of debt              102,142,857
               December 21, 1998 - issuance of common
                 stock through the capitalization of debt               42,857,142
                                                                     -------------
           December 31, 1998 balance                                 1,235,546,738
                                                                     =============

           At December 31, 1998 and 1997, the issued and outstanding shares of common stock of the Company, without par value, are as follows:

                                              1998            1997
                                     -------------   -------------
                          Series A     891,753,409     746,753,410
                          Series B       5,562,450       5,562,450
                          Series D     186,904,725     186,904,725
                          Series L     151,326,154     150,208,618
                                     -------------   -------------
                             Total   1,235,546,738   1,089,429,203
                                     =============   =============

           Series A, B and D represent shares entitling the holder of each share to one vote at the Company's stockholders' meetings. The holders of Series L shares may vote only in limited circumstances as described in the Company's bylaws. Stockholder actions on certain matters require approval by both Series A and Series B stockholders.

           Series A shares must always represent no less than 51% of the capital stock with full voting rights and may be acquired by Mexicans or foreigners. Series B, D and L shares may also be acquired by foreigners or Mexicans.

           Series B shares cannot exceed 29.1% of the total capital stock and Series D shares cannot exceed 19.9% of the total capital stock. Series L shares cannot exceed 19% of the total capital stock.

           On August 26, 1998 the Company announced a recapitalization and restructuring plan. Under this plan a new holding company, Nuevo Grupo Iusacell, S.A. de C.V. ("Nuevo Iusacell") has been created. Nuevo Iusacell will offer to exchange, on a one for one basis, Nuevo Iusacell Series V shares for outstanding Series B, D and L shares and for some Series A shares, and will offer to exchange, on a one for one basis, Nuevo Iusacell Series A shares for all other Series A shares. All Nuevo Iusacell shares will have full voting rights.

15. Executive Employee Stock Purchase Plan

           In March 1997, the Company adopted the Stock Purchase Plan. The
              Stock Purchase Plan is administrated by a management trust with the assistance of the trust division of a Mexican Bank. Under the Stock Purchase Plan, the Technical Committee, which is composed of certain executive officers of the Company, determines the executive employees to whom Series L shares of the Company will be offered for purchase. The Technical Committee also determines the number of Series L shares to be offered for purchase to such executive employees, the purchase price per share for such purchase rights, the vesting schedule for such purchase rights, the payment terms and all other terms and conditions therefor.

           The number of Series L shares that may be subject to purchase rights granted under the Stock Purchase Plan cannot exceed 4.9% of the aggregate number of issued and outstanding Company shares.

           During 1997, the Technical Committee granted purchase rights with respect to a total of 7,549,834 Series L shares. All such purchase rights vest either in three equal annual installments commencing on April 17, 1998, June 6, 1998 or September 30, 1998 or in their entirety on April 17, 1999 or June 6, 1999 (see Note 14).

       During 1998, the Technical Committee granted purchase rights with respect to a total of 2,199,600 Series L shares through the issuance of 1,117,516 Series L shares and the reassignment of 1,082,084 Series L shares. All such purchase rights vest either in three equal annual installments commencing on September 1, 1999 or commencing on October 1, 1999 (see Note 14).

16.  Earned Capital

       Under Mexican law, a legal reserve must be created, and annually increased by 5% of the annual net earnings until it reaches 20% of the nominal amount of its capital stock. This reserve is not available for dividends, but may be used to reduce a deficit or may be transferred to capital.

       Under the Federal income tax law, a tax on dividends is calculated based on the paid dividends which exceed taxable net income. The accumulated taxable net income of the Company as of December 31, 1998 is approximately Ps.114,131. The Company cannot pay dividends under the covenants for the senior notes and bank loans.

       The earned capital accounts consist of the following:

                                                December 31, 1998
                            -------------------------------------------------------
                                                    Accumulated
                              Historical          adjustments for
                                value                inflation            Total
                            -------------           ------------       ------------
Legal reserve                Ps.    1,499           Ps.    2,862       Ps.    4,361
Accumulated losses from
   prior years                 (1,839,161)            (1,528,250)        (3,367,411)
Net loss for the year          (1,464,050)                39,938         (1,424,112)
Deficit from restatement               --               (746,499)          (746,499)
                             ------------           ------------       ------------
Total                       (Ps.3,301,712)         (Ps.2,231,949)     (Ps.5,533,661)
                             ============           ============       ============

                                                  December 31, 1997
                            --------------------------------------------------------
                                                    Accumulated
                             Historical           adjustments for
                                value                inflation            Total
                            -------------          -------------       ------------
Legal reserve                Ps.    1,499          Ps.     2,862       Ps.    4,361
Accumulated losses from
   prior years                 (1,646,797)              (418,175)        (2,064,972)
Net loss for the year            (192,364)            (1,110,075)        (1,302,439)
Deficit from restatement               --               (709,390)          (709,390)
                             ------------           ------------       ------------
   Total                    (Ps.1,837,662)         (Ps.2,234,778)     (Ps.4,072,440)
                             ============           ============       ============

17.  Foreign Currency Position

       The balance sheet as of December 31 includes assets and liabilities denominated in U.S. Dollars, as follows:

                                            1998                1997
                                      ---------------     --------------
Monetary assets                       U.S.$    46,331     U.S.$   52,166
Monetary liabilities                          574,489            360,775
                                      ---------------     --------------
Net monetary liability position
   in U.S. Dollars                    U.S.$   528,158     U.S.$  308,609
                                      ===============     ==============
Equivalent in nominal
   Mexican pesos                      Ps.   5,226,810     Ps.  2,489,888
                                      ===============     ==============

       As of December 31, 1998 and 1997, most of the communications equipment and inventories of cellular telephones and accessories are of foreign origin (see Notes 6 and 8).

       During 1998 and 1997, interest expense and interest income on assets and liabilities denominated in U.S. Dollars were as follows:

                                     1998              1997               1996
                                -------------      -------------     -------------
Interest income                 U.S.$     494      U.S.$     386     U.S.$  18,298
Interest expense                       16,419             15,994            52,011
                                -------------      -------------     -------------
   Net interest expense         U.S.$  15,925      U.S.$  15,608     U.S.$  33,713
                                =============      =============     ==============
Equivalent in nominal Mexican
   Pesos                        Ps.   157,599      Ps.   125,927     Ps.    264,057
                                =============      =============     ==============

       Operating results for the years ended December 31, 1998 and 1997, include depreciation and amortization expenses, originated by fixed assets and inventories of foreign origin.

       The exchange rate as of December 31, 1998 and 1997 was Ps.9.8963 and Ps.8.0681, per 1 U.S. Dollar, respectively. At the issuance date of these financial statements, February 22, 1998, the exchange rate in effect was Ps. 9.9333 per 1 U.S. Dollar

18.  Project 450

       During 1994, the Company created a subsidiary to provide fixed wireless local telephony services using the 450 MHz frequency band ("Project 450"). At December 31, the Company's investment in Project 450 consisted of the following assets:

                                       1998           1997
                                    ---------     ------------
Fixed assets                        Ps.44,635     Ps.  530,868
Capitalized interest (Note 9)              --          350,161
Inventory of handsets                  19,967           28,256
Pre-operating expenses (Note 9)            --          312,762
                                    ---------     ------------
           Total                    Ps.64,602     Ps.1,222,047
                                    =========     ============

       On June 10, 1997, the Mexican Ministry of Communications and Transport
             ("SCT") and the Company reached an agreement on a process whereby the Company could obtain concessions issued by the SCT to provide local wireless service in the 450 MHz frequency band. While awaiting the Mexican Government's resolution on coverage, spectrum clearing and other requirements which may cause management to reconsider the feasibility of fully deploying the 450 MHz technology, the Group began its overlay of CDMA digital technology in the 800 MHz frequency band.

       Given the capabilities of CDMA technology and the success the Group has had thus far with its deployment, the Group is exploring alternatives for providing local telephony service, including fixed or limited zone wireless service in the 800 MHz and 1.9 GHz bands. The Group has not made a decision as to whether it will pursue its right of first refusal to acquire the above-mentioned 450 MHz concessions, or whether it will pursue an alternative means to provide local telephony services.

       During September 1998, the Group made the decision to write-down the carrying value of the assets supporting its Project 450 MHz assets as the Group believes there has been an impairment of its investment in this technology. During 1998 an impairment charge for Ps.1,077,474 was recorded, and represented 100% of the pre-operating expenses and 90% of the fixed assets deployed in this project.

19.  Discontinued Operations

       In December 1998, the Company decided to discontinue the operations of its subsidiary, Cellular Solutions, basically the selling of accessories for cellular handsets. Cellular Solutions transferred all its existing inventories as of December 31, 1998 to another subsidiary of the Company and terminated all its employees during January and February 1999.

       Financial information regarding Cellular Solutions as of December 31 was as follows:

                                               1998        1997          1996
                                            ---------    --------     ----------
Current assets                              Ps. 3,917    Ps.8,955     Ps.  5,691
Total assets                                    5,406      10,399          7,810
Total liabilities                              39,980       9,549          8,322
Revenues                                       19,578      23,851         15,888
Gross Profit                                    4,302       6,827          5,609
Loss from operations before income taxes       (8,622)     (7,179)       (18,023)
Provision for income taxes                         99         184            202
Loss on disposal, including provision of
   Ps. 1,042 for operating losses during
   phase-out period (no applicable taxes)     (11,527)         --             --
                                            ---------    --------     ----------
Net (loss) profit                          (Ps.20,248)  (Ps.7,363)   (Ps. 18,225)
                                            =========    ========     ==========

20. Differences between Mexican and United States Generally Accepted Accounting Principles

       The Company's consolidated financial statements are prepared based on accounting principles generally accepted in Mexico ("Mexican GAAP"), which differ in certain significant respects from United States generally accepted accounting principles ("U.S. GAAP").

       The following reconciliation to U.S. GAAP does not include the reversal of the adjustments to the financial statements for the effects of inflation required under Mexican Bulletin B-10. The application of Bulletin B-10 represents a comprehensive measure of the effects of price-level changes in the financial statements based on historical cost for Mexican and U.S. accounting purposes. The principal differences, other than inflation accounting, between Mexican and U.S. GAAP are listed below, together with an explanation where appropriate, of the adjustments that affect consolidated net income and stockholders' equity for each of the years ended December 31, 1998, 1997 and 1996.

       a)  Deferred income taxes and employee profit sharing

       Under Mexican GAAP, deferred income taxes are provided for identifiable, non-recurring timing differences (those expected to reverse over a definite period of time) at rates in effect at the time such differences originate. Benefits from loss carryforwards are not allowed to be recognized before the period in which the carryforward is utilized. For purposes of this reconciliation to U.S. GAAP, the Company has applied Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes"("SFAS 109"), for all periods presented.

       SFAS 109 requires an asset and liability method of accounting whereby deferred taxes are recognized for the tax consequences of all temporary differences between the financial statement carrying amounts and the related tax bases of assets and liabilities. Under U.S. GAAP, the effect on deferred taxes of a change in tax rate is recognized in income in the period that includes the enactment date.

       SFAS 109 requires deferred tax assets to be reduced by a valuation allowance if, based on the weight of available evidence, including cumulative losses in recent years, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

       As described in Note 12, Mexican tax law requires payment of a 1.8% tax on the Company's net assets which may be used to offset future income tax obligations. Under Mexican GAAP, the net asset tax is charged to the provision for income taxes. Under SFAS 109, such amounts are treated as a deferred tax benefit and offset by a valuation allowance, if required.

       Employee profit sharing expense, which is based on each subsidiary's taxable income after certain statutory adjustments, is included in the income tax provision under Mexican GAAP. The provision for employee profit sharing is charged to operations for U.S. GAAP purposes.

b) Preoperating costs

       Under Mexican GAAP, the Company capitalized certain pre-operating costs, primarily related to Project 450. Under US GAAP, pre-operating costs are expensed as incurred. During 1998, the Company recorded a write-down related to its investment in Project 450 for Mexican GAAP purposes and consequently, wrote-off all capitalized pre-operating costs as of that date.

c) Restatement related to the provision for consolidation of facilities

       As described in Note 2, during the year ended December 31, 1996, the Company originally recorded a provision for consolidation of facilities related to Montes Urales under both Mexican and US GAAP. The Company has reassessed this accounting treatment under U.S. GAAP and determined that, as management did not have the ability to remove Montes Urales from operations in December 1996, Montes Urales did not qualify as an asset held to be disposed of at such date and consequently, should have been accounted for as an asset to be held and used pursuant to the provisions of SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." As a result, under U.S. GAAP, an impairment charge would not have been recorded at December 31, 1996 related to Montes Urales. The effect of this restatement on U.S. GAAP net loss and basic and diluted net loss per share is as follows:

                                         For the year ended           December 31, 1996
                                        As previously reported           As restated
                                        ----------------------        -----------------
Net loss under U.S. GAAP                  (Ps.   200,646)               (Ps.  183,684)
Basic and diluted net loss per share
    under U.S. GAAP (Pesos)               (Ps.      0.20)               (Ps.     0.19)

       The effect of the additional depreciation on Montes Urales related to the 1996 restatement was immaterial for 1998 and 1997. Consequently, the Company has not revised the financial statements for such periods.

d) Minority interest

       Under Mexican GAAP, the minority interest in consolidated subsidiaries is presented as a separate component within the stockholders' equity section of the consolidated balance sheet. For U.S. GAAP purposes, minority interest is not included in stockholders' equity and accordingly is deducted as a reconciling item to arrive at U.S. GAAP equity.

e) Basic and fully diluted loss per share

       As of January 1, 1997, Mexican GAAP requires the disclosure of earnings (loss) per share for public companies. Under U.S. GAAP, disclosure of basic earnings (loss) per share and diluted earnings
             (loss) per share is required for public companies in accordance with SFAS No. 128, "Earnings Per Share". Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the year. The computation of diluted earnings
             (loss) per share is similar to basic earnings (loss) per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued. Diluted earnings (loss) per share is equal to basic earnings (loss) per share for the years ended December 31, 1998 and 1997 as the drawdowns and conversions under the subordinated convertible facility with Bell Atlantic (Note 10) and the shares subject to rights under the Stock Purchase Plan (see Note 15) are excluded from the computation of diluted earnings (loss) per share because to do so would have been anti-dilutive for the periods presented. For the years ended December 31, 1998 and 1997, the number of potentially dilutive shares that were excluded from the computation of diluted earnings (loss) per share for the drawdowns and conversions under the facility with Bell Atlantic were 69,285,714 and 214,285,714 shares, respectively, and for the shares subject to rights under the Stock Purchase Plan 332,650 and 262,666 shares, respectively. Diluted earnings (loss) per share is equal to basic earnings (loss) per share for the year ended December 31, 1996 as the Company did not have any potentially dilutive securities.

f) Effect of inflation accounting on U.S. GAAP adjustments

       In order to determine the net effect on the financial statements of recognizing certain of the adjustments described above, it is necessary to recognize the effects of applying the Mexican GAAP inflation accounting principles (described in Note 4) to such adjustments.

g) Comprehensive income

       On January 1, 1998, the Company adopted SFAS No. 130, "Reporting
             Comprehensive Income". SFAS No. 130 establishes guidelines for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The statement, however, does not address recognition or measurement issues. The adoption of SFAS No. 130 had no impact on net loss or shareholders' equity. The Company has presented comprehensive loss and accumulated comprehensive loss under U.S. GAAP for each of the three years ended December 31, 1998 in Note 20 j) below.

h) Interest rate collar

       Effective July 30, 1998, in connection with the $225,000 U.S. Dollars credit agreement (see Note 10), the Company was required to enter into an interest rate collar agreement designated as a hedge of a portion of the Company's floating rate debt. The interest rate collar limits the Company's exposure to fluctuations in short-term interest rates by locking in a range of interest rates on $35,000 U.S. Dollars of its floating rate debt. The cap rates range from 6.12% to 7.12% above six-month LIBOR with the floor rates ranging from 5.30% to 6.12% above six-month LIBOR. The interest rate collar matures on July 30, 2002.

       Under Mexican GAAP, the interest rate collar agreement is recorded on a cash basis. Under U.S. GAAP, the differential to be paid or received as interest rates change is accrued and recognized as an adjustment of interest expense at the balance sheet date. Additionally, the related amount payable or receivable from counter-parties is included in accrued other expenses at the balance sheet date.

       The $35,000 U.S. Dollar million notional amount of the interest rate collar agreement does not quantify risk or represent assets or liabilities of the Company, but is used in the determination of cash settlements under the agreement. The Company is exposed to credit loss from counterparty nonperformance, but does not anticipate any such loss from the interest rate collar agreement, which is with a major financial institution.

       The fair value of the interest rate collar agreement is Ps.11,786
             ($1,085 U.S. Dollars) as of December 31, 1998, and is estimated based on current market settlement prices of comparable contracts obtained from dealer quotes. The Company does not hold or issue derivative financial instruments for trading purposes.

i) Gain from the exchange of non-monetary assets

       In December, 1998, the Company entered into a fiber optic cable swap agreement with Bestel to exchange certain long-distance fiber optic cables for a contract amount of Ps.210,217. Under Mexican GAAP, the Company recorded the transaction as both an acquisition and sale of fixed assets based on the contract amount, resulting in a gain on the sale of Ps.183,065 which was recorded as other income. Under U.S. GAAP, because the assets exchanged are similar productive assets and, on a net basis, no cash was exchanged, the transaction does not result in the recognition of earnings. Consequently, under U.S. GAAP, the acquisition and sale would not have been recorded.

j) Net loss and stockholders' equity under U.S. GAAP

       The following is a summary of net loss and stockholders' equity adjusted to take into account certain material differences between Mexican GAAP and U.S. GAAP:

                                                                             Years ended December 31,
                                                          -------------------------------------------
                                                                                             Restated
                                                              1998             1997           1996
                                                          ------------     ------------    ----------
Net loss as reported under Mexican GAAP                  (Ps.1,424,112)   (Ps.1,302,439)  (Ps.514,243)
Deferred income taxes                                           55,311          482,155       254,351
Pre-operating costs                                            174,350          (83,599)      (90,751)
Interest rate collar                                           (11,786)              --            --
Gain from the exchange of non-monetary assets                 (183,065)              --            --
Provision for consolidation of facilities                           --               --        16,963
Effect of inflation accounting on U.S. GAAP adjustments        (25,490)          19,717       149,996
                                                          ------------     ------------    ----------
Net loss under U.S. GAAP                                    (1,414,792)        (884,166)     (183,684)
                                                          ============     ============    ==========
Weighted average number of shares outstanding
    (thousands)                                              1,121,396        1,070,825       981,624
                                                          ============     ============    ==========
Basic and diluted net loss per share (pesos)             (Ps.     1.26)   (Ps.     0.82)  (Ps.   0.19)
                                                          ============     ============    ==========

Comprehensive income:

                                                                               Years ended December 31,
                                                         ----------------------------------------------
                                                              1998             1997            1996
                                                         -------------     ------------    ------------
Net loss under U.S. GAAP                                (Ps.1,414,792)    (Ps.  884,166)  (Ps.  183,684)
Inflation effects for the period                              (11,619)          (19,717)     (1,172,062)
Deferred income taxes                                              --                --         383,677
                                                         -------------     ------------    ------------
Comprehensive loss                                          (1,426,411)        (903,883)       (972,069)
                                                         =============     ============    ============
Accumulated comprehensive loss                          (Ps. 6,318,819)   (Ps.4,892,408)  (Ps.3,988,525)
                                                         =============     ============    ============

                                                                              Years ended December 31,
                                                                           ---------------------------
                                                                                   1998           1997
                                                                           ------------   ------------
Stockholders' equity under  Mexican GAAP                                   Ps.4,025,136   Ps.4,333,837
Minority interest                                                                  (891)       (15,072)
Deferred income taxes                                                           181,117        125,805
Pre-operating costs                                                                  --       (174,350)
Interest rate collar                                                            (11,786)            --
Gain from the exchange of non-monetary assets                                  (183,065)            --
Provision for consolidation of facilities                                        16,963         16,963
                                                                           ------------   ------------
Stockholders' equity as reported under U.S. GAAP                           Ps.4,027,474   Ps.4,287,183
                                                                           ============   ============

       The following is the Statement of Stockholders' Equity under US GAAP for each of the two years ended December 31, 1998:

                                    Contributed     Accumulated      Loss for
                                    Capital         Losses           the year          Total
                                    ------------    ------------    -------------    ------------
Balances as of 12/31/96             Ps.7,481,685   (Ps.3,016,456)  (Ps.   183,684)   Ps.4,281,545
Application of 1996 net loss                            (183,684)         183,684              --
Increase in capital stock                909,521                                          909,521
Effects of inflation                                     (19,717)                         (19,717)
Net loss for the year                                                    (884,166)       (884,166)
                                    ------------    ------------    -------------    ------------
Balances as of 12/31/97             Ps.8,391,206   (Ps.3,219,857)  (Ps.   884,166)   Ps.4,287,183
Application of 1997 net loss                            (884,166)         884,166              --
Increase in capital stock              1,166,702                                        1,166,702
Effects of inflation                                     (11,619)                         (11,619)
Net loss for the year                                                  (1,414,792)     (1,414,792)
                                    ------------    ------------    -------------    ------------
Balances as of 12/31/98             Ps.9,557,908   (Ps.4,115,642)  (Ps. 1,414,792)   Ps.4,027,474
                                    ============    ============    =============    ============

k) Provision for impairment of analog equipment

       As mentioned in Note 4.b, during the year ended December 31, 1997, changes in circumstances indicated that the carrying amount of the Group's analog telecommunications network might not be recoverable. These circumstances included: (i) customer and marketing requirements for better voice quality, more and improved value added services and reduction of wireless fraud, all of which were more viable with a digital platform. Hence, these requirements accelerated the adoption of digital technology in the Mexican wireless market. (ii) the view of Bell Atlantic, which obtained management control of the Company in 1997, that the Company would need to adopt digital technology in order to remain competitive and that CDMA was the best technology available to the Company. (iii) the plans, developed in 1997 by other wireless carriers, to launch digital technology in Mexico in 1998. (iv) the Company's decision to participate in the digital PCS auctions that were announced in November 1997 (v) an increase in the Company's subscriber base during 1997, such that the analog network was operating at close to full capacity by November 1997. The CDMA digital network has the potential to increase capacity by a six to eight multiples compared with analog. Consequently, under U.S. GAAP, the Company evaluated the analog equipment for impairment using the criteria of SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."

       In December 1997, the future estimated cashflows (undiscounted and without interest) of the analog equipment, considering the disposition of the equipment under the terms of the agreement with Lucent Technologies (see Note 13), were less than the book value. Consequently, the Company recorded an impairment charge of Ps.1,208,352 to adjust the carrying amount of the analog equipment to its fair value, amounting to Ps.3,170,524, based on an independent appraisal performed by Consultores y Valuadores de Empresas, S.C.

       Under U.S. GAAP, this impairment charge is reflected as a component of operating loss for the year ended December 31, 1997.

l) Employee severance

       The Group is required to pay certain severance benefits only to employees that are dismissed without proper cause. Since during the normal course of operations, it is impracticable to estimate the number of employees that will be dismissed in the future, under U.S. GAAP, severance payments made to employees during the normal course of operations are expensed when paid. As of December 31, 1998 and 1997 severance accruals recorded were immaterial.

m) Supplementary U.S. GAAP disclosures

1) Cash flow information

       SFAS No.95, "Statement of Cash Flows" ("SFAS 95"), does not provide any specific guidance with respect to inflation adjusted financial statements. For U.S. GAAP purposes, the following cash flow statement is presented, using U.S. GAAP balance sheets restated for inflation. Monetary gains and losses, and unrealized foreign exchange gains and losses have been included as operating cash flow reconciling items. Other items have been included based on their cash flows, adjusted by inflation.

                                                                             Years ended December 31,
                                                   --------------------------------------------------
                                                            1998              1997               1996
                                                   -------------     -------------      -------------
Operating activities:
  Net loss under U.S. GAAP                         (Ps.1,414,792)    (Ps.  884,166)     (Ps. 183,684)
  Adjustments to reconcile net loss to cash
  (used in) provided by operating activities:
  Depreciation                                           371,510           430,954           430,632
  Amortization                                           501,147           326,772           425,257
  450 Project non-cash write-down                        903,124                --                --
  Equity in loss (earnings) of associated
   companies                                              (2,853)           (1,092)           (1,866)
  Gain on sale of equity investments                     (24,437)         (204,234)               --
  Increase in allowance for doubtful accounts             30,213            47,429           100,382
  (Decrease) / Increase in allowance for
   obsolete and slow-moving inventories                       --            20,186             5,816
  Fixed assets impairment charge                              --         1,208,352                --
  Minority interest                                       (6,199)             (270)           (4,500)
  Deferred income taxes and employee
   profit sharing                                         15,185          (423,123)         (204,525)
  Gain on net monetary position and
   foreign exchange losses                               198,381          (425,603)         (861,456)
  Reorganization reserve                                      --                --           205,535

                                                                        Years ended December 31,
                                                        ----------------------------------------
                                                              1998            1997          1996
                                                        ----------      ----------    ----------
     Changes in operating assets and liabilities:
     Accounts receivable                                (Ps.   569,635)    (Ps.142,168)  (Ps.122,917)
     Inventories                                               110,133        (219,864)       73,778
     Trade accounts payable and related parties              1,284,286         680,291       (95,448)
     Taxes and other payable                                   505,180        (314,882)      114,007
     Income tax                                                (29,011)          3,387         7,165
     Other                                                        (186)            447            91
                                                         -------------      ----------    ----------
Net cash provided by (used in) operating activities          1,872,046         102,416      (111,733)

Investing activities:
   Purchase of property and equipment, net                 (2,404,230)       (882,632)     (299,047)
   Proceeds from sales of investments in asso-
     ciated companies                                          12,055         322,021        40,184
   Purchase of other assets                                (1,208,755)       (771,789)      449,096
                                                         ------------      ----------    ----------
Net cash (used in) provided by investing
   activities                                              (3,600,930)     (1,332,400)      190,233
                                                         ------------      ----------    ----------

Financing activities:
   Proceeds from notes payable and long-term debt           1,873,687       3,120,505       195,758
   Payments of notes payable and long-term debt               (25,491)     (1,984,722)     (389,423)
   Increase of capital stock                                    7,879         110,233            --
                                                         ------------      ----------    ----------
Net cash provided by (used in) financing
   Activities                                               1,856,075       1,246,016      (193,665)
                                                         ------------      ----------    ----------
Net increase  (decrease) in  cash and cash
   equivalents                                          Ps.   127,191      Ps. 16,032   (Ps.115,165)
Cash and cash equivalents at beginning of year                152,993         136,961       252,126
                                                        -------------      ----------    ----------
Cash and cash equivalents at the end of year            Ps.   280,184      Ps.152,993    Ps.136,961
                                                        =============      ==========    ==========
   Interest expense paid                                Ps.   337,774      Ps.241,421    Ps.325,364
                                                        =============      ==========    ==========
   Income tax paid                                      Ps.    35,985      Ps. 42,450    Ps. 30,257
                                                        =============      ==========    ==========

Supplemental disclosures of non-cash activities:

                                                                          Years ended December 31,
                                                     ---------------------------------------------
                                                              1998             1997           1996
                                                     -------------      -----------     ----------
Sales of investment in Iusatel Chile in
   exchange for notes receivable (Note 2)             Ps.       --       Ps.     --      Ps.58,788
Conversion of debt to equity                             1,158,822          799,288             --

      2) The provision for income taxes for the years ended December 31, 1998, 1997 and 1996 was as follows:

                                                                   Years ended December 31,
                                               --------------------------------------------
                                                      1998             1997            1996
                                               -----------     ------------     ------------
Asset tax not offset by current
   taxes                                       Ps.70,496         Ps.59,031        Ps.49,827
   Deferred tax                                  (55,311)         (482,155)        (254,351)
                                               -----------     ------------     ------------
   Tax charge (benefit)                        Ps.15,185       (Ps.423,124)     (Ps.204,524)
                                               ===========     ============     ============

       3) Deferred income taxes

       For Mexican tax purposes, inventories are expensed when purchased and consequently, result in the recognition of a deferred tax liability.

       Significant components of deferred income taxes under U.S. GAAP are as follows:

                                                                                      December 31, 1998
                                                       ------------------------------------------------
                                                          SFAS 109         SFAS 109
                                                         applied to       applied to
                                                        Mexican GAAP      U.S. GAAP
                                                          balances        adjustments          Total
                                                       --------------    -------------    -------------
Deferred liabilities:
  Inventories                                          Ps. 69,058          Ps.--          Ps. 69,058
  Property and equipment                                  253,531             --             253,531
  Cellular telephones to be amortized                     113,736             --             113,736
  Concessions                                               2,915             --               2,915
                                                       --------------    -------------    -------------
Deferred tax liabilities                               Ps.439,240          Ps.--          Ps.439,240
                                                       --------------    -------------    -------------
Deferred assets:
  Allowance for doubtful accounts                      Ps.   25,090        Ps.     --      Ps.   25,090
  Net operating loss carryforwards and tax credits        1,222,133                --         1,222,133
  Reorganization reserve                                       22,246              --            22,246
  Interest rate collar                                             --            4,008            4,008
  Gain from the exchange of non-monetary
     assets                                                        --           62,242           62,242
  Valuation allowance                                        (649,112)         (66,250)        (715,362)
                                                       --------------    -------------    -------------
Deferred tax assets                                           620,357               --          620,357
                                                       --------------    -------------    -------------
Net deferred tax assets                               (Ps.    181,117)   Ps.        --    (Ps.   181,117)
                                                       ==============    =============    =============

                                                                                      December 31, 1997
                                                       -------------------------------------------------
                                                             SFAS 109         SFAS 109
                                                           applied to       applied to
                                                         Mexican GAAP        U.S. GAAP
                                                             balances      adjustments            Total
                                                       --------------    -------------    -------------
Deferred liabilities:
  Inventories                                          Ps.    119,120    Ps.        --    Ps.   119,120
  Property and equipment                                      342,111               --          342,111
  Cellular telephones to be amortized                          37,356               --           37,356
  Concessions                                                   2,728               --            2,728
                                                       --------------    -------------    -------------
Deferred tax liabilities                               Ps.    501,315    Ps.        --    Ps.   501,315
                                                       --------------    -------------    -------------
Deferred assets:
  Allowance for doubtful accounts                      Ps.     34,592    Ps.        --    Ps.    34,592
  Net operating loss carryforwards and tax credits          1,165,386               --        1,165,386
  Reorganization reserve                                       26,385               --           26,385
  Preoperating expenses                                            --           28,423           28,423
  Valuation allowance                                        (599,243)         (28,423)        (627,666)
                                                       --------------    -------------    -------------
Deferred tax assets                                           627,120               --          627,120
                                                       --------------    -------------    -------------
Net deferred tax assets                               (Ps.    125,805)   Ps.        --   (Ps.   125,805)
                                                       ==============    =============    =============

       Under U.S GAAP, the effect of the restatement of non-monetary assets is recorded directly to stockholders' equity. Accordingly, the deferred taxes related to such assets would be reflected directly in equity under U.S. GAAP. Deferred taxes recorded directly to stockholders' equity relating to the restatement of non-monetary assets were Ps.383,677 for the year ended December 31, 1996 (not applicable thereafter).

       The Company has recorded a deferred tax asset of Ps.1,222,133 reflecting the benefit of tax loss carryforwards, which expire in varying amounts between 2001 and 2008. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the net deferred tax asset at December 31, 1998 will be realized based on the following:

            (i) the net deferred tax asset amounting to Ps.181,117 represents only the tax loss carryforwards (which are subject to indexation) of 1997 and 1998 which have expiration periods of 9 and 10 years, respectively, and

            (ii) although the Group has generated operating losses for the past five years, it believes that it is more likely than not that the net deferred tax asset will be realized based on Group's business plan based estimate of future taxable income over the next five years in an amount sufficient to utilize the net deferred tax losses recorded as of December 31, 1998.

       The Group's estimate of future taxable income is based primarily on and supported by (i) management's expectations of the Company's growth and profitability over the next 5 years, and (ii) the significant improvement in operating performance from February 1997 through December 1998, as evidenced by the success of the implementation of the Bell Atlantic wireless business model. This model has produced strong subscriber growth in excess of 80% year over year, improved revenues (based on customer growth and price increases), and lower network and operating costs, resulting in an operating profit in the first two quarters of 1998 and, excluding the Project 450 write-down, also in the third quarter of 1998, as compared to an operating loss during 1997 and (iii) the effects of cost-cutting measures achieved as a result of the restructuring completed during 1997 and 1998, primarily related to a 15% reduction in headcount and elimination of duplicate administrative costs.

       The amount of the deferred tax asset considered realizable could be reduced in the near term if estimates of future taxable income during the carryforward periods are reduced (See Note 12.)

       The effective rate reconciliation under US GAAP as of December 31, is as follows:

                                                           1998          1997          1996
                                                    -----------    ----------    ----------
Income tax benefit at statutory rate               (Ps. 471,090)  (Ps.444,569)  (Ps. 63,638)
  Add (deduct):
    Inventory purchases less cost of sales              196,759       (31,435)      (74,873)
    Depreciation and amortization                       286,431      (252,865)     (142,506)
    Differences between interest and
      inflationary gains or losses                     (123,297)      137,584       215,879
    Net assets tax                                       70,496        59,031        49,827
    Income tax loss carryforwards                        67,335       109,784       (42,014)
    Provision for doubtful accounts                    (103,880)       24,248         3,780
    Telephones to be amortized                          206,297        61,442        20,314
    Goodwill amortized                                   40,473        41,329        44,710
    Pre-operating expenses                              (59,278)       28,423        30,854
    Other                                               (95,061)     (156,096)     (246,857)
                                                    -----------    ----------    ----------
Effective income tax benefit at effective rate      Ps.  15,185   (Ps.423,124)  (Ps.204,524)
                                                    ===========    ==========    ==========

       4) Fair values of financial instruments

       The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments at December 31, 1998 and 1997.

       Cash and cash equivalents: The carrying amount reported in the balance sheet approximates fair value due to its short-term nature.

       Long term debt: The Company's long-term debt, except for the unsecured senior notes, bear interest at variable rates and consequently, the carrying value approximates fair value. As of December 31, 1998 and 1997, the carrying value of the unsecured senior notes was Ps.1,629,625 and Ps.1,575,900 and the fair value was Ps.1,412,069 and Ps.1,575,900, respectively.

       5) Economic environment

       The Company is a Mexican corporation with substantially all its operations situated in Mexico and approximately 99.5% of its revenues in 1998 generated within Mexico. Accordingly, the economic environment within Mexico, which is significantly affected by the actions taken by the Mexican government, can be expected to have a significant impact on the Company's financial condition and results of operations and on the Company's ability to meet its future obligations. The Company imports (and purchases in U.S. dollars) handsets, equipment for cellular sites and other telecommunications equipment, while prices and revenues are generated in Mexican pesos.

       6) Disclosure of certain significant risks and uncertainties:

          a) Year 2000 compliance:

       All external and internal costs specifically associated with modifying internal-use software for the Year 2000 are charged to expenses as incurred by the Company. As of December 31, 1998, the amounts incurred by the Company, related to its Year 2000 compliance costs, were approximately $2,800 U.S. Dollars. Amounts incurred as of December 31, 1997 were immaterial.

          b) Foreign Currency Exchange Risk

       A substantial amount of the Company's debt obligations, including the long-term bank loan and unsecured senior notes, are denominated in U.S. Dollars while the Company generates revenues in Mexican Pesos. Therefore, the Company is exposed to currency exchange rate risks that could significantly affect the Company's ability to meet its obligations. The Company currently does not plan to enter into hedging transactions with respect to these foreign currency risks, but continues to consider the appropriateness of this option. The exchange rate of Mexican Pesos to the U.S. Dollar is a freely floating rate which has declined in recent years. Any significant decrease in the value of the Mexican Peso relative to the U.S. Dollar in the near term may have a material adverse effect on the Company and on its ability to meet its long-term debt obligations.

          c) Working capital deficiency


       The Company's consolidated financial statements for year ended December
             31, 1998 have been prepared on a going concern basis which contemplates the realization of assets and settlement of liabilities in the normal course of business. Under US GAAP, the Company incurred a net loss of Ps.1,414,792 for the year ended December 31, 1998, which included a Ps. 1,077,473 non cash expense for the write down of its investment in the 450 MHz project. In addition, under US GAAP, the Company had negative working capital of Ps.1,482,751 at December 31, 1998. The continuation of the Company as a going concern is dependent upon its ability to generate sufficient cash from operations and financing activities. In this regard, management expects operational cash flows in the coming years, and its plans include raising additional financing to develop PCS and to fully develop digital CDMA based wireless services.

       7)    Stock Purchase Plan

       As mentioned in Note 15, the Company has a fixed stock option plan, the Stock Purchase Plan. This plan grants options to purchase Iusacell common stock at a price equal to the market price of the stock at the date of the grant. The Company applies Accounting Principles Board Opinion No.25 "Accounting for Stock Issued to Employees" and related interpretations in accounting for its plan. The Company has adopted the disclosure-only provisions of SFAS No.123 "Accounting for Stock based Compensation". The Company recognizes no compensation expense for its Stock Purchase Plan. If the Company had elected to recognize compensation expense based on the fair value at the grant dates for 1997 and subsequent fixed plan awards consistent with the provisions of SFAS No.123, net income and earnings per share would have been changed to the pro forma amounts indicated below:

                                                  Years ended December 31,
                                           -------------------------------------
                                                1998                   1997
                                           ---------------       ---------------
Under Mexican GAAP

Net loss                 As reported       (Ps. 1,424,112)       (Ps. 1,302,439)
                           Pro forma           (1,432,756)           (1,346,237)
Basic and
fully diluted            As reported        (Ps.     1.27)       (Ps.      1.22)
loss per share             Pro forma                (1.28)                (1.26)

Under U.S. GAAP:

Net loss                 As reported        (Ps.1,414,792)       (Ps.   884,166)
                           Pro forma           (1,423,436)             (927,966)
Basic and
fully diluted            As reported        (Ps.     1.26)       (Ps.      0.82)
loss per share             Pro forma                (1.27)                (0.87)

       These results may not be representative of the effects on pro forma net income for future years.

       The Company determined the pro forma amounts using the Black-Scholes option-pricing model based on the following weighted-average assumptions:

                                      1998                 1997
                                    ---------            --------
Dividend yield                          0%                   0%
Expected volatility                    67%                  45%
Risk-free interest rate                25%                  23%
Expected lives (in years)             2.7                  2.7

       The weighted average value of options granted during 1998 and 1997 was Ps.3.93 and Ps.4.85, respectively.

       This table is a summary of the status of the Stock Purchase Plan:

                                                              Weighted
                                                               Average
                                  Stock Options         Exercise Price
                                  -------------         --------------
Granted                             8,571,311            Ps.    10.28
Exercised                                  --                      --
Canceled/forfeited                  1,021,477                    8.48
Outstanding December 31, 1997       7,549,834                   10.52
Granted                             2,199,600                    6.47
Exercised                             967,460                    8.20
Canceled/forfeited                  1,082,084                    9.63
Outstanding December 31, 1998       7,699,890                    9.78

       As of December 31, 1998, 5,500,290 shares were exercisable; none were exercisable at December 31, 1997. The following table summarizes information about Stock Purchase Plan options outstanding as of December 31, 1998 and 1997:

                       Range                                         Weighted
                          of                         Remaining        Average
                    Exercise                       Contractual       Exercise
                      Prices         Shares               Life          Price
             -----------------     ---------       -----------      ---------
1997         Ps. 8.48 to 14.00     7,549,834                 2      Ps. 10.52
1998         Ps. 5.16 to 14.00     7,699,890                 2      Ps.  9.78

       8) Capitalized interest

       As of December 31, 1998, 1997 and 1996, capitalized interest amounted to Ps.135,763, Ps.341,391 and Ps.218,407, respectively. For the years ended December 31, 1998, 1997 and 1996 interest expensed amounted to Ps. 358,918, Ps.300,054 and Ps.471,174, respectively.

       9) New Accounting Pronouncements

       SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Derivative financial instruments are currently used by the Company to manage interest rate risk on certain long-term debt. The Company has not yet determined the impact that the adoption of SFAS 133 will have on its financial position or results of operations.

       Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer
             Software Developed or Obtained for Internal Use," effective for fiscal years beginning after December 15, 1998, provides guidance on accounting for the costs of computer software developed or obtained for internal use. This SOP requires that only certain costs of acquiring or developing internal-use software be capitalized and amortized to expense over the expected useful life of the software. The Company is currently assessing the impact of the adoption of this SOP on its results of operations, financial position and cash flows.

       SOP 98-5, "Reporting on the Costs of Start-Up Activities", effective for fiscal years beginning after December 15, 1998, requires costs of start-up activities and organization costs to be expensed as incurred. Under US GAAP, the Company expenses costs of start-up activities as incurred and, consequently, the Company believes that the adoption of this SOP will not have a material impact on its results of operations, financial position or cash flows.

       10) Restructuring Reserve

       As described in Note 2, a restructuring reserve associated with the Company's reorganization plan was recorded during the year ended December 31, 1996. Under U.S. GAAP, the components of the restructuring reserve were recorded as operating expenses. The following are additional disclosures as required by U.S. GAAP, including a detail of the changes in components of the reserve for the years ended December 31, 1998 and 1997:

                           Original        Cash         Non-cash     Remaining                 Remaining
                           reserve        outlays     adjustments     reserve      Activity     reserve
                         12/31/96 (a)      1997          1997        12/31/97        1998       12/31/98
                         -------------------------------------------------------------------------------
Employee severance
accrual                    Ps.130,252   (Ps.71,975)   (Ps.58,277)     Ps. --           --           --
Fixed assets
obsolescence                   49,723           --            --          --           --           --
                         -------------------------------------------------------------------------------
Total restructuring
reserve                    Ps.179,975   (Ps.71,975)   (Ps.58,277)     Ps. --       Ps. --       Ps. --
                         ===============================================================================

       (a) Under Mexican GAAP the Company recorded Ps. 205,537 as a restructuring reserve as of December 31, 1996. Under U.S. GAAP the reserve amounted to Ps.179,975 as a result of (i) the consolidation of facilities reserve was not recorded under U.S. GAAP (see Note 20.c) and (ii) the change in estimate of allowance for doubtful accounts is excluded from the restructuring reserve under U.S. GAAP.

            Employee severance accrual

            The replacement of certain top-level management and a general headcount reduction was completed during the year ended December 31, 1997.

            As a result of (i) negotiations with top-level management during 1997 and (ii) an actual headcount reduction of 371 employees, which was lower than the original estimate of 400 employees, actual severance benefits paid of Ps.71,975 were less than the amount originally accrued, and consequently, the Company reversed the remaining original liability amounting to Ps.58,277 into income in 1997.

            Fixed assets obsolescence reserve

            The fixed assets obsolescence reserve relates to certain spare parts related to the analog communications equipment that, as a result of a detailed review by the Company's engineers in November 1996, were determined to be obsolete.

            For US GAAP purposes, such equipment was classified as assets to be disposed of as of December 31, 1996. The Company recorded an impairment provision to adjust such assets to their respective estimated salvage value, amounting to Ps.14,323, based on information provided by the engineers and ceased the recording of depreciation expense.

       11) Project 450 non-cash write-down

       As described in Note 18, during the year ended December 31, 1998, the Company recorded an impairment charge to write-down the Project 450 assets to their fair value. Under U.S. GAAP, the impairment charge was determined in accordance with SFAS 121 as follows:

       During the third quarter of 1998, changes in circumstances indicated that the carrying amount of the Project 450 assets might not be recoverable. These circumstances included: the successful deployment of more attractive alternative technology, the availability of 450 Mhz handsets at substantially lower costs had not occurred, the Mexican government had not issued the coverage and investment requirements for the 450 Mhz licenses, nor had the government provided any indications on timing and means to clear the contaminated frequencies in the northern regions.

       In view of these circumstances, the Company decided not to fully continue Project 450, given that it was becoming less operationally and technically feasible. At such time, the undiscounted future cash flows were less than the carrying value of the Project 450 assets. As a result, in September 1998, the Company's Board of Directors resolved to writedown the Project 450 assets. An impairment charge of Ps.1,077,473 was recorded to reduce the Project 450 assets to their fair value, amounting to Ps. 44,635. Even though there was no market for the 450 Mhz network equipment, the Company's operations group determined that certain of these assets, representing about 10% of the related fixed assets, could be re-deployed in the mobile wireless network. Therefore, a full provision for impairment was recorded for all other assets associated with the project.

       12) Segment Information

       In 1998, the Company adopted Statement of Financial Accounting
             Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131). SFAS 131 establishes standards for the way that public enterprises must determine and report information about operating segments in their annual and interim reports.

       The "management approach" designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. The adoption of SFAS 131 did not affect results of operations or financial position.

       The Company has three reportable segments that it operates and manages as strategic business units that offer different products and services. The Company measures its reportable segments based on operating income (loss), that includes intersegment revenues and corporate expenses that are allocated to the operating segments and excludes any non-recurring items. Intersegment transactions are accounted for at current market prices. The Company evaluates the performance of its segments and allocates resources to them based on earnings before interest, taxes, depreciation and amortization (EBITDA) and operating income (loss). The Company is not dependent on any single customer. The accounting policies underlying the reported segment data are the same as those described in the summary of significant accounting policies (see Note 4).

       The Company's three reportable segments and their principal activities are:

       Cellular - The Company operates and provides wireless cellular telephone services in four out of the nine Regions that exist in the Mexican market. The Company serves customers in large metropolitan areas such as Mexico City, Guadalajara, Leon and Puebla. The Company's services include "value added services" such as voice mail and caller identification of incoming calling numbers.

       Long Distance- The Company provides long distance services, for which its first natural market is its cellular subscriber base. The Company is also providing this type of service to residential and commercial entities. The Company uses its own switches and transmission equipment and a combination of fiber optic lines, microwave links, satellite transmission and lines leased from Telmex to provide these services.

       Other Businesses The Company provide paging, local telephony and data transmission services. It has concessions for PCS services and microwave links, which are in a preoperating stage.

       The table below presents information about reported segments for the year ended December 31, 1998 under Mexican GAAP measurement, using the presentation required by SFAS 131. The Company has not provided information for the years ending December 31, 1997 and 1996 as it was impracticable to prepare such information.

                                           Long          Other        Total       Reconciling       Total
                           Cellular      Distance     Businesses    Segments       Items (2)     Consolidated
                        --------------------------------------------------------------------------------------
Revenues- third party   Ps.2,875,398     Ps.60,409    Ps.173,852  Ps.3,109,659    (Ps.  9,003)  Ps. 3,100,656
Revenues- affiliates       1,224,044       198,993       488,802     1,911,839     (1,911,839)             --
Depreciation and
amortization                 827,562        24,790        22,239       874,591         (1,933)        872,658
Operating income
(loss)                        58,725      (142,805)      (16,675)     (100,755)      (993,686)     (1,094,441)
EBITDA (1)                   886,286      (118,016)        5,563       773,833         81,857         855,690
Total assets              13,448,006     1,083,849     1,312,895    15,844,750     (4,945,574)     10,899,176
Capital expenditures       3,059,602       472,809        20,865     3,553,276             --       3,553,276

       (1) EBITDA as used by the Company is operating profit (loss) plus the sum of depreciation and amortization. The Company's reconciliation of EBITDA to consolidated net loss under Mexican GAAP as of December 31, 1998 is as follows:

EBITDA                                                 Ps.  855,690
Depreciation and amortization                              (872,658)
Project 450 non-cash write-down                          (1,077,473)
Other income, net                                           145,676
Integral cost of financing                                 (418,091)
Equity participation in net gain of associated
companies and net gain on sale of equity investments         27,290
Assets tax                                                  (70,496)
Minority interest                                             6,198

Loss from discontinued operations                           (20,248)
                                                       ------------

Net loss for the year                                 (Ps.1,424,112)
                                                       ------------

       (2) Reconciling items primarily reflect intersegment eliminations and certain non-recurring items, including a gain on sale of Ps. 183,065 related to a fiber optic cable agreement (see Note 20.i) and a non-cash write-down of Ps. 1,077,473 in connection with the Project 450 (see Notes 18 and 20.b).

       n) Discontinued Operations

       As described in Note 19, in December 1998, the Company decided to discontinue the operations of its subsidiary, Cellular Solutions de Mexico, which was in the business of selling accessories for cellular handsets, and consequently, recognize a loss from discontinued operations amounting to Ps.20,248. Under U.S. GAAP the loss from discontinued operations is recorded as an operating expense.

       21. Condensed Consolidating Financial Information

       As mentioned in Note 10, in July 1997, the Company issued $150,000
             U.S. Dollars of senior unsecured notes (the "Notes") as part of its refinancing program. The Notes are guaranteed on a senior subordinated, unsecured basis pursuant to guarantees by most of the Company's subsidiaries both directly and indirectly wholly-owned ("Guarantor Subsidiaries"). The subsidiary guarantees are full, unconditional, joint and several.

       Presented below is condensed consolidating financial information as of December 31, 1998 and 1997 and for the three years ended December 31, 1998 for i) the parent company; ii) the combined Guarantor Subsidiaries; iii) the combined non-Guarantor Subsidiaries; iv) eliminations; and v) the Company's consolidated financial statements.

       Where applicable, the equity method has been used by the parent company with respect to its investments in certain subsidiaries for the respective periods presented.

       The Company has not presented separate financial statements and other disclosures concerning each of the Guarantor Subsidiaries because management has determined that such information is not material to investors.

          CONDENSED CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1998

                                                               Combined          Combined
                                               Parent         Guarantor     Non-Guarantor
                                              Company      Subsidiaries      Subsidiaries     Eliminations     Consolidated
                                        --------------    -------------    --------------   --------------   --------------
                                                          ASSETS
  Current assets:
    Cash and short-term
      investments                       Ps.    248,705    (Ps.   27,870)    Ps.    58,516   Ps.        833   Ps.    280,184
                                        --------------    -------------    --------------   --------------   --------------
    Accounts receivable:
      Trade                                    320,544          368,723            12,019         (368,493)         332,793
      Related parties                        1,199,188          687,769                --       (1,874,464)          12,493
      Recoverable taxes and other                   --          128,153           426,087            92,760         647,000
                                        --------------    -------------    --------------   --------------   --------------
                                             1,519,732        1,184,645           438,106       (2,150,197)         992,286
                                        --------------    -------------    --------------   --------------   --------------
    Inventories                                  5,016          182,259            25,135           (9,297)         203,113
                                        --------------    -------------    --------------   --------------   --------------
    Total current assets                     1,773,453        1,339,034           521,757       (2,158,661)       1,475,583

  Investment in associated companies         2,082,169          174,784                --       (2,239,921)          17,032
  Property and equipment, net                4,031,565        1,111,790           742,729          (58,980)       5,827,104
  Other assets                                 298,699          675,611            95,652           641,149       1,711,111
  Excess  of  investment cost over
    book value                               1,837,076           31,270                --               --        1,868,346
                                        --------------    -------------    --------------   --------------   --------------
    Total assets                        Ps. 10,022,962    Ps. 3,332,489     Ps. 1,360,138   (Ps. 3,816,413)  Ps. 10,899,176
                                        ==============    =============     =============   ==============   ==============

                                   LIABILITIES

  Current liabilities:
    Notes payable                       Ps.    814,944    Ps.        --     Ps.        --   Ps.         --   Ps.   814,944
    Trade accounts payable                     520,383          425,526           341,178         (328,516)        958,571
    Related parties                                  -               --         1,292,520       (1,155,606)        136,914
    Taxes and other payable                    538,853          200,851           149,594          (57,957)        831,341
    Income tax                                  50,474            1,345             1,269               --         53,088
                                        --------------    -------------    --------------   --------------   --------------
    Total current liabilities                1,924,654          627,722         1,784,561       (1,542,079)      2,794,858

  Long-term debt                             4,074,060               --                --               --       4,074,060
  Trade accounts payable, long-term                 --            2,316                --               --           2,316
  Commitments and contingencies                     --            2,749                57               --           2,806
                                        --------------    -------------    --------------   --------------   --------------
    Total liabilities                        5,998,714          632,787         1,784,618       (1,542,079)      6,874,040
                                        --------------    -------------    --------------   --------------   --------------


                                                              Combined           Combined
                                                Parent        Guarantor     Non-Guarantor
                                               Company     Subsidiaries      Subsidiaries     Eliminations     Consolidated
                                        --------------    -------------    --------------   --------------   --------------
                              STOCKHOLDERS' EQUITY

  Stockholders' equity:
  Capital contributions                      9,539,461        5,264,831         1,079,757       (6,326,143)       9,557,906
  Earned capital                           (5,515,213)      (2,565,129)        (1,504,237)       4,050,918       (5,533,661)
  Minority interest                                 --               --                --              891              891
                                        --------------    -------------    --------------   --------------   --------------
  Total stockholders' equity                 4,024,248        2,699,702          (424,480)      (2,274,334)       4,025,136
                                        --------------    -------------    --------------   --------------   --------------
  Total liabilities and
    stockholders' equity                Ps. 10,022,962    Ps. 3,332,489     Ps. 1,360,138   (Ps. 3,816,413)  Ps. 10,899,176
                                        ==============    =============     =============   ==============   ==============


  Total stockholders' equity
    under Mexican GAAP                  Ps.  4,024,248    Ps. 2,699,702     (Ps.  424,477)  (Ps. 2,274,337)  Ps.  4,025,136
  Minority interest                                 --               --                --             (891)            (891)
  Deferred income taxes                        181,474           11,221            15,096          (26,674)         181,117
  Interest rate collar                        (11,786)               --                --               --          (11,786)
  Gain from exchange of non-mone-
    tary assets                                     --               --          (183,065)              --         (183,065)
  Provision for consolidation
    of facilities                               16,963               --                --               --           16,963
                                        --------------    -------------    --------------   --------------   --------------
  Total stockholders' equity
    under U.S. GAAP                     Ps.  4,210,899    Ps. 2,710,923     (Ps.  592,446)  (Ps. 2,301,902)  Ps.  4,027,474
                                        ==============    =============     =============   ==============   ==============

                     CONDENSED CONSOLIDATED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                  Combined          Combined
                                                 Parent          Guarantor     Non-Guarantor
                                                Company       Subsidiaries      Subsidiaries      Eliminations     Consolidated
                                       ----------------      -------------   ---------------    --------------   --------------
  Total revenues                        Ps.     263,477      Ps. 4,404,226    Ps.    353,796    (Ps. 1,920,843)   Ps. 3,100,656
  Total cost of sales                            20,870          1,828,591           304,812        (1,092,472)       1,061,801
                                       ----------------      -------------   ---------------    --------------   --------------
    Gross profit                                242,607          2,575,635            48,984          (828,371)       2,038,855

  Operating expenses                             60,247          1,818,874           129,686          (825,642)       1,183,165
  Depreciation and amortization                 331,657            509,821            33,154            (1,975)         872,657
  450 Project non-cash write-down                    --                 --         1,077,474                --        1,077,474
                                       ----------------      -------------   ---------------    --------------   --------------
    Operating profit (loss)                   (149,297)            246,940        (1,191,330)             (754)      (1,094,441)
                                       ---------------       -------------   ---------------    --------------   --------------
  Other income                                      --                  --           145,676                --          145,676
                                       ---------------       -------------   ---------------    --------------   --------------
  Integral financing result:
    Interest expense, net                     (261,072)            178,248           256,312            71,712          245,200
    Foreign exchange loss, net                 819,767              94,159             4,301                --          918,227
    Gain from monetary position               (343,978)           (103,339)         (212,171)          (85,848)        (745,336)
                                       ---------------       -------------   ---------------    --------------   --------------
                                               214,717             169,068            48,442           (14,136)         418,091
                                       ---------------       -------------   ---------------    --------------   --------------
  Equity participation in net (gain)
    loss of associated companies             1,025,560             (28,255)               --        (1,024,595)         (27,290)
  Provision for assets tax                      30,694              38,360             1,442                --           70,496
  Minority interest                                 --                  --                --             6,198            6,198
  Loss from discontinued operations              3,844              16,404                --                --           20,248
                                       ---------------       -------------   ---------------    --------------   --------------
  Net loss for the year                (Ps.  1,424,112)      Ps.    51,363   (Ps. 1,095,538)     Ps. 1,044,175   (Ps.1,424,112)
                                       ===============       =============   ==============     ==============   =============
  Net loss for the year under
    Mexican GAAP                       (Ps.  1,424,112)      Ps.    51,363   (Ps. 1,095,539)     Ps. 1,044,176   (Ps.1,424,112)
  Deferred income taxes                         56,107             (25,269)          17,143              7,330          55,311
  Pre-operating costs                               --                  --          174,350                 --         174,350
  Interest rate collar                         (11,786)                 --               --                 --         (11,786)
  Gain from exchange of non-mone-
    tary assets                                     --                             (183,065)                --        (183,065)
  Effect of inflation on U.S. GAAP
    adjustments                               (25,857)              11,644           (7,901)            (3,376)        (25,490)
                                       --------------        -------------   --------------     --------------   --------------
  Net loss for the year under U.S.
     GAAP                              (Ps. 1,405,648)       Ps.    37,738   (Ps. 1,095,012)     Ps. 1,048,130   (Ps. 1,414,792)
                                       ==============        =============   ==============     ==============   ==============

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998


                                                               Combined          Combined
                                                Parent        Guarantor     Non-Guarantor
                                               Company     Subsidiaries      Subsidiaries     Eliminations      Consolidated
                                        --------------     ------------    --------------    -------------    --------------
Operating activities:
    Net loss for the year               (Ps. 1,405,648)      Ps. 37,738    (Ps. 1,095,012)   Ps. 1,048,130    (Ps. 1,414,792)
Adjustments to reconcile net
    loss to cash provided by
    (used in) operating activities:
Depreciation and amortization                  331,657          509,821            33,155           (1,976)          872,657
450 Project non cash write-down                     --               --           903,124               --           903,124
Equity in net loss (earnings) of
    associated companies and net
    gain on sale of equity investments       1,174,150               --                --       (1,201,440)          (27,290)
Increase in allowance for
    doubtful accounts                           29,102           33,475             1,090          (33,454)           30,213
Minority interest                                   --               --                --           (6,199)           (6,199)
Deferred income taxes and emplo-
yee profit sharing                            (25,413)           63,629           (15,702)          (7,329)           15,185
Gain on net monetary position and
foreign exchange losses                        501,645          (20,825)         (199,972)         (82,467)          198,381
Changes in operating assets and
liabilities:
  Accounts receivable                         (423,365)          36,747          (294,198)         111,181          (569,635)
  Inventories                                   13,386          108,757            23,839          (35,849)          110,133
  Trade accounts payable and related
  parties                                    1,991,912          (72,457)          771,813       (1,406,982)        1,284,286
  Taxes and other payable                      443,189          (33,123)          200,928         (105,814)          505,180
  Income Tax                                    11,282          (39,743)           (1,494)             944           (29,011)
  Other                                             --              (44)             (142)              --              (186)
                                        --------------      -----------    --------------    -------------    --------------
Net cash provided by (used in)
operating activities                         2,641,897          623,975           327,429       (1,721,255)        1,872,046
                                        --------------      -----------    --------------    -------------    --------------
Investing activities:
Purchase of property and equipment,
  net                                       (2,221,346)        (357,343)       (1,000,372)       1,174,831        (2,404,230)
Investment in associated
companies, net cash acquired                (2,123,315)        (161,135)           10,832        2,285,673            12,055
Purchase of other assets                       (43,683)        (140,526)          719,126       (1,743,672)       (1,208,755)
                                        --------------      -----------    --------------    -------------    --------------
Net cash (used in) provided
by investing activities                     (4,388,344)        (659,004)         (270,414)       1,716,832        (3,600,930)
                                        --------------      -----------    --------------    -------------    --------------
Financing activities:
Proceeds from notes payable and
long-term debt                               1,873,687               --                --               --         1,873,687
Payments of notes payable and
long-term debt                                 (30,751)              --                --            5,260           (25,491)
Increase of capital stock                        7,879               --                --               --             7,879
                                        --------------      -----------    --------------    -------------    --------------
Net cash provided by (used in)
financing activities                         1,850,815               --                --            5,260         1,856,075
                                        --------------      -----------    --------------    -------------    --------------
Net increase (decrease) in cash                104,368          (35,029)           57,015              837           127,191

Cash at beginning of year                      144,336            7,160             1,497               --           152,993
                                        --------------      -----------    --------------    -------------    --------------
Cash at the end of year                  Ps.   248,704      (Ps. 27,869)    Ps.    58,512    Ps.       837     Ps.   280,184
                                        ==============      ============   ==============    =============    ==============

          CONDENSED CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1997


                                                                Combined           Combined
                                                Parent         Guarantor      Non-Guarantor
                                               Company       Subsidiaries      Subsidiaries     Eliminations     Consolidated
                                        --------------     --------------    --------------   --------------    -------------
                                     ASSETS

  Current assets:
    Cash and short-term
      investments                       Ps.    144,336      Ps.     7,161     Ps.     1,496    Ps.        --    Ps.   152,993
                                        --------------     --------------    --------------   --------------    -------------
    Accounts receivable:
      Trade                                         --            278,519            27,988          (40,211)         266,296
      Related parties                        4,962,376                 --                --       (4,905,047)          57,329
      Recoverable taxes and other               42,160            155,280           112,668          (15,725)         294,383
                                        --------------     --------------    --------------   --------------    -------------
                                            5,004,536             433,799           140,656       (4,960,983)         618,008
                                        --------------     --------------    --------------   --------------    -------------
    Inventories                                 18,401            291,017            48,976           (8,039)         350,355
                                        --------------     --------------    --------------   --------------    -------------
    Total current assets                     5,167,273            731,977           191,128       (4,969,022)       1,121,356

  Investment in associated companies         1,170,114             13,648            10,831       (1,171,441)          23,152
  Property and equipment, net                1,993,238          1,264,275           669,921           (2,044)       3,925,390
  Other assets                                 294,665            538,415           814,787               --        1,647,867
  Excess  of  investment cost over
    book value                               1,946,066             27,943                --               --        1,974,009
                                        --------------     --------------    --------------   --------------    -------------
    Total assets                        Ps. 10,571,356      Ps. 2,576,258     Ps. 1,686,667   (Ps. 6,142,507)   Ps. 8,691,774
                                        ==============     ==============    ==============   ==============    =============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities:
    Notes payable                           Ps.  3,467      Ps.        --    Ps.         --    Ps.        --    Ps.     3,467
    Trade accounts payable                     507,009            372,437            45,288           (8,037)         916,697
    Related parties                          2,679,977            683,589         1,646,031       (4,905,043)         104,554
    Taxes and other payable                    159,226            257,666            64,361          (57,039)         424,214
    Income tax                                   8,499              2,729             1,321             (945)          11,604
                                        --------------     --------------    --------------   --------------    -------------
    Total current liabilities                3,358,178          1,316,421         1,757,001       (4,971,064)       1,460,536

  Long-term debt                             2,889,149                 --                --               --        2,889,149
  Trade accounts payable, long-term              5,260                 --                --               --            5,260
  Commitments and contingencies                     --              2,792               200               --            2,992
                                        --------------     --------------    --------------   --------------    -------------
    Total liabilities                        6,252,587          1,319,213         1,757,201       (4,971,064)       4,357,937
                                        --------------     --------------    --------------   --------------    -------------
  Stockholders' equity:
  Capital contributions                      8,391,207          3,689,721           394,460       (4,084,183)       8,391,205
  Earned capital                            (4,072,438)        (2,432,676)         (464,994)       2,897,668       (4,072,440)
  Minority interest                                 --                 --                --           15,072           15,072
                                        --------------     --------------    --------------   --------------    -------------
  Total stockholders' equity                 4,318,769          1,257,045           (70,534)      (1,171,443)       4,333,837
                                        --------------     ---------------   --------------   --------------    -------------
  Total liabilities and
    stockholders' equity                Ps. 10,571,356      Ps. 2,576,258     Ps. 1,686,667   (Ps. 6,142,507)   Ps. 8,691,774
                                        ==============     ==============    ==============   ==============    =============

  Total stockholders' equity
    under Mexican GAAP                  Ps.  4,318,769      Ps. 1,257,045     (Ps.   70,534)  (Ps. 1,171,443)    Ps.4,333,837
  Minority interest                                 --                 --                --          (15,072)         (15,072)
  Deferred income taxes                        125,365             36,489            (2,046)         (34,003)         125,805
  Pre-operating costs                               --           (174,350)               --               --         (174,350)
  Provision for consolidation
    of facilities                               16,963                 --                --               --           16,963
                                        --------------     --------------    -------------- --------------------------------
  Total stockholders' equity
    under U.S. GAAP                     Ps.  4,461,097      Ps. 1,119,184     (Ps.   72,580)   (Ps.1,220,518)     Ps.4,287,183
                                        ==============     ==============    ==============    =============     =============

  CONDENSED CONSOLIDATED INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                 Combined         Combined
                                                  Parent        Guarantor    Non-Guarantor
                                                 Company     Subsidiaries     Subsidiaries       Eliminations     Consolidated
                                          --------------    -------------    ------------      --------------   --------------
  Total revenues                          Ps.    477,888     Ps. 3,464,036     Ps. 292,145     (Ps. 1,811,529)   Ps. 2,422,540
  Total cost of sales                             27,513         1,600,409         259,323           (955,382)         931,863
                                          --------------    --------------    ------------     --------------   --------------
    Gross profit                                 450,375         1,863,627          32,822           (856,147)       1,490,677

  Operating expenses                              78,316         1,683,719         225,215         (1,018,777)         968,473
  Depreciation and amortization                  361,574           373,823          22,329                 --          757,726
                                          --------------    --------------    ------------     --------------   --------------
    Operating profit (loss)                       10,485          (193,915)       (214,722)           162,630         (235,522)
                                          --------------    --------------    ------------     --------------   --------------

  Provision for equipment impairment            (739,376)         (468,976)             --                 --       (1,208,352)
                                          --------------    --------------    ------------     --------------   --------------
  Integral financing result:
    Interest expense, net                         18,568            39,090         177,308             88,215          323,181
    Foreign exchange loss, net                    54,359             8,048             698                 --           63,105
    Gain from monetary position                 (126,939)          (43,870)       (146,638)           (63,709)        (381,156)
                                          --------------    --------------    ------------     --------------   --------------
                                                 (54,012)            3,268          31,368             24,506            5,130
                                          --------------    --------------    ------------     --------------   --------------
  Equity participation in net (gain)
    loss of associated companies                 617,362                --              --           (822,688)        (205,326)
  Provision for assets tax                        10,198            42,551             423              5,859           59,031
  Minority interest                                   --                --              --                270              270
                                          --------------    --------------    ------------     --------------   --------------
  Net loss for the year                   (Ps. 1,302,439)   (Ps.   708,710)   (Ps. 246,513)     Ps.   955,223   (Ps. 1,302,439)
                                          ==============    ==============    ============     ==============   ==============

  Net loss for the year under
    Mexican GAAP                          (Ps. 1,302,439)   (Ps.   708,710)   (Ps. 246,513)     Ps.   955,223   (Ps. 1,302,439)
  Deferred income taxes                          282,794           120,127          79,234                 --          482,155
  Pre-operating costs                                 --           (83,599)             --                 --          (83,599)
  Effect of inflation on U.S. GAAP
    adjustments                                   11,566             4,912           3,239                 --           19,717
                                          --------------    --------------    ------------     --------------   --------------
  Net loss for the year under U.S.
    GAAP                                  (Ps. 1,008,079)   (Ps.   667,270)   (Ps. 164,040)     Ps.   955,223   (Ps.   884,166)
                                          ==============    ==============    ============     ==============   ==============

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                               Combined          Combined
                                                Parent        Guarantor     Non-Guarantor
                                               Company     Subsidiaries      Subsidiaries      Eliminations   Consolidated
                                        --------------     ------------     -------------      ------------   ------------
Operating activities:
  Net loss for the year                 (Ps. 1,008,079)    (Ps. 667,270)     (Ps. 164,040)      Ps. 955,223   (Ps. 884,166)
Adjustments to reconcile net
  loss to cash provided by
  (used in) operating activities:
     Depreciation and amortization             361,574          373,823            22,329                --        757,726
    Provision for equipment impairment         739,376          468,976                --                --      1,208,352
    Equity in net loss (earnings) of
    associated companies and net gain
    on sale of equity investments              617,362               --                --          (822,688)      (205,326)
    Increase in allowance for
      doubtful accounts                             --           48,389              (960)               --          47,429
Increase in allowance for obsolete
  and slow-moving inventories                      (70)          20,425              (169)               --         20,186
Minority interest                                   --               --                --              (270)          (270)
Deferred income taxes and employee
  profit sharing                              (272,597)         (77,574)          (78,812)            5,860       (423,123)
Gain on net monetary position and
  foreign exchange losses                      (79,147)        (125,926)         (153,524)          (67,006)      (425,603)
Changes in operating assets and
  liabilities:
Accounts receivable                            (23,825)        (153,673)           38,860            (3,530)      (142,168)
Inventories                                     (3,945)        (222,123)           (9,404)           15,608       (219,864)
Trade accounts payable and related
 parties                                      (973,312)         939,306           688,340            25,957         680,291
Taxes and other payable                        (95,838)        (171,181)           36,479           (84,342)      (314,882)
Income Tax                                        (316)           2,608             1,047                48          3,387
Other                                               --               79               140               228            447
                                        --------------     ------------      ------------       -----------   ------------
Net cash provided by (used in)
  operating activities                        (738,817)         435,859           380,286            25,088        102,416
                                        --------------     ------------      ------------       -----------   ------------
Investing activities:
Purchase of property and
  equipment, net                              (778,093)          (4,571)            7,408          (107,376)      (882,632)
Investment in associated
  companies, net cash acquired                (148,390)          20,366           (10,832)          460,877        322,021
Purchase of other assets                       367,002          (79,991)         (381,701)         (677,099)      (771,789)
                                        --------------     ------------      ------------       -----------   ------------
Net cash (used in) provided
by investing activities                       (559,481)         (64,196)         (385,125)         (323,598)   (1,332,400)
                                        --------------     ------------      ------------       -----------   ------------
Financing activities:
Proceeds from notes payable and
  long-term debt                             2,271,826         (301,645)             (698)        1,151,022      3,120,505
Payments of notes payable and
  long-term debt                            (1,050,365)         (78,670)               --          (855,687)    (1,984,722)
Increase of capital stock                      110,246               --                --               (13)       110,233
                                        --------------     ------------      ------------       -----------   ------------
Net cash provided by (used in)
financing activities                         1,331,707         (380,315)             (698)          295,322      1,246,016
                                        --------------     ------------      ------------       -----------   ------------

Net increase (decrease) in cash                 33,409           (8,652)           (5,537)           (3,188)        16,032

Cash at beginning of year                      110,926           15,814             7,032             3,189        136,961
                                        --------------     ------------      ------------       -----------   ------------
Cash at the end of year                  Ps.   144,335      Ps.   7,162       Ps    1,495       Ps.      --    Ps. 152,993
                                        ==============     ============      ============       ===========   ============

  CONDENSED CONSOLIDATED INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 1996

                                                             Combined         Combined
                                               Parent        Guarantor      Non-Guarantor
                                              Company      Subsidiaries     Subsidiaries      Eliminations       Consolidated
                                              -------      ------------     ------------      ------------       ------------
  Total revenues                          Ps. 441,671      Ps.3,395,943       Ps. 128,638     (Ps.1,559,494)     Ps.2,406,758
  Total cost of sales                           7,696         1,519,545            94,930          (675,984)          946,187
                                          -----------      ------------       -----------     -------------      ------------
    Gross profit                              433,975         1,876,398            33,708          (883,510)        1,460,571

  Operating expenses                          104,669         1,666,654            60,242          (778,540)        1,053,025
  Depreciation and amortization               348,729           505,550             1,610                --           855,889
                                          -----------      ------------       -----------     -------------      ------------
    Operating profit (loss)                   (19,423)         (295,806)          (28,144)         (104,970)         (448,343)
                                          -----------      ------------       -----------     -------------      ------------
  Integral financing result:
    Interest expense, net                     150,493            43,532           116,861            87,001           397,887
    Foreign exchange loss, net                (84,704)           (1,490)           (1,738)               --           (87,932)
    Gain from monetary position              (214,123)          (80,870)         (115,488)          (82,572)         (493,053)
                                          -----------      ------------       -----------     -------------      ------------
                                             (148,334)          (38,828)             (365)            4,429          (183,098)
                                          -----------      ------------       -----------     -------------      ------------
  Equity participation in net (gain)
    loss of associated companies              415,701                --                --          (417,567)           (1,866)
  Provision for assets tax                     29,611            72,011               251           (52,046)           49,827
  Minority interest                                --                --                --            (4,500)           (4,500)
  Group reorganization reserve                197,842             7,695                --                --           205,537
                                          -----------      ------------       -----------     -------------      ------------
  Net loss for the year (514,244)        (Ps. 514,243)      (Ps.336,684)       (Ps.28,030)      Ps. 364,714      (Ps. 514,243)
                                          ===========      ============       ===========     =============      ============
  Net loss for the year under
    Mexican GAAP                         (Ps. 514,243)      (Ps.336,684)       (Ps.28,030)      Ps.364,714       (Ps. 514,243)
  Deferred income taxes                       117,998           136,353                --                --           254,351
  Pre-operating costs                              --           (90,751)               --                --           (90,751)
  Provision for consolidation
    of facilities                              16,963                --                --                --            16,963
  Effect of inflation on U.S. GAAP
    adjustments                              (200,334)          350,330                --                --           149,996
                                          -----------      ------------       -----------     -------------      ------------
  Net loss for the year under U.S.
     GAAP                                (Ps. 579,616)       Ps. 59,248       (Ps. 28,030)      Ps. 364,714       (Ps.183,684)
                                          ===========      ============       ===========     =============      ============

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                             Combined         Combined
                                               Parent        Guarantor      Non-Guarantor
                                            Company       Subsidiaries    Subsidiaries    Eliminations    Consolidated
                                            -------       ------------    ------------    ------------    ------------
Operating activities:
  Net loss for the year                   (Ps.579,616)      Ps.59,248      (Ps.28,030)     Ps.364,714      (Ps.183,684)
Adjustments to reconcile net
  loss to cash provided by
  (used in) operating activities:
     Depreciation and amortization            348,729         505,550           1,610              --         855,889
    Equity in net loss (earnings)
    of associated companies and net
    gain on sale of equity investments        415,701              --              --        (417,567)         (1,866)
    Increase in allowance for
      doubtful accounts                            --          98,081          17,359         (15,058)        100,382
Increase in allowance for obsolete
  and slow-moving inventories                     555           3,448           1,520             293           5,816
Minority interest                                  --              --              --          (4,500)         (4,500)
Deferred income taxes and emplo-
  yee profit sharing                          (88,387)        (64,344)            250         (52,044)       (204,525)
Gain on net monetary position and
  foreign exchange losses                     (98,492)       (432,690)       (117,226)       (213,048)       (861,456)
  Group reorganization reserve                197,842           7,695              --              (2)        205,535
Changes in operating assets and
  liabilities:
Accounts receivable                           (12,834)        (93,909)        (39,241)         23,067        (122,917)
Inventories                                    14,790          66,652             875          (8,539)         73,778
Trade accounts payable and re-
  lated parties                              (360,010)       (160,679)        343,086          82,155         (95,448)
Taxes and other payable                       (88,683)         24,774            (938)        178,854         114,007
Income Tax                                      7,393          (8,483)         (2,172)         10,427           7,165
Other                                              --             888            (906)            109              91
                                             --------        --------        --------        --------        --------
Net cash provided by (used in)
operating activities                         (243,012)          6,231         176,187         (51,139)       (111,733)
                                             --------        --------        --------        --------        --------
Investing activities:
Purchase of property and
  equipment, net                             (178,513)        (58,498)         87,408        (149,444)       (299,047)
Investment in associated
  companies, net cash acquired                692,550          99,478          26,524        (778,368)         40,184
Purchase of other assets                     (575,594)        438,197        (231,358)        817,851         449,096
                                             --------        --------        --------        --------        --------
Net cash (used in) provided
by investing activities                       (61,557)        479,177        (117,426)       (109,961)        190,233
                                             --------        --------        --------        --------        --------
Financing activities:
Proceeds from notes payable and
  long-term debt                              424,203              --         109,783        (338,228)        195,758
Payments of notes payable and
  long-term debt                             (198,326)       (526,487)       (173,802)        509,192        (389,423)
                                             --------        --------        --------        --------        --------
Net cash provided by (used in)
financing activities                          225,877        (526,487)        (64,019)        170,964        (193,665)
                                             --------        --------        --------        --------        --------

Net increase (decrease) in cash               (78,691)        (41,079)         (5,258)          9,864        (115,164)

Cash at beginning of year                     189,617          56,891          12,289          (6,672)        252,125
                                             --------        --------        --------        --------        --------
Cash at the end of year                    Ps.110,926       Ps.15,812        Ps.7,031        Ps.3,192      Ps.136,961
                                             ========        ========        ========        ========        ========

22. Restatement of 1997 Financial Statements

           As described in Note 4.b, the Company had previously recorded an impairment charge related to the analog communications network directly against stockholders` equity.

           The Company has reassessed this accounting treatment and determined that the impairment charge should have been recorded as operating expense. Consequently, the financial statements for the year ended December 31, 1997 have been restated. The effect of the restatement is as follows:


                                                                            For the year ended,
                                                                             December 31, 1997
                                                                   --------------------------------------
                                                                   As previously
                                                                     reported                As restated
                                                                   -------------            -------------
                  Consolidated Income statement:
                         Net loss                                   (Ps. 94,088)            (Ps.1,302,440)
                         Net loss per share                         (Ps.   0.08)             (Ps.    1.22)



                   - - - - - - - - - - - - - - - - - - - - - -

                      [PRICEWATERHOUSECOOPERS LETTERHEAD]





                         INDEPENDENT ACCOUNTANT'S REPORT


We have reviewed the accompanying consolidated interim financial statements of Nuevo Grupo Iusacell, S.A. de C.V. and subsidiaries (successor entity to Grupo Iusacell, S.A. de C.V. and subsidiaries) as of September 30, 1999 and 1998, and for the nine-month periods then ended. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with the standards for review established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial statements for them to be in conformity with generally accepted accounting principles in Mexico.


PricewaterhouseCoopers



Juan Manuel Ferron Solis
Public Accountant


Mexico City, D.F., Mexico.
November 19, 1999 (except
for the matters discussed in
Notes 7.d and 8 for which
the date is December 23, 1999).

              NUEVO GRUPO IUSACELL, S. A. DE C. V. AND SUBSIDIARIES

                 CONSOLIDATED INTERIM BALANCE SHEETS (unaudited)

                        AS OF SEPTEMBER 30, 1999 AND 1998

                                 (Notes 1 and 2)

         (Adjusted for price-level changes and expressed in thousands of constant Mexican pesos as of September 30, 1999)


                                                        1999              1998*
                                                   --------------    --------------
                                     ASSETS

CURRENT:
Cash and cash equivalents                          Ps.    137,824    Ps.    166,232
                                                   --------------    --------------
Accounts receivable:
  Trade, net of allowance for doubtful accounts           467,440           298,258
  Related parties                                          11,452            17,624
  Recoverable taxes and other                             688,625           475,189
                                                   --------------    --------------
                                                        1,167,517           791,071
                                                   --------------    --------------
Inventories                                               289,661           278,322
                                                   --------------    --------------
        Total current assets                            1,595,002         1,235,625

INVESTMENT IN ASSOCIATED COMPANIES                        182,743            17,827

PROPERTY AND EQUIPMENT, net                             6,488,285         5,154,715

OTHER ASSETS, net                                       1,851,665         1,714,199

EXCESS OF COST OF INVESTMENTS IN SUBSIDIARIES
  OVER BOOK VALUE                                       1,824,086         1,906,323
                                                   --------------    --------------
        Total assets                               Ps. 11,941,781    Ps. 10,028,689
                                                   ==============    ==============

*The figures of 1998 represent Grupo Iusacell, S.A. de C.V. and Subsidiaries (see Note 1)

                 The accompanying notes are an integral part of these unaudited consolidated interim financial statements.

              NUEVO GRUPO IUSACELL, S. A. DE C. V. AND SUBSIDIARIES

                 CONSOLIDATED INTERIM BALANCE SHEETS (unaudited)

                        AS OF SEPTEMBER 30, 1999 AND 1998

                                 (Notes 1 and 2)

         (Adjusted for price-level changes and expressed in thousands of constant Mexican pesos as of September 30, 1999)

                                                            1999                 1998*
                                                       --------------      --------------
                                   LIABILITIES
CURRENT:
Notes payable (Note 3)                                 Ps.    435,688      Ps.    623,892
Trade accounts payable                                      1,077,814             719,739
Related parties                                               126,148             155,369
Taxes and other payables                                      948,909             738,769
Income tax                                                      4,572              38,176
Employee profit sharing                                           875                   6
                                                       --------------      --------------
        Total current liabilities                           2,594,006           2,275,951

LONG-TERM DEBT (Note 3)                                     3,942,205           4,399,608

TRADE ACCOUNTS PAYABLE, LONG-TERM                                  --               1,469

COMMITMENTS AND CONTINGENCIES (Note 4)                          2,291               2,740
                                                       --------------      --------------
        Total liabilities                                   6,538,502           6,679,768
                                                       --------------      --------------
                              STOCKHOLDERS' EQUITY
CONTRIBUTED CAPITAL (Note 5):
Capital stock                                               4,610,629           9,187,481
Capital contributed                                           144,856              79,761
                                                       --------------      --------------
                                                            4,755,485           9,267,242
                                                       --------------      --------------
EARNED CAPITAL :
  Accumulated losses:
    Legal reserve                                                  --               4,361
    For prior years                                                --          (3,367,411)
    Net income (loss) for the period                          619,322          (1,768,748)
                                                       --------------      --------------
                                                              619,322          (5,131,798)
                                                       --------------      --------------
    DEFICIT FROM RESTATEMENT                                       --            (761,154)
                                                       --------------      --------------
        Total majority stockholders' equity                 5,374,807           3,374,290

MINORITY INTEREST                                              28,472             (25,369)
                                                       --------------      --------------
        Total stockholders' equity                          5,403,279           3,348,921
                                                       --------------      --------------
        Total liabilities and stockholders' equity     Ps. 11,941,781      Ps. 10,028,689
                                                       ==============      ==============

*The figures of 1998 represent Grupo Iusacell, S.A. de C.V. and Subsidiaries (see Note 1)

                 The accompanying notes are an integral part of these unaudited consolidated interim financial statements.

              NUEVO GRUPO IUSACELL, S. A. DE C. V. AND SUBSIDIARIES

               CONSOLIDATED INTERIM INCOME STATEMENTS (unaudited)

          FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1999 AND 1998

                                 (Notes 1 and 2)

         (Adjusted for price-level changes and expressed in thousands of constant Mexican pesos as of September 30, 1999)

                                                                     1999               1998*
                                                                 -------------      --------------
REVENUES:
  Services                                                       Ps. 2,626,137       Ps. 1,954,419
  Telephone equipment sales and other                                  282,369             322,965
                                                                 -------------      --------------
                                                                     2,908,506           2,277,384
                                                                 -------------      --------------
COST OF SALES:
  Cost of services                                                     778,668             591,172
  Cost of telephone equipment and other                                163,129             174,991
                                                                 -------------      --------------
                                                                       941,797             766,163
                                                                 -------------      --------------
  Gross profit                                                       1,966,709           1,511,221
                                                                 -------------      --------------
OPERATING EXPENSES                                                     963,442             886,412
DEPRECIATION AND AMORTIZATION                                          967,396             615,617
450 PROJECT NON CASH WRITEDOWN                                              --             986,396
                                                                 -------------      --------------
  Operating income (loss)                                               35,871            (977,204)
                                                                 -------------      --------------
INTEGRAL FINANCING (GAIN) COST:
  Interest expense, net                                                162,751             198,070
  Foreign exchange (gain) loss, net                                   (325,293)          1,011,283
  Gain from monetary position                                         (519,605)           (432,489)
                                                                 -------------      --------------
                                                                      (682,147)            776,864
                                                                 -------------      --------------
EQUITY PARTICIPATION IN NET GAIN OF
ASSOCIATED COMPANIES                                                    (2,587)            (20,252)
                                                                 -------------      --------------
        Income (loss) before assets tax, profit sharing and
          minority interest                                            720,605          (1,733,816)

PROVISIONS FOR:
  Assets tax                                                           111,609              38,271
  Profit sharing                                                           373                  --
                                                                 -------------      --------------
        Income (loss) before minority interest                         608,623          (1,772,087)

MINORITY INTEREST                                                      (10,699)             (3,339)
                                                                 -------------      --------------
        Net income (loss) for the period                         Ps.   619,322      (Ps. 1,768,748)
                                                                 =============      ==============
WEIGHTED AVERAGE NUMBER OF SHARES OF
COMMON STOCK OUTSTANDING (thousands)                                 1,269,997           1,095,646
                                                                 =============      ==============
NET INCOME (LOSS) PER SHARE (pesos)                              Ps.      0.49      (Ps.      1.61)
                                                                 =============      ==============

*The figures of 1998 represent Grupo Iusacell, S.A. de C.V. and Subsidiaries (see Note 1)

                 The accompanying notes are an integral part of these unaudited consolidated interim financial statements.

               NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

 CONSOLIDATED INTERIM STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (unaudited)

          FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1999 AND 1998

                                 (Notes 1 and 2)

    (Adjusted for price-level changes and expressed in thousands of constant
                     Mexican pesos as of September 30, 1999)

                                                                                                  Accumulated losses
                                                                                           ---------------------------------

                                            Capital           Capital         Legal          For prior      Net (loss) income
                                             stock          contributed      reserve            years          for the year
                                         -------------      ------------    ----------     --------------     --------------
Balance at December 31, 1997*            Ps. 8,311,444       Ps.  79,761    Ps.  4,361     (Ps. 2,064,972)    (Ps. 1,302,439)
Application of 1997 net loss                        --                --            --         (1,302,439)         1,302,439
Increase in capital stock                      876,037                --            --                 --                 --
Recognition of the effects of inflation
 on the financial statements                        --                --            --                 --                 --
Minority interest for the period                    --                --            --                 --                 --
Net loss for the period                             --                --            --                 --         (1,768,748)
                                         -------------       -----------    ----------     --------------     --------------
Balance at September 30, 1998*           Ps. 9,187,481       Ps.  79,761    Ps. 4,361      (Ps. 3,367,411)    (Ps. 1,768,748)
                                         -------------       -----------    ----------     --------------     --------------

Balance at December 31, 1998*            Ps. 9,478,145       Ps.  79,761      Ps.4,361      (Ps.3,367,411)    (Ps. 1,424,112)
Application of 1998 net loss                        --                --            --         (1,424,112)         1,424,112
Effect of reorganization                    (9,478,091)          (79,761)    (4,361)            4,791,523                 --
Effect of primary and rights offerings       4,610,575           144,856            --                 --                 --
Minority interest for the period                    --                --            --                 --                 --
Net profit for the period                           --                --            --                 --            619,322
                                         -------------       -----------    ----------     --------------     --------------
Balance at September 30, 1999            Ps. 4,610,629       Ps. 144,856    Ps.     --     Ps.         --     Ps.    619,322
                                         =============       ===========    ==========     ==============     ==============



                                           (Deficit)                        Total
                                             from          Minority      stockholders'
                                          restatement      interest          equity
                                         ------------    -----------     -------------
Balance at December 31, 1997*            (Ps. 709,390)    Ps. 15,072     Ps. 4,333,837
Application of 1997 net loss                       --             --                --
Increase in capital stock                          --             --           876,037
Recognition of the effects of inflation
 on the financial statements                  (51,764)            --           (51,764)
Minority interest for the period                   --        (40,441)          (40,441)
Net loss for the period                            --             --        (1,768,748)
                                         ------------    -----------     -------------
Balance at September 30, 1998*           (Ps. 761,154)   (Ps. 25,369)    Ps. 3,348,921
                                         ------------   -------------    -------------

Balance at December 31, 1998*            (Ps. 746,499)    Ps.    891     Ps. 4,025,136
Application of 1998 net loss                       --             --                --
Effect of reorganization                      746,499           (891)       (4,025,082)
Effect of primary and rights offerings             --              --        4,755,431
Minority interest for the period                   --          28,472           28,472
Net profit for the period                          --              --          619,322
                                         ------------    ------------    -------------
Balance at September 30, 1999            Ps.       --     Ps.  28,472    Ps. 5,403,279
                                         ============    ============    =============

*The figures of 1998 and 1997 represent Grupo Iusacell, S.A. de C.V. and Subsidiaries (see Note 1)

                 The accompanying notes are an integral part of these unaudited consolidated interim financial statements.

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

  CONSOLIDATED INTERIM STATEMENTS OF CHANGES IN FINANCIAL POSITION (unaudited)

          FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1999 AND 1998

                                 (Notes 1 and 2)

         (Adjusted for price-level changes and expressed in thousands of constant Mexican pesos as of September 30, 1999)

                                                                         1999               1998*
                                                                     -----------       --------------
OPERATING ACTIVITIES:
  Net income (loss) for the period                                   Ps. 619,322       (Ps. 1,768,748)
  Items not requiring the use of resources:
    Depreciation and amortization                                        967,396              615,617
    450 Project non cash writedown                                            --              986,396
    Equity participation in net gain of associated companies              (2,587)             (20,252)
    Minority interest                                                    (10,699)              (3,339)
                                                                     -----------       --------------
                                                                       1,573,432             (190,326)
  Resources provided by (used for) operating activities-
    Trade accounts receivable                                           (134,647)             (30,973)
    Recoverable taxes and other                                          (41,624)            (179,711)
    Related parties                                                       (9,725)              90,348
    Inventories                                                            1,276               73,335
    Trade accounts payable                                                29,104             (204,177)
    Taxes and other payables                                             117,568              312,975
    Income tax                                                           (48,511)              26,632
    Employee profit sharing                                                  870                  (96)
    Other                                                                   (515)                (265)
                                                                     -----------       --------------
Resources provided by (used for) operating activities                  1,487,228             (102,258)
                                                                     -----------       --------------
FINANCING ACTIVITIES:
  (Decrease) increase in long-term debt                                 (131,855)           1,499,718
  (Decrease) increase in notes payable                                  (379,255)             620,412
  Increase of capital stock                                                   --              876,037
  Effect of reorganization                                            (4,024,194)                  --
  Effect of primary and rights offering                                4,755,431                   --
                                                                     -----------       --------------
Resources provided by financing activities                               220,127            2,996,167
                                                                     -----------       --------------
INVESTING ACTIVITIES:
  Purchases of property and equipment                                 (1,241,723)          (2,455,987)
  Sale of common stock of associated companies                          (163,125)              25,664
  Purchase of other assets                                              (425,168)            (413,190)
  Increase (decrease) in minority interest                                38,281              (37,157)
  Purchase of Infotelecom                                                (57,980)                  --
                                                                     -----------       --------------
  Resources used for investing activities                             (1,849,715)          (2,880,670)
                                                                     -----------       --------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                    (142,360)              13,239

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD                 280,184              152,993
                                                                     -----------       --------------
CASH AND CASH  EQUIVALENTS AT THE END OF THE PERIOD                  Ps. 137,824        Ps.   166,232
                                                                     ===========       ==============

*The figures of 1998 represent Grupo Iusacell, S.A. de C.V. and Subsidiaries (see Note 1)

                 The accompanying notes are an integral part of these unaudited consolidated interim financial statements.

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

                        NOTES TO THE INTERIM CONSOLIDATED

                        FINANCIAL STATEMENTS (unaudited)

          (Adjusted for price-level changes and expressed in thousands of constant Mexican pesos as of September 30, 1999 and
                           thousands of U.S. Dollars)


1.   Entity and nature of business

         As a part of a recapitalization and restructuring plan, a new holding company, Nuevo Grupo Iusacell, S.A. de C.V. ("Nuevo Iusacell"), was incorporated on August 6, 1998 to acquire and hold all of the outstanding shares of Grupo Iusacell, S.A. de C.V.. In July 1999, Nuevo Iusacell initiated an offer to exchange its two classes of common stock for the four classes of common stock of Grupo Iusacell, S.A. de C.V. then outstanding on a one for one basis. As a result of the exchange, Nuevo Iusacell acquired 99.5% of Grupo Iusacell, S.A. de C.V. shares when the offer expired on August 4, 1999. Mexican law requires Nuevo Iusacell to make a repurchase offer for the remaining shares of Grupo Iusacell, S.A. de C.V., which it expects to complete by the end of February, 2000.

         Prior to the exchange offer, Nuevo Iusacell had nominal assets and liabilities and no operations. Nuevo Iusacell also did not have any contingent liabilities or commitments. For accounting purposes. Nuevo Iusacell is the successor business to Grupo Iusacell, S.A. de C.V..

         Immediately after the exchange offer, Nuevo Iusacell completed both a rights offer of 18,405,490 shares of its series V common stock, raising U.S.$12,884 in proceeds, and a primary offer of 23,596,783 shares of its series V common stock, raising U.S.$23,847 in net proceeds (after commissions). Nuevo Iusacell's principal shareholders sold an aggregate of 101,403,217 shares of its series V common stock, resulting in 40.4% ownership interest for each such shareholder.

         Grupo Iusacell, S.A. de C.V. is a holding company incorporated on October 6, 1992. Its subsidiaries are primarily engaged in the wireless telecommunications business and hold concessions to operate cellular telephone systems in four contiguous market areas ("Regions") in central Mexico. Grupo Iusacell, S.A. de C.V. and its subsidiaries are referred to collectively herein as the "Group" or "Grupo Iusacell".


         In October 1995, a subsidiary of Grupo Iusacell received a concession from the Mexican government to operate as a long distance carrier and began offering long distance service in August 1996. During 1996, the Company also signed a joint venture agreement for the operation of a business to provide nationwide and international paging services. The joint venture began to provide paging services in August 1996. In May 1998, a subsidiary of Grupo Iusacell acquired frequencies through auctions conducted by the Mexican government to provide personal communication wireless services
             (PCS) in Regions 1 and 4 in northern Mexico.

         Carlos Peralta and companies affiliated with him (together with Carlos
             Peralta, the "Peralta Group") and Bell Atlantic Corporation ("Bell Atlantic") each hold directly or indirectly 40.4% equity ownership interests in Nuevo Iusacell.

         Based on an agreement between Grupo Iusacell's principal stockholders and approval by the Mexican government, Bell Atlantic assumed management control of Grupo Iusacell from the Peralta Group in February 1997.


2.  Basis of presentation

       a)  Basis of Presentation

           Prior to the reorganization described in note 1, the interim consolidated financial statements of Nuevo Iusacell reflect the operations of Grupo Iusacell and its subsidiaries, the predecessor entity. For the purposes of the interim consolidated financial statements both Nuevo Iusacell and Grupo Iusacell are referred to as the "Company."

           The Company's consolidated financial statements have been prepared in conformity with accounting principles generally accepted in Mexico ("Mexican GAAP").

           The consolidated financial statements for the interim nine-month periods have been presented in thousands of constant Mexican pesos as of September 30, 1999 as required by Bulletin B-10, "Recognition of the Effects of Inflation on Financial Information", as amended, issued by the Mexican Institute of Public Accountants ("Bulletin B-10"). All amounts presented in U.S. Dollars are in thousands.

           The amounts as of September 30, 1999 and 1998, presented in the financial statements and in the notes, have been restated using inflation rates based on the National Consumer Price Index (NCPI) published by Banco de Mexico (Mexican Central Bank) in order to present them in Mexican pesos of purchasing power as of September 30, 1999.

           In management's opinion, the accompanying interim consolidated financial statements include all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of results for such interim periods. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted; however, management believes that the disclosures made are adequate to make the information presented not misleading.

           The interim results for the nine-month periods ended September 30, 1999 and 1998 are not necessarily indicative of the results for the full calendar year. These financial statements should be read in conjunction with the audited consolidated financial statements as of December 31, 1998 and 1997 of Grupo Iusacell and subsidiaries and for the three years in the period ended December 31, 1998 and footnotes thereto (the "Audited Financial Statements"). Refer to Notes 3 and 4 to the Audited Financial Statements for a discussion of Grupo Iusacell's significant accounting policies.

       b)  Consolidated financial
           statements

           Those companies in which the Company holds 50% or more of the capital stock and/or exercises control over day-to-day operating and financial administration activities ("effective management control") are included in the consolidated financial statements. Grupo Iusacell consolidates Iusatel, S.A de C.V., Iusatelecomunicaciones, S.A. de C.V., Infotelecom, S.A. de C.V., Punto a Punto Iusacell, S.A. de C.V. and Iusacell PCS, S.A. de C.V., in which Grupo Iusacell owns less than 50% of the voting common stock, but exercises management control over the day-to-day operations and financial administration by appointment of the shareholders and other arrangements.

           All significant intercompany balances and transactions have been eliminated in consolidation.

       c)  Use of estimates


           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.


3. Long term debt and notes payable

           As of September 30, the long-term debt of the Company consisted of the following:

                                                                                      Mexican Pesos
                                                                             -------------------------------
                                                          U.S. Dollars
                                                              1999               1999               1998
                                                          ------------       -------------     -------------
           Long-term bank loan                            U.S.$125,000       Ps. 1,168,537     Ps. 1,466,536
           Unsecured senior notes                              150,000           1,402,245         1,759,843
           Revolving credit facility                           100,000             934,830         1,173,229
           Long-term U.S. Eximbank loan                         57,192             534,631                --
           Long-term commercial bank loan                       22,117             206,754                --
           Handset facility                                      4,000              37,392                --
                                                          ------------       -------------     -------------
                Total debt                                U.S.$458,309       Ps. 4,284,389     Ps. 4,399,608
                Less: short term portion                        36,417             342,184                --
                                                          ------------       -------------     -------------
                       Long term debt                     U.S.$421,704       Ps. 3,942,205     Ps. 4,399,608
                                                          ============       =============     =============

       The long-term bank loan and revolving credit facility bear interest at a variable rate equal to the lower of (i) LIBOR plus 1.75% or (ii) the higher of the loan agent's prime rate, the reserve adjusted secondary market rate for certificates of deposit plus 1% or the Federal Funds effective rate plus 0.5%. Interest is payable quarterly.

       Eximbank Financing

       On July 15,1999, Grupo Iusacell consummated a financing to acquire cellular infrastructure equipment manufactured in the U.S.A. The financing consists of a five-year senior secured term facility provided by UBS AG in the principal amount of approximately $72,500 U.S. dollars, which is guaranteed by the Export-Import Bank of the United States, and a two-year senior secured term facility provided bu UBS AG and Commerzbank AG in the principal amount of approximately $25,700 U.S. dollars, which is not guaranteed by the Export-Import Bank of the United States. As of September 30, 1999, $79,300 US dollars of this facility had been drawn down, of which $75,000 U.S. dollars had been used to refinance a short-term bridge facility which expired on July 15, 1999. The majority of the equipment secures the loan.

       Loans outstanding under the Eximbank facilities bear interest at a rate per annum equal to 0.20% per annum above six-month LIBOR, in case of the facility guaranteed by the Export-Import Bank of the United States, and 1.75% per annum above six-month LIBOR, in the case of the unguaranteed commercial facility.

       The long-term bank loan, the revolving credit facility and the long-term unsecured senior notes impose certain restrictive covenants such as maintenance of certain financial ratios, restrictions on incurring additional debt, limitations on capital expenditures and restrictions on the sale or lease of the Grupo Iusacell assets. As of September 30, 1999, as a result of certain waivers and consents obtained from the bank syndicate which extend for a period of more than twelve months beyond the balance sheet date, Grupo Iusacell had complied with all such covenants.

       As of September 30, 1999 and 1998, Grupo Iusacell assets collateralizing long-term debt include substantially all assets used in the cellular business (including the cellular concessions) and shares in certain subsidiaries.

       At September 30, 1999, the Company's long-term debt matures as follows:


           Years ended September 30,                                U.S. Dollars      Mexican Pesos
           -------------------------                                ------------      -------------
           2000                                                     U.S.  36,417      Ps.   342,184
           2001                                                          127,138          1,188,524
           2002                                                          110,438          1,032,408
           2003                                                           11,438            106,926
           2004 and thereafter                                           172,878          1,614,347
                                                                    ------------      -------------
                  Total                                             U.S. 458,309      Ps. 4,284,389
                                                                    ============      =============

       Bell Atlantic Subordinated Convertible Debt Facility

       In July 1997, Bell Atlantic committed to provide Grupo Iusacell with subordinated convertible financing in an aggregate amount of $150,000 U.S. Dollars, bearing interest at an annual rate of LIBOR plus 5.0%. At the option of Bell Atlantic, borrowings under the facility were convertible into Series A shares at a conversion price of $0.70 U.S. Dollars per share. During the nine-month period ended September 30, 1999, $31,000 U.S. Dollars were borrowed under the facility, which amount was immediately converted to Series A shares (see Note 5). As of September 30, 1999, no borrowings were outstanding under this facility because all borrowings had been converted into Series A shares and the facility expired as of June 30, 1999.

       Notes payable

       As of September 30, notes payable consisted of the following:

                                                                U.S. Dollars             Mexican Pesos
                                                                ------------             -------------
                                                                    1999              1999           1998
                                                                -----------        ----------     ----------
             Handset facility bearing interest at a
             variable rate of LIBOR plus 1.5%,
             maturing on April 21, 2000                             10,000             93,489             --

             Bridge loan facility bearing interest
             at a variable rate of LIBOR plus 1.0% with
             maturity date of December 1998, extended
             to July 1999.                                               --                --        621,811

             Other                                                       --                --          2,081
                                                                -----------        ----------     ----------
                Total                                           U.S.$10,000        Ps. 93,489     Ps.623,892
                                                                ===========        ==========     ==========

        In January 1999, the Company obtained a handset facility from UBS AG, which consists of a 360-day senior unsecured credit facility in the principal amount of U.S.$10,000. Loans outstanding under this facility bear interest at an annual rate equal to 1.50% above LIBOR. The Company drew down the entire U.S.$10,000 available under this facility in April 1999.

        Interest rate collar

        In July 1998, the Company entered into an interest rate collar agreement on a notional amount of U.S. $35,000 until July 30, 2002. The collar agreement limits the maximum effective LIBOR cost to 6.12% if six-month LIBOR is lower than 7.12% and 7.12% if LIBOR equals or exceeds that level.

        On February 26, 1999, Grupo Iusacell entered into an interest rate collar agreement with The Chase Manhattan Bank to limit the maximum interest rate which must be paid on U.S.$ 15,000 of its floating rate debt. Under the terms of this collar agreement, the maximum effective LIBOR cost is limited to 5.82% if six-month LIBOR is lower than 6.82% and, if six-month LIBOR equals or goes above 6.82%, then the maximum effective LIBOR cost is limited to 6.82%.

4.  Commitments and contingencies

       As of September 30, 1999, Nuevo Iusacell and Grupo Iusacell have the following commitments and contingent liabilities:

           a) Grupo Iusacell has entered into operating lease agreements for administrative offices, sales branches, and service facilities. Such lease agreements expire at various dates through 2007. Some agreements contain options for renewal.

           b) Mitsubishi Electronics America Inc. ("MELA") filed a complaint in the United States on July 18, 1996 against Grupo Iusacell, Bell Atlantic and Bell Atlantic Latin American Holdings Inc., an affiliate of Bell Atlantic. Essentially, MELA alleges that it had a contract with Grupo Iusacell for the sale of telephone terminals and that Grupo Iusacell had breached the contract or defrauded MELA by not purchasing the terminals. MELA alleges the contract was for the sale of 60,000 units at a unit cost of $0.510 U.S. Dollars. The lawsuit is currently in the discovery stage. Management believes the lawsuit has no basis since no contract was ever signed and that, at trial, no material damages will result in favor of MELA. Based on external counsel's opinion it is too early to evaluate the extent of Grupo Iusacell's exposure to loss by judgment at trial.

           c) In December 1997, Grupo Iusacell signed an agreement with Lucent Technologies to purchase CDMA-based wireless equipment for $188,000 U.S. Dollars and to install its digital cellular network. In connection with this contract, Lucent issued trade-in credits for approximately $93,000 U.S. Dollars, representing the net replacement cost of the analog network equipment being replaced. The trade-in credits are deducted from each purchase invoice proportionally to the cost of the total equipment purchased.

           d) In February 1998, Grupo Iusacell's former advertising agency sued the company for Ps.23,000, alleging improper termination of its contract. Grupo Iusacell won the lawsuit in trial court during 1998 without any damages in favor of such former advertising agency and also won a first appeal. The advertising agency filed a second and final appeal and, in June 1999, the Mexican Supreme Court found Grupo Iusacell in breach of its contract with the advertising agency and found further that the advertising agency suffered Ps.23,000 in damages. Subsequently, another tribunal confirmed the breach of contract finding, but ruled that the damages suffered by the agency were only Ps.16,000. Grupo Iusacell has filed an injunctive action (amparo) with the Mexican Supreme Court against this sentence on the basis that this tribunal and the Mexican Supreme Court exceeded the scope of their review and also assessed damages incorrectly.

           e) In April 1998, Grupo Iusacell learned that the Montes Urales property was subject to two liens. Such liens were not identified when Inmobiliaria Montes Urales was acquired in 1994, nor was Grupo Iusacell notified of such liens subsequent to acquisition. To date, the liens have not been removed and it is uncertain as to when the removal will take place.

           f) Pursuant to the joint venture agreement signed between Grupo Iusacell and Infomin, S.A. de C.V. in 1996 to provide paging services, Grupo Iusacell committed to contribute up to $10,500 U.S. Dollars. During 1998, $9,032 U.S. Dollars were contributed. The joint venture agreement establishes the individual and joint responsibilities of the partners. In case a partner does not fulfill its responsibilities, sanctions could cause such partner to lose its investment and incur up to $ 1,000 U.S. Dollars as a penalty.

5. Contributed capital


       At September 30, 1999 and 1998, the issued and outstanding shares of common stock of the Company, without par value, were as follows:

                                                  1999                       1998*
                                              -------------             -------------
           Series A                             736,830,745               848,896,267
           Series B                                      --                 5,562,450
           Series D                                      --               186,904,725
           Series L                                      --               150,791,114
           Series V                             578,200,864                        --
                                              -------------             -------------
           Total                              1,315,031,609             1,192,154,556
                                              =============             =============

       * Represent capital structure of Grupo Iusacell prior to recapitalization and restructure plan.

       As described in Note 1, the Company completed on August 1999 a reorganization whereby the capital stock of Nuevo Iusacell was exchanged for the capital stock of Grupo Iusacell on a one-for-one basis. Consequently, the issued and outstanding shares of common stock as of September 30, 1999 and as of September 30, 1998 reflect the common stock of Nuevo Iusacell and Grupo Iusacell, respectively.

6. Foreign Currency Position

       The balance sheet as of September 30 includes assets and liabilities denominated in U.S. Dollars, as follows:

                                                                               1999                1998
                                                                          --------------      --------------
                Monetary assets                                           U.S.$   47,327      U.S.$   37,198
                Monetary liabilities                                             603,831             518,781
                                                                          --------------      --------------
                Net monetary liability position
                   in U.S. Dollars                                         U.S$  556,504      U.S.$  481,583
                                                                          ==============      ==============
                Equivalent in nominal
                   Mexican pesos                                          Ps.  5,202,350      Ps.  4,866,976
                                                                          ==============      ==============

       The exchange rate as of September 30, 1999 and 1998 was Ps. 9.3483 and Ps. 10.1062 per 1 U.S. Dollar, respectively.

7. Subsequent Events and Commitments

       a) In October 1999, Grupo Iusacell drew down the remaining U.S. $18,900 available under the Eximbank loan facility and, in November 1999, repaid a U.S. $7,200 amortization installment under the same facility. In November 1999, in connection with a program to migrate its analog contract customers to digital service, Grupo Iusacell agreed to guarantee up to U.S. $6,200 in loans to be made by Banco Bilbao Vizcaya to its customers for the purchase of digital handsets.

       b) Grupo Iusacell failed to pay U.S. $63,000 to Lucent Technologies for network equipment that it had purchased under a contract requiring payment on September 30 and October 31, 1999. In addition, Grupo Iusacell is obligated to pay U.S. $28,000 to Lucent Technologies on November 30 and December 31, 1999. A portion of the proceeds of Nuevo Iusacell's U.S.$350,000 senior notes offering, if completed successfully , will be used to satisfy all or a portion of these obligations (see Note 7.d)

       c) In October 1999, Old Iusacell exceeded the capital expenditure limitation for 1999 under the long-term bank loan, the revolving credit facility and the two U.S. Eximbank loan facilities. Old Iusacell also had not registered the mortgage securing the long-term bank loan and the revolving credit facility with respect to a single parcel of real property in Leon (in Region 6) with an estimated market value of Ps.15,900 (approximately U.S.$1,700) because it believed the amount of the mortgage registration fee excessive and unreasonable compared to the value of the property. These defaults triggered cross-defaults among these credit facilities and in its Ps.93,489 (U.S.$10,000) handset facility. In December 1999, Old Iusacell obtained irrevocable and unconditional waivers of all these defaults and a modification of the restrictive covenant under the long-term bank loan, revolving credit facility and the two U.S. Eximbank loan facilities to enable it to make capital expenditures in excess of the maximum amount permitted for 1999 and to increase the maximum amount of capital expenditures permitted for 2000. Old Iusacell paid customary fees to receive these waivers.

       d) On December 16, 1999, Nuevo Grupo Iusacell completed an offering of U.S.$ 350,000 Senior Notes due 2006, bearing interest at a fixed rate of 14.25%.


8. Differences between Mexican and United States Generally Accepted Accounting Principles

       The Company's consolidated financial statements are prepared based on accounting principles generally accepted in Mexico ("Mexican GAAP"), which differ in certain significant respects from United States generally accepted accounting principles ("U.S. GAAP").

       The following reconciliation to U.S. GAAP does not include the reversal of the adjustments to the financial statements for the effects of inflation required under Mexican Bulletin B-10.

       The application of Bulletin B-10 represents a comprehensive measure of the effects of price-level changes in the financial statements based on historical cost for Mexican and U.S. accounting purposes. The principal differences, other than inflation accounting, together with an explanation where appropriate, of the adjustments that affect stockholders' equity, consolidated net income and consolidated comprehensive income as of September 30, 1999 and 1998 and for each of the nine-month periods ended September 30, 1999 and 1998 are as follows:

           a) Deferred income taxes and employee profit sharing

              Under Mexican GAAP, deferred income taxes are provided for identifiable, non-recurring timing differences (those expected to reverse over a definite period of time) at rates in effect at the time such differences originate. Benefits from loss carryforwards are not allowed to be recognized before the period in which the carryforward is utilized. For purposes of this reconciliation to U.S. GAAP, the Company has applied Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes "("SFAS 109"), for all periods presented.

              SFAS109 requires an asset and liability method of accounting whereby deferred taxes are recognized for the tax consequences of all temporary differences between the financial statement carrying amounts and the related tax bases of assets and liabilities. Under U.S. GAAP, the effect on deferred taxes of a change in tax rate is recognized in income in the period that includes the enactment date.

              SFAS109 requires deferred tax assets to be reduced by a valuation allowance if, based on the weight of available evidence, including cumulative losses in recent years, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

              Mexican tax law requires payment of a 1.8% tax on the Company's net assets which may be used to offset future income tax obligations. Under Mexican GAAP, the net asset tax is charged to the provision for income taxes. Under SFAS 109, such amounts are treated as a deferred tax benefit and offset by a valuation allowance, if required.

              Employee profit sharing expense, which is based on each
                  subsidiary's taxable income after certain statutory adjustments, is included in the income tax provision under Mexican GAAP. The provision for employee profit sharing is charged to operations for U.S. GAAP purposes.

           b) Pre-operating costs

              Under Mexican GAAP, the Company capitalized certain pre-operating costs, primarily related to Project 450. On September 30, 1998, the Company recorded a write-down related to its investment in Project 450 for Mexican GAAP purposes and consequently, wrote-off all capitalized pre-operating costs as of that date.

              Under U.S. GAAP, pre-operating costs are expensed as incurred. The
                  Mexican GAAP adjustment for the nine-month period ended September 30, 1998 represents the pre-operating costs that were originally written off for US GAAP purposes.

           c) Minority interest

              Under Mexican GAAP, the minority interest in consolidated
                  subsidiaries is presented as a separate component within the stockholders' equity section of the consolidated balance sheet. For U.S. GAAP purposes, minority interest is not included in stockholders' equity and accordingly is deducted as a reconciling item to arrive at U.S. GAAP equity.

           d) Basic and fully diluted loss per share

              Mexican GAAP requires the disclosure of earnings (loss) per share for public companies. Under U.S. GAAP, disclosure of basic earnings (loss) per share and diluted earnings (loss) per share is required for public companies in accordance with SFAS No. 128, "Earnings per Share."

              Basic earnings (loss) per share is computed by dividing income
                  (loss) available to common shareholders by the weighted average number of common shares outstanding for the year. The computation of diluted earnings (loss) per share is similar to basic earnings (loss) per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued. Diluted earnings (loss) per share is equal to basic earnings (loss) per share for the nine-month periods ended September 30, 1999 and 1998 as the drawdowns and conversions under the facility with Bell Atlantic and the shares subject to the Stock Purchase Plan are excluded from the computation of diluted earnings (loss) per share because to do so would have been antidilutive for the periods presented.

           e) Effects of inflation accounting on U.S. GAAP adjustments

              In order to determine the net effect on the financial statements of recognizing certain of the adjustments described above, it is necessary to recognize the effects of applying the Mexican GAAP inflation accounting principles to such adjustments.

           f) Comprehensive income

              On January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes guidelines for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The statement, however, does not address recognition or measurement issues. The adoption of SFAS No. 130 had no impact on net loss or shareholders' equity. The Company has presented comprehensive income under U.S. GAAP for the nine-month periods ended September 30, 1999 and 1998 in Note 8 h) below.

           g) Interest rate collar

              Effective July 30, 1998, in connection with the $225,000 U.S.
                  Dollars credit agreement (see Note 3), the Company was required to enter into an interest rate collar agreement designated as a hedge of a portion of the Company's floating rate debt. The interest rate collar limits the Company's exposure to fluctuations in short-term interest rates by locking in a range of interest rates on $35,000 U.S. Dollars of its floating rate debt. The cap rates range from 6.12% to 7.12% above six-month LIBOR with the floor rates ranging from 5.30% to 6.12% above six-month LIBOR. The interest rate collar matures on July 30, 2002.

              On February 26, 1999, the Company entered into another interest rate collar agreement to limit the maximum interest rate which must be paid on U.S.$15,000 of its floating rate debt. Under the terms of this collar agreement, the maximum effective LIBOR cost is limited to 5.82% if six-month LIBOR is lower than 6.82% and, if six-month LIBOR equals or goes above 6.82%, then the maximum effective LIBOR cost is limited to 6.82%.

              Under Mexican GAAP, the interest rate collar agreements are recorded on a cash basis. Under US GAAP, the differential to be paid or received as interest rates change is accrued and recognized as an adjustment of interest expense at the balance sheet date. Additionally, the related amount payable or receivable is included in accrued other expenses at the balance sheet date.

              The $50,000 U.S. Dollar million notional amount of the interest rate collar agreements does not quantify risk or represent assets or liabilities of the Company, but is used in the determination of cash settlements under the agreement. The Company is exposed to credit loss from counterparty nonperformance, but does not anticipate any such loss from the interest rate collar agreements, which are with a major financial institution.

              The fair value of the interest rate collar agreement is Ps.1,847
                  ($198 U.S. Dollars) and Ps.15,912 ($1,385 U.S. Dollars) as of September 30, 1999 and 1998, respectively, and is estimated based on current market settlement prices of comparable contracts obtained from dealer quotes. The Company does not hold or issue derivative financial instruments for trading purposes.

           h) Net income (loss) and stockholders' equity under U.S. GAAP

              The following is a summary of net income (loss) and stockholders'
                  equity adjusted to take into account certain material differences between Mexican GAAP and U.S. GAAP:

                                                                                   Nine-month periods
                                                                                   ended September 30,
                                                                          -----------------------------------
                                                                               1999               1998
                                                                          -------------      ----------------
                Net income (loss) as reported under
                   Mexican GAAP                                           Ps.   619,322      (Ps. 1,768,748)
                Deferred income taxes                                          (18,870)               4,274
                Pre-operating expenses                                              --              174,996
                Effect of inflation accounting on US GAAP
                 adjustments                                                   (16,027)             (10,144)
                Interest rate collar                                            (1,847)             (15,912)
                                                                          ------------       --------------
                Net income (loss) under U.S. GAAP                         Ps.  582,578       (Ps. 1,615,534)
                                                                          ============       ==============
                Weighted average number of
                 shares outstanding (thousands)                              1,269,997            1,095,646
                                                                          ============       ==============
                Basic and diluted net income (loss)
                 per share (pesos)                                        Ps.     0.46       (Ps.      1.47)
                                                                          ============       ==============

             Comprehensive loss:

                                                                                    Nine-month periods
                                                                                    ended September 30,
                                                                          -----------------------------------
                                                                              1999                  1998
                                                                          --------------        -------------
                Net income (loss) under U.S. GAAP                         Ps.    582,578           (1,615,534)
                Inflation effects for the period                                  16,027              (41,620)
                                                                          --------------        -------------
                Comprehensive loss                                        Ps.    598,605        (Ps.1,657,154)
                                                                          ==============        ==============
                Accumulated comprehensive loss                            (Ps. 5,720,214)       (Ps. 6,549,562)
                                                                          ==============        ==============

                                                                                   Nine-month periods
                                                                                   ended September 30,
                                                                          -----------------------------------
                                                                              1999                   1998
                                                                          -------------         -------------

                Stockholders' equity under Mexican GAAP                   Ps. 5,403,279         Ps. 3,348,921
                   Minority interest                                            (28,472)               25,369
                   Deferred income taxes                                        (18,870)              147,688
                   Interest rate collar                                          (1,847)              (15,912)
                                                                          -------------         -------------
                Stockholders' equity as reported under
                   U.S. GAAP                                              Ps. 5,354,090         Ps. 3,506,066
                                                                          =============         =============

           Changes in Stockholders' equity under US GAAP are as follows:

                                     Contributed        Accumulated           Loss for
                                     Capital            Losses                The year          Total
                                     ---------------    ------------------    --------------    -------------
          Balances as of 12/31/97         8,391,205         (3,219,856)          (884,166)         4,287,183
          Application of 1997
          net loss                                            (884,166)           884,166               --
          Increase in capital
          stock                             876,037                                                  876,037

          Effects of inflation                                 (41,620)                              (41,620)
          Net income for the
          period                                                               (1,615,534)        (1,615,534)
                                         ----------         ----------         ----------         ----------
          Balances as of
          9/30/98                         9,267,242         (4,145,642)        (1,615,534)         3,506,066
                                         ==========         ==========         ==========         ==========

          Balances as of 12/31/98
                                          9,557,908         (4,115,642)        (1,414,792)         4,027,474
          Application of 1998
          net loss                                          (1,414,792)         1,414,792               --
          Effect of
          reorganization                 (5,530,434)         5,530,434               --
          Effect of primary and
          rights offerings                  728,011                                                  728,011

          Effects of inflation                                  16,027                                16,027
          Net loss for the period
                                                                                  582,578            582,578
                                         ----------         ----------         ----------         ----------
          Balances as of 9/30/99
                                          4,755,485             16,027            582,578          5,354,090
                                         ==========         ==========         ==========         ==========


           i) Supplementary U.S. GAAP disclosures
           ---------------------------------------------------

           1) Cash flow information

              Since Statement of Financial Accounting Standards No.95,
                  "Statement of Cash Flows" ("SFAS 95") does not provide any specific guidance with respect to inflation adjusted financial statements for U.S. GAAP purposes, the following cash flow statement is presented, using U.S. GAAP balance sheets restated for inflation.

              Monetary gains and losses and unrealized foreign exchange gains and losses have been included as operating cash flow reconciling items. Other items have been included based on their cash flows, adjusted by inflation.


                                                                            Nine-month periods ended
                                                                            ------------------------
                                                                                 September 30,
                                                                                 -------------
                                                                           1999                 1998
                                                                        ----------         ----------
          Operating activities:
             Net income (loss) under U.S. GAAP                         Ps. 582,578      (Ps.1,615,534)
              Adjustments to reconcile net income (loss) to
              cash used in operating activities:
               Depreciation and amortization                               967,396          1,427,017
               Equity in earnings of associated companies                   (2,587)           (20,252)
               Increase in allowance for doubtful accounts                  47,338             33,217
               Increase in allowance for obsolete and
                  slow-moving inventories                                    3,394              6,140
               Minority interest                                           (10,699)            (3,339)
               Deferred income taxes and employee profit sharing           130,852             33,997
               (Gain) loss on net monetary position and foreign
                    exchange losses                                       (828,871)           588,939
             Changes in operating assets and liabilities:
               Accounts receivable                                        (289,599)          (303,583)
               Inventories                                                  (2,118)            45,571
               Trade accounts payable and related parties                  119,408           (717,475)
               Taxes and other payable                                     195,817            370,064
               Income tax                                                 (159,623)            (8,140)
               Other                                                          (515)              (265)
                                                                       -----------      -------------
          Cash provided (used) by operating activities                     752,771           (163,644)
                                                                       -----------      -------------
          Investing activities:
             Purchase of property and equipment, net                    (1,241,723)        (2,455,987)
             Investment in associated companies, net of cash
              acquired                                                    (159,899)           (11,493)
             Purchase of other assets                                     (444,867)          (382,861)
                                                                       -----------      -------------
          Total cash used in investing activities                       (1,846,489)        (2,850,342)
                                                                       -----------      -------------
          Financing activities:
             Proceeds from notes payable and long-term debt                515,259          3,036,254
             Payments of notes payable and long-term debt                 (291,912)            (9,029)
             Effects of primary and rights offering                        728,011               --
                                                                       -----------      -------------
          Total cash provided by financing activities                      951,358          3,027,224
                                                                       -----------      -------------
          Net (decrease) increase  in  cash and cash equivalents          (142,360)            13,239
          Cash and cash equivalents at beginning of period                 280,184            152,993
                                                                       -----------      -------------
          Cash and cash equivalents at the end of period               Ps. 137,824      Ps.   166,232
                                                                       ===========      =============
          Supplemental disclosure of non-cash activities:
          Conversion of debt under the Bell Atlantic facility          Ps.    --        Ps.   741,201
                                                                       ===========      =============

          2) The provision for income taxes for the nine-month periods ended September 30, was as follows:

                                                                                 Nine-month periods ended
                                                                                 ------------------------
                                                                                       September 30,
                                                                                       -------------
                                                                                   1999              1998
                                                                               -----------       ----------
                Asset tax not offset by current taxes                          Ps. 111,982       Ps. 38,271
                Deferred taxes                                                      18,870           (4,274)
                                                                               -----------       ----------
                   Tax expense                                                 Ps. 130,852       Ps. 33,997
                                                                               ===========       ==========

          3)   Deferred income taxes

              Significant components of deferred income taxes under U.S. GAAP are as follows:

                                                                 September 30, 1999
                                                    --------------------------------------------
                                                       SFAS 109        SFAS 109
                                                       applied to    applied to
                                                      Mexican GAAP      US GAAP         Total
                                                       balances       adjustments
                                                    --------------   ------------    -----------
          Deferred liabilities:
               Inventories                          Ps.   98,485      Ps.   --      Ps.   98,485
               Property and equipment                    253,531            --           253,531
               Cellular telephones to be
                 amortized                               113,736            --           113,736
               Concessions                                 2,915            --             2,915
                                                    ------------      --------      ------------
          Deferred tax liabilities                       468,667            --           468,667
                                                    ------------      --------      ------------
          Deferred assets:
               Allowance for doubtful
                  accounts                                35,647            --            35,647
               Net operating loss carryforward
                   and tax credits                     1,222,133            --         1,222,133
               Reorganization reserve                     22,246            --            22,246
               Interest rate collar                         --             628               628
               Allowance for deferred
                  tax assets                            (649,112)         (628)         (649,740)
                                                    ------------      --------      ------------
          Deferred tax assets                            630,914            --           630,914
                                                    ------------      --------      ------------
          Net deferred tax assets                   Ps.  162,247      Ps.   --      Ps.  162,647
                                                    ============      ========      ============

                                                                 September 30, 1998
                                                    --------------------------------------------
                                                       SFAS 109        SFAS 109
                                                       applied to    applied to
                                                      Mexican GAAP      US GAAP        Total
                                                       balances       adjustments
                                                    --------------   ------------   ------------
          Deferred liabilities:
               Inventories                          Ps.    94,629     Ps.   --      Ps.     94,629
               Property and equipment                     258,934           --             258,934
               Cellular telephones to be
                 amortized                                114,263           --             114,263
               Concessions                                  2,599           --               2,599
                                                    -------------     ----------    --------------
          Deferred tax liabilities                        470,425           --             470,425
                                                    -------------     ----------    --------------
          Deferred assets:
               Allowance for doubtful accounts             34,768           --              34,768
               Net operating loss carryforwards
                  and tax credits                       1,169,717           --           1,169,717
               Reorganization reserve                      26,483           --              26,483
               Allowance for deferred
                  tax assets                             (629,999)          --            (629,999)
                                                    -------------     ----------    --------------
          Deferred tax assets                             600,969           --             600,969
                                                    -------------     ----------    --------------
          Net deferred tax assets                   Ps.   130,544     Ps.   --      Ps.    130,544
                                                    =============     ==========    ==============

      The Company has recorded a deferred tax asset of Ps.1,222,133 reflecting the benefit of tax loss carryforwards, which expire in varying amounts between 2001 and 2008. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the net deferred tax asset at September 30, 1999 will be realized based on the following:

          (i) the net deferred tax asset amounting to Ps.162,247 represents only the tax loss carryforwards (which are subject to indexation) of 1997 and 1998 which have expiration periods of 9 and 10 years, respectively, and

          (ii) although the Group has generated operating losses for the past five years, it believes that it is more likely than not that the net deferred tax asset will be realized based on Group's business plan based estimate of future taxable income over the next five years in an amount sufficient to utilize the net deferred tax losses recorded as of September 30, 1999.

           4) Disclosure of certain risks and uncertainties:

           a) Foreign currency risk

            A substantial amount of the Company's debt obligations, including the long-term bank loan and unsecured senior notes, are denominated in U.S. Dollars, while the Company generates revenues in Pesos. Therefore, the Company is exposed to currency exchange rate risks that could significantly affect the Company's ability to meet its obligations. The exchange rate of Pesos to the U.S. Dollar is a freely floating rate, which has declined in recent years. Any significant decrease in the value of the Peso relative to the U.S. Dollar in the near term may have a material adverse effect on the Company and on its ability to meet its short-term foreign debt and its long-term debt obligations. The Company does not currently have in place hedging arrangements with respect to this foreign currency risk. However, the Company expects to hedge utilizing forward-rate contracts, its exchange rate exposure for up to 50% of the principal and interest payments coming due over the next 18 months. The Company is also considering limited hedging alternatives for up to an additional 50% of the remaining outstanding principal and interest obligations coming due over the next 18 months.

           b) Working capital deficiency

           The Company's consolidated financial statements for the nine-month period ended September 30, 1999 have been prepared on a going concern basis which contemplates the realization of assets and settlement of liabilities in the normal course of business. Under US GAAP, the Company had negative working capital of Ps.1,188,967 at September 30, 1999. The continuation of the Company as a going concern is dependent upon its ability to generate sufficient cash from operations and financing activities. In this regard, management expects operational cash flows in the coming years, and its plans include raising additional financing to fully develop digital CDMA based wireless and PCS services. As mentioned in Note 7.d, the Company completed the offering of U.S.$350,000 Senior Notes due 2006 (see Note 7.d).

12.  Condensed financial information

           Presented below is condensed consolidating financial information for
               i) the parent company; ii) the combined guarantor subsidiaries;
               iii) the combined non-guarantor subsidiaries; iv) eliminations; and v) the Company's consolidated financial statements. The subsidiary guarantees are full, unconditional, joint and several.

           Where applicable, the equity method has been used by the parent
               Company with respect to its investments in subsidiaries for the respective periods presented.

           The Company has not presented separate financial statements and other disclosures concerning each of the subsidiary guarantors because management believes that such information is not material to investors.

         CONDENSED CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 1999

                                                    Combined           Combined
                                  Parent            Guarantor        Non-Guarantor
                                 Company          Subsidiaries        Subsidiaries       Eliminations        Consolidated
                             --------------      --------------     ---------------      ------------       -------------
 ASSETS
Current assets:
    Cash and short-term
      investments             Ps.     4,659      Ps.    31,083      Ps.       913        Ps.  101,169       Ps.   137,824
                              -------------      -------------      -------------        ------------       -------------
    Accounts receivable:
      Trade                            --              515,817             17,462             (65,839)            467,440
      Related parties             1,663,091            910,099               --            (2,561,738)             11,452
      Recoverable taxes
       and other                    314,518            253,958            188,455             (68,306)            688,625
                              -------------      -------------      -------------        ------------       -------------
                                  1,977,609          1,679,874            205,917          (2,695,883)          1,167,517
                              -------------      -------------      -------------        ------------       -------------
    Inventories                      62,269            264,088             21,688             (58,384)            289,661
                              -------------      -------------      -------------        ------------       -------------
    Total current assets          2,044,537          1,975,045            228,518          (2,653,098)          1,595,002

Investment in associated
    companies                     1,857,490            320,953               --            (1,995,700)            182,743
Property and equipment,
    net                           4,916,238            859,295            732,109             (19,357)          6,488,285
Other assets                        348,937            699,101            103,709             699,918           1,851,665
Excess  of  investment
    cost over book value          1,794,365             29,721               --                  --             1,824,086
                              -------------      -------------      -------------        ------------       -------------
    Total assets              Ps.10,961,567      Ps. 3,884,115      Ps. 1,064,336       (Ps.3,968,237)      Ps.11,941,781
                              =============      =============      =============        ============       =============

LIABILITIES AND
   STOCKHOLDERS' EQUITY
Current liabilities:
    Notes payable             Ps.   225,341      Ps.     --         Ps.     --           Ps.  210,347       Ps.   537,421
    Trade accounts payable          904,622           248,995             25,254             (101,057)          1,077,814
    Related parties                    --                --            1,539,891           (1,413,743)            126,148
    Taxes and other payable         299,675           540,464                870              107,900             948,909
    Income tax                        4,571                 5            153,213             (152,342)              5,447
                              -------------      -------------      -------------        ------------       -------------

    Total current liabilities     1,434,209           789,464          1,719,228           (1,348,895)          2,594,006
Long-term debt                    4,152,551              --                 --               (210,346)          3,942,205
Commitments and
    contingencies                      --               2,233                 58                 --                 2,291
                              -------------      -------------      -------------        ------------       -------------
Total liabilities                 5,586,760           791,697          1,719,286           (1,559,241)          6,538,502
                              -------------      -------------      -------------        ------------       -------------
Stockholders' equity:
Capital contributions             4,755,485         5,269,565          1,077,660           (6,347,225)          4,755,485
Earned capital                      619,322        (2,188,050)        (1,732,610)           3,920,660             619,322
Minority interest                      --              10,903               --                 17,569              28,472
                              -------------      -------------      -------------        ------------       -------------
Total stockholders' equity        5,374,807         3,092,418           (654,950)          (2,408,996)          5,403,279
                              -------------      -------------      -------------        ------------       -------------
Total liabilities and
    stockholders' equity      Ps.10,961,567      Ps.3,884,115       Ps.1,064,336        (Ps.3,968,237)      Ps.11,941,781
                              =============      =============      =============        ============       =============
Total stockholders' equity
    under Mexican GAAP        Ps. 5,374,807      Ps.3,092,418       (Ps. 654,950)       (Ps.2,408,996)      Ps. 5,403,279
Minority interest                      --             (10,903)              --                (17,569)            (28,472)
Deferred income taxes                (6,326)          (15,179)            (1,809)               4,444             (18,870)
Interest rate collar                 (1,847)             --                 --                   --                (1,847)
                              -------------      -------------      -------------        ------------       -------------
Total stockholders' equity
    under US GAAP             Ps. 5,366,634      Ps.3,066,336       (Ps. 656,759)       (Ps.2,422,121)      Ps. 5,354,090
                              =============      =============      =============        ============       =============

                     CONDENSED CONSOLIDATED INCOME STATEMENT
               FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1999

                                                                             Combined           Combined
                                                               Parent        Guarantor       Non-Guarantor
                                        Company            Subsidiaries     Subsidiaries      Eliminations        Consolidated
                                        -------            ------------     ------------      ------------        ------------
Total revenues                       Ps.  347,368     Ps.  4,037,177       Ps.  382,605     (Ps. 1,858,644)    Ps.  2,908,506
Total cost of sales                        15,599          1,580,795            290,218           (944,815)           941,797
                                     ------------     --------------       ------------     --------------     --------------
Gross profit                              331,769          2,456,382             92,387           (913,829)         1,966,709
Operating expenses                         42,246          1,718,709            147,094           (944,607)           963,442
Depreciation and
    amortization                          434,720            494,702             41,687             (3,713)           967,396
                                     ------------     --------------       ------------     --------------     --------------
Operating profit (loss)                  (145,197)           242,791            (96,394)            34,491             35,871
                                     ------------     --------------       ------------     --------------     --------------
Integral financing cost (gain):
Interest expense, net                     (88,470)           (97,336)           233,721            114,836            162,751
Foreign exchange loss, net               (274,742)           (51,807)             1,254                  2           (325,293)
Gain from monetary
    position                             (351,185)            71,025           (121,374)          (118,071)          (519,605)
                                     ------------     --------------       ------------     --------------     --------------
                                          714,397            (78,118)           113,601             (3,233)          (682,147)
                                     ------------     --------------       ------------     --------------     --------------
Equity participation in net
    (gain) loss of associated
    companies                               2,587               --                 --                 --                2,587
Provision for assets tax                   67,858             22,805                (65)            21,384            111,982
Minority interest                          12,169              1,470               --                 --               10,699
                                     ------------     --------------       ------------     --------------     --------------
Net (loss) profit
    for the year                     Ps.  516,098     Ps.    296,814       (Ps. 209,930)    Ps.     16,340     Ps.    619,322
                                     ============     ==============       ============     ==============     ===============

Net loss for the year under
    Mexican GAAP                     Ps.  516,098     Ps.    296,814       (Ps. 209,930)    Ps.     16,340     Ps.    619,322
Deferred income taxes                      (6,326)           (15,179)            (1,809)             4,444            (18,870)
Interest rate collar                       (1,847)              --                 --                 --               (1,847)
Gain on net monetary
    Position                               (5,373)           (12,892)            (1,536)             3,774            (16,027)
                                     ------------     --------------       ------------     --------------     --------------
Net (loss) profit for the
    year under US GAAP               Ps.  502,552     Ps.     268,743      (Ps.  213,275)    Ps.    24,558     Ps.    582,578
                                     ============     ==============       ============     ==============     ===============

           CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW FOR THE NINE-
                     MONTH PERIOD ENDED SEPTEMBER 30, 1999

                                                         Combined            Combined
                                       Parent            Guarantor         Non-Guarantor
                                      Company           Subsidiaries        Subsidiaries     Eliminations       Consolidated
                                   --------------      --------------     ---------------   --------------     --------------
Operating activities:
Net profit (loos) for the year     Ps.   502,552       Ps.  268,743       (Ps. 213,275)     Ps.    24,558      Ps.   582,578
Adjustments to reconcile
     cash provided by (used in)
     operating activities:
Depreciation and amortization            434,720            494,702             41,687             (3,713)           967,396
Equity in net (earnings) of
     Associated companies                 (2,587)              --                 --                 --               (2,587)
Increase in allowance
     for doubtful accounts                  --               52,237              1,768             (6,667)            47,338
Increase in allowance for
     obsolete and slow-moving
     inventories                             730              3,094                254               (684)             3,394
Minority interest                        (12,169)             1,470               --                 --              (10,699)
Deferred income taxes and
     employee profit sharing              74,184             37,984              1,744             16,940            130,852
Gain on net monetary
     position and foreign
     exchange losses                    (620,554)            32,110           (118,584)          (121,843)          (828,871)
Changes in operating
     assets and liabilities:
Accounts receivable                      (38,574)          (387,605)           213,906            (77,325)          (289,599)
Inventories                              (57,983)           (84,923)             3,193            137,595             (2,118)
Trade accounts payable
     and related parties                 (12,057)          (396,253)            55,724            471,994            119,408
Taxes and other payable                 (186,292)           377,940           (136,366)           140,535            195,817
Income tax                              (113,761)           (24,145)           152,009           (173,726)          (159,623)
Other                                       --                 (516)                 1               --                 (515)
                                   -------------       ------------       ------------      -------------      -------------
Net cash provided by (used
     in) operating activities            (31,792)           374,838              2,061            407,664            752,771
                                   -------------       ------------       ------------      -------------      -------------
Financing activities:
Proceeds from notes payable
     and long-term debt                  378,091               --                 --              137,168            515,259
Payments of notes payable
     and long-term debt                 (337,321)              --                 --               45,409           (291,912)
Effects of primary and rights
     Offerings                           834,461             84,999            (20,540)          (170,909)           728,011
                                   -------------       ------------       ------------      -------------      -------------
Net cash provided by (used
     in) financing activities            875,231             84,999            (20,540)            14,894            951,358
                                   -------------       ------------       ------------      -------------      -------------
Investing activities:
Purchase of property and
     equipment, net                   (1,319,393)          (244,207)           (31,067)           350,944         (1,241,723)
Investment in associated
     companies, net of cash
     acquired                            239,435           (136,736)              --             (262,598)          (159,899)
Purchase of other assets                  (7,527)           (21,941)            (8,057)          (407,342)          (444,867)
                                   -------------       ------------       ------------      -------------      -------------
Net cash (used in) provided
     by investing activities          (1,087,485)          (400,884)           (39,124)          (318,996)        (1,846,489)
                                   -------------       ------------       ------------      -------------      -------------
Net increase (decrease)
     in  cash                           (244,046)            58,953            (57,603)           100,336           (142,360)
Cash at beginning of year                248,705            (27,870)            58,516                833            280,184
                                   -------------       ------------       ------------      -------------      -------------
Cash at the end of year            Ps.     4,659       Ps.   31,083       Ps.      913      Ps.   101,169      Ps.   137,824
                                   =============       ============       ============      =============      =============

          CONDENSED CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 1998

                                                      Combined            Combined
                                 Parent              Guarantor           Non-Guarantor
                                 Company            Subsidiaries          Subsidiaries       Eliminations        Consolidated
                                ---------------     --------------      --------------      ---------------     --------------
ASSETS
Current assets:
Cash and short-term
     investments                Ps.     125,773     (Ps.     2,239)     Ps.     40,998      Ps.       1,700     Ps.     166,232
                                ---------------     --------------      --------------      ---------------     --------------
Accounts receivable:
      Trade                                --              336,172              16,563              (54,476)           298,258
      Related parties                 2,759,646               --                 --              (2,742,023)            17,624
      Recoverable taxes and
        other                           176,293            127,180             105,442               66,273            475,189
                                ---------------     --------------      --------------      ---------------     --------------
                                      2,935,939            463,352             122,005           (2,730,226)           791,071
                                ---------------     --------------      --------------      ---------------     --------------
Inventories                             120,025            140,382              48,343              (30,428)           278,322
                                ---------------     --------------      --------------      ---------------     --------------
Total current assets                  3,181,738            601,495             211,346           (2,758,954)         1,235,625
Investment in associated
    companies                         1,676,672             49,236                --             (1,708,081)            17,827
Property and equipment,
    net                               3,489,133          1,221,408             514,297              (70,123)         5,154,715
Other assets                            296,432            703,451              92,560              621,756          1,714,199
Excess  of  investment
    cost over book value              1,874,192             31,899                --                    232          1,906,323
                                ---------------     --------------      --------------      ---------------     --------------
Total assets                    Ps.  10,518,166     Ps.  2,607,489      Ps.    818,203      (Ps.  3,915,170)    Ps. 10,028,689
                                ===============     ==============      ==============      ===============     ==============

LIABILITIES
Current liabilities:
    Notes payable               Ps.     623,892     Ps.          --     Ps.       --        Ps.          --     Ps.    623,892
    Trade accounts payable              468,362            193,336              88,469              (30,427)           719,739
    Related parties                        --              863,419           1,341,890           (2,049,940)           155,369
    Taxes and other payable             564,474            211,374              90,001             (127,080)           738,769
    Income tax                           38,162                 20                --                     --             38,182
                                ---------------     --------------      --------------      ---------------     --------------
    Total current liabilities         1,694,890          1,268,150           1,520,360           (2,207,448)         2,275,951
Long-term debt                        4,399,608               --                  --                     --          4,399,608
Trade accounts payable,
    long-term                             1,469               --                  --                     --              1,469
Commitments and
    contingencies                          --                2,687                  52                   --              2,740
                                ---------------     --------------      --------------      ---------------     --------------
    Total liabilities                 6,095,966          1,270,837           1,520,412           (2,207,448)         6,679,768
                                ---------------     --------------      --------------      ---------------     --------------
Stockholders' equity:
Capital contributions                 9,245,843          3,703,417             939,413           (4,621,431)         9,267,242
Earned capital                       (4,783,091)        (2,381,715)         (1,641,622)           2,913,476         (5,892,952)
Minority interest                       (40,551)            14,950                --                    232            (25,369)
                                ---------------     --------------      --------------      ---------------     --------------
Total stockholders' equity            4,422,200          1,336,652            (702,209)          (1,707,723)         3,348,921
                                ---------------     --------------      --------------      ---------------     --------------
Total liabilities and
    stockholders' equity        Ps.  10,518,166     Ps.  2,607,489      Ps.    818,203      (Ps.  3,915,170)    Ps. 10,028,689
                                ===============     ==============      ==============      ===============     ==============

                                                      Combined            Combined
                                 Parent              Guarantor           Non-Guarantor
                                 Company            Subsidiaries          Subsidiaries       Eliminations        Consolidated
                                ---------------     --------------      --------------      ---------------     --------------
  Total stockholders' equity
    under Mexican GAAP          Ps.  4,422,200     Ps.  1,336,652      (Ps.   702,209)     (Ps.  1,707,723)   Ps.   3,348,921
  Minority interest                     40,319            (14,950)               --                   --               25,369
  Deferred income taxes                 18,241            (14,068)             25,358              118,157            147,688
  Interest rate collar                 (15,912)               --                 --                   --              (15,912)
                                --------------     --------------       -------------       --------------     --------------
  Total stockholders' equity
    under US GAAP               Ps.  4,464,849      Ps. 1,307,634       (Ps.  676,851)      (Ps.  1,589,566)   Ps.  3,506,066
                                ==============      =============       =============        ==============    ==============


                     CONDENSED CONSOLIDATED INCOME STATEMENT
               FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1998

                                                        Combined            Combined
                                      Parent            Guarantor         Non-Guarantor
                                     Company         Subsidiaries         Subsidiaries        Eliminations      Consolidated
                                -------------       ------------       --------------      --------------      --------------
Total revenues                  Ps.   203,361       Ps.3,080,921        Ps.    290,363      (Ps. 1,297,260)     Ps.  2,277,384
Total cost of sales                    14,641          1,290,029               239,143            (777,651)            766,163
                                -------------       ------------        --------------      --------------      --------------
Gross profit                          188,719          1,790,891                51,220            (519,610)          1,511,221
Operating expenses                     44,521          1,213,406               147,668            (519,182)            886,412
Depreciation and
    Amortization                      249,321            344,123                22,207                 (34)            615,617
450 Project write-down                   --                 --                 986,396                 --              986,396
                                -------------       ------------        --------------      --------------      --------------
Operating profit (loss)              (105,122)           233,362            (1,105,050)               (394)           (977,204)
                                -------------       ------------        --------------      --------------      --------------
Integral financing result:
Interest expense, net                (139,720)           147,357               162,013              28,421             198,070
Foreign exchange loss,
    net                               911,295             94,617                 5,371                 --            1,011,283
Gain from monetary
    position                         (172,695)           (71,402)             (159,813)            (28,578)           (432,489)
                                -------------       ------------        --------------      --------------      --------------
                                      598,879            170,571                 7,571                (157)            776,864
                                -------------       ------------        --------------      --------------      --------------

Equity participation in net
    (gain) loss of associated
    companies                           2,476             17,694                  --                    81              20,252
Provision for assets tax               27,816             10,301                   154                 --               38,271
Minority interest                       4,661             (1,322)                 --                   --                3,339
                                -------------       ------------        --------------      --------------      --------------
Net (loss) profit
    for the year                Ps.   724,680       Ps.   68,862        (Ps. 1,112,775)      (Ps.      155)     (Ps. 1,768,748)
                                =============       ============        ==============      ==============      ==============
Net (loss) profit
    for the year under
    Mexican GAAP                (Ps.  724,680)      Ps.   68,862        (Ps. 1,112,774)      (Ps.      155)     (Ps. 1,768,748)
Deferred income taxes                 (67,229)           (43,988)               12,759             102,731               4,274
Preoperating costs                       --              174,996                  --                   --              174,996
Interest rate collar                  (15,912)              --                    --                   --              (15,912)
Loss on net monetary
    position                           (6,011)            (3,093)                  209              (1,249)            (10,144)
                                -------------       ------------        --------------      --------------      --------------
Net (loss) profit for the
    year under US GAAP          (Ps.  813,832)      Ps.  196,778        (Ps. 1,099,805)     Ps.    101,327      (Ps. 1,615,534)
                                =============       ============        ==============      ==============      ==============

                  CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
               FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1998

                                                       Combined          Combined
                                    Parent            Guarantor       Non-Guarantor
                                   Company           Subsidiaries      Subsidiaries        Eliminations      Consolidated
                                ---------------     --------------      -------------       ------------      -------------
Operating activities:
    Net gain (loss)
    for the year                (Ps.    813,832)    Ps.    196,778      (Ps.1,099,805)      Ps.  101,327      (Ps.1,615,534)
Adjustments to reconcile
    net cash provided
    by (used in) operating
    activities:
Depreciation and
    amortization                        249,321            169,127             22,207                (34)           440,621
450 Project write down                     --                 --              986,396               --              986,396
Equity in net loss (earnings)
    of associated companies              (2,476)           (17,694)              --                  (81)           (20,252)
Increase in allowance for
    doubtful accounts                      --               37,267              1,621             (5,671)            33,217
Increase in allowance for
    obsolete and slow-moving
    inventories                           2,648              3,097              1,067               (672)             6,140
Minority interest                        (4,661)             1,322               --                 --               (3,339)
Deferred income taxes and
    employee profit sharing              95,046             54,288             12,606           (102,732)            33,997
Gain on net monetary
    position and foreign
    exchange losses                     744,611             26,307           (154,652)           (27,328)           588,939
Changes in operating
    assets and liabilities:
Accounts receivable                    (143,610)          (106,179)             3,610            (57,404)          (303,583)
Inventories                            (104,204)           148,621               (252)             1,406             45,571
Trade accounts payable
    and related parties                (638,329)            (4,366)          (109,149)            34,370           (717,475)
Taxes and other payable                 435,504            (28,559)            35,686            (72,567)           370,064
Income Tax                                3,982            (13,018)            (1,480)             2,377             (8,140)
Other                                      --                  121               (147)              (238)              (265)
                                ---------------     --------------      -------------       ------------      -------------
Net cash provided by
    (used in) operating
    activities                         (176,001)           467,111           (327,505)          (127,247)          (163,643)
                                ---------------     --------------      -------------       ------------      -------------
Financing activities:
Proceeds from notes payable
    and long-term debt                2,345,009               --                 --              691,245          3,036,254
Payments of notes payable
    and long-term debt                   (9,029)              --                 --                 --               (9,029)
                                ---------------     --------------      -------------       ------------      -------------
Net cash provided by
    (used in) financing
    activities                        2,335,979               --                 --              691,245          3,027,224
                                ---------------     --------------      -------------       ------------      -------------


                                                        Combined          Combined
                                   Parent              Guarantor       Non-Guarantor
                                   Company           Subsidiaries       Subsidiaries          Eliminations      Consolidated
                                ---------------     --------------      -------------       ------------      -------------
Investing activities:
Purchase of property and
    equipment, net                   (1,737,805)          (296,555)          (369,128)           (52,499)           (2,455,987)
Investment in associated
    companies, net of cash
    acquired                           (535,391)            (4,214)            10,873            517,239               (11,493)
Purchase of other assets                 78,205           (175,770)           725,256         (1,010,553)             (382,861)
                                    -----------         ----------          ---------       ------------          ------------
Net cash (used in)
    provided by investing
    activities                       (2,194,990)          (476,539)           367,001      (Ps.  545,813)          (2,850,342)
                                    -----------         ----------          ---------       ------------          ------------
Net increase (decrease)
    in cash                             (19,100)            (9,427)            39,496             18,184                13,240
Cash at beginning of year               144,873              7,187              1,501               (569)              152,993
                                   -----------         ----------          ---------       ------------          ------------
Cash at the end of year             Ps. 125,773         (Ps. 2,239)         Ps.40,997       Ps.   17,616          Ps.  166,233
                                    ===========         ==========          =========       ============          ============



                     - - - - - - - - - - - - - - - - - - - -

                                    ANNEX A

                      GLOSSARY OF TELECOMMUNICATIONS TERMS

analog: A transmission method employing a continuous electrical signal that varies in amplitude or frequency in response to changes in sound, light, position, etc., impressed on a transducer in the sending device.

band:              A range of frequencies between two defined limits.

CDMA: Code Division Multiple Access, a standard of digital cellular technology which provides more call carrying capacity than analog or TDMA.

Cellular A-Band:   The range of frequencies used to provide cellular wireless service between 825-835 MHz and between 870-880 MHz of the radio spectrum.

Cellular B-Band:   The range of frequencies used to provide cellular wireless service between 835-845 MHz and between 880-890 MHz of the radio spectrum.

channel: A pathway for the transmission of information between a sending point and a receiving point.

COFETEL: Comision Federal de Telecomunicaciones, the Mexican Federal Telecommunications Commission.

Covered POPs:      The number of POPs in a defined area for whom a cellular
                   signal is accessible.

digital: A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission and switching technologies employ a sequence of discrete, distinct pulses to represent information, as opposed to the continuous analog signal.

hertz: The unit measuring the frequency with which an alternating electromagnetic signal cycles through the zero-value state between lowest and highest states. One hertz (abbreviated Hz) equals one cycle per second. KHz (kilohertz) stands for thousands of hertz; MHz (megahertz) stands for millions of hertz and GHz (gigahertz) stands for billions of hertz.

IMTS: Improved mobile telephone service; IMTS systems are analog mobile telephone systems that employ a single powerful radio base station to communicate with IMTS mobile telephones that are within approximately a 25-mile-wide radius.

LATA: Local Access and Transport Area; an area in which a local exchange carrier is permitted to provide service as designated by the 1982 United States federal court decree resulting from antitrust litigation brought by the United States Department of Justice against AT&T Corporation.

PCS: Personal Communications Services; PCS has come to represent tow things: first, a digital wireless communications service operating over the 1.9 GHz band; and second, more generically, a wireless communications service utilizing a digital network that offers typical features such as voice, video and data applications, short messaging, voicemail, caller identification, call conferencing and call forwarding. Generic PCS suppliers promote this service on the ability of its features to be customized, or "bundled," to the needs of the individual customers.

PCS A-Band:        The range of frequencies used to provide PCS wireless
                   services between 1.850-1.865 GHz and between 1.930-1.945 GHz of the radio spectrum.

PCS B-Band:        The range of frequencies used to provide PCS wireless
                   services between 1.870-1.885 GHz and between 1.950-1.965 GHz of the radio spectrum.

PCS D-Band:        The range of frequencies used to provide PCS wireless
                   services between 1.865-1.870 GHz and between 1.945-1.950 GHz of the radio spectrum.

PCS E-Band:        The range of frequencies used to provide PCS wireless
                   services between 1.885-1.890 GHz and between 1.965-1.970 GHz of the radio spectrum.

Penetration rate:  A cellular operator's subscribers within a defined area divided by total POPs within that area.

POPs: The population for a particular area based on the 1990 Mexican census. Population figures for 1994, 1995, 1996, 1997 and 1998 have been calculated by applying the forecast annual population growth rate for 1992 and 1995, as published by the Instituto Nacional de Estadistica, Geografia e Informatica (the National Institute of Statistics, Geography and Data Processing, "INEGI") to the official 1990 census figures. Where the population information is set forth without reference to a year, the information given is as of December 31, 1998. The SCT divides Mexico into nine geographic regions for the provision of cellular service (individually a "Region" and collectively the "Regions"). Information regarding the numbers of POPs within a given region has been calculated using the national population growth rate, as published by INEGI. Information regarding the number of POPs within a given city has been calculated using the growth rate for that city, as published by INEGI, which may not be the same as the national growth rate published by INEGI. The number of POPs in any region or other geographic area should not be confused with the current number of users of wireless services in that region or other geographic area and is not indicative of the number of users of wireless services in the future.

Region 1:          Consists of the states of Baja California Norte and Baja
                   California Sur and the municipality of San Luis Rio Colorado in northwestern Sonora. Major cities in the region include
                   Tijuana, Mexicali, Ensenada, Tecate and La Paz.

Region 2:          Consists of the states of Sonora and Sinaloa (except for the municipality of San Luis Rio Colorado in northwestern
                   Sonora). Major cities in the region include Hermosillo, Ciudad Obregon, Culiacan and Mazatlan.

Region 3:          Consists of the states of Chihuahua and Durango and the
                   municipalities of Torreon, Francisco I. Madero, Matamoros,
                   San Pedro and Viesca in the state of Coahuila. Major cities in the region include Ciudad Juarez, Chihuahua, Durango, Gomez Palacio and Torreon.

Region 4:          Consists of the states of Tamaulipas, Nuevo Leon and, with the exception of the municipalities of Torreon, Francisco I.
                   Madero, Matamoros, San Pedro and Viesca, the state of
                   Coahuila. Major cities in the region include Monterrey, Saltillo, Ciudad Victoria, Tampico, Reynosa and Matamoros.

Region 5:          Consists of the states of Colima, Jalisco, Michoacan and
                   Nayarit (except for twelve municipalities in northeastern
                   Jalisco). Major cities in the region include Guadalajara
                   (population 1.8 million), Mexico's second largest city, Morelia, Tepic, Colima and Manzanillo.

Region 6:          Consists of the states of Aguascalientes, Guanajuato,
                   Queretaro, San Luis Potosi, Zacatecas and twelve municipalities in northeastern Jalisco. Major cities in the region include Leon, Queretaro, San Luis Potosi,
                   Aguascalientes and Zacatecas.

Region 7:          Consists of the states of Guerrero, Oaxaca, Puebla, Tlaxcala and Veracruz. Major cities in the region include Puebla, Acapulco, Veracruz and Oaxaca.

Region 8:          Consists of the states of Yucatan, Quintana Roo, Campeche,
                   Chiapas and Tabasco. Major cities in the region include
                   Merida, Cancun, Villahermosa, Campeche, Tuxtla Gutierrez and
                   San Cristobal de las Casas.

Region 9:          Consists of the states of Mexico, Hidalgo and Morelos and the
                   Federal District. Major cities in the region include Mexico
                   City, one of the world's most populous cities, Toluca, Cuernavaca and Pachuca.

roaming: A service offered by mobile communications providers which allows a subscriber to use his or her telephone while in the service area of another carrier.

SCT: Secretaria de Comunicaciones y Transportes, the Mexican Telecommunications and Transportation Secretariat.

switch: A device that opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is the process of interconnecting circuits to form a transmission path between users.

TDMA: Time Division Multiple Access, a standard of digital cellular technology, which provides more call carrying capacity than analog, but less than CDMA.

                 The Exchange Agent for the Exchange Offer is:

                              THE BANK OF NEW YORK

 If by Hand, Express Mail or    Facsimile Transmission
      Overnight Courier:               Number:                   If by Mail:

     The Bank of New York           (212) 815-6213          The Bank of New York
      101 Barclay Street                                       P.O. Box 11248
   New York, New York 10286       Telephone Number:         Church Street Station
Attention: Receive and Deliver      (800) 507-9357      New York, New York 10286-1248
                                                            Attention: Tender and
            Window                                                Exchange
                                                                 Department

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES OF THIS PROSPECTUS MAY BE DIRECTED TO IUSACELL'S GENERAL COUNSEL AT +525-109-4400. YOU MAY ALSO CONTACT YOUR BROKER, DEALER, COMMERCIAL BANK OR TRUST COMPANY OR OTHER NOMINEE FOR ASSISTANCE CONCERNING THE EXCHANGE OFFER.